PROSPECTUS	Filed Pursuant to Rule 424(b)(4) Registration Statement No. 333-288827

673,084 Common Shares

759,879 Warrants to Purchase Common Shares

86,795 Pre-funded Warrants to Purchase Common Shares

56,991 Placement Agent Warrants to Purchase Common Shares

903,665 Common Shares Underlying the Warrants, Pre-Funded Warrants and Placement Agent Warrants

DEFSEC Technologies Inc.

We are offering (the “Offering”) common shares, no par value per share (each, a “Common Share”) together with common share purchase warrants, each to purchase one Common Share (each, a “Warrant”). The Common Shares and Warrants are immediately separable and will be issued separately in this Offering but must be purchased together in this Offering. Each Common Share, or a Pre-funded Warrant (as defined below) in lieu thereof, is being sold together with a Warrant to purchase one Common Share. The public offering price for each Common Share and accompanying Warrant is CAD$8.955. Each Warrant will have an exercise price per share of CAD$10.52, will be exercisable upon issuance and have a term of five years from the date of issuance.

We are also offering to those purchasers, if any, whose purchase of Common Shares in this Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Shares immediately following the consummation of this Offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants to purchase Common Shares at an exercise price of CAD$0.001 per share (each a "Pre-funded Warrant").  The purchase price of each Pre-funded Warrant is equal to the price per Common Share being sold to the public in this Offering, minus CAD$0.001. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time. For each Pre-funded Warrant we sell, the number of Common Shares we are offering will be decreased on a one-for-one basis. The Warrants and the Pre-funded Warrants will not be listed on the Nasdaq Capital Market (the "Nasdaq") and are not expected to trade in any market; however, we anticipate that the Common Shares to be issued upon exercise of the Warrants and Pre-funded Warrants will trade on the Nasdaq.

This Offering also includes the Common Shares issuable from time to time upon exercise of the Warrants, Pre-funded Warrants and Placement Agent Warrants.

This Offering will terminate on August 31, 2025, unless we decide to terminate the Offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this Offering. The combined public offering price per Common Share (or Pre-funded warrant) and Warrant will be fixed for the duration of this Offering.

We have engaged H.C. Wainwright & Co., LLC (the “placement agent”) to act as our exclusive placement agent in connection with this Offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this Prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay placement agent fees to the placement agent as set forth in the table below, which assumes that we sell all of the securities offered by this Prospectus. Since we will deliver the securities to be issued in this Offering upon our receipt of investor funds, there is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this Offering. Because there is no minimum offering amount required as a condition to closing this Offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this Offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this Prospectus. In addition, because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this Offering. Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See the section entitled “Risk Factors” for more information. We will bear all costs associated with the offering. See “Plan of Distribution” on page 111 of this Prospectus for more information regarding these arrangements.

Our Common Shares are listed for trading on the Nasdaq under the stock symbol “DFSC”, listed for trading on the TSX Venture Exchange (the “TSXV”) under the stock symbol “DFSC.V”, and listed on the Frankfurt Stock Exchange under the stock symbol of “62U2”. Certain of our outstanding warrants are listed for trading on Nasdaq under the trading symbol “DFSCW” and on the TSXV under the trading symbol “DFSC.WT.U”. We do not intend to apply for the listing of the Pre-funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-funded Warrants will be limited.

On April 23, 2025, on the Nasdaq and on April 24, 2025, on the TSXV, we effected a twenty-one for one (21-for-1) reverse stock split of our Common Shares (the "Reverse Split"). Accordingly, all shareholders of record at the opening of business on April 23, 2025, received one issued and outstanding post-Reverse Split Common Share of the Company in exchange for 21 outstanding pre-Reverse Split Common Shares of the Company.  No fractional shares were issued in connection with the Reverse Split.  All fractional shares created by the Reverse Split were rounded to the nearest whole number of Common Shares, with any fractional interest representing 0.5 or more Common Shares entitling holders thereof to receive one whole Common Share.  At the opening of business on April 23, 2025, we had 530,365 outstanding Common Shares. Effective on the date of the Reverse Split, our outstanding securities that are convertible or exercisable into Common Shares were proportionately adjusted to reflect the Reverse Split in accordance with each security's terms with the exception of warrants.

On July 23, 2025, the closing price for our Common Shares on Nasdaq was USD$7.75 and the closing price for our Common Shares on the TSXV on July 23, 2025 was CAD$10.52.

We are an “emerging growth company” and a “foreign private issuer” as defined under United States federal securities laws and elect to comply with reduced public company reporting requirements. Please read Implications of Being an Emerging Growth Company and Foreign Private Issuer Status beginning on page 6 of this Prospectus for more information.

Investing in our securities involves a high degree of risk, including the risk of losing your entire investment. See Risk Factors beginning on page 11 to read about factors you should consider before buying our securities.

Neither the United States Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Share and Warrant	Per Pre-funded Warrant and Warrant	Total
Public offering price	CAD$8.955	CAD$8.954	CAD$6,804,630
Placement agent commissions(1)	CAD$0.672	CAD$0.672	CAD$510,354
Proceeds to us, before expenses	CAD$8.283	CAD$8.282	CAD$6,294,276

(1) We have agreed to pay the placement agent a cash fee equal to 7.5% of the gross proceeds raised in this Offering. We have also agreed to pay the placement agent a management fee equal to 1.0% of the gross proceeds raised in this Offering and to reimburse the placement agent for its non-accountable expenses in an amount of $5,000, legal fees and other out-of-pocket expenses in the amount of up to $100,000, and clearing expenses in the amount of $5,000. In addition, we have agreed to issue to the placement agent or its designees warrants to purchase a number of Common Shares equal to 7.5% of the Common Shares sold in this Offering (including the Common Shares issuable upon exercise of the pre-funded warrants), at an exercise price of CAD$11.1938 per share, which represents 125% of the assumed public offering price per share (the “Placement Agent Warrants”). We refer you to “Plan of Distribution” for additional information regarding placement agent compensation.

The delivery to purchasers of the securities in this Offering is expected to be made on or about July 25, 2025, subject to satisfaction of certain customary closing conditions.

H.C. Wainwright & Co.

The date of this Prospectus is July 23, 2025

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement on Form F-1 that we filed with the United States Securities and Exchange Commission (the "SEC"). You should read this Prospectus and the related registration statement carefully. This Prospectus and registration statement contain important information you should consider when making your investment decision.

You should rely only on the information that we have provided in this Prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This Prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this Prospectus and any applicable prospectus supplement is accurate only as of the date on the front of the document, regardless of the time of delivery of this Prospectus, any applicable prospectus supplement, or any sale of a security.

Except as otherwise indicated, references in this Prospectus to “DEFSEC,” “Company,” “we,” “us” and “our”  refer to DEFSEC Technologies Inc. and its consolidated subsidiaries.

Enforceability of Civil Liabilities

We are incorporated under the laws of British Columbia. Some of our directors and officers, and the experts named in this Prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States. There can be no assurance that United States investors will be able to enforce against us, members of our Board of Directors (the "Board"), officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

Market, Industry and Other Data

This Prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our products. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data, and similar sources.

In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in Risk Factors. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See Forward-Looking Statements.

Trademarks

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This Prospectus also contains additional trademarks, trade names and service marks belonging to other companies. Solely for convenience, trademarks, trade names and service marks referred to in this Prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply a relationship with, or endorsement or sponsorship of us by, these other parties.

Financial Information and Currency

Our financial statements appearing in this Prospectus are prepared in Canadian dollars and in accordance with IFRS® Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board® (“IASB”), as described in Note 2 to the unaudited condensed consolidated interim financial statements for the three and six months ended March 31, 2025 (“Q2 Fiscal 2025”) and Note 2 to the audited consolidated financial statements for the fiscal year ended September 30, 2024 (“Fiscal 2024”), the fiscal year ended September 30, 2023 (“Fiscal 2023”), and the fiscal year ended September 30, 2022 (“Fiscal 2022”).

Unless otherwise indicated, all references in this Prospectus to “dollars” or “CAD” or “CAD$” or “$” are to Canadian dollars and all references to “USD”, “US$” or “USD$” are to United States dollars.

Exchange Rates

The following tables set forth the annual average exchange rates for the year ended September 30, 2024, the year ended September 30, 2023, and the year ended September 30, 2022, and the monthly average exchange rates for each month during the previous twelve months, as supplied by the Bank of Canada. These exchange rates are expressed as one United States dollar converted into Canadian dollars.

Period	Average
Year Ended September 30, 2024	1.3608
Year Ended September 30, 2023	1.3486
Year Ended September 30, 2022	1.2772

Month Ended	Average
June 30, 2025	1.3674
May 31, 2025	1.3853
April 30, 2025	1.3988
March 31, 2025	1.4359
February 28, 2025	1.4301
January 31, 2025	1.4390
December 31, 2024	1.4240
November 30, 2024	1.3975
October 31, 2024	1.3755
September 30, 2024	1.3546
August 31, 2024	1.3652
July 31, 2024	1.3712

The daily average exchange rate on July 23, 2025, as reported by the Bank of Canada for the conversion of USD into CAD was USD$1.00 equals CAD$1.3609.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this Prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire Prospectus, including the sections of this Prospectus entitled "Risk Factors" and "Operating and Financial Review and Prospects" and our consolidated financial statements and the related notes included elsewhere in this Prospectus, before deciding to invest in our securities.

Overview of the Company

DEFSEC Technologies Inc., formerly known as  KWESST Micro Systems Inc. is an early-stage technology company that develops and commercializes next-generation tactical systems for military and security forces and public safety markets.

Our product development has focused on three niche market segments as follows:

The following is a summary of our main product and service categories for each business line:

Less-Lethal	Digitization	Counter-Threat

PARA OPSTM products:

Non-reciprocating devices:

  A single-shot device
  A five-shot device
  12-gauge shotgun (planning stage; not yet industrialized)

Reciprocating devices

  Replica pistol
  AR style rifle

Cartridge

  Blunt / training
  Inert marking powder
  Irritant powder

ARWEN products:

  Single shot 37mm launcher
  Multi-round 37mm launcher
  Baton blunt impact

Products:

  TASCS Indirect Fire Modules System ("TASCS IFM")
  TASCS Networked Observation and Reconnaissance System ("TASCS NORS")
  New T-SAS Tactical Surveillance and Sniper system ("T-SAS™")

Services:

  ATAK Centre of Excellence
  Lightning SaaS for Critical Incident Management System ("CIMS") (not yet commercially available)
  Task-order based software services on long-term government defence contracts
Products: Battlefield Laser Detection Systems ("BLDS") Phantom Electronic Warfare device

Our core mission is to protect and save lives. We group our offerings for commercialization purposes into Military and Public Safety missions.

DEFSEC's Military offerings are comprised of:

  Digitization: real-time data sharing at the tactical level, including integration with Battlefield Management Applications (BMS) including ATAK and TAK;
  Digitized firing platforms ("Digital Fires" or "Joint Fires");
  BLDS; and
  Digitized Electro Magnetic Spectrum Operations ("EMSO").

DEFSEC's Public Safety offerings are comprised of:

  KWESST LightningTM: leverages the Company’s military digitization technology to provide responders to any type of incident with instant onboarding to the mission and TAK-enabled real-time situational awareness software as a service (“SaaS”). The Company is currently pursuing in trials and pilots of the product as it continues development towards the commercial release that is currently expected to be available in the 2025 calendar year.
  Less-Lethal Munitions Systems:
  PARA OPSTM, a next-generation less-lethal system.
  ARWEN® 37mm system, plus a new 40mm munition.

Strategy

Our strategy is to pursue and win large defense contracts for multi-year revenue visibility with prime defense contractors for next-generation situational awareness, with a particular focus on ATAK applications that can be leveraged to address similar requirements in the Public Safety Market complemented by our proprietary ARWEN® and PARA OPSTM less-lethal products, where it is possible to drive sales and where the sales cycle is typically shorter than the more programmatic defense market.

Risk Factors

Our business is subject to a number of risks which you should be aware of before making an investment decision. You should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in our securities. These risks include but are not limited to the following:

• You will experience immediate and substantial dilution as a result of this Offering and may experience additional dilution in the future.

• The liquidity of our Common Shares may be decreased as a result of the Reverse Split.

• Management will have broad discretion as to the use of the proceeds from this Offering, and we may not use the proceeds effectively.

• The market price of our Common Shares may be adversely impacted by the release of certain of our securities that are currently escrowed if the holders immediately trade these securities upon release.

• We have limited operating experience as a publicly traded company in the United States.

• We incur significantly increased costs and devote substantial management time as a result of operating as a United States public company.

• Global inflationary pressure may result in lower gross margins on our future product sales if we are unable to pass on the related increase in cost to our customers through an increase in the price of our products.

• We may incur higher costs or unavailability of components, materials and accessories.

• Our inability to comply with Nasdaq's continued listing requirements could result in our Common Shares being delisted, which could affect the market price and liquidity of our securities and reduce our ability to raise capital.

• We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our securities less attractive to investors.

• There can be no certainty that we will ever achieve or sustain profitability or positive cash flow from our operating activities.

• Our ability to generate substantial revenue growth, or to sustain any revenue growth that is achieved.

• Reliance on third-party suppliers may create risks related to our potential inability to obtain an adequate supply of components or materials and reduced control over pricing and timing of delivery of components and materials.

• Potential cancellation or loss of customer contracts if we are unable to meet contract performance requirements.

• We will be reliant on information technology systems and may be subject to damaging cyber-attacks.

• Protecting and defending against intellectual property claims may have a material adverse effect on our business.

• Our business is subject to certain risks inherent in international business, including regional conflicts that may impact our operations and may be beyond our control.

• Our directors, officers or members of management may have conflicts of interest and it may not be possible for foreign investors to enforce actions against us, and our directors and officers.

• Our insurance policies may be inadequate to fully protect us from material judgments and expenses.

• Our Common Shares may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares.

• We are subject to extensive government regulation in the United States for our products and may not be able to comply with changes in government policies and legislation.

• Rapidly changing technology and evolving industry standards could result in product obsolescence or short product life cycles.

• If we are unable to satisfy the requirements of Sarbanes-Oxley Act of 2002, as amended ("Sarbanes-Oxley") or our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned.

• We may lose foreign private issuer status in the future, which could result in additional costs and expenses.

Implications of Being an Emerging Growth Company

As a company with less than USD$1.235 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the "JOBS Act"). An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include:

  reduced executive compensation disclosure;

  exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation; and

  an exemption from the auditor attestation requirement under Section 404 of Sarbanes-Oxley ("Section 404") in the assessment of the emerging growth company's internal control over financial reporting.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least USD$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this Offering; (c) the date on which we have, during the preceding three-year period, issued more than USD$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which would occur if the market value of our Common Shares that are held by non-affiliates exceeds USD$700 million. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

  we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

  for interim reporting, we are permitted to comply solely with our home country requirements, which may be less rigorous than the rules that apply to domestic public companies;

  we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

  we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

  we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

  we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any "short-swing" trading transaction.

Corporate Information

We are a corporation domiciled in Canada and were incorporated under the Business Corporations Act (British Columbia) (the “BCBCA”) on November 28, 2017. Our registered and head office is located at 2900 - 550 Burrard Street, Vancouver, British Columbia V6C 0A3 and our principal place of business is located at 80 Hines, Suite #300, Ottawa, Ontario, Canada, K2K 2T8. Our internet site is https://www.kwesst.com; our telephone number is (613) 241-1849.

The information contained on our website is not incorporated by reference into this Prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this Prospectus in deciding whether to purchase Common Shares or Pre-funded Warrants.

THE OFFERING

Issuer	DEFSEC Technologies Inc.

Common Shares offered by us	673,084 Common Shares and Warrants to purchase up to 759,879 Common Shares, or Pre-funded Warrants to purchase Common Shares. The Common Shares and Warrants are immediately separable and will be issued separately in this Offering but must initially be purchased together in this Offering. Each Warrant has an exercise price of CAD$10.52 per Common Share, will be exercisable upon issuance and will expire July 25, 2030.

Pre-funded Warrants offered by us

86,795 Pre-funded Warrants in lieu of Common Shares.

Each Pre-funded Warrant is exercisable to purchase one Common Share at an exercise price of CAD$0.001. The purchase price of each Pre-funded Warrant is equal to the price per Common Share being sold to the public in this Offering, minus CAD$0.001. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time. For each Pre-funded Warrant we sell, the number of Common Shares we are offering will be decreased on a one-for-one basis.

A holder will not have the right to exercise any portion of a Pre-funded Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, at the election of the holder prior to issuance, 9.99%) of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-funded Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days' prior notice from the holder to us.

This Prospectus also relates to the offering of the Common Shares issuable upon exercise of the Warrants and Pre-funded Warrants.

Neither Company insiders nor Company affiliates have indicated an intention to purchase Pre-funded Warrants

Common Shares to be outstanding after this Offering(1)	1,427,586 Common Shares, assuming the full exercise of the Pre-funded Warrants.

Symbol and Listing	Our Common Shares are listed for trading on Nasdaq under the stock symbol “DFSC”, listed for trading on the TSXV under the stock symbol “DFSC.V”, and listed on the Frankfurt Stock Exchange under the stock symbol of “62U2”.

We do not intend to apply for the listing of the Pre-funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-funded Warrants will be limited

Use of proceeds	We expect to receive approximately CAD$5.7 million in net proceeds from the sale of securities offered by us in this Offering, after deducting estimated placement agent commissions and estimated offering expenses payable by us of approximately CAD$1.1 million.

We intend to use the net proceeds for working capital and other general corporate purposes. We may also use of a portion of the net proceeds from this Offering for acquisitions or strategic investments in complementary businesses or technologies

Lock-up	We, and our directors and executive officers have agreed with the placement agent to not offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of ninety (90) days from the closing date of the offering. See Plan of Distribution for additional information.

Risk Factors	Investing in our securities involves a high degree of risk. See Risk Factors in this Prospectus for a discussion of factors you should carefully consider before investing in our securities.

(1) The number of Common Shares shown above to be outstanding after this Offering is based on 667,707 Common Shares outstanding as of July 23, 2025, and excludes as of such date (USD$ equivalent is based on a conversion rate of CAD$1.3609):

  warrants to purchase 446,257 Common Shares at a weighted average exercise price of $94.67 (US$69.56) per share;

  pre-funded warrants to purchase 723 Common Shares at an exercise price of $0.286 (US$0.210) per share;

  1,057 Common Shares issuable upon the exercise of outstanding but unexercised stock options to purchase Common Shares, under our Long-Term Performance Incentive Plan as approved by our shareholders on August 26, 2024 (“LTIP”) at a weighted average exercise price of $554.95 (US$407.78) per share;

  up to 759,879 Common Shares issuable upon the exercise of the Warrants offered hereby; and

  up to 56,991 Common Shares issuable upon the exercise of Placement Agent Warrants.

NON-IFRS FINANCIAL MEASURES

In this Prospectus, we have presented earnings before interest, taxes, depreciation and amortization ("EBITDA") and EBITDA that has been adjusted for the removal of one-time, irregular and nonrecurring items ("Adjusted EBITDA") to provide readers with a supplemental measure of our operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on IFRS financial measures. Management also uses non-IFRS measures, in addition to IFRS financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes, and to evaluate our financial performance. We believe that these non-IFRS financial measures enable us to identify underlying trends in our business that could otherwise by hidden by the effect of certain expenses that we exclude in the calculations of the non-IFRS financial measures.

Accordingly, we believe that these non-IFRS financial measures reflect our ongoing business in a manner that allows for meaningful comparisons and analysis in the business and provides useful information to investors and securities analysts, and other interested parties in understanding and evaluating our operating results, enhancing their overall understanding of our past performance and future prospects.

We caution readers that these non-IFRS financial measures do not replace the presentation of our IFRS financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with IFRS. There are limitations in the use of non-IFRS measures because they do not include all the expenses that must be included under IFRS as well as they involve the exercise of judgment concerning exclusions of items from the comparable non-IFRS financial measure. Furthermore, other peers may use other non-IFRS measures to evaluate their performance, or may calculate non-IFRS measures differently, all of which could reduce the usefulness of our non-IFRS financial measures as tools for comparison.

SUMMARY FINANCIAL DATA

The following tables provide a summary of consolidated financial data and should be read in conjunction with our consolidated financial statements, the related notes and other financial information included elsewhere in this Prospectus and the section of this Prospectus entitled Operating and Financial Review and Prospects. We have derived the following selected financial information from our audited consolidated financial statements for Fiscal 2022, 2023, and 2024 as well as from our unaudited condensed consolidated interim financial statements for Q2 Fiscal 2025. As an early-stage company, our historical results will not be indicative of the results to be expected in the future, and the results for any interim period are not necessarily indicative of the results to be expected in any full year.

($ in thousands, except per share)
Consolidated Statements of Operations and Comprehensive Loss Data	Year ended September 30, 2022	Year ended September 30, 2023	Year ended September 30, 2024	Six months ended March 31, 2025
REVENUE	$ 722	$ 1,234	$ 1,504	$ 2,152
Cost of sales	(537)	(1,426)	(1,018)	(1,433)
Gross profit	185	(191)	487	719
Gross margin %	25.6%	(15.5%)	32.3%	33.4%
Operating expenses	10,276	11,914	10,286	5,281
Operating loss	(10,091)	(12,105)	(9,799)	(4,562)
NET LOSS	(10,520)	(9,306)	(7,438)	(4,917)
Net finance costs	506	668	196	93
Depreciation	326	953	1,278	600
Deferred tax recovery	(49)	-	-	-
EBITDA LOSS (1)	(9,737)	(7,686)	(5,964)	(4,223)
Share issuance costs	-	1,985	542	1,808
Stock-based compensation	1,960	374	292	77
Professional fees relating to U.S. financing	500	-	-	-
Impairment of right-of-use assets	-	-	-	82
Gain on change in fair value of derivative liabilities	-	(5,841)	(3,048)	(1,437)
Foreign exchange loss (gain)	(29)	98	(59)	(191)
Loss on disposal	-	291	7	-
ADJUSTED EBITDA LOSS (1)	(7,305)	(10,779)	(8,230)	(3,884)
Loss per Common Share, Basic and Diluted, as reported(2)	$ 3,025.81	$ 478.75	$ 188.84	$ 16.11

(1) EBITDA Loss and Adjusted EBITDA Loss are non-IFRS financial measures. These non-IFRS financial measures do not replace the presentation of our IFRS financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with IFRS.

(2) After giving effect to the Reverse Split.

The following as adjusted consolidated statement of financial position as of March 31, 2025, gives effect to the sale by us of Common Shares and Warrants (assuming the full exercise of the Pre-funded Warrants) offered by us in this Prospectus, after deducting the estimated placement agent commissions and other offering expenses.

(CAD$ in thousands)
Consolidated Statements of Financial Position Data	March 31, 2025 (Unaudited)	March 31, 2025 As adjusted for this Offering (Unaudited)
Cash	$ 4,408	$ 10,078
Working capital	4,888	10,558
Total assets	9,587	15,257
Total liabilities	2,805	2,805
Accumulated deficit	(47,570)	(47,570)
Total shareholders' equity	$ 6,783	$ 12,453

RISK FACTORS

There are a number of risks that may have a material and adverse impact on our future operating and financial performance and could cause our operating and financial performance to differ materially from the estimates described in our forward-looking statements. These include widespread risks associated with any form of business and specific risks associated with our business and our involvement in the defense technology industry.

This section describes risk factors identified as being potentially significant to us. In addition, other risks and uncertainties not discussed to date or not known to management could have material and adverse effects on the valuation of our securities, existing business activities, financial condition, results of operations, plans and prospects.

Risks Relating to This Offering

You will experience immediate and substantial dilution as a result of this Offering.

You will incur immediate and substantial dilution as a result of this Offering. After giving effect to the sale by us of 759,879 Common Shares and Warrants at a public offering price of CAD$8.955 per Common Share and Warrant (assuming the full exercise of the Pre-funded Warrants), and after deducting placement agent commissions and estimated offering expenses payable by us, investors in this Offering can expect an immediate dilution of USD$1.48 (CAD$2.02) per Common Share (see Dilution).

In addition, you may experience further dilution (i) upon the exercise of the Placement Agent Warrants, (ii) upon the exercise of the Pre-Funded Warrants, if applicable, and (iii) upon the exercise of outstanding warrants and options of the Company.

The liquidity of our Common Shares may be decreased as a result of the Reverse Split.

The liquidity of the shares of our Common Shares may be affected adversely by the Reverse Split given the reduced number of shares that are now outstanding, especially if the market price of our Common Shares does not increase as a result of the Reverse Split. In addition, the Reverse Split may increase the number of shareholders who own odd lots (less than 100 shares) of our Common Shares, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Although we believe that a higher market price of our Common Shares may help generate greater or broader investor interest, there can be no assurance that our increased share price following the Reverse Split will actually attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our Common Shares will satisfy the investing requirements of those investors. As a result, the trading liquidity of our Common Shares may not necessarily improve.

We are selling a substantial number of Common Shares and Warrants in this Offering, which could cause the price of our Common Shares to decline.

In this Offering, we will sell 759,879 Common Shares (assuming the full exercise of the Pre-funded Warrants) and Warrants. We will also issue 56,991 Placement Agent Warrants, each of which is exercisable for one Common Share. The existence of the potential additional Common Shares in the public market, or the perception that such additional shares may be in the market, could adversely affect the price of our Common Shares. We cannot predict the effect, if any, that market sales of those Common Shares or the availability of those Common Shares for sale will have on the market price of our Common Shares.

This is a best efforts offering, no minimum number of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the common shares and/or Pre-funded Warrants in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this Offering. Because there is no minimum number of securities or amount of proceeds required as a condition to the closing of this Offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this Offering will not receive a refund in the event that we do not sell all of the securities offered in this Offering. Thus, we may not raise the amount of capital we believe is required for our operations in the short term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

There is no public market for the Warrants or Pre-funded Warrants being sold in this Offering.

There is no established public trading market for the Warrants or Pre-funded Warrants being sold in this Offering. We will not list the Warrants or Pre-funded Warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Therefore, we do not expect a market to ever develop for the Warrants or Pre-funded Warrants. Without an active market, the liquidity of the Warrants or Pre-funded Warrants will be limited.

The Warrants and Pre-funded Warrants are speculative in nature.

The Warrants and Pre-funded Warrants do not confer any rights of Common Share ownership on their respective holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire Common Shares at a fixed price. Commencing on the date of issuance, holders of the Warrants and Pre-funded Warrants may exercise their right to acquire the Common Shares and pay the stated exercise price per share until exercised in full.

Management will have broad discretion as to the use of the proceeds from this Offering and may not use the proceeds effectively.

Our management will have broad discretion as to the use of the net proceeds from any offering by us and could use them for purposes other than those contemplated at the time of this Offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

We have limited operating experience as a publicly traded company in the United States.

We have limited operating experience as a publicly traded company in the United States. Although the individuals who now constitute our management team have experience managing a publicly traded company, there is no assurance that the past experience of our management team will be sufficient to operate our company as a publicly traded company in the United States, including timely compliance with the disclosure requirements of the SEC. As an SEC registrant, we are required to maintain internal control systems and procedures in order to satisfy the periodic and current reporting requirements under applicable SEC regulations and comply with the Nasdaq listing standards. These requirements place significant strain on our management team, infrastructure and other resources. In addition, our management team may not be able to successfully or efficiently manage our company as a United States public reporting company that is recently subject to significant regulatory oversight and reporting obligations.

We incur significantly increased costs and devote substantial management time as a result of operating as a United States public company.

As a United States public company, we incur significant legal, accounting and other expenses that we did not incur as a private company or as a Canadian public company. For example, we are subject to the reporting requirements of the Exchange Act and will be required to comply with the applicable requirements of Sarbanes-Oxley and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC and the including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with these requirements increases our legal and financial compliance costs and makes some activities more time-consuming and costly. In addition, management and other personnel need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404, which involves annual assessments of a company's internal controls over financial reporting. We plan to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function.

We may fail to meet the continued listing requirements of Nasdaq, which could result in a delisting of our securities.

If we fail to satisfy the continued listing requirements of Nasdaq, such as minimum bid price requirements, Nasdaq may take steps to delist our Common Shares and/or U.S. IPO Warrants (as defined below). Such a delisting would have a materially adverse effect on the price of our outstanding securities, impair the ability to sell or purchase our Common Shares or securities convertible or exercisable into Common Shares when persons wish to do so, and materially adversely affect our ability to raise capital or pursue strategic restructuring, refinancing or other transactions on acceptable terms, or at all.

To maintain the listing of our Common Shares on Nasdaq, we must satisfy minimum financial and other continued listing requirements and standards, including those related to the price of our Common Shares. Pursuant to the requirements of Nasdaq, if the closing bid price of a company's stock falls below US$1.00 per share for 30 consecutive business days (the "Minimum Bid Requirement"), Nasdaq will notify the company that it is no longer in compliance with the Nasdaq listing qualifications. If a company is not in compliance with the Minimum Bid Requirement, the company will have 180 calendar days to regain compliance. On May 16, 2024, we initially received notice from Nasdaq that we were no longer in compliance with the Minimum Bid Requirement.

On November 13, 2024, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided with an additional and final 180 calendar day period, or until May 12, 2025, to regain compliance (the "Compliance Date"), with the Minimum Bid Requirement. To regain compliance, the closing bid price of our Common Shares must meet or exceed US$1.00 per share for a minimum of ten consecutive business days at any time prior to the Compliance Date, unless the Nasdaq staff exercises its discretion to extend this ten-day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H).

On May 8, 2025, the Company announced that it received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC notifying the Company that it has regained compliance with the Minimum Bid Requirement set forth under Nasdaq Listing Rule 5550(a)(2) (the "Notification Letter"). The Notification Letter confirmed that the Company evidenced a closing bid price at or greater than the USD$1.00 per common share minimum requirement for 10 consecutive business days from April 24, 2025, to May 7, 2025. As a result, the listing matter was closed.

A delisting from Nasdaq could have negative results, including the potential loss of institutional investor interest and fewer business development opportunities, as well as a limited amount of news and analyst coverage. In the event of a delisting, we would attempt to take actions to restore our compliance with Nasdaq's listing requirements, but we can provide no assurance that any such action taken by us would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our Common Shares from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq's listing requirements.

The Form of Warrant and Pre-funded Warrant Certificates designates the state and federal courts sitting in the City of New York, Borough of Manhattan as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Warrants and Pre-funded Warrants. The forum provisions could limit the ability of holders of Warrants and Pre-funded Warrants to obtain a favorable judicial forum for disputes with the Company.

The Form of Warrant and Pre-funded Warrant Certificates provide that (i) all questions concerning the construction, validity, enforcement and interpretation of the Warrant and Pre-funded Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof, (ii) all legal proceedings concerning the interpretation, enforcement and defense of the Warrant and Pre-funded Warrant shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts") and (iii) that each party to the Warrant and Pre-funded Warrant irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute under the Warrant and Pre-funded Warrant or in connection therewith or with any transaction contemplated thereby or discussed therein (including with respect to the enforcement of any provision under the Warrant and Pre-funded Warrant), and irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such Proceeding.

Notwithstanding the foregoing, this provision will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the "Securities Act"), Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants and Pre-funded Warrants will be deemed to have notice of and to have consented to the forum provisions in the applicable agreement. If any action, the subject matter of which is within the scope the forum provisions of the applicable agreement, is filed in a court other than a court of the State of New York (a "foreign action") in the name of any holder of Warrants and Pre-funded Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the New York Courts in connection with any action brought in any such court to enforce the forum provisions (an "enforcement action"), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder's counsel in the foreign action as agent for such warrant holder.

These forum provisions may limit a warrant holder's ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company, which may discourage such lawsuits. Alternatively, if a court were to find these provisions inapplicable or unenforceable with respect to one or more actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations. See "Description of our Securities" and "Market for our Common Shares."

Risks Relating to Our Business

We are an early-stage company.

We are an early-stage company and as such, we are subject to many risks including under-capitalization, cash shortages, and limitations with respect to personnel, financial and other resources and the lack of revenue. There is no assurance that we will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered in light of our early stage of operations. Our prospects must be considered speculative in light of the risks, expenses, and difficulties frequently encountered by companies in their early stages of operations, particularly in the highly competitive and rapidly evolving markets in which we operate. To attempt to address these risks, we must, among other things, successfully implement our business plan, marketing, and commercialization strategies, respond to competitive developments, and attract, retain, and motivate qualified personnel. A substantial risk is involved in investing in us because, as a smaller commercial enterprise that has fewer resources than an established company, our management may be more likely to make mistakes, and we may be more vulnerable operationally and financially to any mistakes that may be made, as well as to external factors beyond our control.

We currently have negative operating cash flows.

Since inception, we have generated significant negative cash flow from operations, financed in great part through equity financing. There can be no certainty that we will ever achieve or sustain profitability or positive cash flow from our operating activities. In addition, our working capital and funding needs may vary significantly depending upon a number of factors including, but not limited to:

  progress of our manufacturing, licensing, and distribution activities;
  collaborative license agreements with third parties;
  opportunities to license-in beneficial technologies or potential acquisitions;
  potential milestone or other payments that we may make to licensors or corporate partners;
  technological and market consumption and distribution models or alternative forms of proprietary technology for game-changing applications in the military and homeland security market that affect our potential revenue levels or competitive position in the marketplace;
  the level of sales and gross profit;
  costs associated with production, labor, and services costs, and our ability to realize operation and production efficiencies;
  fluctuations in certain working capital items, including product inventory, short-term loans, and accounts receivable, that may be necessary to support the growth of our business; and
  expenses associated with litigation.

There is no guarantee that we will ever become profitable. To date, we have generated limited revenues and a large portion of our expenses are fixed, including expenses related to facilities, equipment, contractual commitments and personnel. With the anticipated commercialization for certain of our product offerings during Fiscal 2024, we expect our net losses from operations will improve. Our ability to generate additional revenues and potential to become profitable will depend largely on the timely productization of our products, coupled with securing timely, cost-effective outsourced manufacturing arrangements and marketing our products. There can be no assurance that any such events will occur or that we will ever become profitable. Even if we achieve profitability, we cannot predict the level of such profitability. If we sustain losses over an extended period of time, we may be unable to continue our business.

Global inflationary pressure may have an adverse impact on our gross margins and our business.

Since December 31, 2021, we have experienced increases in global inflation, resulting in an increase in cost for some of the raw materials (batons / custom chemicals and casings) that we source to manufacture the ammunition for our ARWEN launchers. However, this increase in cost had a small negative impact to the overall gross margin earned from the sales of ARWEN ammunition.

As we are not yet in the production phase for digitization and counter-threat business lines, we do not currently procure large volume of raw materials and therefore the current inflation is negligible for these business lines except for labor costs relating to research and development ("R&D") activities. During our Fiscal 2024, we incurred significant payroll cost increases for some of our employees in order to retain and hire engineers given the strong local demand for experienced software and hardware engineers.  While we believe we will be able to pass on this inflation cost to our prospect military customers, there is no assurance that we will succeed. Accordingly, continued inflationary pressure may have an adverse impact on our gross margins and could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We may not be able to successfully execute our business plan.

The execution of our business plan poses many challenges and is based on a number of assumptions. We may not be able to successfully execute our business plan. If we experience significant cost overruns, or if our business plan is more costly than we anticipate, certain activities may be delayed or eliminated, resulting in changes or delays to our current plans. Also, we may be compelled to secure additional funding (which may or may not be available or available at conditions unfavorable to us) to execute our business plan. We cannot predict with certainty our future revenues or results from our operations. If the assumptions on which our revenues or expenditures forecasts are based change, the benefits of our business plan may change as well. In addition, we may consider expanding our business beyond what is currently contemplated in our business plan. Depending on the financing requirements of a potential business expansion, we may be required to raise additional capital through the issuance of equity or debt. If we are unable to raise additional capital on acceptable terms, we may be unable to pursue a potential business expansion.

A significant portion of our revenues are non-recurring.

A significant portion of our revenue for Fiscal 2024 is prior to commercialization of our significant projects and is considered to be non-recurring. We have significantly reduced our reliance on non-recurring revenues during Fiscal 2024 with the ARWEN business line, the staffing of Directorate Land Command Systems Program Management Software Engineering Facility ("DSEF") and the land command, control, communications, computers, intelligence, surveillance and reconnaissance ("Land C4ISR") resources, the ramp-up of the PARA OPSTM division and the monthly Ground Search and Rescue ("GSAR") resources.

There is uncertainty with respect to our revenue growth.

There can be no assurance that we can generate substantial revenue growth, or that any revenue growth that is achieved can be sustained. Revenue growth that we have achieved or may achieve may not be indicative of future operating results. In addition, we may further increase our operating expenses in order to fund higher levels of R&D, increase our sales and marketing efforts and increase our administrative resources in anticipation of future growth. To the extent that increases in such expenses precede or are not subsequently followed by increased revenues, our business, operating results and financial condition will be materially adversely affected.

We may not be able to fully develop our products, which could prevent us from ever becoming profitable.

If we experience difficulties in the development process, such as capacity constraints, quality control problems or other disruptions, we may not be able to fully develop market-ready commercial products at acceptable costs, which would adversely affect our ability to effectively enter the market. A failure by us to achieve a low-cost structure through economies of scale or improvements in manufacturing processes would have a material adverse effect on our commercialization plans and our business, prospects, results of operations and financial condition.

We may experience delays in product sales due to marketing and distribution capabilities.

In order to successfully commercialize our products, we must continue to develop our internal marketing and sales force with technical expertise and with supporting distribution capabilities or arrange for third parties to perform these services. In order to successfully commercialize any of our products, we must have an experienced sales and distribution infrastructure. The continued development of our sales and distribution infrastructure will require substantial resources, which may divert the attention of our management and key personnel and defer our product development and commercialization efforts. To the extent that we enter into marketing and sales arrangements with other companies, our revenues will depend on the efforts of others.

Additionally, in marketing our products, we would likely compete with companies that currently have extensive and well-funded marketing and sales operations. Despite marketing and sales efforts, we may be unable to compete successfully against these companies. We may not be able to do so on favorable terms.

In the event we fail to develop substantial sales, marketing and distribution channels, or to enter into arrangements with third parties for those purposes, we will experience delays in product sales, which could have a material adverse effect on prospects, results of operations, financial condition and cash flows.

There is no assurance that our products will be accepted in the marketplace or that we will turn a profit or generate immediate revenues.

There is no assurance as to whether our products will be accepted in the marketplace. While we believe our products address customer needs, the acceptance of our products may be delayed or not materialize. We have incurred and anticipate incurring substantial expenses relating to the development of our products, the marketing of our products and initial operations of our business. Our revenues and possible profits will depend upon, among other things, our ability to successfully market our products to customers. There is no assurance that revenues and profits will be generated.

Strategic alliances may not be achieved or achieve their goals.

To achieve a scalable operating model with minimal capital expenditures, we plan to rely upon strategic alliances with original equipment manufacturers ("OEMs") for the manufacturing and distribution of our products. There can be no assurance that such strategic alliances can be achieved or will achieve their goals.

We are dependent on key suppliers for our ARWEN® product line.

We are only able to purchase certain key components of our products from a limited number of suppliers for our ARWEN® product line within our less-lethal business line. As of the date of this Prospectus, we do not have any commercial or financial contracts with any key suppliers who we have procured raw materials from. Procurement is done in the form of individual, non-related standard purchase orders. As a result, there is no contract in place to ensure sufficient quantities are available timely on favorable terms and consequently this could result in possible lost sales or uncompetitive product pricing.

We may incur higher costs or unavailability of components, materials and accessories.

As we expect to commercialize certain of our product lines in the year ended September 30, 2025 (“Fiscal 2025”), we may depend on certain domestic and international suppliers for the delivery of components and materials used in the assembly of our products and certain accessories including ammunition, used with our products. Further, any reliance on third-party suppliers may create risks related to our potential inability to obtain an adequate supply of components or materials and reduced control over pricing and timing of delivery of components and materials. We currently have no long-term agreements with any of our suppliers and there is no guarantee the supply will not be interrupted.

In light of the current global supply chain challenges caused by Russia's invasion of Ukraine, components used in the manufacture of our products may be delayed, become unavailable or discontinued. Any delays may take weeks or months to resolve. Further, parts obsolescence may require us to redesign our product to ensure quality replacement components. While we have not been impacted significantly from the above events to date, there is no assurance that we will not experience significant setback in operations if the global supply chain challenges worsen or continue to persist for a longer period of time. Accordingly, supply chain delays could cause significant delays in manufacturing and loss of sales, leading to adverse effects significantly impacting our financial condition or results of operations.

Additionally, our shipping costs and the timely delivery of our products could be adversely impacted by a number of factors which could reduce the profitability of our operations, including: higher fuel costs, potential port closures, customs clearance issues, increased government regulation or changes for imports of foreign products into Canada, delays created by terrorist attacks or threats, public health issues and pandemics and epidemics, national disasters or work stoppages, and other matters. Any interruption of supply for any material components of our products could significantly delay the shipment of our products and have a material adverse effect on our revenues, profitability, and financial condition.

We rely upon a limited number of third parties for manufacturing, shipping, transportation, logistics, marketing and sales of our products.

We rely on third parties to ship, transport, and provide logistics for our products. Further, we plan on relying on third parties to manufacture, market and sell our PARA OPSTM system products. Our dependence on a limited number of third parties for these services leaves us vulnerable due to our need to secure these parties' services on favorable terms. Loss of, or an adverse effect on, any of these relationships or failure of any of these third parties to perform as expected could have a material and adverse effect on our business, sales, results of operations, financial condition, and reputation.

We may be subject to product liability proceedings or claims.

We may be subject to proceedings or claims that may arise in the ordinary conduct of the business, which could include product and service warranty claims, which could be substantial. Product liability for us is a major risk as some of our products will be used by military personnel in theaters-of-war (for the Tactical and Counter-Threat product offerings) and by consumers and law enforcement (for the less-lethal systems). The occurrence of product defects due to non-compliance of our manufacturing specifications and the inability to correct errors could result in the delay or loss of market acceptance of our products, material warranty expense, diversion of technological and other resources from our product development efforts, and the loss of credibility with customers, manufacturers' representatives, distributors, value-added resellers, systems integrators, OEMs and end-users, any of which could have a material adverse effect on our business, operating results and financial conditions. To mitigate product liability risk, our products will be sold with a liability disclaimer for misuse of the product.

If we are unable to successfully design and develop or acquire new products, our business may be harmed.

To maintain and increase sales we must continue to introduce new products and improve or enhance our existing products or new products. The success of our new and enhanced products depends on many factors, including anticipating consumer preferences, finding innovative solutions to consumer problems or acquiring new solutions through mergers and acquisitions, differentiating our products from those of our competitors, and maintaining the strength of our brand. The design and development of our products as well as acquisitions of other businesses.

Our business could be harmed if we are unable to accurately forecast demand for our products or our results of operations.

To ensure adequate inventory supply, we forecast inventory needs and often place orders with our manufacturers before we receive firm orders from our retail partners or customers. If we fail to accurately forecast demand, we may experience excess inventory levels or a shortage of products.

If we underestimate the demand for our products, we or our suppliers may not be able to scale to meet our demand, and this could result in delays in the shipment of our products and our failure to satisfy demand, as well as damage to our reputation and retail partner relationships. If we overestimate the demand for our products, we could face inventory levels in excess of demand, which could result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would harm our gross margins. In addition, failures to accurately predict the level of demand for our products could cause a decline in sales and harm our results of operations and financial condition.

In addition, we may not be able to accurately forecast our results of operations and growth rate. Forecasts may be particularly challenging as we expand into new markets and geographies and develop and market new products for which we have no or limited historical data. Our historical sales, expense levels, and profitability may not be an appropriate basis for forecasting future results. Our lack of historical data related to new products makes it particularly difficult to make forecasts related to such products. These effects are expected to last through the remainder of the pandemic. Pandemic related variances require a very quick pivot and adjustments to the supply chain, production and marketing. If we are unable to make these changes quickly or at all our inventory, production and sales may be materially affected.

Failure to accurately forecast our results of operations and growth rate could cause us to make poor operating decisions that we may not be able to correct in a timely manner. Consequently, actual results could be materially different than anticipated. Even if the markets in which we compete expand, we cannot assure you that our business will grow at similar rates, if at all.

Undetected flaws may be discovered in our products.

There can be no assurance that, despite testing by us, flaws will not be found in our products and services, resulting in loss of, or delay in, market acceptance. We may be unable, for technological or other reasons, to introduce products and services in a timely manner or at all in response to changing customer requirements. In addition, there can be no assurance that while we are attempting to finish the development of our technologies, products and services, a competitor will not introduce similar or superior technologies, products and services, thus diminishing our advantage, rendering our technologies, products and services partially or wholly obsolete, or at least requiring substantial re-engineering in order to become commercially acceptable. Failure by us to maintain technology, product and service introduction schedules, avoid cost overruns and undetected errors, or introduce technologies, products and services that are superior to competing technologies, products and services would have a materially adverse effect on our business, prospects, financial condition, and results of operations.

We will be reliant on information technology systems and may be subject to damaging cyber-attacks.

We use third parties for certain hardware, software, telecommunications and other information technology ("IT") services in connection with our operations. Our operations depend, in part, on how well we and our suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact our reputation and results of operations. Moreover, failure to meet the minimum cybersecurity requirements for defense contracts may disqualify us from participating in the tendering process. To date, we have not experienced any losses relating to cyber-attacks or other information security breaches, but there can be no assurance that we will not incur such losses in the future. Our risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cybersecurity and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

In certain circumstances, our reputation could be damaged.

Damage to our reputation can be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. Reputational risk for us is a major risk as some of our products will be used by military personnel in theaters-of-war or by law enforcement personnel. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views regarding us and our activities, whether true or not. Although we believe that we operate in a manner that is respectful to all stakeholders and that we take care in protecting our image and reputation, we do not ultimately have direct control over how we are perceived by others. Reputational loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations and an impediment to our overall ability to advance our projects, thereby having a material adverse impact on financial performance, financial condition, cash flows and growth prospects.

Our results of operations are difficult to predict and depend on a variety of factors.

There is no assurance that the production, technology acquisitions, and the commercialization of proprietary technology for game-changing applications in the military, security forces and personal defense markets will be managed successfully. Any inability to achieve such commercial success could have a material adverse effect on our business, financial condition, operating results, liquidity, and prospects. In addition, the comparability of results may be affected by changes in accounting guidance or changes in our ownership of certain assets. Accordingly, the results of operations from year to year may not be directly comparable to prior reporting periods. As a result of the foregoing and other factors, the results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future period.

The success of our Digitization business line depends on the efficacy of our proprietary algorithms. Errors, failures, and/or flaws in our proprietary algorithms could have an adverse effect on our operating results, business and reputation.

The success of our Digitization business line depends on, among other things, our proprietary algorithms, which provide situational awareness solutions to clients who require information to be provided quickly due to the critical challenges at hand in industries such as law enforcement, fire, emergency response, search and rescue and natural disaster management. Accordingly, errors, failures, and/or flaws in such algorithms could result in the loss of current or prospective client contracts and could adversely affect our operating results, business, and reputation.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete depends, in part, upon successful protection of our intellectual property. While we have some patents and trademarks, we also rely on trade secrets to protect our technology, including for our proprietary algorithms for the Digitization business line, which is inherently risky. Going forward, we will attempt to protect proprietary and intellectual property rights to our technologies through available copyright and trademark laws, patents and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright, trademark and patent laws afford only limited practical protection in certain countries where we distribute our products. As a result, it may be possible for unauthorized third parties to copy and distribute our products or certain portions or applications of our intended products, which could have a material adverse effect on our business, financial condition, operating results, liquidity, and prospects.

Litigation may also be necessary to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation, infringement or invalidity claims could result in substantial costs and the diversion of resources and could have a material adverse effect on our business, financial condition, operating results, liquidity, and prospects.

We face risks from doing business internationally.

Our commercialization strategies for our products include sales efforts outside Canada and deriving revenues from international sources. As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control.

These risks may include:

  laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;
  anti-corruption laws and regulations such as the Foreign Corrupt Practices Act that impose strict requirements on how we conduct our foreign operations and changes in these laws and regulations;
  changes in local regulatory requirements, including restrictions on content and differing cultural tastes and attitudes;
  international jurisdictions where laws are less protective of intellectual property and varying attitudes towards the piracy of intellectual property;
  financial instability and increased market concentration of buyers in foreign markets;
  the instability of foreign economies and governments;
  fluctuating foreign exchange rates;
  the spread of communicable diseases in such jurisdictions, which may impact business in such jurisdictions; and
  war and acts of terrorism.

Events or developments related to these and other risks associated with international trade could adversely affect our revenues from non-Canadian sources, which could have a material adverse effect on our business, financial condition, operating results, liquidity, and prospects. Protection of electronically stored data is costly and if our data is compromised in spite of this protection, we may incur additional costs, lost opportunities, and damage to our reputation.

We maintain information in digital form as necessary to conduct our business, including confidential and proprietary information and personal information regarding our employees.

Data maintained in digital form is subject to the risk of intrusion, tampering, and theft. We develop and maintain systems to prevent this from occurring, but it is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Moreover, despite our efforts, the possibility of intrusion, tampering, and theft cannot be eliminated entirely, and risks associated with each of these acts remain. In addition, we provide confidential information, digital content and personal information to third parties when it is necessary to pursue business objectives. While we obtain assurances that these third parties will protect this information and, where appropriate, monitor the protections employed by these third parties, there is a risk that data systems of these third parties may be compromised. If our data systems or data systems of these third parties are compromised, our ability to conduct our business may be impaired, we may lose profitable opportunities, or the value of those opportunities may be diminished, and we may lose revenue as a result of unlicensed use of our intellectual property. A breach of our network security or other theft or misuse of confidential and proprietary information, digital content or personal employee information could subject us to business, regulatory, litigation, and reputation risk, which could have a materially adverse effect on our business, financial condition, and results of operations.

Our success depends on management and key personnel.

Our success depends largely upon the continued services of our executive officers and other key employees. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. If we are unable to attract and retain top talent, our ability to compete may be harmed. Our success is also highly dependent on our continuing ability to identify, hire, train, retain and motivate highly qualified personnel. Competition for highly skilled executives and other employees is high in our industry, especially from larger and better capitalized defense and security companies. We may not be successful in attracting and retaining such personnel. Failure to attract and retain qualified executive officers and other key employees could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.

Our directors, officers or members of management may have conflicts of interest.

Certain of our directors, officers, and other members of management serve (and may in the future serve) as directors, officers, and members of management of other companies and therefore, it is possible that a conflict may arise between their duties as one of our directors, officers or members of management and their duties as a director, officer or member of management of such other companies. Our directors and officers are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors of conflicts of interest and we will rely upon such laws in respect of any directors' and officers' conflicts of interest or in respect of any breaches of duty by any of our directors or officers. All such conflicts will be disclosed by such directors or officers in accordance with the BCBCA and they will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

It may not be possible for foreign investors to enforce actions against us, and our directors and officers.

We are a corporation organized under the laws of the Province of British Columbia and our Canadian subsidiaries are organized under the laws of the Province of Ontario and our United States subsidiaries are organized under the laws of Delaware. All of our directors and executive officers reside principally in Canada. Because all or a substantial portion of our assets and the assets of these persons are located in Canada, it may not be possible for foreign investors, including United States investors, to effect service of process from outside of Canada upon us or those persons, or to realize in the United States upon judgments of United States courts predicted upon civil liabilities under the Exchange Act or other United States laws. Furthermore, it may not be possible to enforce against us foreign judgments obtained in courts outside of Canada based upon the civil liability provisions of the securities laws or other laws in those jurisdictions.

The loss of services of members of our management team may have a material adverse effect on our business, financial condition, and results of operations.

Our success depends in large part upon the continued service of key members of our management team. Because we do not maintain "key person" life insurance on any of our executive officers, employees or consultants, any delay in replacing such persons, or an inability to replace them with persons of similar expertise, may have a material adverse effect on our business, financial condition, and results of operations.

Our internal computer systems are vulnerable to damage and failure.

Despite the implementation of security measures and backup storage, our internal computer systems are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failure. Any system failure, accident or security breach that causes interruption in our operations could result in a material disruption of our projects. To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur liability as a result. In addition, our technology program may be adversely affected, and the further development of our technology may be delayed. We may also incur additional costs to remedy the damages caused by these disruptions or security breaches.

Business interruptions could adversely affect our operations.

Our operations are vulnerable to outages and interruptions due to fire, floods, power loss, telecommunications failures, and similar events beyond our control. Although we have developed certain plans to respond in the event of a disaster, there can be no assurance that they will be effective in the event of a specific disaster. Any losses or damages incurred by us could have a material adverse effect on our business and results of operations.

We are subject to risks associated with possible acquisitions, licensing, business combinations, or joint ventures.

While to date we have mainly focused on developing our own products, from time to time, we could be engaged in discussions and activities with respect to possible business and/or technology acquisitions or licensing, sale of assets, business combinations, or joint ventures with the view of either complementing or expanding our internally developed products. These acquisitions and licensing activities are not crucial to our long-term business success. The anticipated benefit from any of the transactions we may pursue may not be realized as expected. Regardless of whether any such transaction is consummated, the negotiation of a potential transaction and the integration of the acquired business or technology, acquired or licensed, could incur significant costs and cause diversion of management's time and resources. Any such transaction could also result in impairment of goodwill and other intangibles, development write-offs, and other related expenses. Such transactions may pose challenges in the consolidation and integration of IT, accounting systems, personnel, and operations. We may have difficulty managing the combined entity in the short term if we experience a significant loss of management personnel during the transition period after a significant acquisition. We may also have difficulty managing the product development and commercialization following a technology acquisition or licensing. No assurance can be given that expansion, licensing or acquisition opportunities will be successful, completed on time, or that we will realize expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits. Any of the foregoing could have a material adverse effect on our business, financial condition, operating results, liquidity, and prospects.

Claims against us relating to any acquisition, licensing or business combination may necessitate seeking claims against the seller for which the seller may not indemnify us or that may exceed the seller's or licensor's indemnification obligations.

There may be liabilities assumed in any technology acquisition or licensing or business combination that we did not discover or that we underestimated in the course of performing our due diligence. Although a seller or licensor generally will have indemnification obligations to us under a licensing, acquisition or merger agreement, these obligations usually will be subject to financial limitations, such as general deductibles and maximum recovery amounts, as well as time limitations. There is no assurance that our right to indemnification from any seller or licensors will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the amount of any undiscovered or underestimated liabilities that we may incur. Any such liabilities could have a material adverse effect on our business, financial condition, operating results, liquidity, and prospects.

Growth may cause pressure on our management and systems.

Our future growth may cause significant pressure on our management, and our operational, financial, and other resources and systems. Our ability to manage our growth effectively will require that we implement and improve our operational, financial, manufacturing, and management information systems, hire new personnel and then train, manage, and motivate these new employees. These demands may require the hiring of additional management personnel and the development of additional expertise within the existing management team. Any increase in resources devoted to production, business development, and distribution efforts without a corresponding increase in our operational, financial, and management information systems could have a material adverse effect on our business, financial condition, and results of operations.

We may infringe on the intellectual property rights of third parties.

For certain of our product lines, we have elected to protect our technology and products as trade secrets as opposed to seeking patent protection. We may, in future, elect to seek patent protection for some of our future products. While we believe that our products and other intellectual property do not infringe upon the proprietary rights of third parties, our commercial success depends, in part, upon us not infringing on the intellectual property rights of others. A number of our competitors and other third parties have been issued or may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those utilized by us. Some of these patents may grant very broad protection to the owners of the patents. While we have engaged external intellectual property legal counsels to undertake an extensive review of existing third-party patents and prepare our patent applications for some of our products (see Business Overview), there is no assurance that their reviews and conclusion will not prevail if challenged by a third party of an alleged infringement of their intellectual properties. We may become subject to claims by third parties that our technology infringes their intellectual property rights due to the growth of products in our target markets, the overlap in functionality of those products and the prevalence of products. We may become subject to these claims either directly or through indemnities against these claims that we provide to end-users, manufacturer's representatives, distributors, value-added resellers, system integrators and OEMs. Litigation may be necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish our proprietary rights. Some of our competitors have, or are affiliated with companies having, substantially greater resources than we and these competitors may be able to sustain the costs of complex intellectual property litigation to a greater degree and for a longer period of time than us. Regardless of their merit, any such claims could be time consuming to evaluate and defend, result in costly litigation, cause product shipment delays or stoppages, divert management's attention and focus away from the business, subject us to significant liabilities and equitable remedies, including injunctions, require that we enter into costly royalty or licensing agreements and require that we modify or stop using infringing technology.

We may be prohibited from developing or commercializing certain technologies and products unless we obtain a license from a third party. There can be no assurance that we will be able to obtain any such license on commercially favorable terms or at all. If we do not obtain such a license, we could be required to cease the sale of certain of our products.

Changes in U.S. administrative policy, including the imposition of or increases in tariffs, changes to existing trade agreements and any resulting changes in international trade relations, such as trade wars, may have a material adverse impact on impact on our business, results of operations, or financial condition.

Our business, financial performance, and operating results may be adversely affected by changes in international trade policies, including the imposition of new tariffs or retaliatory and reciprocal tariffs, particularly between the United States and its trading partners. We are exposed to evolving U.S. trade policies that may affect cross-border commerce and supply chains, including the impact of tariffs on materials we import to Canada for production as well as the potential impact of tariffs on the products sold into the US. In recent periods, the U.S. government has implemented or proposed increased tariffs on certain imported goods from various jurisdictions. In response, some affected countries, including Canada, have enacted or signaled retaliatory tariffs on U.S.-origin goods or components.

These developments contribute to uncertainty in the global trade environment and could result in increased costs for raw materials, components, or finished products used in or sold by our business. We may also experience disruptions or delays in our supply chain, particularly if suppliers or logistics providers adjust operations in reaction to tariff changes. Moreover, as we conduct business and report financial results in both U.S. and Canadian dollars, adverse changes in foreign exchange rates driven by trade policy volatility could impact our revenues, cost structure, and overall financial condition.

In addition, if new or increased tariffs are imposed on the goods we sell into the U.S. market, our products may become more expensive for our customers. There is a risk that customers may be unwilling or unable to absorb the resulting cost increases, which could lead to decreased demand, lost sales, or pressure on our margins if we are unable to pass on the full amount of the tariff through pricing. This may be particularly significant in competitive markets or with customers operating under fixed budgets. We continue to monitor developments in trade relations between the U.S. and its global partners, but we cannot predict the scope, duration, or impact of any such measures. Any sustained escalation in tariffs or retaliatory trade actions, including those involving Canada, could materially and adversely affect our business, results of operations, and financial condition.

Risks Relating to Our Industry

The following risks relate specifically to Digitization and Counter-Threat business lines:

We are subject to extensive government regulation in the United States for our products designed for the military market.

Our customers in the United States are global defense contractors and they are subject to various United States government regulations which some may be passed on to us in order for them to be compliant. The most significant regulations and regulatory authorities that may affect our future business include the following:

  the Federal Acquisition Regulations and supplemental agency regulations, which comprehensively regulate the formation and administration of, and performance under, United States government contracts;
  the Truth in Negotiations Act, which requires certification and disclosure of all factual cost and pricing data in connection with contract negotiations;
  the False Claims Act and the False Statements Act, which impose penalties for payments made on the basis of false facts provided to the government and on the basis of false statements made to the government, respectively;
  the Foreign Corrupt Practices Act, which prohibits United States companies from providing anything of value to a foreign official to help obtain, retain or direct business, or obtain any unfair advantage; and
  laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes or determined to be "controlled unclassified information" and the exportation of certain products and technical data.

Our failure to comply with applicable regulations, rules and approvals; changes in the United States government's interpretation of such regulations, rules and approvals as have been and are applied to our contracts, proposals or business or misconduct by any of our employees could result in the imposition of fines and penalties, the loss of security clearances, a decrease in profitability, or the loss of our subcontract contracts with United States defense contractors generally, any of which could harm our business, financial condition and results of operations.

A decline in the United States and other government budgets, changes in spending or budgetary priorities, or delays in contract awards may significantly and adversely affect our future revenue.

For the years ended September 30, 2024, 2023 and 2022, 10%, 3%, and 54%, respectively, of the Company's revenue was denominated in U.S. dollar driven by contracts with U.S. prime contractors in the defense sector. Our results of operations could be adversely affected by government spending caps or changes in government budgetary priorities, as well by delays in the government budget process, program starts, or the award of contracts or orders under existing contracts. As a result, the market for our military solution may be impacted due to shifts in the political environment and changes in the government and agency leadership positions under the new United States administration. If annual budget appropriations or continuing resolutions are not enacted timely, we could face United States government shutdown, which could adversely impact our business and our ability to receive indirectly timely payment from United States government entities on future contracts.

United States government contracts are generally not fully funded at inception and contain certain provisions that may be unfavorable to us.

We have entered into defense contracts with United States prime defense contractors, which it in turns transact directly with the United States government.

United States government contracts typically involve long lead times for design and development and are subject to significant changes in contract scheduling. Congress generally appropriates funds on a fiscal year basis even though a program may continue for several years. Consequently, programs are often only partially funded initially, and additional funds are committed only as Congress makes further appropriations. The termination or reduction of funding for a government program would result in a loss of anticipated future revenue attributable to that program. In addition, United States government contracts generally contain provisions permitting termination, in whole or in part, at the government's convenience or for contractor default.

The actual receipt of revenue on future awards subcontracted to us may never occur or may change because a program schedule could change or the program could be cancelled, or a contract could be reduced, modified or terminated early.

While we had no outstanding United States government contracts (directly or indirectly) as of the date of this Prospectus, we are exposed to the above risk for future United States government related contracts.

We may not be able to comply with changes in government policies and legislation.

The manufacture, sale, purchase, possession and use of weapons, ammunitions, firearms, and explosives are subject to federal, provincial and foreign laws. If such regulation becomes more expansive in the future, it could have a material adverse effect on our business, operating results, financial condition, and cash flows. New legislation, regulations, or changes to or new interpretations of existing regulation could impact our ability to manufacture or sell our products and our projectiles, or limit their market, which could impact our cost of sales and demand for our products. Similarly changes in laws related to the domestic or international use of chemical irritants by civilians or law enforcement could impact both our cost of sales and the size of our reachable market.

We may be subject, both directly and indirectly, to the adverse impact of existing and potential future government regulation of our products, technology, operations, and markets. For example, the development, production, exportation, importation, and transfer of our products and technology is subject to Canadian and provincial laws. Further, as we plan to conduct business in the United States, we will also be subject to United States and foreign export control, sanctions, customs, import and anti-boycott laws and regulations, including the Export Administration Regulations (the "EAR") (collectively, the "Trade Control Laws"). If one or more of our products or technology, or the parts and components we buy from others, is or become subject to the International Traffic in Arms Regulations (the "ITAR") or national security controls under the EAR, this could significantly impact our operations, for example by severely limiting our ability to sell, export, or otherwise transfer our products or technology, or to release controlled technology to foreign person employees or others in the United States or abroad. We may not be able to retain licenses and other authorizations required under the applicable Trade Control Laws. The failure to satisfy the requirements under the Trade Control Laws, including the failure or inability to obtain necessary licenses or qualify for license exceptions, could delay or prevent the development, production, export, import, and/or in-country transfer of our products and technology, which could adversely affect our revenues and profitability.

Failure by us, our employees, or others working on our behalf to comply with the applicable government policies and regulations could result in administrative, civil, or criminal liabilities, including fines, suspension, debarment from bidding for or performing government contracts, or suspension of our export privileges, which could have a material adverse effect on us.

The following risk relates specifically to PARA OPSTM business line:

We will be subject to regulation in the United States for our less-lethal systems.

While our PARA OPSTM devices are less-lethal (based on the kinetic energy of our projectiles), these are ordinarily classified as a form of firearm under the United States Bureau of Alcohol, Tobacco and Firearms (“ATF”) rules and regulations because we use pyrotechnic based primers in our proprietary cartridges. As a firearm, a determination as to whether or not it is a “destructive device” is also necessary. We have self-classified our .67 caliber PARA OPSTM single shot device as not only a firearm, but a “destructive device”.  We have received verbal communication from the ATF that this classification remains appropriate. This classification requires the Company to put in place additional administration, verification procedures with regards to the sale to civilians including tax stamp purchase, which could result in a delay in the commencement of sales to civilian customers. Accordingly, this could also adversely affect our future revenues and related results of operations, business, prospects, and financial condition.

Because our business model relies on outsourced production, we have no plans of becoming a firearm manufacturer in the United States but rather to continue to partner with a federal firearms license ("FFL") manufacturer for the production and distribution of our PARA OPSTM products. Accordingly, post commercialization in the United States the burden to comply with ATF rules and regulations applicable to the manufacturing and distribution process will be with our FFL business partners. Our primary risk of governmental interruption of manufacturing and distribution therefore lies within the operations and attendant internal control environment of our FFL business partners.

Furthermore, with respect to transfers to end users (government, military, or consumer), the obligation to comply with ATF rules and regulations and any applicable state laws resides with the downstream FFL wholesaler/distributor/retailer and any penalties levied upon such parties do not flow up the distribution chain.

See Business Overview - Government Regulations - Less-Lethal for a summary of relevant regulation in the United States for our less-lethal business line.

The following risks apply to all business lines:

Rapid technological development could result in obsolescence or short product life cycles of our products.

The markets for our products are characterized by rapidly changing technology and evolving industry standards, which could result in product obsolescence or short product life cycles. Accordingly, our success is dependent upon our ability to anticipate technological changes in the industries we serve and to successfully identify, obtain, develop and market new products that satisfy evolving industry requirements. There can be no assurance that we will successfully develop new products or enhance and improve our existing products or that any new products and enhanced and improved existing products will achieve market acceptance. Further, there can be no assurance that competitors will not market products that have perceived advantages over our products, or which render the products currently sold by us obsolete or less marketable.

We must commit significant resources to developing, testing and demonstrating new products before knowing whether our investments will result in products the market will accept. To remain competitive, we may be required to invest significantly greater resources than currently anticipated in R&D and product enhancement efforts, and result in increased operating expenses.

Our industry is highly competitive.

The industry for military and security forces and personal defense is highly competitive and composed of many domestic and foreign companies. We have experienced and expect to continue to experience substantial competition from numerous competitors whom we expect to continue to improve their products and technologies. Competitors may announce and introduce new products, services or enhancements that better meet the needs of end-users or changing industry standards, or achieve greater market acceptance due to pricing, sales channels or other factors. With substantially greater financial resources and operating scale than we do currently, certain competitors may be able to respond more quickly than us to changes in end-user requirements and devote greater resources to the enhancement, promotion and sale of their products. Such competition could adversely affect our ability to win new contracts and sales.

Since we operate in evolving markets, our business and future prospects may be difficult to evaluate.

Our technological solutions are in new and rapidly evolving markets. The military, civilian public safety, professional and personal defense markets we target are in early stages of customer adoption. Accordingly, our business and future prospects may be difficult to evaluate. We cannot accurately predict the extent to which demand for our products and services will develop and/or increase, if at all. The challenges, risks and uncertainties frequently encountered by companies in rapidly evolving markets could impact our ability to do the following:

  generate sufficient revenue to obtain and/or maintain profitability;
  acquire and maintain market share;
  achieve or manage growth in operations;
  develop and renew contracts;
  attract and retain additional engineers and other highly-qualified personnel;
  successfully develop and commercially market products and services;
  adapt to new or changing policies and spending priorities of governments and government agencies; and
  access additional capital when required or on reasonable terms.

If we fail to address these and other challenges, risks and uncertainties successfully, our business, results of operations and financial condition would be materially harmed.

Uncertainty related to exportation could limit our operations in the future.

We must comply with Canadian federal and provincial laws regulating the export of our products. In some cases, explicit authorization from the Canadian government is needed to export certain products. The export regulations and the governing policies applicable to our business are subject to change. We cannot provide assurance that such export authorizations will be available for our products in the future. To date, compliance with these laws has not significantly limited our operations but could significantly limit them in the future. Noncompliance with applicable export regulations could potentially expose us to fines, penalties and sanctions. If we cannot obtain required government approvals under applicable regulations, we may not be able to sell our products in certain international jurisdictions, which could adversely affect our business, prospects, financial condition and results of operations.

Global economic turmoil and regional economic conditions in the United States could adversely affect our business.

Global economic turmoil may cause a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, levels of intervention from the United States federal government and other foreign governments, decreased consumer confidence, overall slower economic activity, and extreme volatility in credit, equity, and fixed income markets. A decrease in economic activity in the United States or in other regions of the world in which we do business could adversely affect demand for our products, thus reducing our revenues and earnings. A decline in economic conditions could reduce sales of our products.

Risks Relating to Our Financial Condition

We face substantial capital requirements and financial risk.

To be successful, our business requires a substantial investment of capital. The production, acquisition, and distribution of proprietary technology for game-changing applications in the military and security forces and personal defense markets require substantial capital. A significant amount of time may elapse between our expenditure of funds and the receipt of revenues. This may require a significant portion of funds from equity, credit, and other financing sources to fund the business. There can be no assurance that these arrangements will continue to be successfully implemented or will not be subject to substantial financial risks relating to the production, acquisition, and distribution of proprietary technology for game-changing applications in the military and security forces and personal defense markets. In addition, if demand increases through internal growth or acquisition, there may be an increase to overhead and/or larger up-front payments for production and, consequently, these increases bear greater financial risks. Any of the foregoing could have a material adverse effect on our business, financial condition, operating results, liquidity, and prospects.

We may require additional capital which may result in dilution to existing shareholders.

We may need to engage in additional equity or debt financings to secure additional funds to fund our working capital requirement and business growth. If we raise additional funds through further issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of the Common Shares. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities.

We can provide no assurance that sufficient debt or equity financing will be available on reasonable terms or at all to support our business growth and to respond to business challenges and failure to obtain sufficient debt or equity financing when required could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.

Over the short-term, we expect to incur operating losses and generate negative cash flow until we can produce sufficient revenues to cover our costs. We may never become profitable. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future. There are substantial uncertainties associated with our ability to achieving and sustaining profitability. We expect our current cash position will be reduced due to future operating losses and working capital requirements, and we cannot provide certainty as to how long our cash position will last or that we will be able to access additional capital if and when necessary.

Exercise of options or warrants or vesting of restricted stock units (“RSUs”) will have a dilutive effect on your percentage ownership and will result in a dilution of your voting power and an increase in the number of Common Shares eligible for future resale in the public market, which may negatively impact the trading price of our Common Shares.

We may need to divest assets if there is insufficient capital.

If sufficient capital is not available, we may be required to delay, reduce the scope of, eliminate or divest one or more of our assets or products, any of which could have a material adverse effect on our business, financial condition, prospects, or results of operations.

We have broad discretion over the use of net proceeds from future capital raises.

We will have broad discretion over the use of the net proceeds from any future capital raises. Because of the number and variability of factors that will determine our use of such proceeds, the ultimate use might vary substantially from the planned use. Investors may not agree with how we allocate or spend the proceeds from future capital raises. We may pursue collaborations that ultimately do not result in an increase in the market value of the Common Shares and that instead increase our losses.

Currency fluctuations may have a material effect on us.

Certain revenues and expenses of the Company are expected to be generated in U.S. dollars, and therefore may be exposed to significant currency exchange fluctuations. Recent events in the global financial markets have been coupled with increased volatility in the currency markets. Fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar may have a material adverse effect on the Company's business, financial condition and operating results. The Company may, in the future, establish a program to hedge a portion of its foreign currency exposure with the objective of minimizing the impact of adverse foreign currency exchange movements; however, there can be no assurance that such a program will effectively mitigate currency risks.

Unavailability of adequate director and officer insurance could make it difficult for us to retain and attract qualified directors and could also impact our liquidity.

We have directors and officers liability ("D&O") insurance we believe to be adequate to cover risk exposure for us and our directors and officers, who we indemnify to the full extent permitted by law, there is no guaranty that such coverage will be adequate in the event of litigation.

Our coverage needs for D&O insurance may change or increase in the future for various reasons including changes in our market capitalization, changes in trading volume or changes in the listing rules of exchanges or marketplaces on which our securities may trade from time to time. There is no guaranty that such coverage will be available or available at reasonable rates. While we have obtained new D&O insurance before completing the Nasdaq listing and may need to increase our D&O coverage as needed in the future, there can be no assurance that we will be able to do so at reasonable rates or at all, or in amounts adequate to cover expenses and liability should litigation occur. Without adequate D&O insurance, the costs of litigation including amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to us could have a material adverse effect on our financial condition, results of operations and liquidity. Further, if we are unable to obtain adequate D&O insurance in the future for any reason, we may have difficulty retaining and attracting talented and skilled directors and officers, which could adversely affect our business, and may be unable to list our Common Shares on a national exchange in the United States, which could impact the liquidity and value of our stock.

Our insurance policies may be inadequate to fully protect us from material judgments and expenses.

We require insurance coverage for a number of risks, including business interruption, environmental matters and contamination, personal injury and property damage as well as general aviation liability coverage. Although we maintain insurance policies, we cannot provide assurance that this insurance will be adequate to protect us from all material judgments and expenses related to potential future claims or that these levels of insurance will be available in the future at economical prices or at all. A successful product liability claim could result in substantial costs to us. If insurance coverage is unavailable or insufficient to cover any such claims, our financial resources, results of operations and prospects could be adversely affected.

Even if we are fully insured as it relates to a claim, the claim could nevertheless diminish our brand and divert management's attention and resources, which could have a negative impact on our business, prospects, financial condition and results of operations.

Risks Relating to the Ownership of our Securities

An investment in our securities involves significant risks.

Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business and operations and cause the trading price of our securities to decline. If any of the following or other risks occur, our business, prospects, financial condition, results of operations and cash flows could be materially adversely impacted. In that event, the trading price of our securities could decline, and security holders could lose all or part of their investment. There is no assurance that risk management steps taken will avoid future loss due to the occurrence of the risks described below or other unforeseen risks.

Our Common Shares may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility in equity securities of issuers that are similarly situated to us. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Common Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares.

In addition, if the trading volumes of our Common Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Common Shares. This low volume of trades could also cause the price of our Common Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Common Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our Common Shares exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Common Shares.

As a result of this volatility, investors may experience losses on their investment in our Common Shares. A volatile market price of our Common Shares also could adversely affect our ability to issue additional shares of Common Shares or other securities and our ability to obtain additional financing in the future.

The market price of our securities may be volatile.

The market price for our securities may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including, but not limited to, the following: (i) actual or anticipated fluctuations in our quarterly results of operations; (ii) recommendations by securities research analysts; (iii) changes in the economic performance or market valuations of other issuers that investors deem comparable to us; (iv) departure of executive officers or other key personnel; (v) issuances or anticipated issuances of additional Common Shares; (vi) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors; and (vii) news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry or target markets.

Financial markets have historically experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of public entities and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such entities. Accordingly, the market price of our securities may decline even if our operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue for a protracted period of time, the trading price of the Common Shares may be materially adversely affected.

There can be no assurance of an active market for the Common Shares.

The Common Shares are listed on the TSXV since September 22, 2020, Nasdaq since December 7, 2022, and the Frankfurt Stock Exchange since March 29, 2022. Additionally, the warrants issued on December 9, 2022 in the public offering in the United States (the “U.S. IPO Warrants”) are listed on the Nasdaq and the TSXV. There can be no assurance an active and liquid market for the Common Shares or U.S. IPO Warrants will be maintained

If we are unable to satisfy the requirements of Sarbanes-Oxley or our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned.

We are subject to the requirements of SOX. Section 404 of SOX ("Section 404") requires companies subject to the reporting requirements of United States securities laws to complete a comprehensive evaluation of their internal controls over financial reporting. To comply with this statute, we will be required to document and test our internal control procedures and our management will be required to assess and issue a report concerning our internal controls over financial reporting. Pursuant to the JOBS Act, as amended, we are classified as an "emerging growth company." Under the JOBS Act, emerging growth companies are exempt from certain reporting requirements, including the independent auditor attestation requirements of Section 404(b) of SOX. Under this exemption, our independent auditor is not be required to attest to and report on management's assessment of our internal controls over financial reporting during a five year transition period, except in the event this is accelerated if we lose our status as an "emerging growth company". We will need to prepare for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. However, the continuous process of strengthening our internal controls and complying with Section 404 is complicated and time-consuming. Furthermore, we believe that our business will grow both domestically and internationally, organically and through acquisitions, in which case our internal controls will become more complex and will require significantly more resources and attention to ensure our internal controls remain effective overall. During the course of our testing, management may identify material weaknesses or significant deficiencies, which may not be remedied in a timely manner to meet the deadline imposed by SOX. If management cannot favorably assess the effectiveness of our internal controls over financial reporting, or our independent registered public accounting firm identifies material weaknesses in our internal controls, investor confidence in our financial results may weaken, and the market price of our securities may suffer.

Risk Related to Our Securities

If the Company were to constitute a "passive foreign investment company" or "PFIC", adverse U.S. federal income tax consequences may result for U.S. investors.

The Company believes that it was not a PFIC for its most recently completed tax year. Based on current business plans and financial expectations, the Company expects that it likely will not be a PFIC for its current tax year. The Company’s PFIC classification for its current or future tax years may depend on, among other things, how quickly the Company may raise cash raised pursuant to this Offering, the manner in which, and how quickly, the Company utilizes its cash on hand and the cash proceeds received from this Offering, as well as on changes in the market value of its Common Shares. Whether the Company is a PFIC for any taxable year will also depend on the composition of its income and the composition, nature and value of its assets from time to time (including the value of its goodwill, which may be determined by reference to the value of the Common Shares, which could fluctuate).  Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. No opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or is currently planned to be requested.  PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually.  Consequently, there can be no assurance that the Company has never been, is not, and will not become a PFIC for any tax year during which U.S. Holders hold Common Shares, Pre-funded Warrants, Warrants, or “Warrant Shares” (as defined below under the heading “— Certain U.S. Federal Income Tax Considerations”). If the Company is a PFIC for any year during a U.S. taxpayer’s holding period of Common Shares, Pre-funded Warrants, Warrants, or Warrant Shares, then such U.S. taxpayer generally will be required to treat any gain realized upon a disposition of, or any so-called “excess distribution” received on, its Common Shares, Pre-funded Warrants, Warrants, or Warrant Shares, as applicable, as ordinary income, and to pay an interest charge on a portion of such gain or distribution. In certain circumstances, the sum of the tax and the interest charge may exceed the total amount of proceeds realized on the disposition, or the amount of excess distribution received, by the U.S. taxpayer. Subject to certain limitations, these tax consequences may be mitigated if a U.S. taxpayer makes a timely and effective QEF Election (as defined below under the heading “—Certain U.S. Federal Income Tax Considerations”) or a Mark-to-Market Election (as defined below under the heading “—Certain U.S. Federal Income Tax Considerations”). U.S. taxpayers should be aware that, for each tax year, if any, that the Company is a PFIC, the Company can provide no assurances that it will satisfy the record-keeping requirements of a PFIC, or that it will make available to U.S. Holders the information such U.S. Holders require to make a QEF Election with respect to the Company or any subsidiary that also is classified as a PFIC. Accordingly, prospective investors should assume that a QEF Election will not be available. A U.S. taxpayer that makes the Mark-to-Market Election with respect to the Common Shares generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer’s adjusted tax basis therein. A Mark-to-Market Election will generally not be available with respect to the Pre-funded Warrants or with respect to the Warrants. This paragraph is qualified in its entirety by the discussion below under the heading “—Certain U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules.” Each potential investor who is a U.S. taxpayer should consult its own tax advisor regarding the tax consequences of the PFIC rules and the acquisition, ownership, and disposition of the Common Shares, Pre-funded Warrants, Warrants and Warrant Shares, as applicable.

Proposed legislation in the U.S. Congress, including changes in U.S. tax law, may adversely impact the Company and the value of the Common Shares, Pre-funded Warrants, Warrants and Warrant Shares.

Changes to U.S. tax laws (which changes may have retroactive application) could adversely affect the Company or holders of Common Shares, Pre-funded Warrants, Warrants, and Warrant Shares. In recent years, many changes to U.S. federal income tax laws have been proposed and made, and additional changes to U.S. federal income tax laws are likely to continue to occur in the future.

The U.S. Congress is currently considering numerous items of legislation which may be enacted prospectively or with retroactive effect, which legislation could adversely impact the Company’s financial performance and the value of the Common Shares, Pre-funded Warrants, Warrants, and Warrant Shares. Additionally, states in which the Company operates or owns assets may impose new or increased taxes. If enacted, most of the proposals would be effective for the current or later years. The proposed legislation remains subject to change, and its impact on the Company and purchasers of the Common Shares, Pre-funded Warrants, Warrants or Warrants Shares is uncertain.

Our status as a Foreign Private Issuer under United States Securities Laws.

We are a "foreign private issuer", under applicable United States federal securities laws, and are, therefore, not subject to the same requirements that are imposed upon United States domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of United States domestic reporting companies. As a result, we do not file the same reports that a United States domestic issuer would file with the SEC, although we are required to file with or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws. In addition, our officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell Common Shares, as the reporting periods under the corresponding Canadian insider reporting requirements are longer.

As a foreign private issuer, we are exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. We are also exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, these requirements differ from those under the Exchange Act and Regulation FD and shareholders should not expect to receive the same information at the same time as such information is provided by United States domestic companies. In addition, we may not be required under the Exchange Act to file annual and quarterly reports with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act.

In order to maintain our status as a foreign private issuer, a majority of the Common Shares must be either directly or indirectly owned by non-residents of the United States unless we satisfy one of the additional requirements necessary to preserve this status. We may in the future lose our foreign private issuer status if a majority of our Common Shares are held in the United States and if we fail to meet the additional requirements necessary to avoid loss of our foreign private issuer status. The regulatory and compliance costs under United States federal securities laws as a United States domestic issuer may be significantly more than the costs incurred as a Canadian foreign private issuer using the standard foreign form. If we are not a foreign private issuer, we would not be eligible to use the foreign issuer forms and would be required to file periodic and current reports and registration statements on United States domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer.

As a foreign private issuer, we follow certain home country corporate governance practices instead of certain Nasdaq corporate governance requirements applicable to United States domestic companies.

As a foreign private issuer whose securities are listed on Nasdaq, we are permitted to follow certain home country corporate governance practices instead of certain corporate governance requirements of Nasdaq. We follow the TSXV listing rules in respect of private placements instead of Nasdaq requirements to obtain shareholder approval for certain dilutive events (such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater interest in us and certain acquisitions of the stock or assets of another company) and the minimum quorum requirement for a shareholders meeting. Under Nasdaq listing rules, the required minimum quorum for a shareholders meeting is 33 1/3% of the outstanding Common Shares. Under Canadian law and pursuant to our notice of articles, a quorum shall be present at a shareholder meeting if two or more holders of Common Shares representing at least 5% of the total number of voting rights attaching to the said Common Shares entitled to be voted at the meeting are present or represented by proxy. Accordingly, our shareholders may not be afforded the same protection as provided under Nasdaq corporate governance rules for domestic issuers.

We are an emerging growth company and rely on exemptions from certain disclosure requirements which may make our Common Shares less attractive to investors.

We are an "emerging growth company" as defined in section 3(a) of the Exchange Act (as amended by the JOBS Act, enacted on April 5, 2012), and we will continue to qualify as an emerging growth company until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of USD$1,235,000,000 (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three year period, issued more than USD$1,000,000,000 in non-convertible debt; and (d) the date on which we are deemed to be a "large accelerated filer", as defined in Rule 12b-2 under the Exchange Act. We will qualify as a large accelerated filer (and would cease to be an emerging growth company) at such time when on the last business day of our second fiscal quarter of such year the aggregate worldwide market value of its common equity held by non-affiliates will be USD$700,000,000 or more.

For so long as we remain an emerging growth company, we are permitted to and intend to rely upon exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404. We cannot predict whether investors will find our Common Shares or warrants less attractive because we rely upon certain of these exemptions. If some investors find our Common Shares or warrants less attractive as a result, there may be a less active trading market for the Common Shares or warrants and the price per Common Share and warrant may be more volatile. On the other hand, if we no longer qualify as an emerging growth company, we would be required to divert additional management time and attention from our development and other business activities and incur increased legal and financial costs to comply with the additional associated reporting requirements, which could negatively impact our business, financial condition and results of operations.

The liquidity of our Common Shares may be decreased as a result of the 2024 and 2025 Reverse Split.

On October 23, 2024, we effected a one for ten (1-for-10) reverse stock split of our Common Shares (the “2024 Reverse Split”). Accordingly, all shareholders of record at the opening of business on October 23, 2024, received one issued and outstanding post-reverse split Common Share of the Company in exchange for 10 outstanding pre-reverse split common Shares of the Company.  No fractional shares were issued in connection with the 2024 Reverse Split.  All fractional shares created by the 2024 Reverse Split were rounded to the nearest whole number of Common Shares, with any fractional interest representing 0.5 or more Common Shares entitling holders thereof to receive one whole Common Share.  Effective on the date of the 2024 Reverse Split, our outstanding securities that are convertible or exercisable into Common Shares were proportionately adjusted to reflect the 2024 Reverse Split in accordance with each security’s terms with the exception of warrants.

On April 23, 2025 and on April 24, 2025, on the Nasdaq and TSXV respectively, we effected a one for twenty-one (1-for-21) reverse stock split of our Common Shares (the “2025 Reverse Split”). Accordingly, all shareholders of record at the opening of business on April 23, 2025 and April 24, 2025, received one issued and outstanding post-reverse split Common Share of the Company in exchange for 21 outstanding pre-reverse split Common Shares of the Company.  No fractional shares were issued in connection with the 2025 Reverse Split.  All fractional shares created by the 2025 Reverse Split were rounded to the nearest whole number of Common Shares, with any fractional interest representing 0.5 or more Common Shares entitling holders thereof to receive one whole Common Share.  Effective on the date of the 2025 Reverse Split, our outstanding securities that are convertible or exercisable into Common Shares were proportionately adjusted to reflect the 2025 Reverse Split in accordance such securities terms with the exception of warrants.

The liquidity of the Common Shares may be affected adversely by the 2024 and 2025 Reverse Split given the reduced number of shares that are now outstanding, especially if the market price of our Common Shares does not increase as a result of the 2024 or 2025 Reverse Split. In addition, the 2024 and 2025 Reverse Split may increase the number of shareholders who own odd lots (less than 100 shares) of our Common Shares, creating the potential for such shareholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Although we believe that a higher market price of our Common Shares may help generate greater or broader investor interest, there can be no assurance that our increased share price following the 2024 or 2025 Reverse Split will actually attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our Common Shares will satisfy the investing requirements of those investors. As a result, the trading liquidity of our Common Shares may not necessarily improve.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains "forward-looking statements" and "forward-looking information" within the meaning of United States and Canadian securities laws (collectively, "forward-looking statements"). Such forward-looking statements include, but are not limited to, information with respect to our objectives and our strategies to achieve these objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates and intentions. These forward-looking statements may be identified by the use of terms and phrases such as "may", "would", "should", "could", "expect", "intend", "estimate", "anticipate", "plan", "foresee", "believe", or "continue", the negative of these terms and similar terminology, including references to assumptions, although not all forward-looking statements contain these terms and phrases. Forward-looking statements are provided for the purposes of assisting the reader in understanding us, our business, operations, prospects and risks at a point in time in the context of historical and possible future developments and therefore the reader is cautioned that such information may not be appropriate for other purposes.

Forward-looking statements relating to us include, among other things, statements relating to:

  our expectations regarding our business, financial condition, results of operations and future capital raises;
  the future state of the legislative and regulatory regimes, both domestic and foreign, in which we conduct business and/or may conduct business in the future;
  our expansion into domestic and international markets;
  our ability to attract customers and clients;
  our marketing and business plans and short-term objectives;
  our ability to obtain and retain the licenses and personnel we require to undertake our business;
  our ability to deliver under contracts with customers;
  anticipated revenue and related margin from professional service contracts with customers;
  our strategic relationships with third parties;
  our anticipated trends and challenges in the markets in which we operate;
  governance of us as a public company; and
  expectations regarding future developments of products and our ability to bring these products to market.

Forward-looking statements are based upon a number of assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following risk factors:

  limited operating history;
  failure to realize growth strategy;
  failure to complete transactions or realize anticipated benefits;
  reliance on key personnel;
  regulatory compliance;
  competition;
  changes in laws, regulations and guidelines;
  demand for our products;
  fluctuating prices of raw materials;
  pricing for products;
  ability to supply sufficient product;
  potential cancellation or loss of customer contracts if we are unable to meet contract performance requirements;
  expansion to other jurisdictions;
  damage to our reputation;
  operating risk and insurance coverage;
  negative operating cash flow;
  management of growth;
  product liability;
  product recalls;
  environmental regulations and risks;
  ownership and protection of intellectual property;
  constraints on marketing products;
  reliance on management;
  fraudulent or illegal activity by our employees, contractors and/or consultants;

  breaches of security at our facilities or in respect of electronic documents and data storage and risks related to breaches of applicable privacy laws;
  government regulations regarding public or employee health and safety regulations, including public health measures in the event of pandemics or epidemics;
  regulatory or agency proceedings, investigations and audits;
  additional capital requirements to support our operations and growth plans, leading to further dilution to shareholders;
  the terms of additional capital raises;
  conflicts of interest;
  litigation;
  risks related to United States' and other international activities, including regional conflicts that may impact our operations;
  risks related to security clearances;
  risks relating to the ownership of our securities, such as potential extreme volatility in the price of our securities;
  risks related to our foreign private issuer status;
  risks related to our emerging growth company status;
  risks related to meeting the continued listing requirements of Nasdaq;
  risks related to the liquidity of the Common Shares;
  significant changes or developments in United States trade policies and tariffs that may have a material adverse effect on our business and financial statements;
  risks related to United States tariffs, including potential supply chain disruptions, required operational adjustments, increased costs and potential logistical disruptions;
  risks related specifically to United States tariffs on aluminum and steel; and
  risks related to retaliatory tariffs imposed by Canada's government affecting potential foreign sales.

Although the forward-looking statements contained in this Prospectus are based upon what we believe are reasonable assumptions, investors are cautioned against placing undue reliance on this information since actual results may vary from the forward-looking statements. Certain assumptions were made in preparing the forward-looking statements concerning availability of capital resources, business performance, market conditions and customer demand.

Consequently, all of the forward-looking statements contained in this Prospectus are qualified by the foregoing cautionary statements, and there can be no guarantee that the results or developments that we anticipate will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business, financial condition or results of operation. Unless otherwise noted or the context otherwise indicates, the forward-looking statements contained in this Prospectus are provided as of the date hereof and we do not undertake to update or amend such forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by applicable law.

CAPITALIZATION AND INDEBTEDNESS

The following table presents (i) our unaudited capitalization and indebtedness as of March 31, 2025, in accordance with IFRS, and (ii) the as adjusted capitalization and indebtedness as of March 31, 2025 reflecting the effect of the sale by us of 759,879 Common Shares and Warrants (assuming the full exercise of the Pre-funded Warrants) offered by us in this Prospectus at the public offering price of CAD$8.955 per Common Share and Warrant, after deducting the estimated placement agent commissions and other offering expenses. You should read this table in conjunction with the sections of this Prospectus entitled Operating and Financial Review and Prospects, Financial Statements and the related notes and other financial information contained elsewhere in this Prospectus.

(CAD$ in thousands)	March 31, 2025 (Unaudited)	March 31, 2025 As adjusted for this Offering (Unaudited)
Debt:
Lease obligations	$ 179	$ 179
Warrant liabilities	177	177
Total debt	356	356

Equity:
Share capital	43,198	43,893
Warrants	5,926	10,901
Contributed surplus	5,362	5,362
Accumulated other comprehensive loss	(133)	(133)
Accumulated deficit	(47,570)	(47,570)
Total equity	6,783	12,453

TOTAL CAPITALIZATION	$ 7,139	$ 12,809

The foregoing calculations are as of July 23, 2025, and exclude as of such date (USD$ equivalent is based on a conversion rate of CAD$1.3609):

  warrants to purchase 446,257 Common Shares at a weighted average exercise price of $94.67 (US$69.56) per share;

  pre-funded warrants to purchase 723 Common Shares at an exercise price of $0.286 (US$0.210) per share;

  1,057 Common Shares issuable upon the exercise of outstanding but unexercised stock options to purchase Common Shares, under our LTIP at a weighted average exercise price of $554.95 (US$407.78) per share;

  up to 759,879 Common Shares issuable upon the exercise of the Warrants offered hereby; and

  up to 56,991 Common Shares issuable upon the exercise of Placement Agent Warrants.

USE OF PROCEEDS

We estimate that the net proceeds from this Offering will be approximately CAD$5.7 million, assuming the full exercise of the Pre-funded Warrants, after deducting the estimated placement agent commissions and estimated offering expenses payable by us, based on as the public offering price of CAD$8.955 per Common Share and accompanying Warrant.

We intend to use the net proceeds for working capital and other general corporate purposes. We may also use of a portion of the net proceeds from this Offering for acquisitions or strategic investments in complementary businesses or technologies.

INFORMATION ON THE COMPANY

Business Overview

DEFSEC Technologies Inc., formerly known as KWESST Micro Systems Inc., is an early-stage technology company that develops and commercializes next-generation tactical systems for military and security forces and public safety markets.

Our product development has focused on three niche market segments as follows:

Our core mission is to protect and save lives. We group our offerings for commercialization purposes into Military and Public Safety missions.

DEFSEC’s Public Safety offerings are comprised of:

  KWESST LightningTM: leverages the Company’s military digitization technology to provide responders to any type of incident with instant onboarding to the mission and TAK-enabled real-time situational awareness SaaS. The Company is currently pursuing in trials and pilots of the product as it continues development towards the commercial release that is currently expected to be available in Fiscal 2025.

  Less-Lethal Munitions Systems:

    PARA OPSTM, a next-generation less-lethal system.

    ARWEN® 37mm system, plus a new 40mm munition.

DEFSEC’s Military offerings are comprised of:

  Digitization: real-time data sharing at the tactical level, including integration with Battlefield Management Applications (BMS) including ATAK and TAK;

  TASCS IFM and NORS;

  T-SASTM

  Lightning SaaS

  BLDS; and

  Phantom Electronic Warfare device.

Strategy

Our strategy is to pursue and win large defense contracts for multi-year revenue visibility with prime defense contractors for next-generation situational awareness, with a particular focus on ATAK applications that can be leveraged to address similar requirements in the Public Safety Market complemented by our proprietary ARWEN and PARA OPSTM  less-lethal products, where it is possible to drive sales and where the sales cycle is typically shorter than the more programmatic defense market.

Principal Products and Services

The following is a summary of our main product and service categories for each business line:

Less-Lethal	Digitization	Counter-Threat

PARA OPSTM products:

Non-reciprocating devices:

  A single-shot device
  A five-shot device
  12-gauge shotgun (planning stage; not yet industrialized)

Reciprocating devices

  Replica pistol
  AR style rifle

Cartridge

  Blunt / training
  Inert marking powder
  Irritant powder

ARWEN® products:

  Single shot 37mm launcher
  Multi-round 37mm launcher
  Baton blunt impact

Products:

  TASCS IFM
  TASCS NORS
  T-SAS™

Services:

  ATAK Centre of Excellence
  Lightning SaaS CIMS (not yet commercially available)
  Task-order based software services on long-term government defense contracts
Products: BLDS Phantom Electronic Warfare device

Less-Lethal Products

Non-reciprocating PARA OPSTM devices

We are in the low-rate initial production (“LRIP”) phase for the .67 caliber single shot and multi-shot devices. We expect to complete our sales, marketing and distribution plan and will begin the higher volume production phase for these devices during Fiscal 2026. Both will be offered to the public safety market, including our proprietary projectiles for these devices.  The Company also intends to offer both to the personal safety market in the United States subject to all appropriate rules and regulations.  Given its classification as a firearm, it is possible that a reduction in the caliber may be required in order to obtain the appropriate classification (as not a “destructive device”) to reduce the barriers to sell to the personal safety market.  This would not affect the design or manufacture of the launchers, only the projectiles which the Company has already completed prototypes for in .49 caliber should they be required.

(Single shot)	(Pro 5 Magnum)

(Proprietary cartridge and projectile)

We plan to offer three types of payload for projectiles based on customer needs:

  solid slug for practice or pain compliance,
  inert colored powder for practice or realistic close quarters combat simulation, and incapacitating irritant pepper powder for operational use.

Reciprocating PARA OPSTM devices

We have a plan to prototype PARA OPSTM as a high-capacity automatic pistol and carbine (referred to as reciprocating devices) for less-lethal operations and force-on-force training, along with a reciprocating PARA OPSTM cartridge in the second quarter of Fiscal 2026. This timing may extend out further to prioritize the roll-out of PARA OPSTM for the personal safety market.

See below for further details of our projected product development cycle and estimated additional investment to reach full commercialization for our PARA OPSTM devices.

ARWEN® launchers

As a result of the Police Ordinance Acquisition, we are currently selling the following ARWEN® products and related ammunition to law enforcement agencies:

(Multi-shot launcher)	(Single-shot launcher)

Digitization

For the Digitization business line, our products share the same core technology platforms and leverage our domain knowledge, proprietary sensor-software integration, proprietary algorithms and electronic circuity in order to develop and deliver integrated shared situational awareness solutions to our clients who operate in the primarily dismounted domain (i.e., away from supporting platforms such as vehicles, aircraft and armored vehicles):

  ATAK is a United States government owned situational awareness software application that is hosted on Android end user devices. Based on our observation, ATAK is becoming the de facto standard in the United States, Canada, and North Atlantic Treaty Organization ("NATO") for software based situational awareness and as a command and control battle management application in the dismounted domain. While the base software is United States Government owned and is available at no cost, being able to develop specific plug-ins and secure tactical networks is beyond the capacity of most user organizations. We have the experience and expertise to offer ATAK integration and networking services to prospective clients.

  After successfully developing digital technologies for tactical military applications which provide real-time exchange of situational awareness, navigation, imagery, and operational information for soldiers on the ground, we saw opportunities to apply these digitization solutions to the public safety market. These solutions solve critical challenges for law enforcement, fire, emergency response, search and rescue, and natural disaster management, all of whom require networked situational awareness in real time to understand, decide, and act faster and more effectively in response to a critical incident. When responders are facing a public emergency, they need information quickly. Whether it is a wildfire, active shooter scenario or a natural disaster, they need to know what they're walking into and where their resources are located. They also need to communicate and collaborate in real-time - across teams and information sources and often across departments.

  Based on experience gained from our work in the civilian public safety market with our CIMS concept for enhanced public safety, DEFSEC is working to bring its KWESST Lightning™ SaaS app announced in October 2023 to full market release late Fiscal 2025. DEFSEC is currently working to contract with early adopters from a major Canadian police agency to refine the product as part of a pre-market release early adoption phase.

  DSEF and Land C4ISR are a series of task-order based long-term contracts to modernize the Canadian Army's capabilities through the advanced land command systems program management software engineering facility and the advanced land command, control, communications, computers, intelligence, surveillance and reconnaissance systems program. The Company expects to continue to increase staffing, and related revenue, as future taskings are received.

The following is a summary of our Digitization main products that are being commercialized through Fiscal 2025, subject to customer orders.

KWESST Lightning™

Comprehensive Critical Incident Management System architecture and Solution for Public Safety markets:

Native Cloud-based Microsoft environment (MS Azure) with Team Awareness Kit (TAK)

Seamless INTEGRATION and FUSION of crucial real-time position location, imagery, and targeted time-sensitive emergency services data and information for the effective and coordinated delivery of emergency services

Supporting stakeholders from Emergency Operations Centres (EOC), Incident Command Post (ICP), Incident Commanders, and all first responders whether mobile or dismounted.

Counter Threats

We offer the following proprietary next-generation counter-threat solution to protect against hostile enemy lasers, electronic detection, and drones.

Battlefield Laser Defense System

• BLDS is a unique, proprietary system that detects and can locate lasers and alert ground personnel with KWESST’s networked Digitization applications.

• We have systems that support both a vehicle-mounted and personnel-worn applications.

Phantom

• Our Phantom is a compact portable multi-function device that includes the ability to emulate the electronic communications of any NATO country in order to spoof adversaries as to the location of NATO forces.

• Our Phantom is a patented version of much larger vehicle-mounted Electronic Warfare systems.  Its small size means it can be deployed at the tactical level by ground personnel or by drones or mounted on light tactical vehicles.

• In order to optimize the Company's R&D spending, management has put the Phantom project on hold and has suspended further development until there is a stronger customer demand.

The following table provides an update of our current product development cycle by product line and estimated timeline by quarter (fiscal year ended September 30th) to reach production:

	Concept & Design	Prototype(1)	Market Testing(2)	LRIP Production(3)	Higher Volume Production(4)
PARA OPSTM – single shot device (5)	Completed	Completed	Q3 FY23 - Ongoing	Ongoing	Q1-Q2 FY26

PARA OPSTM – Pro 5 Magnum (5)	Completed	Completed	Q3 FY23 - Ongoing	Q1-Q2 FY26	Q3 FY26

PARA OPSTM – reciprocating devices	Q1 FY26	Q2 FY26	Q3FY26	Q4 FY26	Q1 FY27

BLDS	Completed	Ongoing	Ongoing	Ongoing	TBD per market demand
ARWEN® 37mm Ammunition	Completed	Completed	Completed	Completed	Completed
ARWEN® 40mm Ammunition	Completed	Completed	Ongoing	Ongoing	Q4 FY25
KWESST Lightning™	Ongoing	Ongoing	Q1 FY26	Q1 FY26	FY2026

Notes:

(1) Prototype Version 1 (V1) and Version 2 (V2), integration, and testing have been completed. Next Generation BLDS prototyping is ongoing.

(2) Includes field testing and prototype V2.

(3) "Low Rate Initial Production". Includes final product development, LRIP, and sales demonstration units. A product is not ready for pre-production until it reaches Technology Readiness Level (TRL) of 5 to 6. Version 2 has been delivered to the customer for integration under this phase.

(4) Awaiting customer validation and follow-on orders.

(5) Includes the cartridges for the devices. Higher volume production anticipated timelines could be longer if modifications are required as a result of the ATF confirmation of classification as a firearm to reduce barriers to sales to the civilian personal safety market. (See Government Relations – Less-Lethal – United States).

We consider a product to have reached the commercialization phase when we have begun LRIP and we have a sales, marketing, and distribution plan for the product.

Principal Markets

Our total revenues by category of activity and geographic market for each of the last three financial years and the six months ended March 31, 2025, were as follows:

	Six months ended March 31, 2025	Year ended September 30, 2024	Year ended September 30, 2023	Year ended September 30, 2022
Major products / service lines
Digitization	$ 1,785,769	$1,034,257	$819,604	$354,620
Less-Lethal	365,124	465,082	411,758	330,658
Training and services	-	1,028	-	34,590
Other	927	3,961	3,088	1,651
	$ 2,151,820	$1,504,328	$1,234,450	$721,519

Primary geographical markets
Canada	$ 2,056,456	$1,349,225	$743,200	$332,309
United States	95,364	155,103	42,780	389,210
Europe	-	-	448,470	-
	$ 2,151,820	$1,504,328	$1,234,450	$721,519

Market Opportunities

Less-Lethal

According to Fact.MR: Less-Lethal Weapons Market, April 2023, the global less-lethal weapons market was approximately USD$4.95 billion in 2023 and is projected to reach USD$7.6 billion in 2028 (a 4.3% compound annual growth rate). We plan to target the following two markets, with an initial focus in the United States:

  Professional market:

Our main focus in the short-term is the professional market in the United States and overseas as these represent a major opportunity for our less-lethal security products. According to the U.S. Bureau of Labor Statistics, in the United States there are nearly 796,800 police officers, detectives and criminal investigators. Cases involving police shootings and deaths related to the use of conductive energy devices and less-lethal shotgun ammunition have increased in the United States. According to The Washington Post, there have been over 10,329 fatal police shootings in the United States since 2015 involving police.

A Reuters report estimates that at least 1,000 people have died as a result of being stunned by conductive energy devices in the United States. In over 150 of those deaths, the conductive energy device was determined to be a cause or a contributing factor.

There are several other security-related occupations which we believe are potential customers for our less-lethal products. These include 1.2 million security guards, 387,500 corrections officers and 38,800 private detectives, according to the U.S. Bureau of Labor Statistics. We believe that our PARA OPSTM products could play a meaningful role in addressing the tragic increase in school shooting events. According to the Naval Postgraduate School's Center for Homeland Defense and Security, there have been approximately 460 shooting events in K-12 schools during the last five years. We believe our less-lethal security products offer school personnel important options to create a tactical advantage in school shootings without using lethal firearms.

According to the U.S. Department of Education, there are over 132,000 elementary and secondary schools and nearly 6,000 colleges and universities in the United States. We believe there is an opportunity to utilize our products to enhance school safety.

Other public spaces such as grocery stores, houses of worship, bars and nightclubs, concert venues, sporting arenas and public transportation centers are also confronted with increased security challenges. Each of these locations represents an opportunity for us as they could improve security without introducing lethal firearms into crowded civilian environments by equipping their employees and security personnel with our less-lethal products.

Other market opportunities that we intend to further explore include the international professional market, realistic force-on-force training for military and police, realistic high-action gaming and animal control, both in the United States and internationally.

The principal market for the OPSTM product line of less-lethal systems is law enforcement, primarily in Canada and United States.

  Consumer market:

According to Pew Research Center, nearly a third of U.S. adults say they personally own a gun based on 2023 survey data. We believe our PARA OPSTM devices will offer gun owners and members of their households a safer, personal defense option, without the risk of loss of human life.

In addition to personal defense, we believe we have an opportunity to disrupt the recreational market – specifically for paintball guns, which are air-based devices rather than cartridge-based (see Business Overview – Competitive Conditions). According to market research by Fact.MR, published by Yahoo Finance, the paintball gun market size in the United States was $127.21 million in 2023 and projected to be $403.5 million by 2033.

Digitization

The principal market for our digitization business lines is primarily among military and public safety agencies in countries that are members of NATO, as well as Australia and New Zealand. As the largest purchaser and user of military and public safety products, the United States is our primary focus, followed by the other NATO member countries, and to a lesser extent, the Middle East and Asia.

In addition to increased military spending in the United States and other members of NATO, another important trend that we have observed is an increase in funding within the military for projects related to precision munitions for weapons already in use by the military (legacy weapons) to further enhance survivability of soldiers and their operational effectiveness. Our TASCS Integrated Fires Module (IFM) products are expected to benefit from these trends by transforming "dumb" legacy weapons into "smart" weapons (with better accuracy) and integration into military "Joint Fires" systems.

For our CIMS offering, our principal market is public safety agencies, primarily in Canada and United States. Public safety agencies across the United States are seeking to implement digital solutions that can improve responder safety and incident management. According to Accenture, digital transformation presents one of the biggest challenges for public safety agencies. Globally, the public safety and security market was USD$435 billion in 2021 and is expected to reach USD$868 billion by 2028, growing at a CAGR of 10.4%, according to Fortune Business Insights. We have evolved a CIMS system under a SaaS model, branded "KWESST LightningTM" to appeal to public safety agencies who may find it attractive to adopt this as a service rather than purchase hardware and software.

The major factors fueling the public safety market include rising instances of mass shooting, natural disasters, terrorist activities and security breaches as well as increasing law enforcement requirements for public safety and investments in public safety measures for smart cities.

Counter Threat

Our BLDS product was developed expressly to address the health and safety threats from weaponized and/or targeting laser devices utilized by adversaries in the field and to aid in the prevention of friendly fire incidents.

Our Phantom product was developed to provide additional protection to friendly forces by confusing adversaries' Electronic Warfare operators, preventing them from targeting our forces.

We also continue to explore potential application of our technologies to the counter unmanned aircraft system ("C-UAS") market. The rapid proliferation of small hostile drones continues to be a growing worldwide problem for military forces, sensitive facilities, and public security agencies. Most counter-drone systems are electronic, designed to detect, identify, track and, if possible, disrupt the communications protocols of drones to prevent completion of their mission. Increasingly, however, drones are being developed by adversaries that are difficult or impossible to disrupt electronically.  Military and Homeland Security agencies are therefore seeking alternatives for stopping drones without collateral damage.  We have been conferring with various C-UAS vendors regarding a system for the domestic market that can be made interoperable with our digitization offerings to provide public safety agency a full solution.

Competitive Conditions

Less-Lethal

We expect our competition for less-lethal PARA OPSTM products will primarily be manufacturers of:

  handheld CO2-powered or air powered launchers of chemical irritant projectiles, including Byrna Technologies Inc. (which sells products under the Byrna® HD brand), United Tactical Systems, LLC (which sells products under the PepperBall brand), and FN Herstal;
  conductive energy devices, including Axon Enterprises, Inc. (which sells the TASER device); and
  remote restraint devices, including Wrap Technologies Inc.

Our competitive advantage is principally our proprietary system consisting of:

  a low energy cartridge system with a cartridge casing that generates spin to a projectile, a far more reliable platform than air-based launchers;
  inexpensive firing platforms in any design that fire only our PARA OPSTM cartridges;
  different payloads in the projectile for various applications;
  velocities and muzzle energy far below the "lethal" threshold;
  simple internal mechanisms with few components simplifying the manufacturing process; and
  a patented system whereby the cartridge casing generates spin to a projectile to stabilize it for accuracy over distance.

Our Chairman was the inventor of PARA OPSTM. He was previously the founder of SimunitionTM, a manufacturer of less-lethal training ammunition, since sold to General Dynamics. Further, he was also the Chief Executive Officer and Executive Chairman of United Tactical Systems, LLC, a company offering public-safety products for law enforcement, military and personal defense under the PepperBallTM brand. Accordingly, he brings a wealth of market knowledge to us. Additionally, we have staff with many years of experience in firearms development and manufacturing. In August 2021, we also hired a senior Technical Manager with over 17 years of firearms manufacturing experience. He previously held senior roles at Colt Canada including most recently R&D Manager and Product Support Engineering. While we do not build lethal firearms, this experience is very relevant for building our PARA OPSTM business.

Many air-powered (CO2-powered) devices are complex and less reliable, specifically:

  ambient temperature causes performance to vary, especially in colder weather;
  synthetic seals and "O" rings dry out and can cause catastrophic failures; and
  such devices entail long logistics tails (for example, heavy air tanks, compressors and spare parts).

Our patent application with the U.S. Patent and Trademark Office ("USPO") for our proprietary cartridge-based firing system was approved and the patent issued effective October 31, 2023.

For the ARWEN®'s product line, our primary competitors are the following:

  DEFTEC / Safariland's 40 mm LTM launchers; and
  ALS (a Pacem Defense Company)'s single shot 37mm and 40mm launchers and 40mm multi-shot launchers.

A further market advantage is the access to the law enforcement market through our ownership of ARWEN®, and the strength of its brand, which has been selling less-lethal systems to law enforcement agencies internationally for over 30 years. As a result of our acquisition of Police Ordnance, we believe there are synergies between our PARA OPSTM and ARWEN® products such as access to law enforcement market for PARA OPSTM, providing a low-energy cartridge for ARWEN® launchers and combining facilities and engineering.

We have developed a 40mm ARWEN® baton cartridge which we believe has the superior performance of the 37 mm cartridge and is designed to work in most third-party 40mm launchers. We are currently in the process of introducing this to selected law enforcement tactical teams for test and evaluation, with plans for volume production and roll-out to the market in Fiscal 2025.

Digitization and Counter-Threat

Our competition for digitization and counter threat business lines is primarily:

  R&D labs funded by the U.S. Department of Defense for developing systems like TASCS;
  Fabrique Nationale Herstal S.A. for their remote weapon stations (although these do not offer high angular resolution like TASCS); and
  known developers of electronic decoy systems including Motorola (Tactical TV Decoys), Synchopated Engineering (Mockingbird RF Signal Emulator), and CACI Systemware (MAGPIE).

We are currently not aware of any major direct competitors for the combination of capabilities that our BLDS technology will bring apart from legacy detection systems that provide very basic detection.

Our competitive advantage is the significant experience that we have in soldier systems (which we consider to be any device that a soldier carries onto the battlefield, ranging from a communications device to a sensor), weapons, and sensor fields. Our expertise in the field of networked weapons has been recognized by the United States military who requested that we participate in the NATO working group tasked with developing standards and requirements for these types of networked weapons.

We are also not aware of any major direct competitors for our CIMS (KWESST LightningTM as a service offering (SaaS).

Seasonality

We do not expect our less-lethal business line will be exposed to seasonality. While our Digitization and Counter-Threat business lines may be affected by national military budgetary cycles, as well as federal, state and local government spending, we expect the various customers having different spending cycles will mitigate our potential cyclicality exposure.

Manufacturing and Availability of Raw Materials

Less-Lethal

We have outsourced the engineering work for the PARA OPSTM devices to a third party, with oversight by us. Additionally, we plan to rely upon strategic alliances with OEMs for the manufacturing and distribution of our PARA OPSTM products.

For the ARWEN® launchers, components are outsourced to various suppliers and assembled by an outsourced manufacturer.

Today, we are not aware of material sourcing issues or pricing volatility of raw materials, except for price volatility for certain components to manufacture ARWEN® ammunition that will be required for our less-lethal business line (see Risk Factors - We Are Dependent on Key Suppliers for our ARWEN® Product Line).

Digitization and Counter-Threat

Today we have assembled a team of engineers, technicians and advisors that have significant experience in soldier systems (which we consider to be any device that a soldier carries onto the battlefield, ranging from a communications device to a sensor), weapons, and sensor fields. It is this combination of disparate knowledge sets that enables us to integrate and develop innovative solutions. We leverage from this same pool of talent to deploy our Lightning™ SaaS product for the public safety market.

All current product development is done at our facility in Ottawa (see Property, Plant and Equipment). For as long as market demand justifies a low rate of production quantities, we will internally produce these products. Once demand reaches quantities necessitating commercial-level production quantities, we will outsource our production to companies specifically suited to producing each particular product. We are not aware of any material regulatory approvals that are required for us to outsource production.

Marketing Plans and Strategies

Less-Lethal

Initially we plan to sell our PARA OPS™ to the professional market which includes law enforcement agencies and then to the consumer market through an e-commerce store and a network of distributors. We plan to hire sales and marketing resources during 1H Fiscal 2025 for the commercialization of PARA OPS™.

For the ARWEN® launchers, we plan to continue direct sales to law enforcement agencies, with marketing via tradeshows and social media/web-based.

As part of our marketing efforts, have attended or are planning to attend the following tradeshows to promote all DEFSEC products and services:

Tradeshow	Location	Date of Event
Canadian Association of Chiefs of Police	Victoria, BC	10 August 2025
DSEI	London, England	9-12 September 2025

Proprietary Protection

Public Safety

We have the following registered trademarks:

Trademark	Country	Application # / Registration #	Status / Registration Date
ARWEN®	Canada	TMA657,575	January 31, 2006
ARWEN®	Great Britain	UK00001247086	July 27, 1985
ARWEN®	Singapore	T9105613J	June 8, 1991
ARWEN®	United States	1,404,833	August 12, 1986

We have the following trademark and design mark pending applications:

Trademark	Country	File Date for Pending	Application # / Registration #	Status / Registration Date
PARA OPSTM	United States	February 2, 2022	97/248,319	Pending
EVERYONE GOES HOME ALIVE	Canada	August 10, 2022	2,203,009	Pending
EVERYONE GOES HOME ALIVE	United States	September 16, 2022	97/594,701	Pending
GREY GHOST	Canada	8/10/2020	2,044,815	Pending
PARA SHOT	Canada	11/9/2023	2,292,216	Registered
PARA SHOT	United States	11/30/2023	98/292,215	Pending
KWESST LIGHTNINGTM	Canada	11/17/2023	TMA1,278,008	Registered
KWESST LIGHTNINGTM	United States	11/30/2023	98/292,239	Allowed

We have the following patent pending or issued applications:

Product line	Country	File Date for Pending	Application # / Registration #	Status / Registration Date
LOW ENERGY CARTRIDGE (PARA OPS™)	Canada	October 24, 2022	3,179,723	Pending
LOW ENERGY CARTRIDGE (PARA OPS™)	Australia	October 27, 2022	2022259822	Pending
LOW ENERGY CARTRIDGE (PARA OPS™)	United States	February 11, 2022	17/669,420	Issued October 31, 2023
Lightning™	United States	October 11, 2024	PCT/CA2024/051340	Pending
ARWEN®	United States	December 12, 2024	18/978,828	Pending

Country	Serial Number	Filed Date	Title	Status
International	PCT/CA2024/050848	6/24/2024	BATTLEFIELD LASER DETECTION EQUIPMENT MODULE AND SYSTEM COMPRISING THE SAME	Pending
United States	18/377,113	10/5/2023	LOW ENERGY CARTRIDGE	Issued Patent No. 12,078,462B2

Digitization

While we rely significantly on trade secrets to protect our internally developed technologies, we currently no longer have any patent pending applications regarding our digitization business lines.

We have the following pending trademark applications:

Trademark	Country	Application #	File Date	Status
Phantom	Canada	2,047,424	August 24, 2020	Pending
Phantom	United States	90/135,612	August 25, 2020	Pending

We also have the following corporate pending trademark applications:

Trademark	Country	Application #	File Date	Status
	Canada	2,063,763	November 12, 2020	Registered TMA1,282,162
	United States	90/518,212	February 8, 2021	Pending

Government Regulations

Less-Lethal

United States

In February 2022, we retained the services of Orchid Advisors to assist us with the classification and ATF compliance for our PARA OPS™ devices.  Orchid Advisors is an FFL compliance solutions firm headquartered in Hartford, Connecticut.

Based on Orchid Advisor's interpretation of the ATF rules and regulations, we have self-classified the .67 caliber version of the PARA OPS™ devices as a "destructive device," providing us with the ability to go to market much sooner than waiting for ATF classification ruling. Under the ATF rules, a manufacturer must determine whether the device is a firearm and therefore be subject to ATF regulation and if it is a firearm whether it is subject to National Firearms Act of 1934 ("NFA") regulations.

To be considered a regulated firearm in the United States, the device must be: (i) a weapon that (ii) will or is designed to expel a projectile (iii) by the action of an explosive. Although primers in cartridges are exempt from control under the explosives regulations as administered by ATF, they are still considered an “explosive” for the purposes of the firearm definition.  Because we use primers in the cartridges for our PARA OPSTM devices, we have decided to self-classify our PARA OPSTM devices as a form of firearm in the United States pending any different eventual classification by the ATF. The Company is working with the ATF to confirm the classification of PARA OPSTM.

For any device classified as a firearm in the United States, it must be determined whether an additional level of control is imposed by the NFA. Under NFA regulations, there are only two possible types of NFA firearm that PARA OPSTM could be defined as: (1) a “any other weapon” (“AOW”) or (2) a “destructive device”.  Sale of either of these to consumers is permissible but requires a lengthy approval process conducted by the ATF (the background check process on the consumer); whereas sale to law enforcement agencies, military bodies, or government agencies is a more expedient approval process (usually less than 7 days). Further, the AOW classification requires only a $5 transfer tax to consumers whereas a destructive device classification results in a $200 transfer tax to consumers (such tax being borne by the consumer). While our PARA OPSTM is less-lethal (the kinetic energy of our projectile is well below lethal threshold), we have determined that the current version of our PARA OPSTM devices are “destructive devices” because the measurement of the bore of our device is currently in excess of the one-half inch in diameter, the maximum size for AOW.

Having self-classified the PARA OPSTM device as a firearm in the United States, and by virtue of its bore size meeting the definition of a “destructive device”, we expected initial revenues to come primarily from United States law enforcement agencies as there are otherwise certain barriers to selling destructive devices to civilians including licensing, tax stamps and additional verification and administrative procedures. However, the sales cycles are much shorter in the civilian market. Given that the ATF has verbally confirmed that it is a firearm, we will consider resubmitting for determination with a .49 caliber version of the cartridge to obtain a decision on whether it is considered a “destructive device” which would reduce the barriers to selling to the civilian market as described above. This will not require any alteration to the launcher itself and we have already developed prototypes of the lower caliber cartridges for submission if necessary however, there can be no assurance that the ATF would grant a classification as not a destructive device without a minor modification to the launcher variant that allows for only the 0.49 caliber version of the projectile to be used.

In July 2022, we entered into a consulting agreement with an FFL engineering firm, Bachstein Consulting LLC, in the United States to finalize the prototype for the PARA OPSTM single and multi-shot devices, including LRIP during Q1 Fiscal 2023.  We continued to pursue development through Fiscal 2023 and the first half of Fiscal 2024 of a non-pyrotechnic energy actuator for PARA OPSTM in conjunction with a smaller diameter cartridge and projectile which, together, we expected would result in a next-generation version of PARA OPSTM products that would be considered non-firearms in most jurisdictions. The distribution of our PARA OPSTM in the United States will be done directly with FFL distributors/firearm dealers for civilian sales.  Today, all 50 states of the United States allow civilians to own a firearm subject to the firearm laws of the state (which vary by state). Once launched we expect the sales of our PARA OPSTM devices will position us well for significant recurring revenues through the sale of subsequent cartridges over the next 12 months (see Risk Factors – A Significant Portion of Our Revenues Are Non-Recurring).

For the less-lethal ARWEN® products, we maintain a firearm business license (the “Firearm Business License”) issued by the Chief Firearms Office of the Ontario Ministry of the Solicitor General and we are also registered under the Controlled Goods Program in Canada. For further information, see Business Overview – Digitization and Counter Threat. Additionally, we previously maintained a Federal Explosives License/Permit for the manufacturing of explosives and a FFL for manufacture and sale of destructive devices, both issued by the ATF in the United States, we abandoned these licenses in favor of Stateside outsourced production and handling by knowledgeable organizations who themselves hold the requisite licenses to maximize efficiency in the supply chain.  All sales of our ARWEN® launchers are made directly to law enforcement agencies and other eligible professional users.

Rest of the World

As our current focus is commercializing PARA OPS™ in the United States, we have not begun analyzing the related government regulations for the rest of the world.

Digitization and Counter-Threat

Firearm Business License

In Canada, we maintain a Firearm Business License with the Chief Firearms Officer of the Ontario Ministry of Solicitor General for our following business activities:

  Manufacture, modification and assembly: prohibited weapons, ammunition, restricted firearms, prohibited devices, prohibited ammunition, prohibited handguns, non-restricted firearms, prohibited firearms;
  Retail sales (including consignment sales): restricted firearms and non-restricted firearms.
  Consignment sales: prohibited firearms including prohibited handguns.

  Gunsmithing: prohibited firearms, prohibited handguns, non-restricted firearms, restricted firearms.
  Transportation of inventory: prohibited firearms, ammunition, prohibited handguns, non-restricted firearms, prohibited ammunition, prohibited devices, restricted firearms, prohibited weapons.
  Storage of firearms: restricted firearms, non-restricted firearms, prohibited firearms, prohibited handguns.
  Export: ammunition, prohibited handguns, non-restricted firearms, prohibited ammunition, prohibited firearms, prohibited weapons, prohibited devices.
  Possession for the purpose of instruction: restricted firearms, ammunition, non-restricted firearms, prohibited handguns.
  Import: prohibited firearms, non-restricted firearms, prohibited devices, prohibited ammunition, ammunition, prohibited weapons, prohibited handguns and restricted firearms.

The Firearm Business License is for the purposes of: (i) the performance of a contract entered into by the Government of Canada, the government of a province, the government of a municipality acting on behalf of a police force, or a police force, or by a person acting on behalf of such a government or a police force; and (ii) the development, modification or testing of a prohibited firearm, prohibited weapon, prohibited device or prohibited ammunition, or any component or part thereof, for the purpose of training, or supplying goods or training materials used in the training of, a public officer as defined in subsection 117.07(2) of the Criminal Code (Canada), who is acting in the course of his or her duties or employment.

As of the date of this Prospectus, we believe ourselves to be fully compliant with all the conditions under which the Firearm Business License is delivered and maintained.

We have a Firearms Business License that covers any potential scenario that we may from time to time be involved in in which such a license would be required. We are currently not in the retail or consignment sale of firearms and do not expect to be in this type of business.

For greater clarity, we use real firearms in the development and testing of our products as well as in training users in their use. Any device such as the TASCS IFM or TASCS NORS must be developed and tested on the weapon platforms for which it is designed. The Shot Counter is designed to work on automatic weapons in military and police inventories. These types of weapons are classified as prohibited and are solely utilized in the development and testing of the product. Replica systems are utilized for static demonstrations, trade shows and other non-firing events. The Company is no longer pursuing the development of the Shot Counter.

We procure ammunition such as those required for mortars, grenade launchers and others weapon types to conduct testing and evaluation. On occasion, we may need to export ammunition in support of demonstrations.

Controlled Goods Program

In Canada, an individual or organization must register in the Controlled Goods Program with Public Services and Procurement Canada if they need to:

  examine, possess or transfer controlled goods (munitions);
  transfer controlled goods outside of Canada; or
  receive bid solicitation documents containing controlled goods or controlled technology.

We are registered in the Controlled Goods Program and believe we are in compliance as of the date of this Prospectus.

Economic Dependence

As an early-stage company, the revenue stream in Fiscal 2021 for the TASCS system was concentrated on one United States military customer. We recognized 98.3% of the total revenue (USD$0.8 million) for this United States military customer during Fiscal 2021 (see Operating and Financial Review and Prospects, Critical Accounting Estimates).  We delivered the remaining milestone and recognized the remaining 2.7% of the total revenue during the first quarter of Fiscal 2022. While we originally expected to receive follow-on orders for our TASCS IFM 81mm mortar system under multi-year “Joint Fires” programs we have not yet received any orders, and there is no assurance of such orders in the future.

Since September 30, 2021, we have further diversified our revenue base as a result of the Police Ordnance Acquisition.  Additionally, on December 1, 2021, we entered into a master professional services agreement (the “MPSA”) with General Dynamics Mission System (“GDMS”) to support the development of digitization solutions for future Canadian land C41SR programs under Strong, Secure, Engaged: Canada’s Defence Policy. This includes TAK integration and other digitization services over 12 months. The MPSA serves as the master agreement and governs the basic terms and conditions for all future statements of work (“SOW”) but does not in itself give rise to financial rights or obligations for either GDMS or us nor does it ensure that a future SOW will be awarded. Accordingly, there are no material terms in the MPSA except for the termination provision. At its sole discretion, GDMS may terminate the MPSA and/or a SOW by written notice to us. Under such event, GDMS will be liable for work rendered or expenses incurred prior to the effective date of such termination for which payment has not been made to us.  GDMS may also terminate the MPSA immediately in the event of default (as defined in the GDMS). Concurrently with entering in the MPSA, we entered into a SOW with GDMS for the first phase of the project which was delivered by the end of Q3 Fiscal 2022 and fully collected.  GDMS accounted for 41% of our Fiscal 2022 consolidated revenue. During Q1 Fiscal 2023 we entered into another SOW with GDMS for USD$0.1 million, which we delivered by the end of the quarter. In Q4 2022 we entered into a three year contract with CounterCrisis Tech to provide support for the ground search and rescue (“GSAR”) program with Public Safety Canada. In Fiscal 2023 the GSAR revenue made up approximately 23% and 20% in Fiscal 2024 of total annual revenue. In Fiscal 2024, we began work on the DSEF and Land C4ISR contracts and they made up 36% and 8%, respectively, of total annual revenue in Fiscal 2024. With the commercial launch of PARA OPSTM product line in Fiscal 2024 and continued product sales from the ARWEN® launchers and ammunition, we anticipate our total consolidated revenue will continue to diversify with various customers, resulting in less dependence on limited customers to drive positive cash flows and profitability.

Foreign Operations

We established office space in Stafford, Virginia to conduct United States business development activities and anticipated light assembly and distribution for our less-lethal, Digitization, and Counter-Threat business lines. We released this space in the summer of 2023 and rented alternative space in the premises of our outsourced PARA OPS™ devices manufacturer in North Carolina for greater economy and convenience. The North Carolina space was released on December 31, 2024.

History and Development of the Company

Corporate Overview

DEFSEC Technologies Inc. is a corporation domiciled in Canada and was incorporated under the BCBCA on November 28, 2017. On June 30, 2025, the Company changed its name from KWESST Micro Systems Inc. to DEFSEC Technologies Inc. We develop and commercialize next-generation tactical systems for military, security, and personal defense markets. Key market segments and solutions addressed by our proprietary solutions are:

(i) less-lethal products with broad application in the professional and personal defense market,

(ii) modernized digitization of tactical teams for shared real-time situational awareness in the military and public safety markets, and

(iii) counter-measures against threats such as drones, lasers and electronic detection for the military market.

Our business activities are carried on by our wholly-owned subsidiaries, see Organizational Structure.

Our registered office is located at 2900 – 550 Burrard Street, Vancouver, British Columbia V6C 0A3 and our principal place of business is located at 80 Hines, Suite #300, Ottawa, Ontario, Canada, K2K 2T8.

Our Common Shares are listed and posted for trading on Nasdaq under the symbol “DFSC”, the TSXV under the trading stock symbol “DFSC.V” and the Frankfurt Stock Exchange under the stock symbol of “62U2”. Certain of our Warrants are listed and posted for trading on Nasdaq under the symbol “DFSCW”.

Following the closing of the Qualifying Transaction on September 17, 2020 (as defined below) pursuant to the policies of the TSXV, we changed our fiscal year end from December 31st to September 30th.

The SEC maintains an internet site at http://www.sec.gov/edgar that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our internet site is https://www.kwesst.com; our telephone number is (613) 241-1849.

Intercorporate Relationships

The following chart illustrates our wholly-owned subsidiaries:

KWESST U.S. Holdings Inc.

On May 2, 2022, we incorporated a wholly-owned United States holding subsidiary in Delaware (United States).

KWESST Public Safety Systems U.S. Inc.

On May 2, 2022, we incorporated a wholly-owned United States subsidiary in Delaware (United States), for the PARA OPS™ product line in the United States (see Business Overview).

KWESST Defense Systems U.S. Inc. (formerly KWESST U.S., Inc.)

On January 28, 2021, we incorporated a wholly-owned United States subsidiary in Delaware (United States), named KWESST U.S., Inc., and established an office in Stafford, Virginia (United States) to further pursue Digitization and Counter-Threat business opportunities in the United States.  On June 3, 2022, we amended the certificate of incorporation of the subsidiary to change the name to KWESST Defense Systems U.S. Inc.

KWESST Public Safety Systems Canada Inc.

On April 6, 2022, we incorporated a wholly-owned subsidiary in Ontario (Canada), for the PARA OPS™ business line in Canada (see Business Overview).

2720178 Ontario Inc. and Police Ordnance Company Inc.

On December 15, 2021, we acquired 2720178 Ontario Inc., which owns all of the issued and outstanding shares of Police Ordnance Company Inc., a company incorporated in Ontario (Canada) (see Principal Capital Expenditures and Divestitures).  These are wholly-owned subsidiaries of DEFSEC.

KWESST Inc.

On April 24, 2017, we incorporated a company in Ontario (Canada) named KWESST Inc. for the Digitization and Counter-Threat business lines.

On September 17, 2020, pursuant to the Qualifying Transaction (as defined below), KWESST Inc. amalgamated with 2751530 Ontario Ltd. ("Subco"), with the amalgamated company retaining the name of "KWESST Inc."

Events in the Development of the Business

All share-related information presented in this section gives effect to the Reverse Split.

Inception to 2019 Highlights

DEFSEC was formed in April 2017. DEFSEC was founded to pursue advanced projects within the defense and security fields. We opened our offices in Ottawa, Ontario in May of 2017 and began development of what would become our core technology, TASCS. Our TASCS consists of a sensor package mounted to a soldier weapon and a display running a user interface program typically known as the Battlefield Management System (“BMS”).

Between May and September of 2017, we developed the first-generation prototype of the sensor package forming part of TASCS, combined with a basic BMS system. DEFSEC started to collaborate with a United States military drone supplier, AeroVironment, Inc. (“AeroVironment”).

In March 2018, we successfully integrated AeroVironment’s drone data feed into DEFSEC’s TASCS.

From April 20, 2018, to December 14, 2018, DEFSEC completed several financings (collectively “DEFSEC 2018 Financing”) in the amount of $940,255 by way of revenue sharing agreements, related party loans and 10% convertible debentures to fund our working capital requirements.

2019 Highlights

On April 12, 2019, we won our first contract with AeroVironment valued at USD$100,000. In August 2019, we were in discussions with AeroVironment for a further contract to integrate our TASCS IFM with AeroVironment's Augmented Weapon Sight technology for the preproduction development of 60mm and 81mm mortar and machine gun mounts. This was delayed to April 2020 due to COVID-19 restrictions.

On October 1, 2019, we entered into an executive service agreement with DEFSEC Corporation ("DEFSEC Corp") in which its CEO, David Luxton, agreed to serve as our Executive Chairman (refer to Compensation for remuneration information).

On October 24, 2019, we completed a private placement of Common Shares for gross proceeds of $1,015,000 at a price of $140 per share, resulting in the issuance of 345 Common Shares (the "October 2019 Private Placement").

On October 24, 2019, the revenue sharing agreements and convertible debentures that we issued as part of the DEFSEC 2018 Financing were settled by the issuance of: (i) 211 Common Shares, and (ii) $234,515 in principal amount of convertible notes, bearing interest at a rate of 10% per annum (the “DEFSEC 2019 Convertible Notes”).

On November 18, 2019, we entered into a non-exclusive licensing agreement (the "AerialX Licensing Agreement") with AerialX and licensed a technology required to manufacture, operate and use a drone whose principal function and purpose is to act as a projectile to intercept aerial threats using kinetic force (the "Licensed Technology").

During the quarter ended December 31, 2019, we started developing proprietary laser defense products to protect ground forces from a portable laser attack weapon developed and produced by a foreign adversary.

Fiscal 2020 Highlights

On January 30, 2020, we completed a private placement of 179 Common Shares at a price of $5,880 per Common Share for gross proceeds of $1,050,000.

On March 1, 2020, we entered into a consulting agreement with SageGuild, LLC ("SageGuild") to provide United States business development support to facilitate the integration of our solutions/services into the U.S. Department of Defense markets. The monthly consulting fee comprised of cash and 2 Common Shares at a price of $7,350 per share. In preparation for a go-public transaction, the Common Shares issuable in satisfaction of the consulting fee were amended to stock options starting from May 31, 2020, in which the exercise price was satisfied by services rendered by SageGuild.

On March 25, 2020, we completed a private placement of 58 Common Shares at a price of $7,350 per Common Share for gross proceeds of  approximately $422,875.

On April 30, 2020, Foremost Ventures Corp. ("Foremost"), together with its wholly owned subsidiary, Subco, entered into an amalgamation agreement ("Amalgamation Agreement") with KWESST Inc. pursuant to which Subco and KWESST Inc. agreed to amalgamate (the "Amalgamation") to complete an arm's length qualifying transaction, in accordance with the policies of the TSXV (the "Qualifying Transaction" or "QT").

On April 25, 2020, AeroVironment issued an additional purchase order valued at USD$635,000 to provide increased capability to the AWS system. This generated approximately $530,000 of revenue in Fiscal 2020.

On May 8, 2020, we issued an aggregate amount of $1,115,034 in convertible notes comprised of (i) $1,081,504 in principal amount of convertible notes convertible at $6,615 per Common Share, bearing interest at a rate of 15% per annum (“DEFSEC May 2020 Private Placement Convertible Notes”) and (ii) a convertible note with a principal amount of $33,530 issued to a third party for services rendered in connection with the private placement, all of which, including accrued interest thereon, were automatically converted into 177 Common Shares upon closing of the Qualifying Transaction on September 17, 2020. Additionally, as an inducement, the note holders were entitled to receive 25% of the principal amount in the form of Common Shares based on a stock price of $6,615 per share, resulting in the issuance of 41 Common Shares concurrently with the above conversion event.

On June 12, 2020, we entered into a technology agreement (the “GhostStep Technology Purchase Agreement”) with SageGuild pursuant to which DEFSEC acquired GhostStep technology. We have since rebranded it as Phantom. The total purchase consideration was valued at approximately $482,000. For further information, see Principal Capital Expenditures and Divestitures.

On July 9, 2020, DEFSEC issued 300 subscription receipts of DEFSEC at $10,292 per subscription receipt for aggregate gross proceeds of approximately $3,087,138, before share issuance costs. As part of the Qualifying Transaction, in September 2020, the 300 subscription receipts were converted into Common Shares of DEFSEC, which were subsequently cancelled, and Common Shares were issued in exchange therefor.

On July 20, 2020, we won a contract with a United States military customer valued at USD$405,000 to integrate our TASCS IFM with a mortar system.

On September 17, 2020, DEFSEC completed the Qualifying Transaction with Foremost. The Amalgamation was structured as a three-cornered amalgamation and, as a result, the amalgamated corporation, named “KWESST Inc.”, became a wholly owned subsidiary of Foremost, which changed its name to “KWESST Micro Systems Inc.” Immediately following the completion of the Amalgamation, there were 2,807 Common Shares outstanding, and the former shareholders of KWESST Inc., along with the holders of the subscription receipts and convertible notes of KWESST Inc., owned approximately 97.8% of the issued and outstanding Common Shares. This constituted a reverse acquisition for accounting purposes under IFRS.

On September 22, 2020, the Common Shares began trading on the TSXV under the stock symbol "KWE".

Fiscal 2021 Highlights

On December 16, 2020, following successful trials, a United States military customer awarded a follow-on order of USD$799,000 with new hardware and software requirements coupled with additional military trials.

On January 14, 2021, we entered into a definitive technology purchase agreement (the “DEFSEC Purchase Agreement”) to acquire the Low Energy Cartridge technology from DEFSEC Corporation, a proprietary less-lethal cartridge-based firing system (rebranded as the “PARA OPSTM” system) for a total purchase consideration of approximately $2.9 million, subject to closing conditions. For further information, see Principal Capital Expenditures and Divestitures.

On February 4, 2021, the Common Shares commenced trading on the OTCQB under the stock symbol “KWEMF.”

On April 5, 2021, DEFSEC and AerialX entered into an amended and restated license agreement in which we obtained exclusive rights to manufacture, operate, and use its drone for the C-UAS (Counter Unmanned Aerial Systems) market, for the United States Department of Defense and Canada’s Department of National Defense. For further information, see Principal Capital Expenditures and Divestitures.

On April 29, 2021, we completed a private placement of 243 units at a price of $18,375 per unit for gross proceeds of approximately $4,470,071 (the “April 2021 Private Placement”), as amended in August 2021. Each unit consisted of one Common Share and 1,470 Common Share purchase warrants, exercisable at a price of $367.50 for each Common Share (1,470 warrants for one Common Share) for a period of 24 months. Following this closing, we also closed the acquisition of the PARA OPSTM system on the same day.

On July 9, 2021, we held our first live demonstration of the PARA OPSTM system in Whistler, British Columbia. Following this successful live demonstration, on July 12, 2021, we announced details of our commercialization road map for the PARA OPSTM system, including the unveiling of our products at the 2022 SHOT Show® in Las Vegas, Nevada to be held January 18 to 21, 2022.

On July 21, 2021, we announced that Brandon Tatum agreed to be our strategic advisor and advocate for the LEC System. Mr. Tatum is a former Tucson Police Officer and runs a successful YouTube channel called “The Officer Tatum”, with over 1.9 million subscribers, as well as other social media platforms and a nationally syndicated radio show on the Salem Radio Network.

On August 31, 2021, the Common Share purchase warrants issued in the April 2021 Private Placement were listed for trading on the TSXV under the stock symbol “KWE.WT.U”

On September 16, 2021, we completed a private placement of 51 units at a price of $29,400 per unit for gross proceeds of approximately $1,500,000 (the "September 2021 Private Placement"). Each unit consisted of one Common Share and 1,470 Common Share purchase warrants, exercisable at a price of $493.50 for each Common Share (1,470 warrants for one Common Share) for a period of 24 months.

On September 28, 2021, we announced our strategic partnership with Stryk Group USA for the commercialization of our PARA OPSTM system in the United States.

Fiscal 2022 Highlights

On October 4, 2021, we announced the introduction to market of our Phantom electronic battlefield decoy, including advanced negotiation with a global defense contractor to provide Phantom units as part of the contractor tender for armored vehicles to a large NATO customer. There were only two bidders that have qualified for this opportunity.

On October 13, 2021, we announced that we were accelerating the readiness of deployable and man-wearable BLDS for first deliveries available by end of Q1 Fiscal 2022, following military interest from a number of NATO land and Special Operation Forces at the signature European defense show, DSEI, which took place in London, UK, on September 13 to 18, 2021. While no deliveries took place in Fiscal 2022, on November 2, 2022, we won our first customer order of USD$330,000 from Nordic Defence & Security AS of Oslo, Norway, a trading and consulting agency offering solutions for the army, navy and air force in addition to other professional users such as the police, fire departments and different security dependent organizations, for the provision of four BLDS to be delivered by May 2, 2023.  These BLDS units were to be mounted and integrated on the new combat patrol vehicles for Norwegian Special Operating Forces (“SOF”) now in prototype build. Through this initial order, we are well positioned to supply a higher quantity of BLDS if the Norwegian SOF combat vehicle proceeds into full production. There is no assurance on timing or that we will receive additional orders for our BLDS from Norwegian SOF.

On November 12, 2021, we announced that General Dynamics Land Systems (“GDLS”) selected DEFSEC’s Phantom electronic battlefield decoy as part of its ongoing efforts to develop a next generation multi-million domain mobile capability at the tactical level. If GDLS wins the contract with their United States military customer, we have estimated the potential value for this contract to DEFSEC could be more than USD$40 million, depending on the number of Phantom units per military vehicle and final pricing based on volume. The United States military customer is expected to announce the winner of the tender for 400-500 next generation military vehicles in calendar 2023. Accordingly, there is no assurance that we will be awarded this contract or if we are, what the value of such contract will be to DEFSEC.

On November 15, 2021, we conducted live fire demonstration of our initial less-lethal cartridge-based single shot device for investors near Toronto, Ontario, including an opportunity for these investors to use the devices. Further, on January 14, 2022, we announced the unveiling of our less-lethal cartridge-based products under the brand PARA OPSTM at the 2022 SHOT Show® in Las Vegas held on January 18 to 21, 2022.

On November 23, 2021, in connection with an updated capital markets strategy, we submitted our initial application to list our Common Shares on the Nasdaq. We believe that, if successful, a Nasdaq listing can broaden investor awareness for DEFSEC’s Common Shares, with a view to supporting shareholder value.

On December 2, 2021, we announced that we engaged the New York-based public relations firm AMW Public Relations to lead our public relations, brand strategy, and media communication initiatives.

On December 8, 2021, our United States military customer accepted the delivery of the final milestone of the USD$0.8 million relating to the integration of our TASCS IFM with the 81 mortar system. Final payment was received in January 2022.

On December 14 and 16, 2021, we announced that we signed a Master Services Agreement with GDMS – Canada to support the development of digitization solutions for future Canadian land C4ISR programs. We estimate the contract’s value to DEFSEC to be up to $1.0 million over the next 12 months.

On December 15, 2021, we completed the non-cash acquisition of Police Ordnance Company Inc. – see Principal Capital Expenditures and Divestitures for further details. On January 10, 2022, we announced that Police Ordnance Company Inc. received orders from law enforcement agencies for approximately $0.4 million in ARWEN® products. However, as most of the shipments related to open customer orders at the acquisition date, these were not recorded as revenue during the quarter but rather as a reduction of intangible assets in accordance with IFRS.

At the 2022 SHOT Show® held in Las Vegas from January 18 to 21, 2022, we showcased our initial PARA OPSTM single shot device. Since this event, we have continued to make further improvements to this device based on positive feedback from the SHOT Show®. As of the date of this Prospectus, we have commercially launched the single and multi-shot devices. Our initial sales focus will be law enforcement agencies. (see Proprietary Protection – Government Regulations).

On February 11, 2022, we filed United States patent application No. 17/669,420 claiming priority to a provisional patent application serial 63/148,163 by the USPO for our PARA OPSTM system.

On March 11, 2022, we closed a non-secured and non-convertible loan financing transaction with a syndicate of lenders for aggregate loan proceeds of $1.8 million and an additional $0.2 million on March 15, 2022, for a gross total of $2.0 million (the “Unsecured Loans”). The Unsecured Loans bear interest at a rate of 9.0% per annum, compounded monthly and not in advance, and have a maturity of thirteen months, with DEFSEC having the option to repay the whole or any part of the Unsecured Loans, without penalty or premium, at any time prior to the close of business on the maturity date. The principal amount is due only at maturity.  As part of the terms of the Unsecured Loans, we issued an aggregate of 68 bonus Common Shares to the lenders. These Common Shares were issued pursuant to prospectus exemptions of applicable Canadian securities laws and therefore subject to a four-month plus one day trading restriction.

On March 29, 2022, the Common Shares commenced trading on the Frankfurt Stock Exchange under the stock symbol “62U.” We believe this listing will provide us with the opportunity to further increase our investor base globally, improve our stock liquidity, and promote DEFSEC to the European financial markets.

We announced on April 4, 2022, with the war in Ukraine, that we are currently actioning a number of NATO and non-NATO country requests for quotations of our Phantom electronic decoy and laser detection products. While we are confident that this activity will generate sales orders before the end of Fiscal 2022, there is no assurance that we will be successful.

On April 22, 2022, we issued 4 Common Shares to the selling shareholders of Police Ordnance as a result of achieving the performance milestone as defined in the share purchase agreement.

On April 25, 2022, we announced that we engaged RedChip Companies ("RedChip") to lead our investor relations efforts in the United States, in advance of our pending Nasdaq listing. Headquartered in Orlando, Florida, RedChip provides investor relations, financial media, and research for microcap and small-cap stocks.

On July 6, 2022, we won our first CIMS related contract and entered into a three-year contract with CounterCrisis Technology Inc. to design, develop, and implement a significant component of a national Ground Search and Rescue Incident Command System for Public Safety Canada, with the Ontario Provincial Police as technical advisory stakeholder for this project. The total contract value is approximately $0.7 million, net of in-kind contributions of $76,000, over three years of services commencing in late July 2022.  Either party may, at any time and for any reason, terminate the contract for convenience upon at least 30 business days’ notice.  In the event of termination for convenience, we may recover only the actual cost of work completed to the date of termination in approved units of work or percentage of completion.

On July 14, 2022, we closed a non-brokered private placement, resulting in the issuance of 109 units at a price of $3,160.50 per unit, for aggregate gross proceeds of approximately $0.34 million. Each unit consisted of one Common Share and 1,470 one-half Common Share purchase warrants, exercisable at a price of $59.85 for each Common Share  (1,470  warrants for one Common Share) for a period of 24 months. Certain of our directors and officers participated in the amount of $87,500.

On August 16, 2022, we announced that we publicly filed a registration statement on Form F-1 with the SEC relating to a proposed public offering in the United States of common units (the "U.S. IPO Common Units"), consisting of one Common Share and a warrant to purchase one Common Share ("U.S. IPO Warrants"), and pre-funded units, consisting of a pre-funded warrant to purchase one Common Share and a warrant to purchase one Common Share (the "U.S. IPO").

On August 29, 2022, we announced that we closed two non-secured loans in the amount of USD$200,000 per loan with a third-party lender for an aggregate amount of USD$400,000.  The first non-secured loan of USD$200,000 bears interest of 6% per annum and will mature on August 31, 2023.  In connection with the first non-secured loan, we issued 423 bonus shares to the lender. The second non-secured loan of USD$200,000 (the “Second Loan”) bears interest of 6% per annum and will mature on August 31, 2023. For both loans, the repayment will be 110% of its principal and both loans are senior to our other unsecured indebtedness. The Second Loan contains certain provisions allowing us to apply to the TSXV to repay the principal amount by issuing Common Shares in accordance with the rules and regulations of the TSXV.

On September 13, 2022, we announced the commencement of an underwritten public offering in Canada of units (the "Canadian Units") consisting of one Common Share and one Common Share purchase warrant (the "Canadian Warrants") for gross proceeds of approximately USD$3 million (the "Canadian Offering") following the filing of a preliminary short form base PREP prospectus with the securities regulatory authorities in each of the provinces of Canada, except Québec.

Fiscal 2023 Highlights

On October 28, 2022, in advance of the Nasdaq listing, we effected a one for seventy (1-for-70) reverse stock split of our Common Shares to meet Nasdaq's initial listing requirements.

On November 2, 2022, we won our first customer order from an overseas NATO country for our BLDS product (see Business Overview - Principal Products and Services). These BLDS are for Special Forces who will be battle-testing the system in operational conditions. Subject to successful testing, we expect follow-on requirements, though there is no assurance there will be any follow-on orders.

On December 6, 2022, our Common Shares and the U.S. IPO Warrants were approved for trading on the Nasdaq under the symbols “KWE” and “KWESW”, respectively, and commenced trading on December 7, 2022. The SEC declared our Form F-1 Registration Statement effective on December 6, 2022.

On December 9, 2022, we announced the closing of the U.S. IPO and Canadian Offering, for aggregate gross proceeds of USD$14.1 million. In the U.S. IPO, we sold 11,904 U.S. IPO Common Units at a public offering price of USD$867.30 per unit. Each U.S. IPO Common Unit consisted of one Common Share and 210 U.S. IPO Warrants. The U.S. IPO Warrants have a per share exercise price of USD$1,050, were exercisable immediately, and expire five years from the date of issuance. The U.S. IPO Warrants are listed on Nasdaq under the symbol “KWESW”. In connection with the closing of the U.S. IPO, the underwriter partially exercised its over-allotment option to purchase an additional 199,000 pre-funded common share purchase warrants (the “U.S. IPO Pre-funded Warrants”) and 375,000 U.S. IPO Warrants (the “U.S. IPO Option Warrants”). In the Canadian Offering, we sold 3,459 Canadian Units at a price to the public of USD$867.30 per unit. The Canadian Warrants have a per Common Share exercise price of USD$1,050, were exercisable immediately and expire five years from the date of issuance. The Canadian Warrants are not listed on any exchange.

On January 30, 2023, we announced the highlights of the 2023 SHOT SHOW where the Company's new PARA OPSTM products and its ARWEN® less-lethal launcher were showcased, in Las Vegas. The Company was invited to demonstrate and brief its ARWEN® 37mm launcher system to symposiums in 2023 to highlight the effectiveness of the ARWEN® platform for crowd control and for SWAT teams conducting high-risk arrests.

On February 14, 2023, we announced that the Company was showcasing its products at IDEX in Abu Dhabi, United Arab Emirates, and to exhibit and speak at Future Soldier 2023 Technology Conference in London, United Kingdom, as part of our international market development program.

On February 27, 2023, we announced the key business pursuits arising from IDEX in Abu Dhabi, United Arab Emirates including: (i) a digitization project to provide first responders with shared, real-time situational awareness in critical incident response; (ii)  a digitization project to feed video footage directly to shipborne and ground personnel from airborne platforms conducting maritime patrol operations in the Gulf; (iii) equipping police and security forces in the MENA region with the Company's new PARA OPSTM less-lethal system through distributors the Company met with; and (iv) potential co-ventures with UAE defense technology agencies and financial partners, arranged through the Company's investment bankers, Think Equity, New York.

On March 1, 2023, we announced that Steven Archambault stepped down as Chief Financial Officer ("CFO") of the Company to pursue a new opportunity overseas.

On March 17, 2023, we announced the prospect of new European opportunities with military and major defense industry suppliers arising from our presentation at the Future Soldier Technology conference and its subsequent meetings in the United Kingdom.

On March 24, 2023, we announced that a G7 capital police force had adopted the Company's new Overwatch Commander system for critical incident management.

On April 3, 2023, we announced that David Luxton assumed the role of Interim CFO in addition to his role as Executive Chairman.

On April 27, 2023, the TSXV approved the listing of the Canadian Warrants issued in the Canadian Offering in December 2022, commencing trading on May 1, 2023.

On May 2, 2023, we announced that the Company received notice of a contract award under a joint venture with two other defence industry partners, to perform software systems engineering work for the Canadian Department of National Defence ("DND") for approximately $20 million over a span of five years (the "Canadian Government Contract").

On May 29, 2023, we announced that at CANSEC 2023, the Company planned to feature its capability to rapidly integrate and exploit digital information for the dismounted and mounted soldier to more than thirty visiting countries, including TAK integration, Tactical Digital Fires System and Command and Control On The Move, all vital aspects of soldier modernization for survivability.

On May 30, 2023, we announced the appointment of Sean Homuth as CFO and Chief Compliance Officer, effective June 12, 2023.

On July 19, 2023, we announced that we had entered into definitive agreements with a group of accredited and institutional investors for the issuance and sale of Common Shares (or Common Share equivalents) on a brokered private placement basis, for aggregate gross proceeds of approximately USD$5.6 million (the "July 2023 Private Placement").

In connection with the July 2023 Private Placement, we entered into a placement agency agreement (the "Placement Agency Agreement") with ThinkEquity and a securities purchase agreement (the "Securities Purchase Agreement") and a registration rights agreement (the "Registration Rights Agreement") with the selling securityholders, all of whom were accredited or institutional accredited investors.

On July 21, 2023, we announced the closing of the offering and the issuance and sale of 11,775 Common Shares (or Common Share equivalents), for aggregate gross proceeds of USD$5,588,396.92. As a part of the offering, the Company issued 7,343 Common Shares at a price of USD$474.60 per common share and 930,548 pre-funded warrants at a price of USD$2.259 per pre-funded warrant, with each common share and 210 pre-funded warrants being bundled with 210 common share purchase warrant of the Company. As compensation for services rendered, the Company paid to ThinkEquity LLC (“ThinkEquity”) a cash fee of $475,013.14 representing 8.5% of the aggregate gross proceeds of the offering and issued 123,637 warrants to purchase 588 Common Shares.

On July 25, 2023, we announced that we had filed a U.S. patent application for the core module of our next-generation Battlefield Laser Detection System branded "BlaDE", and that we will make the BlaDE module available as a plug-and-play offering to third-party OEMs for incorporation into their new and legacy electro-optical systems on armored vehicles.

Fiscal 2024 Highlights

On October 18, 2023, we announced our “KWESST LightningTM” scalable situational awareness solution for Public Safety market agencies during a critical incident.  KWESST LightningTM will improve interoperability between agencies with lightning-fast time to engagement, offered as a fully cloud-based Software as a Service (“SaaS”) product.  Built using the “TAK” – the U.S. government Team Awareness Kit (“TAK”) software at the foundation, the solution addresses the issues of scalability, interoperability, and time to engagement while customizing the user experience to meet the demands of the specific mission sets that responders encounter.

On October 24, 2023, we announced that we received Notice of Allowance for the Luxton LEC patent from USPTO and notification that the USPTO will issue the patent October 31, 2023.

On October 31, 2023, we announced that we intended to issue 222 Common Shares at a deemed price per share of $439 in settlement of a debt in an amount of approximately $97,615.

On November 13, 2023, we announced plans to expand our ARWEN® business, including the introduction of a new 40mm cartridge for third-party riot control launchers, which constitute the bulk of launchers worldwide.  In order to scale supply and deliver orders in a more responsive fashion we announced a planned reorganization of the business to satisfy the backlog of ARWEN® orders and drive sales growth. We also reported on the scale-up of PARA OPSTM production on the heels of successful demonstrations to law enforcement agencies over the summer and fall of 2023.

On November 27, 2023, we announced that Sean Homuth was appointed as President and CEO.

On December 6, 2023, we announced the appointment of General (Retired) Rick Hillier to our Board.

On December 13, 2023, we announced that our less-lethal PARA OPSTM and ARWEN® products will be available for law enforcement agencies to purchase on-line (with a link from DEFSEC website) on Monday, December 23, 2023.  PARA OPSTM has been in initial production through the fall of 2023. DEFSEC also introduced its new ARWEN 40mm cartridge at the SHOT Show in response to substantial interest from many law enforcement agencies.

On February 2, 2024, we announced that Dave Ibbetson, former General Manager of General Dynamics C4 Systems International, and General Dynamics Mission Systems International has been engaged as a Strategic Defence Advisor.

On February 5, 2024, we announced highlights from our attendance at SHOT Show 2024.  This included law enforcement agencies at the federal, state and local level, plus foreign distributors from Europe, Asia, Latin America and the Middle East, specifically seeking out the Company to view the new products. The Company has started receiving initial small quantity orders for test and evaluation of its 40mm baton ammunition as well as requests from various agencies for live demonstrations of the PARA OPSTM products.

On February 12, 2024, we announced that we were invited to demonstrate and brief on our public safety products at an international gathering of special intervention units, which was held overseas in April 2024. We have also been demonstrating and briefing on our new PARA OPSTM less-lethal system, our new 40mm ARWEN® cartridge for riot control and tactical teams and our new KWESST Lighting and T-SAS™ systems for sharing situational awareness among responders and commanders to various police agencies in North America.

On February 28, 2024, we announced the signing of a binding letter of intent with O’Dell Engineering Ltd., in Southwestern Ontario, Canada, for the sale and distribution of PARA OPSTM products in Canada for the civilian market. Subsequently, on November 13, 2024, the Company effectively advised O’Dell that it would not be pursuing a definitive agreement.  The Company has engaged the services of an external manufacturer for assembly of its ARWEN® ammunition and is currently discussing their potential (based on their interest) to become an outsourced manufacturer as well as global distributor of the PARA OPSTM products.

On March 8, 2024, we announced that we had been awarded a contract by the OPP to deliver training and certification to the force's lead TAK users and trainers.

On March 12, 2024, we reported on our demonstrations of PARA OPSTM to Southern California law enforcement agencies at their request following demonstrations at SHOT Show 2024 in Las Vegas in January.

On April 3, 2024, we announced an offering of Common Shares (and/or pre-funded warrants in lieu thereof) in an underwritten United States public offering.

On April 4, 2024, we announced the pricing of our underwritten public offering of 7,326 Common Shares (or pre-funded warrants in lieu thereof) at a public offering price of US$136.50 per share, for gross proceeds of approximately US$1,000,000, before deducting underwriting discounts, commissions and offering expenses.

On April 9, 2024, we announced the closing of our previously announced underwritten public offering of 3,500 Common Shares and 803,500 pre-funded warrants with an exercise price of $0.21 per share at a public offering price of US$136.50 per share and US$0.649 per pre-funded warrant, less the underwriting discount.

On April 30, 2024, we provided a corporate update ahead of our fiscal Q2 results, highlighting the status of our military digitization contracts through 2028, an MOU signed with the University of Ottawa to hire software coding graduates, work with a large Canadian police agency as first adopter of KWESST LightningTM in advance of full market release, ARWEN® scaling to multiples of historical revenue and, major agencies continuing evaluations of PARA OPSTM.

On May 17, 2024, we announced that we had been awarded a contract with our teaming partner CounterCrisis Tech ("CCT") for a proof of concept project to provide a situational awareness app in support of Canadian Red Cross ("CRC") emergency and disaster relief operations.

On May 20, 2024, we announced that we received written notification from Nasdaq on May 16, 2024, indicating that the Company is not in compliance with the minimum bid price requirement set forth in the Nasdaq rules for continued listing on Nasdaq, which requires listed securities to maintain a minimum bid price of US$1.00 per share.

On May 23, 2024, we announced the appointment of MNP LLP ("MNP") as our new, successor auditor until the close of the next annual general meeting.

On June 10, 2024, we reported that we had been awarded a sub-contract by Thales Canada (The “Thales Subcontract”). Under the sub-contract, DEFSEC will deliver specialized software services for work under the Canadian DND Land C4ISR series of contracts to modernize the Canadian Army's capabilities through advanced Land C4ISR systems.

On June 12, 2024, we announced an offering of Common Shares (and/or pre-funded warrants in lieu thereof) in a best efforts United States public offering.

On June 12, 2024, we announced the pricing of our best efforts public offering of 13,810 Common Shares at a public offering price of US$121.80 per share, for gross proceeds of approximately US$1,682,000, before deducting placement agent fees and offering expenses. All of the Common Shares were offered by the Company.

On June 14, 2024, we announced the closing of our previously announced public offering of 13,809 Common Shares at a public offering price of US$121.80 per share, less the placement agent fees. The gross proceeds from the offering, before deducting placement agent fees of $9.135 per Common Share (being an aggregate of US$126,150 or 7.5% of the public offering price of the securities) and estimated offering expenses payable by the Company, were approximately US$1,682,000.

On August 7, 2024, the Company announced that a G7 capital city police service (the "Agency") has taken delivery of three T-SAS™ systems and in conjunction has entered into an agreement (at the close of business on August 6) with the Company for a limited time free trial of KWESST Lightning™. The trial has been initially rolled out to a team within the Tactical unit of the Agency to stress-test the equipment and services to provide valuable user feedback that will shape the full commercial version once released, and as part of the trial, DEFSEC will provide training and support to obtain maximum user engagement. During the three-month trial period, the Agency will have access to the full capability of command, communication, and critical-incident management through the KWESST Lighting™ interface on all Android-based devices and leverage peer-to-peer and cloud-based secure networked tactical video streams across DEFSEC's secure SaaS cloud service.

On August 12, 2024, the Company announced that it had entered into definitive agreements for the purchase and sale of 22,452 Common Shares at a purchase price of US$42.00 per Common Share in a registered direct offering. The gross proceeds to the Company from the offering were approximately US$943,000 before deducting placement agent fees and other offering expenses payable by the Company. In a concurrent private placement, the Company issued unregistered warrants to purchase up to 22,452 Common Shares at an exercise price of US$52.50 per share that were immediately exercisable upon issuance and will expire five years following the date of issuance. The registered direct offering closed on August 13, 2024.

On August 27, 2024, we announced the results of our 2024 Annual and Special Meeting of shareholders held on Monday, August 26, 2024, which included electing all the nominees to the Board, appointing MNP as auditor of the Company for the ensuing year, authorizing the Board to determine auditor's compensation, and approving the Company's amended LTIP. We also announced the addition of new directors Sean Homuth and Jennifer Welsh, and the departure of outgoing director John McCoach.

On September 27, 2024, the Company announced the postponement of the special meeting of DEFSEC shareholders in connection with the proposed consolidation of the Company's share capital.

Year–to–Date Fiscal 2025 Highlights

On October 1, 2024, we updated investors on the ramp-up of activity on our sub-contract to Thales Canada in support of the Canadian DND Land C4ISR (Land Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance) series of contracts to modernize the Canadian Army's capabilities through advanced Land C4ISR systems program. DEFSEC was in various stages of completing its staffing with conditional offers accepted for all 16 positions on the program, representing an annualized revenue of approximately $3.3 million. The Company expects to continue to increase staffing, and related revenue, as future taskings are received. The Company’s maximum potential workshare under the Land C4ISR and DSEF (Directorate Land Command Systems Program Management Software Engineering Facility) remains approximately CAD$48 million and $27 million for the initial contract periods of six and five years respectively.

On October 10, 2024, we announced our plan to proceed with a consolidation of our outstanding Common Shares on the basis of ten (10) pre-consolidation shares for each one (1) post-consolidation share (the "Consolidation"). The Company believed that the Consolidation was in the best interests of shareholders as it allowed the Company to ensure continued compliance with the Nasdaq minimum bid price requirements.

On October 21, 2024, we announced that, further to the Company's press release on October 10, 2024, the Company has received approval of the TSXV for the consolidation of the Company's issued and outstanding Common Shares on the basis of ten (10) pre-consolidation shares for each one (1) post-consolidation share.

On October 23, 2024, we announced that our wholly-owned subsidiary, KWESST Inc., had entered into a receivables factoring agreement with a US-based global financing company. The facility provides up to CAD$250,000 advanced at a rate of 2.5% for the first thirty days and 1% for each ten days thereafter until receipt of funds from the receivable payee and is limited to a total of 20% of the value of the receivable funded. Funds are advanced at 80% up front of the face value of the receivable with a 20% fee deposit retained by the financing company until the amount funded is fully repaid, following which any balance remaining of the 20% fee deposit is returned to KWESST Inc. The agreement grants security against KWESST Inc.'s receivables and other assets for funds advanced by the financing company. The initial term is for 12 months and may be terminated within such term by KWESST Inc., subject to the payment of an early termination fee of 3% of the total limit of the facility.

On October 23, 2024, we announced we had completed our plan to ramp up volume production of ARWEN® cartridges, including the new 40mm baton round following successful characterization testing by a recognized ballistics laboratory. The ARWEN® system is long-established in the law enforcement community and was designed as an alternative to lethal force for maintaining public order in the event of riots and civil unrest during protests and demonstrations. Historically, the Company has offered a 37mm cartridge that fires from its ARWEN® launchers. In a move to expand the market for ARWEN® branded products and to leverage the large installed base of third-party 40mm firing platforms, DEFSEC announced and showcased a new 40mm baton cartridge at the annual SHOT Show in January 2024. Live fire demonstrations at the SHOT Show Range Day and other events since then have demonstrated the notable performance of the new 40mm baton cartridge.

On November 1, 2024, we announced the closing of a public offering of 3,889,000 pre-funded warrants at a public offering price of $1.25 (US$0.90) per pre-funded warrant. The gross proceeds from the offering were approximately $4.9 million (US$3.5 million), before deducting placement agent fees of $0.094 (US$0.0675) per pre-funded warrant (being an aggregate of $365,726 (US$262,508) or 7.5% of the public offering price of the securities) and estimated offering expenses were $417,960 (US$300,000). In addition, the Company issued to the placement agent as compensation for its services 194,450 Common Share purchase warrants with an exercise price of $32.91 (US$23.625) per share.

On November 11, 2024, we announced that we intended to issue a total of 5,669 Common Shares at a deemed price per Common Share of $17.64 per share, representing a 20% discount on the closing price of the Shares on the TSXV for settlement of business expenses incurred while representing the Company in an aggregate amount of CAD$100,000 owed to a company controlled by Mr. David Luxton, Chairman of the Company.

On November 12, 2024, we announced the closing of a brokered private placement offering to an institutional accredited investor for aggregate gross proceeds of approximately $3.4 million (the “November 2024 Offering”). As a part of the November 2024 Offering, we entered into a placement agency agreement (the "November 2024 Placement Agency Agreement") with ThinkEquity and a securities purchase agreement (the "November 2024 Securities Purchase Agreement") and a registration rights agreement (the "November 2024 Registration Rights Agreement") with the selling securityholder. In connection therewith, the Company issued 4,145,200 pre-funded warrants to acquire a number of Common Shares at a price of $0.824 per pre-funded warrant, inclusive of the exercise price of $0.021 per Common Share. Each pre-funded warrant was bundled with one Common Share purchase warrant of the Company. We also announced that the Company amended the terms of the outstanding pre-funded warrants issued on November 1, 2024, as part of the Company's best efforts public offering in the United States. The amendments revised the exercise price of the pre-funded warrant from USD$0.021 to CAD$0.0294 per common share, revised currency references from USD to CAD, and removed the ability for the holder to exercise the pre-funded warrant on a cashless basis. The foregoing amendments were agreed to by the holder of such pre-funded warrants pursuant to a pre-funded warrant amendment agreement.

On November 13, 2024, we announced that we received a letter from Nasdaq, notifying the Company that it is eligible for an additional 180 calendar day period, or until May 12, 2025, to regain compliance with the minimum bid price requirement. The Company was first notified by Nasdaq of its failure to maintain the minimum bid price requirement on May 16, 2024 and was given until November 12, 2024 to regain compliance. The Company did not regain compliance with the minimum bid price requirement during the first 180 calendar day period.

On November 13, 2024, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided with an additional and final 180 calendar day period, or until May 12, 2025, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of our Common Shares must meet or exceed US$1.00 per share for a minimum of ten consecutive business days at any time prior to the Compliance Date, unless the Nasdaq staff exercises its discretion to extend this ten-day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H). The Company regained compliance on May 8, 2025, after receiving the Notification Letter (see below for further details).

In December 2024, the LEC royalty payment (see Contractual Obligations and Commitments below) that was due April 2025, in the amount of $200,000 was paid early to DEFSEC Corp in exchange for a $25,000 reduction, resulting in a net payment of $175,000.

On January 6, 2025, the Company announced the appointment of Mrs. Jennifer Welsh as Chief Financial Officer and Chief Compliance Officer of the Company, replacing Mr. Kris Denis, who will transition to a new role within the DEFSEC finance team, reporting to Mrs. Welsh. The Company also announced the appointment of Mr. James Yersh as a director of the Company and Chair of the Audit Committee.

On February 21, 2025, the Company announced the closing of a first tranche of the issuance and sale of a private placement of its securities to accredited and institutional investors for aggregate gross proceeds of approximately CAD$3.5 million (approximately US$2.5 million) (the "First Tranche"). As a part of the First Tranche, the Company issued 43,033 Common Shares and 2,884,179 pre-funded warrants in lieu thereof, no par value per share, at a price of CAD$19.488 (approximately US$13.86) per Common Share and $0.928 (US$0.66) per pre-funded warrant, inclusive of the exercise price of CAD$0.021 per Common Share. Each Common Share, was bundled with 21 Common Share purchase warrants of the Company and each pre-funded warrant was bundled with one Common Share purchase warrant. 21 Common Share purchase warrant entitles the holder to acquire one Common Share at an exercise price of CAD$24.36 (approximately US$17.157) per Common Share for a period of 60 months following the closing of the First Tranche, the warrants are immediately exercisable. As compensation for services rendered in the First Tranche, the Company paid to ThinkEquity a cash fee of CAD$263,636 which represents 7.5% of the aggregate gross proceeds of the first tranche and issued to ThinkEquity or its designees 189,394 warrants to purchase an equivalent number of Common Shares which represents 5.0% of the Common Shares and pre-funded warrants sold in the First Tranche. The placement agent warrants were immediately exercisable and entitle the holder to acquire one Common Share at an exercise price of CAD$24.36 (approximately US$17.157) per Common Share for a period of 60 months following the closing of the First Tranche. Due to investor interest, the Company increased the size of the offering with a second tranche of a confirmed order totaling approximately CAD$142,070 (approximately US$100,000) (the “Second Tranche,” and together with the First Tranche, the “February 2025 Offering”). In connection with the February 2025 Offering, the Company entered into placement agency agreements (the " February 2025 Placement Agency Agreements") with ThinkEquity and securities purchase agreements (the " February 2025 Securities Purchase Agreements") and registration rights agreements (the " February 2025 Registration Rights Agreements") with the selling securityholders thereto.

On March 18, 2025, the Company announced that it has filed notice of a meeting of shareholders, a management information circular, and related documents to convene a special meeting of shareholders on March 31, 2025 (the "March 2025 Meeting"). The Meeting has been convened to seek shareholder approval of a resolution, authorizing, if deemed advisable by Board, the consolidation of the issued and outstanding Common Shares of the Company on the basis of one share for a maximum of every twenty-five (1-for-25) Common Shares issued and outstanding.

On March 28, 2025, the Company announced a strategic partnership with a contract manufacturer in the United States to bring elements of its production stateside under the signing of a non-binding memorandum of understanding dated March 27, 2025. The parties will work towards a manufacturing agreement that will outline the terms of a long-term contract manufacturing arrangement by June 1, 2025.

On April 1, 2025, the Company announced the results of its special meeting of shareholders. The consolidation resolution was approved by a majority of the votes cast by the holders of common shares of the Company, either present in person or represented by proxy.

On April 21, 2025, the Company announced that it will effect a consolidation of the Company's issued and outstanding common shares on the basis of twenty-one (21) pre-consolidation Shares for each one (1) post-consolidation Share. The Consolidation was effective at 12:01 a.m. Eastern Daylight Time April 23, 2025, on the Nasdaq and was effective at 12:01 a.m. Eastern Daylight Time on April 24, 2025, on the TSXV. While the Shares were expected to begin trading on the Nasdaq market on a consolidated basis on or around April 23, 2025, due to the discrepancy in the effective date of the consolidation on both markets, trading in the securities of the Company was halted on April 23, 2025 and resumed trading on a consolidated basis on the Nasdaq and the TSXV at market open on April 24, 2025.

On May 8, 2025, the Company announced that it received the Notification Letter notifying the Company that it has regained compliance with the minimum bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2). The Notification Letter confirmed that the Company evidenced a closing bid price at or greater than the USD$1.00 per common share minimum requirement for 10 consecutive business days from April 24, 2025, to May 7, 2025. As a result, the listing matter was closed.

On June 18, 2025, the Company announced receipt of a first order from a defense systems integrator for prototypes of its newest generation of BLDS for a major North American armored vehicle program.

On June 25, 2025, the Company announced that it intends to change its name to “DEFSEC Technologies Inc.” at the opening of its expanded new facility at 80 Hines Road in Kanata North, Ottawa, Ontario.

Principal Capital Expenditures and Divestitures

We made the following material capital expenditures over the last four financial years. All share-related information presented in this section gives effect to the Reverse Split.

Q1 and Q2 Fiscal 2025

  There were no significant capital expenditures or divestitures in the first six months of Fiscal 2025.

Fiscal 2024

  There were no significant capital expenditures or divestitures in Fiscal 2024.

Fiscal 2023

  There were no significant capital expenditures or divestitures in Fiscal 2023.

Fiscal 2022

  On December 15, 2021, we acquired 2720178 Ontario Inc., an Ontario (Canada) corporation, which owns all of the issued and outstanding shares of Police Ordnance (the “Police Ordnance Acquisition”). Located in Bowmanville, Ontario, with ancillary operations in Florida, Police Ordnance owns all intellectual properties to the ARWEN® product line of less-lethal systems, and a proprietary line of 37 mm less-lethal cartridges designed for riot control and tactical teams.  Police Ordnance has law enforcement customers across Canada, the United States, and abroad. The Police Ordnance Acquisition provides us with a strategic opportunity to leverage its law enforcement customer base to accelerate growth within our specialty ordnance business (see Business Overview).

  On December 15, 2021, the closing date of the Police Ordnance Acquisition, the fair value of the purchase consideration was $0.6 million, which comprised of: (i) 18 Common Shares, (ii) 952 Common Share purchase warrants exercisable at a price of $361.20 per warrant (14,700 warrants for one Common Share) and expiring on December 15, 2024; and (ii) 4 Common Shares contingent on fulfilment of a financial milestone, which was met in April 2022 resulting in the issuance of these Common Shares.

Advisers

Our United States legal counsel is Dorsey & Whitney LLP, with a business address at 66 Wellington St West, Suite 3400 Toronto, Ontario, Canada, M5K 1E6.

Our Canadian legal counsel is Fasken Martineau DuMoulin S.E.N.C.R.L., s.r.l, with a business address at 800 Victoria Square, Suite 3500, Montreal, Québec, Canada, H4Z 1E9.

Auditors

KPMG LLP, Chartered Professional Accountants ("KPMG") was our former independent auditor from March 31, 2021, to May 15, 2024, the effective date of KPMG's resignation. KPMG audited our consolidated financial statements for the year ended September 30, 2023, the year ended September 30, 2022, and the year ended September 30, 2021. The business address of KPMG is 150 Elgin Street, Suite 1800, Ottawa, Ontario, K2P 2P8. KPMG are registered with both the Canadian Public Accountability Board and the United States Public Company Accounting Oversight Board.

MNP was engaged as our new independent auditor, effective May 22, 2024. MNP audited our consolidated financial statements for the year ended September 30, 2024. The business address of MNP is 1600 Carling Ave, Suite 800, Ottawa, Ontario, K1Z 1G3. MNP is registered with both the Canadian Public Accountability Board and the United States Public Company Accounting Oversight Board.

Organizational Structure

See History and Development of the Company - Intercorporate Relationships.

Property, Plants and Equipment

We do not own any real estate property. We operate from leased premises in three different locations, as detailed in the following table:

Location	Area (approx.)	Premise Use	Expiry Date
80 Hines Rd, Suite 300, Ottawa, Ontario, Canada	15,670 sq. ft.	Corporate offices and administration, R&D	May 31, 2031 (renewal extension of 5 years)
155 Terence Matthews, Unit#1, Ottawa, Ontario, Canada	7,200 sq. ft.	Corporate offices and administration, R&D	April 30, 2026 (renewal extension of 5 years)
557 Massey Road, Guelph, Ontario, Canada	5,500 sq. ft.	Vacant	October 31, 2026 (renewal extension of 2 years to 2028)

At March 31, 2025, the carrying value of our total tangible fixed assets was approximately $0.3 million.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Certain share-related information presented in this section gives effect to the 2024 and 2025 Reverse Split.

The following Operating and Financial Review and Prospects section is intended to help the reader understand the factors that have affected the Company's financial condition and results of operations for the historical period covered by the financial statements and management's assessment of factors and trends which are anticipated to have a material effect on the Company's financial condition and results in future periods. This section is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the other financial information contained elsewhere in this document. Our Consolidated Financial Statements have been prepared in accordance with IFRS as issued by the IASB. Our discussion contains forward-looking statements based on current expectations that involve risks and uncertainties, such as our plans, objectives and intentions. Our actual results may differ from those indicated in such forward-looking statements.

Operating Results

Overview

Since Fiscal 2024, we had some significant highlights to our operating results:

  On October 1, 2024, we updated investors on the ramp-up of activity on our sub-contract to Thales Canada in support of the Canadian DND Land C4ISR (Land Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance) series of contracts to modernize the Canadian Army's capabilities through advanced Land C4ISR systems program. DEFSEC was in various stages of completing its staffing with conditional offers accepted for all 16 positions on the program, representing an annualized revenue of approximately $3.3 million. The Company expects to continue to increase staffing, and related revenue, as future taskings are received. The Company’s maximum potential workshare under the Land C4ISR and DSEF (Directorate Land Command Systems Program Management Software Engineering Facility) remains approximately $48 million and $27 million for the initial contract periods of six and five years respectively.

  On October 10, 2024, we announced our plan to proceed with a consolidation of our outstanding Common Shares on the basis of ten (10) pre-consolidation shares for each one (1) post-consolidation share. The Company believed that the consolidation was in the best interests of shareholders as it allowed the Company to ensure continued compliance with the Nasdaq minimum bid price requirements.

  On October 21, 2024, we announced that, further to the Company's press release on October 10, 2024, the Company has received approval of the TSXV for the consolidation of the Company's issued and outstanding Common Shares on the basis of ten (10) pre-consolidation shares for each one (1) post-consolidation share.

  On October 23, 2024, we announced that our wholly-owned subsidiary, KWESST Inc., had entered into a receivables factoring agreement with a US-based global financing company. The facility provides up to CAD$250,000 advanced at a rate of 2.5% for the first thirty days and 1% for each ten days thereafter until receipt of funds from the receivable payee and is limited to a total of 20% of the value of the receivable funded. Funds are advanced at 80% up front of the face value of the receivable with a 20% fee deposit retained by the financing company until the amount funded is fully repaid, following which any balance remaining of the 20% fee deposit is returned to KWESST Inc. The agreement grants security against KWESST Inc.'s receivables and other assets for funds advanced by the financing company. The initial term is for 12 months and may be terminated within such term by KWESST Inc., subject to the payment of an early termination fee of 3% of the total limit of the facility.

  On October 23, 2024, we announced we had completed our plan to ramp up volume production of ARWEN® cartridges, including the new 40mm baton round following successful characterization testing by a recognized ballistics laboratory. The ARWEN® system is long-established in the law enforcement community and was designed as an alternative to lethal force for maintaining public order in the event of riots and civil unrest during protests and demonstrations. Historically, the Company has offered a 37mm cartridge that fires from its ARWEN® launchers. In a move to expand the market for ARWEN® branded products and to leverage the large installed base of third-party 40mm firing platforms, DEFSEC announced and showcased a new 40mm baton cartridge at the annual SHOT Show in January 2024. Live fire demonstrations at the SHOT Show Range Day and other events since then have demonstrated the notable performance of the new 40mm baton cartridge.

  On November 1, 2024, we announced the closing of a public offering of 185,190 common shares or pre-funded warrants at a public offering price of $26.25 (US$18.90) per Common Share. The gross proceeds from the offering were approximately $4.9 million (US$3.5 million), before deducting placement agent fees of $1.974 (US$1.4175) per Common Share (being an aggregate of $365,726 (US$262,508) or 7.5% of the public offering price of the securities) and estimated offering expenses were $417,960 (US$300,000). In addition, the Company issued to the placement agent as compensation for its services 194,450 Common Share purchase warrants with an exercise price of $32.907 (US$23.625) per share.

  On November 11, 2024, we announced that we intended to issue a total of 5,669 Common Shares at a deemed price per Common Share of $17.64 per share, representing a 20% discount on the closing price of the Shares on the TSXV for settlement of business expenses incurred while representing the Company in an aggregate amount of CAD$100,000 owed to a company controlled by Mr. David Luxton, Chairman of the Company.

  On November 12, 2024, we announced the closing of the November 2024 Offering. As a part of the November 2024 Offering, the Company issued 4,145,200 pre-funded warrants to acquire a number of Common Shares at a price of $0.824 per pre-funded warrant, inclusive of the exercise price of $0.021 per Common Share. Each pre-funded warrant was bundled with one Common Share purchase warrant of the Company. We also announced that the Company amended the terms of the outstanding pre-funded warrants issued on November 1, 2024, as part of the Company's best efforts public offering in the United States. The amendments revised the exercise price of the pre-funded warrant from USD$0.021 to CAD$0.0294 per Common Share, revised currency references from USD to CAD, and removed the ability for the holder to exercise the pre-funded warrant on a cashless basis. The foregoing amendments were agreed to by the holder of such pre-funded warrants pursuant to a pre-funded warrant amendment agreement.

  On November 13, 2024, we announced that we received a letter from Nasdaq, notifying the Company that it is eligible for an additional 180 calendar day period, or until May 12, 2025, to regain compliance with the minimum bid price requirement. The Company was first notified by Nasdaq of its failure to maintain the minimum bid price requirement on May 16, 2024 and was given until November 12, 2024 to regain compliance. The Company did not regain compliance with the minimum bid price requirement during the first 180 calendar day period. On November 13, 2024, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided with an additional and final 180 calendar day period, or until May 12, 2025, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of our Common Shares must meet or exceed US$1.00 per share for a minimum of ten consecutive business days at any time prior to the Compliance Date, unless the Nasdaq staff exercises its discretion to extend this ten-day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H). The Company regained compliance on May 8, 2025, after receiving a notification letter from Nasdaq (see below for further details).

  In December 2024, the LEC royalty payment (see Contractual Obligations and Commitments below) that was due April 2025, in the amount of $200,000 was paid early to DEFSEC in exchange for a $25,000 reduction, resulting in a net payment of $175,000.

  On January 6, 2025, the Company announced the appointment of Mrs. Jennifer Welsh as Chief Financial Officer and Chief Compliance Officer of the Company, replacing Mr. Kris Denis, who will transition to a new role within the DEFSEC finance team, reporting to Mrs. Welsh. The Company also announced the appointment of Mr. James Yersh as a director of the Company and Chair of the Audit Committee.

  On February 21, 2025, the Company announced the closing of the First Tranche in the February 2025 Offering. As a part of the First Tranche, the Company issued 43,033 Common Shares and 2,884,179 pre-funded warrants in lieu thereof, no par value per share, at a price of CAD$19.488 (approximately US$13.86) per Common Share and $0.928 (US$ 0.66) pre-funded warrant, inclusive of the exercise price of CAD$0.021 per Common Share. Each Common Share, or pre-funded warrant, was bundled with one Common Share purchase warrant of the Company. Each Common Share purchase warrant was immediately exercisable and entitles the holder to acquire one Common Share at an exercise price of CAD$24.36 (approximately US$17.157) per Common Share for a period of 60 months following the closing of the First Tranche. As compensation for services rendered in the First Tranche, the Company paid to ThinkEquity a cash fee of CAD$263,636 which represents 7.5% of the aggregate gross proceeds of the First Tranche and issued to ThinkEquity or its designees 189,394 warrants to purchase 9,019 Common Shares which represents 5.0% of the Common Shares and pre-funded warrants sold in the First Tranche. The placement agent warrants were immediately exercisable and entitle the holder to acquire one Common Share at an exercise price of CAD$24.36 (approximately US$17.157) per Common Share for a period of 60 months following the closing of the First Tranche.  Due to investor interest, the Company increased the size of the offering in the Second Tranche with a confirmed order totaling approximately CAD$142,070 (approximately US$100,000).

  On March 18, 2025, the Company announced that it has filed notice of a meeting of shareholders, a management information circular, and related documents to convene a special meeting of shareholders on March 31, 2025. The Meeting has been convened to seek shareholder approval of a resolution, authorizing, if deemed advisable by the Board, the consolidation of the issued and outstanding Common Shares of the Company on the basis of one share for a maximum of every twenty-five Common Shares issued and outstanding.

  On April 1, 2025, the Company announced the results of its special meeting of shareholders. The consolidation resolution was approved by a majority of the votes cast by the holders of common shares of the Company, either present in person or represented by proxy.

  On April 21, 2025, the Company announced that it will effect a consolidation of the Company's issued and outstanding common shares on the basis of twenty-one (21) pre-consolidation Shares for each one (1) post-consolidation Share. The Consolidation was effective at 12:01 a.m. Eastern Daylight Time April 23, 2025, on the Nasdaq and was effective at 12:01 a.m. Eastern Daylight Time on April 24, 2025, on the TSXV. While the Shares were expected to begin trading on the Nasdaq market on a consolidated basis on or around April 23, 2025, due to the discrepancy in the effective date of the consolidation on both markets, trading in the securities of the Company was halted on April 23, 2025 and resumed trading on a consolidated basis on the Nasdaq and the TSXV at market open on April 24, 2025.

  On May 8, 2025, the Company announced that it received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC notifying the Company that it has regained compliance with the minimum bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2). The Notification Letter confirmed that the Company evidenced a closing bid price at or greater than the USD$1.00 per common share minimum requirement for 10 consecutive business days from April 24, 2025, to May 7, 2025. As a result, the listing matter was closed.

  On June 18, 2025, the Company announced receipt of a first order from a defense systems integrator for prototypes of its newest generation of BLDS for a major North American armored vehicle program.

  On June 25, 2025, the Company announced that it intends to change its name to “DEFSEC Technologies Inc.” at the opening of its expanded new facility at 80 Hines Road in Kanata North, Ottawa, Ontario.

Results of Operations

The following selected financial data has been extracted from the unaudited financial statements for the three and six months ended March 31, 2025 (“Q2 Fiscal 2025”) and the audited Fiscal 2024 financial statements.

	Three months ended March 31,		Change	Six months ended March 31,		Change
	2025	2024	%	2025	2024	%

Revenue	$1,264,162	$485,864	160%	$2,151,820	$614,932	250%
Cost of sales	(950,141)	(243,681)	290%	(1,433,277)	(426,554)	236%
Gross margin	314,021	242,183	30%	718,543	188,378	281%
Gross margin %	24.8%	49.8%		33.4%	30.6%

Operating Expenses
General and administrative ("G&A")	1,102,261	1,682,698	-34%	2,613,705	2,684,994	-3%
Selling and marketing ("S&M")	334,114	418,027	-20%	1,016,661	900,968	13%
Research and development ("R&D")	299,916	705,640	-57%	972,491	1,289,928	-25%
Share-based compensation	26,342	60,982	-57%	77,397	124,471	-38%
Depreciation and amortization	285,929	319,654	-11%	600,420	641,075	-6%
Total operating expenses	2,048,562	3,187,001	-36%	5,280,674	5,641,436	-6%

Operating loss	(1,734,541)	(2,944,818)	-41%	(4,562,131)	(5,453,058)	-16%

Other income (expenses)
Share issuance costs	-	-	100%	(1,807,686)	-	100%
Net finance costs	(31,361)	(61,658)	-49%	(93,420)	(74,855)	25%
Foreign exchange gain (loss)	77,823	(805)	-9767%	191,106	90,905	110%
Impairment of Right-of-use assets	6,809	-	100%	(81,787)	-	100%
Change in fair value of warrant liabilities	221,763	(532,922)	-142%	1,437,396	1,497,832	-4%
Total other income (expenses), net	275,034	(595,385)	-146%	(354,391)	1,513,882	-123%

Net loss	$(1,459,507)	$(3,540,203)	-59%	$(4,916,522)	$(3,939,176)	25%
EBITDA loss (1)	$(1,142,217)	$(3,158,891)	-64%	$(4,222,682)	$(3,223,246)	31%
Adjusted EBITDA loss(1)	$(1,422,270)	$(2,466,567)	-42%	$(3,884,314)	$(4,589,897)	-15%
Loss per share - basic and diluted(2)	$(6.16)	$(127.66)	-95%	$(16.11)	$(144.63)	-89%
Weighted average common shares - basic	237,039	27,732	755%	305,190	27,236	1021%

(1) EBITDA and Adjusted EBITDA are non-IFRS measures. See "Non-IFRS Measures". See below for reconciliation of Non-IFRS Measures.

(2) See share consolidation in the summary of major highlights that occurred since Q2 Fiscal 2025 for more information.

				Change
				2024 vs	Change
				2023	2023 vs 2022
	2024	2023	2022	%	%

Revenue	$1,504,328	$1,234,450	$721,519	22%	71%
Cost of sales	(1,017,826)	(1,425,828)	(536,735)	-29%	166%
Gross profit (loss)	486,502	(191,378)	184,784	-354%	-204%
Gross margin %	32.3%	-15.5%	25.6%

Operating Expenses
General and administrative	6,269,257	7,244,762	4,915,263	-13%	47%
Selling and marketing	1,538,882	3,024,283	3,296,373	-49%	-8%
R&D	2,477,736	1,644,565	2,064,493	51%	-20%

Total operating expenses	10,285,875	11,913,610	10,276,129	-14%	16%

Operating loss	(9,799,373)	(12,104,988)	(10,091,345)	-19%	20%

Other income (expenses)
Share issuance costs	(541,566)	(1,985,074)	-	-73%	N/A
Net finance costs	(196,323)	(668,034)	(506,002)	-71%	32%
Foreign exchange gain (loss)	59,191	(98,275)	28,780	-160%	-441%
Change in fair value of warrant liabilities	3,047,568	5,841,192	-	-48%	N/A
Loss on disposals	(7,256)	(291,181)	(1,165)	-98%	24894%
Total other income (expenses), net	2,361,614	2,798,628	(478,387)	-16%	-685%
Loss before income taxes	(7,437,759)	(9,306,360)	(10,569,732)	-20%	-12%
Deferred tax recovery	-	-	49,442	-	-100%
Net loss	$(7,437,759)	$(9,306,360)	$(10,520,290)	-20%	-12%
EBITDA loss	$(5,963,525)	$(7,685,818)	$(9,737,239)	-22%	-21%
Adjusted EBITDA loss(1)	$(8,229,701)	$(10,778,926)	$(7,304,670)	-24%	48%
Loss per share - basic and diluted (2)	$(188.84)	$(478.75)	$(3,025.68)	-61%	-84%
Weighted average common shares - basic (2)	39,387	19,439	3,477	103%	459%

(1) EBITDA and Adjusted EBITDA are non-IFRS measures. See "Non-IFRS Measures". See below for reconciliation of Non-IFRS Measures.

(2) See share consolidation in the summary of major highlights that occurred since Q2 Fiscal 2025 for more information.

In the following table, we have reconciled the EBITDA and Adjusted EBITDA to the most comparable IFRS financial measure.

	Three months ended March 31,		Six months ended March 31,
	2025	2024	2025	2024

Net loss as reported under IFRS	$(1,459,507)	$(3,540,203)	$(4,916,522)	$(3,939,176)

Net finance costs	31,361	61,658	93,420	74,855
Depreciation and amortization	285,929	319,654	600,420	641,075
EBITDA loss	(1,142,217)	(3,158,891)	(4,222,682)	(3,223,246)
Other adjustments:
Share issuance costs	-	97,615	1,807,686	97,615
Stock-based compensation	26,342	60,982	77,397	124,471
Foreign exchange loss (gain)	(77,823)	805	(191,106)	(90,905)
Impairment of right-of-use assets	(6,809)	-	81,787	-
Change in fair value of warrant liabilities	(221,763)	532,922	(1,437,396)	(1,497,832)
Adjusted EBITDA loss	$(1,422,270)	$(2,466,567)	$(3,884,314)	$(4,589,897)

	2024	2023	2022

Net loss as reported under IFRS	$(7,437,759)	$(9,306,360)	$(10,520,290)
Net finance costs	196,323	668,034	506,002
Depreciation and amortization	1,277,911	952,508	326,491
Deferred tax recovery	-	-	(49,442)
EBITDA loss	(5,963,525)	(7,685,818)	(9,737,239)
Other adjustments:
Stock-based compensation	291,761	373,554	1,960,072
Share issuance costs	541,566	1,985,074	-
Professional fees relating to financings	-	-	500,112
Fair value adjustment on derivatives	(3,047,568)	(5,841,192)	-
Foreign exchange loss (gain)	(59,191)	98,275	(28,780)
Loss on disposals	7,256	291,181	1,165
Adjusted EBITDA loss	$(8,229,701)	$(10,778,926)	$(7,304,670)

Current Quarter Variance Analysis (Q2 Fiscal 2025 vs. Q2 Fiscal 2024)

The Q2 Fiscal 2025 net loss was $1.5 million compared to $3.5 million in Q2 Fiscal 2024. The decrease in net loss of $2.0 million is due primarily to a decrease in operating expenses of $1.1 million, an increase in other income of $0.9 million along with an increase in gross margin of $0.1 million. Q2 Fiscal 2025 EBITDA loss was $1.1 million, a decrease of $2.1 million over the comparable prior year period mainly due to a decrease in operating expenses of $1.1 million and an increase in the gain on the change in fair value of the warrant liabilities of $0.8 million which fluctuates depending on the Company's stock price.

Revenue

Total revenue increased by $0.8 million in Q2 Fiscal 2025 compared to Q2 Fiscal 2024, mainly due to an additional $0.8 million generated from the digitization business line. The increase is due to the significant ramp-up on the Land C4ISR contract beginning in Q1 Fiscal 2025.

Gross Margin

Gross margin percentage decreased from 50% in Q2 Fiscal 2024 to 25% in Q2 Fiscal 2025 mainly due to unplanned extra effort expended in the quarter to close out a long-term project. The extra effort during this project directly benefited IP which is core to the KWESST LightningTM project.

Outlook

Management expects revenue to continue to increase with the ramp-up of its Canadian Government Defence programs.  Management continues to work closely with industry partners and prime contractors on the outlook for growth.  The Company also expects revenue to increase with the expected demand/future orders for the new ARWEN® 40mm ammunition and PARA OPSTM products as well as the commercial launch of KWESST LightningTM.

Operating Expenses ("OPEX")

Total OPEX decreased by $1.1 million in Q2 Fiscal 2025 as compared to Q2 Fiscal 2024 due to the following factors:

  General and administrative expenses decreased by $0.6 million, primarily due to a decrease in professional fees due to a difference in timing on filings year over year, a reduction in insurance premiums as well as a decrease in travel and conference attendance;

  Sales and marketing expenses decreased by $0.1 million, due to a decrease in travel and conferences along with a decrease in consulting costs offset by increased headcount to reduce the reliance on consultants; and

  Research and development expenses decreased by $0.4 million, primarily due to a decrease in personnel costs along with a decrease in engineering costs related to the PARA OPSTM products because the Company is now in the commercialization stage and planning for production as compared to product development costs being incurred in the comparative prior year period.

Other income (expenses), net

For Q2 Fiscal 2025, total other income was $0.3 million, compared to total other expenses of $0.6 million in Q2 Fiscal 2024 resulting in an increase of $0.9 million. The change in other income (expenses) was driven mainly by:

  $0.8 million favorable change in the fair value of warrant liabilities as a result of the remeasurement of the warrant liabilities at March 31, 2025. Under IFRS®, we are required to remeasure the warrant liabilities at each reporting date until they are exercised or expired; and

  $0.1 million increase in the foreign exchange gain due to the fluctuations in the CAD/USD exchange rate in the current period as the majority of the Company’s cash is held in USD.

$0.1 million increase in the foreign exchange gain due to the fluctuations in the CAD/USD exchange rate in the current period as the majority of the Company's cash is held in USD

Prior Year Variance Analysis (2024 vs. 2023)

For Fiscal 2024, DEFSEC’s net loss was $7.4 million. Fiscal 2024 EBITDA loss was $6.0 million, a decrease of 20% over the comparable prior year period mainly due to an increase in revenue and gross profits from our digitization contracts combined with a decrease in operating expenses resulting from a reduction in consulting fees and investor relations costs year over year, and a reduction in G&A costs due to the impairment charge on the Phantom intangible asset in Fiscal 2023 and decrease in general administrative expenditures year over year. The adjustments to EBITDA loss in Fiscal 2024 included the change in fair value of derivative liabilities, and a decrease in share issuance costs from the 2024 financing activities as compared to the U.S. IPO and Canadian Offering, and July 2023 Private Placement in Fiscal 2023. There were no stock options granted in Fiscal 2024, resulting in a reduction in stock-based compensation expense in Fiscal 2024 compared to Fiscal 2023. The decrease in net financing costs in Fiscal 2024 over the comparable prior period is due to the costs related to the unsecured loans in Fiscal 2023 whereas the loans were repaid, and no such costs were incurred Fiscal 2024.

Revenue

Total revenue increased by $0.3 million Fiscal 2024 compared to Fiscal 2023, mainly due to an additional $0.2 million generated from our digitization business line and $0.1 million from our less-lethal business line (driven from the sale of ARWEN® products).

At September 30, 2024, our digitization business line consisted of the two governments contracts for the DSEF and Land C4ISR programs, along with the Red Cross and ongoing GSAR programs, which generated $1M in sales in Fiscal 2024 whereas the Fiscal 2023 $0.8M in sales was generated by the ongoing GSAR program, delivery of four BLDS units and GDMS contract for future military digitization development.

We expect revenue to increase with the commercial launch of KWESST LightningTM which we expect to be in calendar 2025, with the expected demand/future orders for the new ARWEN® 40mm ammunition and PARA OPSTM products, as well as from the ramp-up of the Land C4ISR subcontract. Management continues to work with our industry partners to determine the outlook for ramp-up on the DSEF program.  Although the temporary slow down from the prior year persists, the Company expects this to normalize with no material impact to the overall potential revenue over the life of the contract.

Gross Margin

In Fiscal 2024, we earned $0.5 million or gross margin of 32.3%, compared to negative $0.2 million or gross margin of -15.5% in Fiscal 2023 mainly due to the cost of sales for the production and delivery of the BLDS units in Fiscal 2023 as well as onerous contracts and consultant fees in Fiscal 2023 that have since been eliminated.

We expect gross margin to continue to increase in Fiscal 2025 from the other product lines described above as well as continued ramp-up on the Canadian Government contracts.

Operating Expenses

Total OPEX decreased by $1.6 million, or 14%, in Fiscal 2024 over Fiscal 2023 due to the following factors:

  G&A decreased by $1 million, or 13%, primarily due the impairment charge on the Phantom intangible asset in Fiscal 2023 ($1.5 million) and decrease in general and administrative expenditures of $0.3 million, offset by an increase in personnel cost of $0.4 million due to an increase in corporate headcount, which was a significant factor in the Company remediating the material internal control weaknesses disclosed in the 2023 annual filings, and related compensation consistent with increased compliance requirements related to our TSX.V and Nasdaq listings, and an increase in depreciation from two additional right-of-use assets and capitalization of the ready-for-use LEC intangible asset in Fiscal 2024 of $0.4 million.

  S&M decreased by $1.5 million, or 49%, primarily due to a decrease in investor relations costs and related sales and marketing costs of $1.6 million, and a decrease in business development costs of $0.3 million, offset by an increase in personnel cost of $0.4 million mainly to promote our DEFSEC and ARWEN® products.

  R&D increased by $0.8 million, or 51%, primarily due to the fact that the LEC has reached commercial feasibility, and any associated costs are no longer being capitalized, while it was still in the development stage in Fiscal 2023 of $0.5 million, an increase in personnel costs advancing the KWESST LightningTM and BLDS projects in Fiscal 2024 ($0.8 million), and impairment charge on the write-off of obsolete inventory of $0.1 million, offset by a reduction in engineering and production related consulting fees compared to the comparable prior year period of $0.7 million.

Other income (expenses), net

For Fiscal 2024, our total other income was $2.4 million, compared to total other income of $2.8 million for Fiscal 2023 resulting in a decrease of $0.4 million.  The change in other income (expenses) was driven mainly by:

  A decrease of $1.4 million in Share Offering Costs as $1.9 million related to the U.S. IPO and Canadian Offering, and July 2023 Private Placement in Fiscal 2023, compared to $0.5 million associated with the two US public offering financing activities in April and June 2024, and the U.S. registered direct offering in August 2024;

  A $0.5 million decrease in net finance costs primarily due to the Fiscal 2023 recognition of the remaining unamortized accretion costs and interest expense relating to the repayment of all outstanding loans, following the closing of the U.S. IPO and Canadian Offering;

  A decrease of $0.3 million in loss on disposal of PP&E due to the impairment charge on the Phantom intangible asset; and

  A $0.2 million increase in foreign exchange gain due to the appreciation in the U.S. currency during the period; offset by

  A $3.0 million gain on change in fair value of warrant liabilities as a result of the remeasurement of the warrant liabilities at September 30, 2024, driven by a decrease in the underlying Common Share price on September 30, 2024. Under IFRS, we are required to remeasure the warrant liabilities at each reporting date until they are exercised or expired. They are remeasured due to the fact that the exercise price is different from the Company's functional currency, and they have a cashless exercise option which are two factors that determine the classification of these warrants as liabilities instead of equity instruments.

Selected Annual and Quarterly Information

The following selected financial information is taken from the unaudited financial statements for the period ended March 31, 2025.

	Three months ended	Three months ended	Six months ended	Six months ended
	March 31,	March 31,	March 31,	March 31,
	2025	2024	2025	2024
Statement of Operations data:
Revenue	$1,264,162	$485,864	$2,151,820	$614,932
Gross margin	314,021	242,183	718,543	188,378
Gross margin %	24.8%	49.8%	33.4%	30.6%
Operating loss	(1,734,541)	(2,944,818)	(4,562,131)	(5,453,058)
Net loss	(1,459,507)	(3,540,203)	(4,916,522)	(3,939,176)
Loss per share - basic and diluted	(6.16)	(127.66)	(16.11)	(144.63)

	March 31,	March 31,
	2025	2024
Financial Position data:
Cash	$4,408,844	$263,734
Total assets	9,587,489	6,516,664
Total non-current liabilities	1,241,453	1,455,492
Total shareholders' equity	6,782,945	712,379

See Operating Results - Results of Operations for additional details and for the comparison discussion between the periods presented above.

The following selected financial information is taken from audited financial statements for the years ended September 30, 2024, 2023, and 2022.

	Year ended	Year ended	Year ended
	September 30,	September 30,	September 30,
	2024	2023	2022
Statement of Operations data:
Revenue	$1,504,328	$1,234,450	$721,519
Gross margin	486,502	(191,378)	184,784
Gross margin %	32.3%	-15.5%	25.6%
Operating loss	(9,799,373)	(12,104,988)	(10,091,345)
Net loss	(7,437,759)	(9,306,360)	(10,520,290)
Loss per share - basic and diluted	(188.84)	(478.75)	(3,025.68)

	September 30,	September 30,	September 30,
	2024	2023	2022
Financial Position data:
Cash	$256,828	$5,407,009	$170,545
Total assets	5,617,148	11,758,832	11,758,832
Total non-current liabilities	1,273,280	1,439,577	1,434,628
Total shareholders' equity (deficit)	1,368,287	3,935,620	6,123,728

See Operating Results - Results of Operations for additional details and for the comparison discussion between the periods presented above.

Summary of Quarterly Results

The following tables summarize selected results for the eight most recent completed quarters to March 31, 2025 (unaudited):

	2025		2024				2023
($ in thousands)	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3
Revenue	1,264	888	560	329	486	129	606	150
Net loss	(1,460)	(3,457)	(2,337)	(1,162)	(3,540)	(399)	(2,419)	(3,452)
Net loss per share (basic and diluted)	(6.16)	(23.94)	(59.33)	(27.30)	(127.66)	(149.10)	(124.44)	(170.10)

Quarterly Results Trend Analysis

There is no material change to our quarterly results trend from our disclosure in our annual MD&A dated December 27, 2024 except that we expect further volatility with our quarterly revenue during Fiscal 2025 due to the uncertain magnitude and timeline of ramp-up on our military government contracts, ramp-up of revenue for new ARWEN and PARA OPS™ products, as well as the uncertain magnitude and timeline of any equity financings and related share issuance costs.

Liquidity and Capital Resources

Financial Condition

The following table summarizes our financial position:

	March 31,	September 30,
	2025	2024

Assets
Current	$6,451,384	$1,842,355
Non-current	3,136,105	3,774,793
Total assets	$9,587,489	$5,617,148

Liabilities
Current	$1,563,091	$2,975,581
Non-current	1,241,453	1,273,280
Total liabilities	2,804,544	4,248,861

Net assets	$6,782,945	$1,368,287

Working capital (1)	$4,888,293	$(1,133,226)

(1) Working capital is calculated as current assets less current liabilities.

Our working capital was $4.9 million at March 31, 2025, a $6.0 million increase from September 30, 2024. The increase was primarily due to the proceeds from two financings in Q1 Fiscal 2025 and one in Q2 Fiscal 2025 along with a decrease in accounts payable and royalties payable. Current liabilities include warrant liabilities, a non-cash liability item (see Note 10 of the Q2 Fiscal 2025 FS). Excluding warrant liabilities, working capital would be $5.1 million (September 30, 2024 - negative $0.3 million). These warrant liabilities will be extinguished when the warrants are exercised or expired. If exercised, the proceeds will provide additional capital to fund future working capital requirements. There is no assurance that any warrants will be exercised.

Total assets increased by $4.0 million from September 30, 2024, mainly due to an increase in cash of $4.2 million from three financings in the first six months of Fiscal 2025 and an increase in accounts receivable of $0.5 million due to the digitization contracts and an increase in prepaid expenses of $0.2 million due to the timing of renewals, offset by a decrease in the unamortized value of non-current assets of $0.4 million, a decrease in right-of-use assets written off of $0.2 million and a decrease in the deferred financing costs recognized in Q2 Fiscal 2025 of $0.3 million.

Total liabilities decreased by $1.4 million from September 30, 2024, mainly due to a decrease in accounts payable and accrued liabilities of $0.5 million due to the timing of payments to suppliers, a $0.2 million decrease in royalties payable due to an early repayment in Q1 Fiscal 2025 resulting in a $25,000 discount. The royalty payable is from the purchase of the LEC patents from a company owned by the Company's Chairman. There was also a decrease in warrant liabilities of $0.7 million due to the exercise of warrants and the fluctuation in the Company's stock.

Financial Condition - Fiscal 2024

	September 30,	September 30,	September 30,
	2024	2023	2022

Assets
Current	$1,842,355	$6,842,074	$1,516,393
Non-current	3,774,793	4,916,758	5,807,070
Total assets	$5,617,148	$11,758,832	$7,323,463

Liabilities
Current	$2,975,581	$6,383,635	$6,925,880
Non-current	1,273,280	1,439,577	1,400,474
Total liabilities	4,248,861	7,823,212	8,326,354
Net assets	$1,368,287	$3,935,620	$(1,002,891)

Working capital (1)	$(1,133,226)	$458,439	$(5,409,487)

(3) Working capital is calculated as current assets less current liabilities.

Our working capital was negative $1.1 million at September 30, 2024, a decrease of $1.6 million from September 30, 2023. The decrease was primarily due to the net operating loss for Fiscal 2024, offset by proceeds from three financing activities in Fiscal 2024. Current liabilities include warrant liabilities, a non-cash liability item (see Note 15 of the Fiscal 2024 audited consolidated financial statements). Excluding warrant liabilities, we would have working capital of negative $0.3 million. These warrant liabilities will be extinguished when the warrants are exercised or expired. If exercised, the proceeds will provide us with additional capital to fund our future working capital requirements. There is no assurance that any warrants will be exercised.

Total assets decreased by $6.1 million from September 30, 2023, mainly due to a decrease in cash of $5.2 million and a $0.9 million decrease in the unamortized value of non-current assets.

Total liabilities decreased by $3.6 million from September 30, 2023, to $4.2 million at September 30, 2024, mainly due to the warrant liabilities. As at September 30, 2024, we had $0.8 million of warrant liabilities, a reduction of $3.5 million as a result of the remeasurement of the warrant liabilities, driven by a decrease in the underlying Common Share price at September 30, 2024 ($3.1 million), exercises of warrants throughout 2024 ($1.8 million), offset by the issuance of warrants from the April 2024 and August 2024 financings ($1.3 million).

Available Liquidity

Our approach to managing liquidity is to ensure, to the extent possible, that we always have sufficient liquidity to meet our liabilities as they come due. We regularly perform cash flow forecasts to ensure that we have sufficient cash to meet our operational needs while maintaining sufficient liquidity. At this time, we do not use any derivative financial instruments to hedge our currency risk.

On November 1, 2024, we closed a public offering pursuant to which we received aggregate gross proceeds of $4.9 million (USD$3.5 million), before underwriting and offering costs. On November 12, 2024, we closed a private placement pursuant to which we received aggregate gross proceeds of $3.4 million, before underwriting and offering costs. On February 21 and 25, 2025, we closed a private placement for which we received aggregate gross proceeds of $3.7 million, before underwriting and offering costs.

At March 31, 2025, our cash position was $4.4 million, an increase of $4.2 million since September 30, 2024, primarily due to three financing activities of $12.0 million before underwriting and offering costs and proceeds from the exercise of warrants of $0.4 million, offset by the underwriting and offering costs of $3.2 million along with the cash used in operations of $4.9 million.

As an early-stage company, we have not yet reached significant revenue levels for most of our other products and have incurred significant losses and negative operating cash flows from inception that have primarily been funded from financing activities. Our ability to continue as a going concern and realize our assets and discharge our liabilities in the normal course of business is dependent upon closing timely additional sales orders, timely commercial launch of new products, and the ability to raise additional debt or equity financing, when required. There are various risks and uncertainties affecting our future financial position and our performance. However, we may require additional capital in the event we fail to implement our business plan, which could have a material adverse effect on our financial condition and/or financial performance. There is no assurance that we will be able to raise additional capital as they are required in the future. Potential sources of capital may include additional equity and/or debt financings. On October 23, 2024, the Company entered into a receivable factoring agreement. The facility provides up to $250,000 advanced at a rate of 2.5% for the first thirty days and 1% for each ten days thereafter until receipt of funds from the receivable payee and limited to a total of 20% of the value of the receivable funded. Funds are advanced at 80% up front of the face value of the receivable with a 20% fee deposit retained by the financing company until the amount funded is fully repaid, following which any balance remaining of the 20% fee deposit is returned to KWESST Inc. The agreement grants security against KWESST Inc.'s receivables and other assets for funds advanced by the financing company. The initial term is for 12 months and may be terminated within the term by KWESST Inc. subject to the payment of an early termination fee of 3% of the total limit of the facility. In our view, the availability of capital will be affected by, among other things, capital market conditions, the success of our PARA OPS™ system market development efforts, timing of winning new customer contracts, potential acquisitions, and other relevant considerations. In the event we raise additional funds by issuing equity securities, our existing shareholders will likely experience dilution, and any additional incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operational and financial covenants that could further restrict our operations. Any failure to raise additional funds on terms favorable to us or at all may require us to significantly change or curtail our current or planned operations in order to conserve cash until such time, if ever, that sufficient proceeds from operations are generated, and could result in us not being in a position to advance our commercialization strategy or take advantage of business opportunities.

Consolidated Statements of Cash Flows

The following table summarizes our consolidated statements of cash flows for the respective periods:

	Six months ended March 31,
	2025	2024
Cash inflows (outflows) by activity:
Operating activities	$(4,851,931)	$(4,979,109)
Investing activities	(58,710)	(69,407)
Financing activities	9,062,657	(94,759)
Net cash inflows (outflows)	$4,152,016	$(5,143,275)
Cash and cash equivalents, beginning of period	256,828	5,407,009
Cash and cash equivalents, end of period	$4,408,844	$263,734

Cash used in operating activities

Cash flow used in operating activities decreased by $0.1 million to $4.9 million for the six months ended March 31, 2025, primarily due to payments on payables, an increase in receivables, offset by the share issuance costs in the period, compared to regular operating activities in the first six months of Fiscal 2024, with no significant transactions.

Cash used in investing activities

Cash flow used in investing activities in the first six months of Fiscal 2025 was comparable to the first six months of Fiscal 2024, consisting of minor investments in property and equipment as well as related patents.

Cash provided by (used in) financing activities

Cash flow provided by financing activities was $9.1 million in the first six months of Fiscal 2025 compared to an insignificant amount of cash flows used in financing activities in the first six months of Fiscal 2024 related to the repayment of lease obligations. The increase was due to the three financing activities with gross proceeds of $12.0 million along with proceeds from the exercise of warrants of $0.4 million, offset by share issuance costs of $3.2 million and lease repayments of $0.1 million.

Consolidated Statements of Cash Flows - Fiscal 2024

The following table summarizes our consolidated statements of cash flows for the respective periods:

	September 30, 2024	September 30, 2023	September 30, 2022

Total cash provided by (used in):
Operating activities	$(9,060,744)	$(14,078,629)	$(4,256,596)
Investing activities	(111,153)	(1,440,734)	(1,113,793)
Financing activities	4,021,716	20,755,827	2,852,829
Net cash outflows	$(5,150,181)	$5,236,464	$(2,517,560)
Cash, beginning of period	5,407,009	170,545	2,688,105
Cash, end of period	$256,828	$5,407,009	$170,545

Cash used by operating activities

Cash flow used in operating activities decreased by $5.0 million to $9.1 million for the year ended September 30, 2024 primarily due to payments on overdue payables as well as unpaid voluntary deferred wages, consulting fees, and bonuses in Fiscal 2023 after the close of the U.S. IPO and Canadian Offering in December 2022, coupled with significant prepaid expenses including a retention bonus for our general manager of PARA OPSTM (refundable in the event he voluntarily terminates prior to a specified date as set by us), compared to regular operating activities in Fiscal 2024, with no significant transactions.

Cash used by investing activities

Cash flow used in investing activities was $0.1 million for the year ended September 30, 2024, a decrease of $1.3 million from the comparable period, mainly due to the Fiscal 2023 additional investment in the product development of our PARA OPSTM, coupled with additional LRIP equipment for PARA OPSTM, whereas investments in equipment in Fiscal 2024 related to IT infrastructure, laptops and office furniture to accommodate new hires for the ramp-up of the DSEF and Land C4ISR contracts.

Cash provided by financing activities

Cash flow provided by financing activities was $4.0 million in Fiscal 2024 compared to $20.8 million in Fiscal 2023 primarily due to the net proceeds received from two US Public Offering and one US registered direct offering financing activities in Fiscal 2024, compared to cash flow provided by financing activities in Fiscal 2023 primarily due to net proceeds generated from the U.S. IPO and Canadian Offering, and July 2023 private placement, partially offset by the repayment of all outstanding borrowings during the Fiscal 2023 period to date.

Capital Resources

Our objective in managing our capital is to safeguard our ability to continue as a going concern and to sustain future development of the business. Our senior management is responsible for managing the capital through regular review of financial information to ensure sufficient resources are available to meet operating requirements and investments to support its growth strategy. Our Board is responsible for overseeing this process. From time to time, we could issue new Common Shares or debt to maintain or adjust our capital structure. We are not subject to any externally imposed capital requirements.

Our primary sources of capital to date have been borrowings, security offerings, exercise of stock options and warrants, and, to a lesser extent, pre-commercial revenue.  The following is a breakdown of our capital:

	March 31,	September 30,	September 30,	September 30,
	2025	2024	2023	2022

Debt:
Lease obligations	$179,464	$302,223	$429,523	$275,621
Warrant liabilities	177,327	847,295	4,335,673	-
Borrowings	-	-	-	2,278,774

Equity:
Share capital	43,197,908	37,822,725	33,379,110	19,496,640
Warrants	5,926,182	1,084,687	1,042,657	1,959,796
Contributed surplus	5,362,150	5,152,753	4,769,115	3,551,330
Accumulated other comprehensive loss	(133,415)	(38,520)	(39,663)	(101,418)
Accumulated deficit	(47,569,880)	(42,653,358)	(35,215,599)	(25,909,239)
Total capital	$7,139,736	$2,517,805	$8,700,816	$1,551,504

During Fiscal 2023, we fully repaid all outstanding loans following the closing of the U.S. IPO and Canadian Offering.

Contractual Obligations and Commitments

At March 31, 2025, our contractual obligations and commitments were as follows:

					5 years and
Payment due:	Total	Within 1 Year	1 to 3 years	3 to 5 years	beyond
Minimum royalty commitments	$2,000,000	$-	$450,000	$550,000	$1,000,000
Accounts payable and accrued liabilities	1,122,180	1,122,180	-	-	-
Lease obligations	205,589	163,881	41,708	-	-
Total contractual obligations	$3,327,769	$1,286,061	$491,708	$550,000	$1,000,000

Shares Outstanding

At March 31, 2025, our authorized capital consists of an unlimited number of Common Shares with no stated par value.

The following table shows the outstanding Common Shares and dilutive securities at March 31, 2025:

	# of securities outstanding	Underlying Common Shares(1)	Average price (CAD $)	Proceeds if Exercised
Common shares	530,364	530,364
Warrants	8,234,594	368,348	$1.07	$8,811,016
Pre-funded warrants	3,035,913	138,066	$0.002	$5,066
Warrant liabilities	9,539,727	45,427	$3.27	$31,194,907
U.S. Underwriter warrants	1,432,817	32,482	$1.81	$2,593,399
Stock options	1,057	1,057	$555	$586,582
Total common shares and dilutive securities		1,115,744		$43,190,970

(1) Represents the number of shares to be issued upon exercise.

The following table shows the outstanding Common Shares and dilutive securities at July 23, 2025:

	# of securities outstanding	Underlying Common Shares(2)	Average price (CAD $)	Proceeds if Exercised
Common shares	667,707	667,707
Warrants	8,234,594	368,348	$1.07	$8,811,016
Pre-funded warrants	151,734	723	$0.014	$2,082
Warrant liabilities	9,539,727	45,427	$3.12	$29,763,948
U.S. Underwriter warrants	1,432,817	32,482	$1.75	$2,507,430
Stock options	1,057	1,057	$555	$586,582
Total common shares and dilutive securities		1,115,744		$41,671,058

(1) Represents the number of shares to be issued upon exercise.

U.S. IPO and Canadian Offering

On December 9, 2022, we closed the U.S. IPO and Canadian Offering. In the U.S. IPO, we sold 11,904 U.S. Common Units at a public offering price of USD$867.30 per unit, consisting of one Common Share and one Warrant. The Warrants have a per share exercise price of USD$1,050, were exercisable immediately, and expire five years from the date of issuance. In connection with the closing of the U.S. IPO, the underwriter partially exercised its over-allotment option to purchase an additional 948 pre-funded common share purchase warrants and 1,786 warrants to purchase Common Shares. All these warrants will expire on December 8, 2027.

In the Canadian Offering, we sold 3,459 units, each consisting of one Common Share and one warrant to purchase one Common Share, at a price to the public of USD$867.30 per unit. The warrants will have a per Common Share exercise price of USD$1,050, are exercisable immediately and expire five years from the date of issuance.

The closing of the U.S. IPO and Canadian Offering resulted in aggregate gross proceeds of USD$14.1 million (CAD $19.4 million).  After underwriting discounts and offering expenses, the net proceeds were USD$11 million (CAD $15 million).  See Note 16(a) of Fiscal 2023 financial statements for further details.

Use of Proceeds

As of March 31, 2025, the Company has used all of the USD$11M of the net proceeds as outlined below:

	Expected Use	Expected Use of	Actual Expenditures
	of Proceeds In	Proceeds In	to Sep 30, 2023 In
Use of Net Proceeds from the US IPO (1)	U.S . Dollars	CAD Dollars	CAD Dollars (8)
Repayment of non-secured borrowings:
Issued in March 2022 (2)	$1,460,000	$2,000,200	$2,027,517
Issued in August 2022 (3)	$220,000	$301,400	$338,976
CEBA loans (4)	$51,000	$69,870	$70,000
Product development (5)	$529,000	$724,730	$683,450
Corporate, general & administration, and working capital:
General and administrative (6)	$2,469,000	$3,382,530	$4,128,985
Selling and marketing	$1,355,000	$1,856,350	$2,447,930
Research and development, net	$296,000	$405,520	$1,287,581
Negative working capital at September 30, 2022 (excluding above loans)	$2,286,226	$3,132,130	$3,132,130
Unallocated working capital (7)	$2,297,213	$3,147,182	$903,342
Total use of net proceeds	$10,963,439	$15,019,911	$15,019,911

(1) For Canadian dollars denominated expenses, the amounts were converted at a rate of $1.37 to US$1.00 on as reported by the Bank of Canada on December 16, 2022.

(2) The net proceeds were used to fund the Corporation's working capital.

(3) On December 13, 2022, one of the two non-secured loans issued in August 2022 was settled for KWESST Units (same terms as those Units offered in the Canadian Offering).

(4) This is net of $23,077 forgivable amount as we have repaid the CEBA loans due to the Canadian Government the repayment deadline for the forgivable amount.

(5) Estimate of Product development costs subsequent to IPO.

(6) Includes litigation settlement for two cases: $27,179 for an ex-employee & $141,123 for an ex-consultant. Excludes non-cash items such as depreciation, share-based costs & impairment costs

(7) Remaining unallocated costs incurred relate to PP&E additions, inventory additions and FX.

(8) Use of proceeds calculated on a first in, first out basis.

Shares for Debt Settlement - December 2022

On December 13, 2022, we issued 267 units, each consisting of one Common Share and one warrant to purchase one Common Share at an exercise price of USD$1,050 to settle $12,000 of the Unsecured Loans and USD$223,321 of the Secured Loan, including unpaid accrued interest and 10% premium at maturity.

Private Placement - July 2023

On July 21, 2023, we closed the July 2023 Private Placement, resulting in the issuance of 7,343 Common Shares, for aggregate gross proceeds of USD$5,588,397 (approximately $7.4M).

As a part of the July 2023 Private Placement, the Company issued 7,343 common shares at a price of USD$474.60 ($625.80) per Common Share and 4,431 pre-funded warrants at a price of USD$474.39 ($625.59) per pre-funded warrant, with each common share and pre-funded warrant being bundled with one common share purchase warrant of the Company. See Note 16(a) of Fiscal 2023 financial statements for further details.

Use of Proceeds

As of March 31, 2025, the Company has used all of the $6.3M net proceeds from the July 2023 Private Placement for general working capital purposes. Use of proceeds is estimated on a first in, first out basis.

Shares for Debt Settlement - January 2024

On January 10, 2024, we issued 222 Common Shares in a settlement of debt in an amount of approximately $97,615. See Note 16(a) of Fiscal 2024 audited consolidated financial statements for further details.

U.S. Public Offering - April 2024

On April 9, 2024, we closed a brokered US public offering, resulting in the issuance of 3,500 Common Shares, for aggregate gross proceeds of USD$1,000,025 (approximately $1.4M). See Note 16(a) of Fiscal 2024 audited consolidated financial statements for further details.

Use of Proceeds

As of March 31, 2025, the Company has used all of the $0.7M net proceeds for general working capital purposes. Use of proceeds is calculated on a first in, first out basis. The company has drawn down on the full net proceeds from previous financings before drawing down on the net proceeds from the April 2024 Public Offering.

U.S. Public Offering - June 2024

On June 14, 2024, we closed a brokered US public offering, resulting in the issuance of 13,809 Common Shares, for aggregate gross proceeds of approximately USD$1,682,000 (approximately $2.3M). See Note 16(a) of Fiscal 2024 audited consolidated financial statements for further details.

Use of Proceeds

As of March 31, 2025, the Company has used all of the $1.8M net proceeds for general working capital purposes. Use of proceeds is calculated on a first in, first out basis. The Company has drawn down on the full net proceeds from previous financings before drawing down on the net proceeds from the June 2024 Public Offering.

US Registered Direct Offering - August 2024

On August 13, 2024, we closed the August 2024 Offering for the purchase and sale of 22,452 Common Shares at a purchase price of US$42.00 per Common Share for gross proceeds of approximately US$943,000 (approximately CAD$1.4M). See Note 16(a) of Fiscal 2024 audited consolidated financial statements for further details.

Use of Proceeds

As of March 31, 2025, the Company has used all of the $0.9M net proceeds for general working capital purposes. Use of proceeds is calculated on a first in, first out basis. The Company has drawn down on the full net proceeds from previous financings before drawing down on the net proceeds from the August 2024 Offering.

U.S. Public Offering - November 2024

On November 1, 2024, we closed the November 2024 Public Offering for the purchase and sale of 3,889,000 pre-funded warrants and 185,190 common shares at a purchase price of US$0.90 per pre-funded warrant and US$18.90 per Common Share. The gross proceeds were approximately US$3.5 million (approximately $4.9 million). See Note 11(a) of the Q1 Fiscal 2025 unaudited interim financial statements for further details.

Use of Proceeds

As of March 31, 2025, the Company has used all of the $3.1M net proceeds. Half of the net proceeds were used for product and business development and half of the net proceeds were used for general working capital purposes. Use of proceeds is calculated on a first in, first out basis. The Company has drawn down on the full net proceeds from previous financings before drawing down on the net proceeds from the November 2024 Public Offering.

Shares for Debt Settlement - November 2024

On November 11, 2024, we issued 5,669 Common Shares in a settlement of debt in an amount of $100,000. See Note 11(a) of the Q1 Fiscal 2025 unaudited interim financial statements for further details.

Private Placement - November 2024

On November 12, 2024, we closed the November 2024 Private Placement for the purchase and sale of 4,145,000 pre-funded warrants at a purchase price of $0.824 for gross proceeds of approximately $3.4 million. Each pre-funded warrant was bundled with one Common Share purchase warrant of the Company. See Note 11(a) of the Q1 Fiscal 2025 unaudited interim financial statements for further details.

Use of Proceeds

The following table shows the use of net proceeds from the November 2024 Private Placement:

		Actual Amount Used
Use of proceeds (as disclosed)	Intended Amount	to Date

Working capital requirements and general corporate purposes	$2,972,312	$2,628,284

A first-in first-out assumption is used to determine the use of proceeds.

Private Placement - February 2025

On February 21, 2025, we closed the first tranche of the February 2025 Offering for the purchase and sale of 43,033 Common Shares and 2,884,175 pre-funded warrants and on February 25, 2025, we closed the second tranche of the February 2025 Offering for the purchase and sale of 7,215 Common Shares, all for aggregate gross proceeds of $3.7 million. Each Common Share and pre-funded warrant was bundled with one common share purchase warrant of the Company. See Note 11(a) of the Q2 Fiscal 2025 FS for further details.

Use of Proceeds

The following table shows the use of net proceeds from the February 2025 Offering:

		Actual Amount Used
Use of proceeds (as disclosed)	Intended Amount	to Date

Working capital requirements and general corporate purposes	$2,842,584	$-

A first-in first-out assumption is used to determine the use of proceeds.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have, a current or future effect on our results of operations, financial condition, revenues or expenses, liquidity, capital expenditures or capital resources.

Research and Development, Patents and Licences, etc.

See Operating Results - Results of Operations for a description of our research and development activities during the last three fiscal years.

See Business Overview - Proprietary Protection for a listing of patents and product development in progress.

Trend Information

See Operating Results - Results of Operations and Liquidity and Capital Resources for trend information.

Critical Accounting Estimates

The following is a summary of critical accounting policies, requiring management to make significant estimates and assumptions:

Revenue

Revenue is recognized upon transfer of control of products or services to customers at an amount that reflects the transaction price we expect to receive in exchange for the products or services. Our contracts with customers may include the delivery of multiple products and services, which are generally capable of being distinct and accounted for as separate performance obligations. The accounting for a contract or contracts with a customer that contain multiple performance obligations requires us to allocate the contract or contracts transaction price to the identified distinct performance obligations.

Revenue from contracts with customers is recognized, for each performance obligation, either over a period of time or at a point in time, depending on which method reflects the transfer of control of the goods or services underlying the particular obligation to the customer.

For performance obligations satisfied over time, we recognize revenue over time using an input method, based on costs incurred to date relative to total estimated costs at completion, to measure progress toward satisfying such performance obligation (for non-recurring engineering services, the input method is based on hours). Under this method, costs that do not contribute to our performance in transferring control of goods or services to the customer are excluded from the measurement of progress toward satisfying the performance obligation. In certain other situations, we might recognize revenue at a point in time, when the criteria to recognize revenue over time are not met. In any event, when the total anticipated costs exceed the total anticipated revenues on a contract, such loss is recognized in its entirety in the period it becomes known. Refer to Note 18 of Fiscal 2024 financial statements for timing of revenue recognition.

We may enter into contractual arrangements with a customer to deliver services on one project with respect to more than one performance obligation, such as non-recurring engineering, procurement, and training. When entering into such arrangements, we allocate the transaction price by reference to the stand-alone selling price of each performance obligation. Accordingly, when such arrangements exist on the same project, the value of each performance obligation is based on its stand-alone price and recognized according to the respective revenue recognition methods described above. For example, for non-recurring engineering services rendered over a contract period the revenue is recognized using the percentage of completion method; whereas for training services the revenue is recognized after the training is delivered (i.e. point in time).

We account for a contract modification, which consists of a change in the scope or price (or both) of a contract, as a separate contract when the remaining goods or services to be delivered after the modification are distinct from those delivered prior to the modification and the price of the contract increases by an amount of consideration that reflects our stand-alone selling price of the additional promised goods or services. When the contract modification is not accounted for as a separate contract, we recognize an adjustment to revenue on a cumulative catch-up basis at the date of contract modification. There was no contract modification in the fiscal years ended September 30, 2024, 2023, and 2022.

The timing of revenue recognition often differs from performance payment schedules, resulting in revenue that has been earned but not billed. These amounts are included in unbilled receivables. At September 30, 2024, 2023 and 2022, we had an immaterial amount of unbilled receivable. Amounts billed in accordance with customer contracts, but not yet earned, are recorded and presented as part of contract liabilities. At March 31, 2025 there was $122,632 of contract liabilities (September 30, 2024 - $120,571, September 30, 2023 – $120,970 and September 30, 2022 - $47,271).

When a contract includes a significant financing component, the value of such component is excluded from the transaction price and is recognized separately as finance income or expense, as applicable.

Accounting for acquisitions and contingent consideration

During Fiscal 2022, we acquired Police Ordnance and accounted for it pursuant to IFRS 3, Business Combinations. Areas of significant estimation in connection with the accounting of this transaction included:

  the estimated fair value of raw and work-in-progress inventories and intangible assets for the purchase price allocation; and
  the volatility assumption used in the Black Scholes option model to estimate the fair value of the warrants issued to the selling shareholders given our short history as a public company.

During Fiscal 2021, we acquired the PARA OPSTM system and accounted for it pursuant to IFRS 2, Share-Based Payment. Areas of significant estimation in connection with the acquisition of the PARA OPSTM system included:

  the determination of the discount rate for the present value of the minimum annual royalty payments to DEFSEC; and
  the volatility assumption used in the Black Scholes option model to estimate the fair value of the warrants issued to DEFSEC given our short history as a public company (see Critical Accounting Estimates - Accounting for share-based compensation).

For further details on the above acquisitions, refer to Note 4 of the Fiscal 2024 financial statements.

Impairment of long-lived assets

We review property and equipment for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. An impairment loss is recognized if the carrying value of an asset exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value less costs to sell and value in use. For the purpose of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows, referred to as the cash generating unit ("CGU").

In accordance with IFRS, if the sum of the undiscounted expected future cash flows from a long-lived asset is less than the carrying value of that asset, then we recognize an asset impairment charge. The impairment charge is determined based on the excess of the asset's carrying value over its fair value, which generally represents the discounted future cash flows from that asset.

Because we are an early-commercial stage technology company, management exercises significant judgment in establishing key assumptions and estimates to determine the recoverable amount of our CGU, including future cash flows based on historical and budgeting operating results, growth rates, tax rates, and appropriate after-tax discount rates. The actual results may vary and may cause significant adjustments in future periods.

Impairment of non-financial assets

We review non-financial assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may be impaired. If the recoverable amount of the respective non-financial asset is less than our carrying amount, it is considered to be impaired. Management exercises significant judgement in estimating the recoverable amount for non-financial assets (see Critical Accounting Estimates - Impairment of long-lived assets).

Accounting for share-based compensation

We measure share-based compensation at fair value. Key inputs in the Black Scholes option model is the volatility assumption, forfeiture rate, and expected life of our Common Shares. Due to our limited trading history, management has established a relevant peer group of listed companies and selected the weighted average of their volatilities over a period of three to five years, where available. Starting in Fiscal 2021, we have commenced to incorporate a percentage of our stock volatility in the overall calculation of the volatility assumption. We rely on our stock volatility to estimate the fair value of share-based compensation as well as for warrants. As a result of our limited trading history, we have assumed a forfeiture rate of 0%, which will be reassessed annually. The expected life is estimated based on our trading history.

Accounting for Unsecured Loans

Due to the issuance of bonus Common Shares as part of the unsecured loans transactions during Fiscal 2022, we are required to allocate a percentage of the gross proceeds between the bonus Common Shares and the debt component based on their relative fair value.  To measure the fair value of the unsecured loans, we used the income approach and estimated a market discount rate ranging from 22% - 24% to discount the future cash flows of the unsecured loans.  Management selected a discount rate based on review of the debt cost for comparable public companies.

For further information on the unsecured loans, see Note 12 of the Fiscal 2022 financial statements.

Broker compensation options

As a result of the private placement in April 2021, we issued broker compensation options. To measure the fair value of the broker compensation options, we used the Monte Carlo valuation model and exercised judgment in estimating the life, risk free rate, and volatility.

For further information on the broker compensation options see Note 16(c) of the fiscal 2024 consolidated financial statements.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

All share-related information presented in this section gives effect to the Reverse Split.

Directors and Senior Management

The following table sets forth the name of each of our directors and executive officers, as well as such individual's place of residence, position with us, principal business activities performed outside those with us and period of service as a director (if applicable).

Directors and Executive Officers

Name	Position With DEFSEC	Age	Principal Business Activity Outside DEFSEC	Director/Officer Since
David Luxton Ontario, Canada	Chairman and Director	74	N/A	October 24, 2019(1)
Sean Homuth Ontario, Canada	President, CEO, and Director	47	N/A	June 12, 2023(2)
Jennifer Welsh Ontario, Canada	CFO and Chief Compliance Officer	44	N/A	February 3, 2025 (3)
Harry Webster Ontario, Canada	Chief Operating Officer	48	N/A	February 15, 2024(4)
Paul Mangano Maine, United States	Director	66	CEO of OnPoint Systems, Inc. since August 2022	September 17, 2020
Paul Fortin Ontario, Canada	Director	55	Principal Fortin Consulting Group and Independent Advisor	September 17, 2020
Rick Hillier Ontario, Canada	Director	69	Consultant	December 6, 2023
James Yersh Ontario, Canada	Director	51	President at PointClickCare	January 6, 2025

Notes:

(1) Date on which Mr. Luxton became a director of DEFSEC.

(2) Mr. Homuth became CEO of DEFSEC on November 27, 2023. From June 12, 2023 to November 26, 2023, Mr. McLeod previously served as President and CEO of DEFSEC.

(3) Date on which Ms. Welsh became CFO and Chief Compliance Officer.

(4) Date on which Mr. Webster became Chief Operating Officer.

The following are brief biographies of our directors and executive officers.

David Luxton, Chairman and Director

Mr. Luxton is a former Canadian infantry officer, and former senior official with the Canadian and British governments. In 1990 he founded Simunition, a business that develops and sells simulated munitions for realistic close quarters combat training for military and law enforcement. Between 2003 and 2009, he led the expansion of Allen-Vanguard Corporation, a company in the IED countermeasures business, from approximately $3,000,000 to a run rate of approximately $300,000,000 in annual revenues, then served as Chairman from 2010 to October 2021. Between 2015 and 2018, he was the Executive Chairman of United Tactical Systems, LLC, a company offering less-lethal products for law enforcement, military and personal defense. From 2003 to the date of this Prospectus, he has been President & Owner of DEFSEC Corporation, a company that specializes in strategic transactions in the defense and security industry. Furthermore, from 2016 to 2020, he was a Senior Strategic Advisor to the University of Ottawa. Since 2019, he has been the Executive Chairman of DEFSEC (in January 2025, his title was changed to Chairman). He is a graduate of the University of Oxford SMDP postgraduate program. He entered into a confidentiality and non-disclosure agreement through his consulting agreement with us on October 1, 2019.

Sean Homuth, President and Chief Executive Officer, Director

Mr. Homuth is a senior executive with almost 25 years of experience working with both Canadian and U.S. public companies across a broad range of industries, many with global operations. He has extensive experience with a variety of financing (equity, debt, royalty) and M&A transactions. Since 2008, he has spent the majority of his time in various C-level executive roles with emerging companies. These include having served as CFO of Orezone Gold Corporation, CFO and ultimately CEO of Northbud, and Chief Strategy Officer for The OpenNMS Group.  Mr. Homuth is a Chartered Professional Accountant (CPA, CA Ontario) and a Certified Public Accountant (Illinois) and was named to Ottawa Business Journal's Forty Under 40 in 2011.

Jennifer Welsh – Chief Financial Officer and Chief Compliance Officer

Ms. Welsh has more than 20 years of experience, including 18+ years with Canadian public companies.  She was VP Finance at Indiva for SNDL Inc. – a Nasdaq listed company – and previously the founding CFO of Indiva Limited, helping it grow into Canada’s leading cannabis edibles producer. There she led key financing transactions, brand licensing, and supported manufacturing operations.  Before Indiva, she was Corporate Controller of a TSX-listed mining company. Ms. Welsh is a Chartered Professional Accountant (CPA, CA Ontario), holds a B.Comm. from Carleton University in Ottawa and was named to Ottawa Business Journal's Forty Under 40 in 2020.

Harry Webster – Chief Operating Officer

Mr. Webster is an experienced aerospace and defence leader. He most recently served as Director of Programs at DRS, overseeing all engineering development and manufacturing programs. With over 20 years of experience in roles spanning engineering development to executive leadership, his career has been built on leading organizations to achieve great business outcomes in the execution of complex engineering projects for platforms such as Canadarm3 at MDA and the Canadian CH-148 Maritime Helicopter Program at General Dynamics Mission Systems. He holds advanced degrees in Business Administration and Engineering, and licenses as Professional Engineer and Project Management Professional.

Paul Mangano - Director

Prior to being invited to join our Board, Mr. Mangano founded and owned Surculus Advisors LLC since 2016, a boutique management consulting firm providing advice, leadership, specialized expertise and transaction consultation services to the industrial and high-tech sectors including aerospace, defense and security. Further, since August 2022, he is the CEO of Onpoint Systems, Inc. From August 2020 to April 2022, he was the General Manager of Steiner Optics Inc., a division of Beretta. Prior to forming Surculus Advisors LLC, from 2006 to 2015, he served as the President of L-3 Communication's Public Safety & Sporting business unit. Mr. Mangano graduated with a BA in Economics from Harvard University and an MBA in High Technology from Northeastern University.

Paul Fortin - Director

Prior to being invited to join our Board, Paul Fortin was the director of international business development at Borden Ladner Gervais LLP, a full-service law firm, from 2011 to 2019. Since March 2020, he has been the principal of the Fortin Consulting Group and is an independent advisor within the defense and security industry. Mr. Fortin graduated from Carleton University with a Bachelor's degree in Political Science and from Algonquin College with a specialization in Product Marketing Management.

Rick Hillier - Director

General (Retired) Rick Hillier served over 35 years in the Canadian Armed Forces, culminating his career as the Chief of Defence Staff from 2005-2008. His leadership, geopolitical knowledge and experience on multinational operations, at the tactical, operational and strategic levels, prepares him to help position the Company for success and navigate the Company through its next stages of growth.

James Yersh - Director

Mr. Yersh has over two decades of experience holding senior executive-level roles across finance, administration, and go-to-market functions at SaaS-oriented and technology companies. Mr. Yersh is currently the President, at PointClickCare where he oversees the complete customer journey, with a mission to drive tighter integration and seamless customer experiences by spearheading various aspects of the Senior Care market, including customer care, customer success, implementation, operations, and sales.  Prior to this role, Mr. Yersh was previously the Chief Revenue Officer, Senior Care and CFO of PointClickCare. Prior to joining PointClickCare, Mr. Yersh also served as the CFO for notable companies in the technology space including Mitel, Blackberry, KORE Wireless and held a variety of senior finance roles at other technology companies including eSentire, Cognos Incorporated, and Deloitte. Notably, while serving as CFO of BlackBerry, he supported the organization's transition to a software-based product suite as a public company. Mr. Yersh also previously served as a Board member and the Chair of the Audit Committee for Indiva who was listed on the TSXV.

Compensation

Compensation for Fiscal 2024

The aggregate amount of compensation paid during the year ended September 30, 2024 (including accrued amount at September 30, 2024), directly and indirectly, including directors' fees, to our named executive officers and directors in their capacity as such, was $1.5 million (Fiscal 2023: $1.5 million).

This discussion describes our compensation program for each person who acted as President and CEO, CFO and the three most highly-compensated executive officers (or three most highly-compensated individuals acting in a similar capacity), other than the CEO and the CFO, whose total compensation was more than $150,000 in our last fiscal year and who was performing a policy-making function in respect of the Company (each a "NEO" and collectively the "NEOs"). This section addresses our philosophy and objectives and provides a review of the process that the Board follows in deciding how to compensate the NEOs. This section also provides discussion and analysis of the Board's specific decisions about the compensation of the NEOs for Fiscal 2024.

We had five (5) NEOs during the Fiscal 2024, namely: David Luxton, Chairman and Director, Sean Homuth, President & CEO, Jeffery MacLeod, former President and CEO, Kris Denis, Interim CFO and Chief Compliance Officer and Harry Webster, Chief Operating Officer.

Compensation Philosophy and Objectives

Our current executive compensation program is designed to provide short and long-term rewards to our executives that are consistent with individual and corporate performance and their contribution to our short and long-term objectives. Our objectives with respect to compensation of executive officers are to provide compensation levels necessary to attract and retain high quality executives, and to motivate key executives to contribute to our interests. These objectives are to be met by the principal components of our executive compensation program, which has been focused on a combination of base compensation, cash bonus remuneration, and long-term incentives in the form of stock options or other security-based compensation.

The executive compensation program adopted by us and applied to our executive officers is designed to:

(a) attract and retain qualified and experienced executives who will contribute to our growth and success;

(b) ensure that the compensation of our executive officers provides a competitive base compensation package and a strong link between corporate performance and compensation; and

(c) motivate executive officers to enhance long-term shareholder value, with current compensation being weighted toward at-risk long-term incentives in the form of options and other security-based incentives so as to foster alignment with the interests of our shareholders and stakeholders.

We do not believe that our compensation programs encourage excessive or inappropriate risk taking because: (i) our employees receive both fixed and variable compensation, and the fixed portion (salary) provides a steady income regardless of Common Share value, which allows employees to focus on our business; and (ii) our LTIP encourages a long-term perspective due to the vesting provisions, which is generally at least over two (2) years. We believe that our compensation program is appropriately structured and balanced to motivate our employees and reward the achievement of annual performance goals, as well as the achievement of long-term growth in shareholder value.

Compensation Governance and Process

We have relied on the experience of our Board in setting our executive compensation philosophy and appropriate levels of compensation for our NEOs.

Today, we do not have a separate Compensation Committee. Our Board assumes responsibility as a whole for the oversight over the compensation of directors and executives, including:

  review and approval our remuneration and compensation policies, including short and long-term incentive compensation plans and equity-based plans, bonus plans, pension plans (if any), our LTIP and grants, and benefit plans;
  sole authority to retain and terminate any compensation consultant to assist in the evaluation of director compensation, including sole authority to approve fees and other terms of the retention;
  review and approve at least annually all compensation arrangements for our senior executives;
  review and approve at least annually all compensation arrangements for our directors; and
  review the executive compensation sections disclosed in this Prospectus and our management information circular distributed to shareholders in respect of our annual, and any special, meetings of shareholders.

While David Luxton works with our Board in making recommendations regarding our overall compensation policies and plan as well as specific level of compensation for the other NEOs, they are recused from any Board deliberations and decisions in respect to their own personal compensation. Their respective current fixed compensation was set prior to going public in Canada.

Elements of Compensation

Our executive compensation program consists of three principal components: base salaries, annual incentive compensation and benefits, and long-term compensation.

Base Salaries

Base salaries are intended to reflect an executive officer’s position within our corporate structure, his or her years of experience and level of responsibility, and salary norms in the sector and general marketplace. Further, as an early-stage company, we believe we have set the base salaries for the NEOs below market rates, to conserve cash in return for higher stock-based compensation awards. Accordingly, decisions with respect to base salary levels for executive officers are not based on objective identifiable performance measures but for the most part are determined by reference to competitive market information for similar roles and levels of responsibility, coupled with subjective performance factors such as leadership, commitment, accountability, industry experience, and contributions. Our view is that a competitive base salary is a necessary element for retaining qualified executive officers, as it creates a meaningful incentive for individuals to remain with us and not be unreasonably susceptible to recruiting efforts by our competitors.

In determining the base salary compensation of each NEO, the Board considers: (i) recruiting and retaining executives critical to our success and the enhancement of shareholder value; (ii) providing fair and competitive compensation; (iii) balancing the interests of management and our shareholders; and (iv) rewarding performance, both on an individual basis and with respect to operations in general.

Annual Incentive Compensation and Benefits

Our Board will consider whether it is appropriate and in our best interests to award discretionary cash bonus to the NEOs for the most recently completed fiscal year and, if so, the amount. Discretionary cash bonuses are awarded to recognize the achievement of annual corporate objectives and to recognize contributions that enhance our intrinsic value.

The following is a summary of the maximum annual incentive compensation as a percentage of base salary / annual consulting fee, for the NEOs based on their respective employment / consulting agreements, at the sole discretion of the Board:

Position	Maximum Annual Incentive Compensation (Percentage of Base Salary)
Chairman	75%
President and CEO	75%
CFO, COO	50%

We did not establish explicit goals / milestones for our NEOs for Fiscal 2024 for the annual cash incentive compensation.  For Fiscal 2025, the following corporate goals have been established:

  maintain our Nasdaq listing by regaining compliance with Minimum Bid Price Requirement.

  raise US$5 million.

  grow government contracts to $6 million annualized run rate by end of fiscal year.

  establish American ARWEN® manufacturing and achieve first revenue on 40mm ammunition.

  increase ARWEN® revenue by 50% in second half of fiscal 2025.

  achieve first revenue on a subscription basis for KWESST LightningTM.

  completion of TRL5 prototype of networked version of SPOC for BLDS.

  first revenue on new prototypes for BLDS.

  achieve PARA OPSTM classification with ATF to enable civilian sales in the United States.

  achieve over $250,000 in PARA OPSTM revenue in Fiscal 2025

The above goals are equally weighted to determine the percentage of target bonus up to 100%. The base goals have an annualized revenue run rate of $7 million, if an annualized run rate of $10 million or greater is achieved the base target is increased to 125%.

Long-Term Compensation

The long-term component of compensation for our NEOs, consists of (i) stock options ("Options"), (ii) RSUs, (iii) deferred share units ("DSUs"), (iv) SARs and/or (v) performance stock units ("PSUs") (collectively the "Security-Based Compensation Awards"). This component of compensation is intended to reinforce management's commitment to long-term improvements in our performance.

Our Board believes that incentive compensation in the form of Security-Based Compensation Awards which vest over time, is and has been beneficial and necessary to attract and retain NEOs. Furthermore, the Board believes Security-Based Compensation Awards are an effective long-term incentive vehicle because they are directly tied to our share price over a longer period and therefore motivates NEOs to deliver sustained long-term performance and increase shareholder value and have a time horizon that aligns with long-term corporate goals. As such, our Board does not grant Security-Based Compensation Awards in excessively dilutive numbers or at exercise prices not reflective of the Company's underlying value.

In determining individual equity-based grants, the Board considers the experience, responsibilities and performance of each recipient of an award under the LTIP. Previous grants are also taken into consideration during the grant process.

Benefits Plans

The NEOs are entitled to life insurance, health and dental benefits.

We do not maintain a pension plan or retirement benefit plan for the NEOs.

External Compensation Consultants

In determining the base salaries for the NEOs, we considered comparable market base salaries, based on information provided by an outside executive search consulting firm and then set the base salaries for the NEOs at the lower end of the range.

Assessment of Risks Associated with Our Compensation Policies and Practices

Our Board has assessed the compensation plans and programs for our executive officers to ensure alignment with our business plan and to evaluate the potential risks associated with those plans and programs. Our Board has concluded that the compensation policies and practices do not create any risks that are reasonably likely to have a material adverse effect on the Company.

Our Board considers the risks associated with executive compensation and corporate incentive plans when designing and reviewing such plans and programs. We have not adopted a policy restricting our NEOs or directors from purchasing financial instruments that are designated to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by its NEOs or directors. To our knowledge, none of the NEOs or directors has purchased such financial instruments.

Performance Graph

The following graph illustrates the cumulative return to our shareholders based on a $100 investment in the Common Shares from September 22, 2020, the date we went public in Canada, to September 30, 2024, as compared to the cumulative total return on the Standard & Poor's / TSXV Composite Index for the same period, assuming the reinvestment of cash distributions and/or dividends:

The trend in the above performance graph does not correlate to the trend of the compensation paid to the NEOs.  As described under "Elements of Compensation", based salaries reflect each NEO's primary duties and responsibilities and are set at levels based on responsibility, experience and expertise as well as subjective factors such as leadership.  We believe that management must be compensated a minimum base salary for the value of the services provided, irrespective of our Common Share price performance.  Pursuant to our LTIP, we have granted Options, RSUs, and PSUs to our NEOs, each form a significant portion of compensation, and therefore the total compensation for the NEOs is directly affected by decreases or increases in the price of our Common Shares as the value of such Options, RSUs, and PSUs changes as our Common Share price changes.

Summary Compensation Table

The following table provides information concerning the total compensation paid to the NEOs for the years ended September 30, 2024, 2023, and 2022.

					Non-equity incentive plan compensation
	Fiscal		Share-based	Option-based	Annual Incentive	Long-term	Pension	All Other	Total
Name	Year	Fee / Salary	Awards (1)	Awards (2)	Plans(3) (10)	Incentive Plans	Value (4)	Compensation	Compensation
David Luxton (5) Executive Chairman and Director	2024	$360,000	$-	$-	$-	$-	$-	$-	$360,000
	2023	$315,000	$-	$178,500	$-	$-	$-	$-	$493,500
	2022	$180,000	$-	$-	$308,408	$-	$-	$-	$488,408
Sean Homuth (6) President & CEO and Director	2024	$350,769	$-	$-	$-	$-	$-	$2,000	$352,769
	2023	$92,308	$-	$140,250	$-	$-	$-	$2,000	$234,558
	2022	$-	$-	$-	$-	$-	$-	$-	$-
Jeffrey MacLeod (7) Former President & CEO and Former Director	2024	$160,000	$-	$-	$-	$-	$-	$-	$160,000
	2023	$160,000	$-	$$25,500	$-	$-	$-	$-	$185,500
	2022	$160,000	$-	$-	$-	$-	$-	$-	$160,000
Kris Denis (8) Interim CFO and Chief Compliance Officer	2024	$167,308	$-	$-	$-	$-	$-	$3,000	$170,308
	2023	$-	$-	$25,500	$-	$-	$-	$-	$25,500
	2022	$-	$-	$-	$-	$-	$-	$-	$-
Harry Webster (9) Chief Operating Officer	2024	$260,962	$-	$-	$-	$-	$-	$18,000	$278,962
	2023	$23,077	$-	$-	$-	$-	$-	$-	$23,077
	2022	$-	$-	$-	$-	$-	$-	$-	$-

(1) Represents the grant value of RSU awards, based the closing price of the Common Shares on the TSXV on the grant date.

(2) Represents the grant value of the option awards, using the Black-Scholes option model. The Black-Scholes option model was selected by us as it is the most widely adopted and used option-valuation method.

(3) In December 2022, the Board awarded a cash bonus of USD$225,000 to David Luxton in respect to their performance during Fiscal 2022, paid only after the closing of the U.S. IPO and Canadian Offering. For the above table, these amounts were converted to CAD using the daily average exchange rate on September 30, 2022, as reported by the Bank of Canada for the conversion of USD into CAD was USD$1.00 equals CAD$1.3707.

(4) The Company does not have a retirement plan.

(5) Effective October 1, 2019, we entered into a professional services agreement with DEFSEC Corporation, a private company owned by Mr. Luxton. The compensation payable to Mr. Luxton is paid to his private company, DEFSEC Corporation.

(6) Mr. Homuth served as CFO of KWESST from June 12, 2023 to November 26, 2023. On November 27, 2023, Mr. Homuth was appointed as President and CEO of KWESST.

(7) Mr. MacLeod retired from his positions as President, CEO and Director of KWESST on October 31, 2023. As part of his departure, the Company continued to pay his base salary and provide benefits for a period of one year with no incentive pay.

(8) Mr. Denis served as the Company's Corporate Controller from June 26, 2023 to November 26, 2023. On November 27, 2023, Mr. Denis was appointed as Interim CFO and Chief Compliance Officer of KWESST. Mr. Denis' annual salary increased to CAD $175K effective November, 27, 2023.

(9) Mr. Webster served as the Company's General Manager from August 28, 2023 to February 14, 2024. On February 15, 2024, Mr. Webster was appointed as Chief Operating Officer of KWESST. Mr. Webster's annual salary increased to CAD $260K effective February 15, 2024.

(10) Following September 30, 2024, the Board of Directors approved special bonuses for the Named Executive Officers in recognition of three major achievements completed in November 2024: raising more than USD $5 million, securing an extension to remedy the NASDAQ bid-price deficiency, and obtaining accepted conditional offers for all Land C4ISR positions. Specifically, the Board awarded:

•Mr. Luxton:A bonus of $270,000; however, he voluntarily reduced this amount by $100,000 and additionally forfeited $70,000 to increase the CEO's bonus in recognition of his exceptional contribution and accomplishments.

•Mr. Homuth (CEO): A total bonus of $340,000, comprising a 75% bonus target of $270,000 plus the $70,000 redirected by Mr. Luxton.

•Mr. Webster: $130,000, representing a 50% bonus target.

•Mr. Denis: $43,750, representing 25% of his annual salary.

These bonuses were approved on November 29, 2024, and paid out in December 2024.

Employment and Consulting Agreements

The following summarizes the key salient terms of the employment agreements between us and our NEOs in force as of September 30, 2024.

David Luxton

On October 1, 2019, we entered into a professional services agreement with DEFSEC Corporation, a private holding company owned by Mr. Luxton, in which he agreed to serve as our Executive Chairman for an annual fee of $120,000 per year and raising to $150,000 per year upon a going public transaction. This agreement was amended effective August 1, 2020, whereby the annual fee was adjusted to $180,000 per year. Mr. Luxton is entitled to an annual incentive bonus up to 200% of his annual fee at the Board’s sole discretion. This agreement expired on December 31, 2022. Subsequent to December 31, 2022, Mr. Luxton’s compensation was amended to $360,000 per year with entitlement to an annual incentive bonus of up to 75% effective January 1, 2023.  Mr. Luxton’s compensation was subsequently amended to $240,000 per year as of January 1, 2025. We have the right to terminate his consulting agreement with twelve (12) months’ notice, subject to termination benefits (see Potential Termination and Change of Control Benefits). The notice period increases to 18 months in the event of a change of control.

Sean Homuth

On July 31, 2023, we entered into an amended and restated employment agreement, with an effective date of June 12, 2023, for Mr. Homuth to serve as Chief Financial Officer and Chief Compliance Officer.  Mr. Homuth received an annual base salary of CAD$300,000 with an annual incentive bonus of up to 50% of his annual base salary at the Board’s sole discretion and four weeks of vacation per year.  Mr. Homuth also received an initial stock option grant with the amount determined at the Board’s discretion and vesting in accordance with the terms of the Company’s LTIP plan. On November 27, 2023, Mr. Homuth was appointed President and CEO and his employment agreement was amended and restated (the “Homuth Agreement”). Mr. Homuth’s salary was increased to $360,000 and the annual incentive bonus was increased up to 75% of his annual salary. Effective January 1, 2025, Mr. Homuth’s vacation entitlement was increased to five weeks per year. His employment may be terminated upon payment of a lump sum equal to 12 months of base salary plus accrued bonus and vacation, this lump sum is increased by one month per completed or partially completed year of service to a maximum of 24 months and in the event of a change in control, his employment may be terminated upon payment of a lump sum equal to 24 months of base salary plus full target bonus and accrued vacation. The lump sum is increased by two months per completed or partially completed year of service.

Harry Webster

On August 28, 2023, we entered into a full-time employment agreement with Mr. Webster to serve as our General Manager. On February 15, 2024, Mr. Webster was appointed COO and he entered into a new employment agreement. Mr. Webster’s salary was increased to $260,000, the annual incentive bonus remained up to 40% of his annual salary (which was increased to 50% subsequent to September 30, 2024). Effective May 5, 2025, we entered into an amended employment agreement, whereby the amendment has an increased annual incentive bonus of 50% (the “Webster Agreement”). Harry’s employment may be terminated upon payment of a lump sum equal to 6 months of base salary plus accrued bonus and vacation and all security-based compensation held become vested if terminated prior to the first anniversary from the May 5, 2025, contract date. This lump sum is increased by one month per completed or partially completed year of service to a maximum of 12 months and in the event of a change in control, his employment may be terminated upon payment of a lump sum equal to 12 months of base salary plus full target bonus and accrued vacation. The lump sum is increased by two months per completed or partially completed year of service.

Kristopher Denis

On November 27, 2023, Mr. Denis was appointed Interim CFO and Chief Compliance Officer of the Company and his employment agreement was amended and restated. Mr. Denis' salary was increased to $175,000, an annual incentive bonus up to 40% of his annual salary, four weeks of vacation per year, his employment may be terminated upon payment of a lump sum equal to 26 weeks salary plus accrued bonus and all security-based compensation held become vested if terminated prior to the first anniversary from the November 27, 2023, contract date. This lump sum is increased by one week per completed year of service to a maximum of 38 weeks and in the event of a change in control, the foregoing is changed from 26 weeks to 52 weeks and the reference to 38 weeks is changed to 64 weeks. Mr. Denis’ role changed as of February 3, 2025 when he no longer held the position of Interim CFO and Chief Compliance Officer and ceased to be an NEO.

Outstanding Equity Awards at September 30, 2024

The following table sets forth information concerning all the outstanding equity awards held by each NEO as at September 30, 2024.

	Option-based awards				Share-based awards
	Number of securities underlying unexercised options	Option exercise price	Option expiration date	Value of unexercised in the- money options(1)	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested (2)	Market or payout value of vested share-based awards not paid out or distributed
David Luxton (3)	6	$18,375.00	2026-07-02	$-	-	$-	$277
	333	$535.50	2026-08-16	$-	-	$-	$6,825
Sean Homuth (4)	261	$535.50	2026-08-16	$-	-	$-	$5,363
Jeff MacLeod (5)	6	$18,375.00	2026-07-02	$-	-	$-	$277
	47	$535.50	2026-08-16	$-	-	$-	$1,950
Kris Denis (6)	47	$535.50	2026-08-16	$-	-	$-	$975
Harry Webster	-	$-	n/a	$-	-	$-	$-
Total	700			$-	-	$-	$15,666

(1) Based on the difference between the exercise price of the Option and the closing price of the Common Shares on the TSXV on September 30, 2024.

(2) Based on the closing price of the Common Shares on the TSXV on September 30, 2024.

(3) The grants were made to Mr. Luxton’s private company, DEFSEC Corporation. His 2021 Option grant vest over two (2) years and his 2023 Option grant vest over two (2) years.

(4) Mr. Homuth served as CFO of KWESST from June 12, 2023 to November 26, 2023. On November 27, 2023, Mr. Homuth was appointed as President and CEO of KWESST. His 2023 Option grant vest over two (2) years.

(5) Mr. MacLeod’s 2021 Option grant vest over two (2) years and his 2023 Option grant vest over two (2) years. Mr. MacLeod retired from his positions as President, CEO and Director of KWESST on October 31, 2023, at which time, his 2023 Option grant fully vested.

(6) Mr. Denis served as the Company's Corporate Controller from June 26, 2023 to November 26, 2023. On November 27, 2023, Mr. Denis was appointed as Interim CFO and Chief Compliance Officer of KWESST. His 2023 Option grant vest over two (2) years.

(7) Mr. Webster served as the Company's General Manager from August 28, 2023 to February 14, 2024. On February 15, 2024, Mr. Webster was appointed as Chief Operating Officer of KWESST.

There was no exercise of stock options during Fiscal 2024.

Value Vested or Earned During the Year

The following table sets forth, for each NEO, the value of option-based awards and share-based awards which vested during the fiscal year ended September 30, 2024, and the value of non-equity incentive plan compensation earned during the fiscal year ended during the year ended September 30, 2024.

Name	Option-based awards - value vested during Fiscal 2024 (1)	Share-based awards - value vested during Fiscal 2024 (2)	Non-equity incentive plan compensation - value earned during Fiscal 2024
David Luxton	$-	$-	$-
Sean Homuth (3)	$-	$-	$-
Jeff MacLeod (4)	$-	$-	$-
Kris Denis (5)	$-	$-	$-
Harry Webster (6)	$-	$-	$-

(1) Amounts represent the difference between the exercise price of the Options and the closing price of the Common Shares on the TSXV on the vesting date.

(2) Amounts represent the number of vested Share Units (as defined below) multiplied by the closing price of the Common Shares on the TSXV on the vesting date.

(3) Mr. Homuth served as CFO of DEFSEC from June 12, 2023, to November 26, 2023. On November 27, 2023, Mr. Homuth was appointed as President and CEO of DEFSEC.

(4) Mr. MacLeod retired from his positions as President, CEO and Director of DEFSEC on October 31, 2023.

(5) Mr. Denis served as the Company's Corporate Controller from June 26, 2023, to November 26, 2023. On November 27, 2023, Mr. Denis was appointed as Interim CFO and Chief Compliance Officer of DEFSEC.

(6) Mr. Webster served as the Company's General Manager from August 28, 2023, to February 14, 2024. On February 15, 2024, Mr. Webster was appointed as Chief Operating Officer of DEFSEC.

Potential Termination and Change of Control Benefits

All outstanding equity compensation is forfeited / cancelled if we terminate a NEO's employment / consulting agreement for cause. Further, in the event a NEO voluntarily resigns from his employment / consulting with us, any unpaid annual incentive and unvested equity compensation are forfeited in accordance with our LTIP.

We have agreements with the NEOs that set out the terms of their employment / consulting and what they are entitled to in connection with a termination of employment or change of control. These agreements include non-solicitation, confidentiality, and ownership of intellectual property provisions to protect our interests.

The table below sets out the amount that would have been payable to each NEO that was employed by the Company on September 30, 2024, if had there been a change of control of the Company resulting in termination on September 30, 2024:

	Notice Period (months)	Termination Without Cause (pre- Change of Control)	Termination Without Cause in Connection with Change of Control
David Luxton
Base fee	12	$630,000	$945,000
Value of unvested options		$7,102	$13,927
Value of unvested RSUs		$-	$-
Value of vested RSUs not yet issued		$-	$-
TOTAL		$637,102	$958,927
				(1)
Sean Homuth
Base pay	12	$630,000	$810,000
Value of unvested options		$5,363	$10,725
Value of unvested RSUs		$-	$-
Value of vested RSUs not yet issued		$-	$-
TOTAL		$635,363	$820,725
				(2)
Jeffrey MacLeod
Base pay	12	$160,000	$240,000
Value of unvested options		$2,227	$2,227
Value of unvested RSUs		$-	$-
Value of vested RSUs not yet issued		$-	$-
TOTAL		$162,227	$242,227
				(3)
Kris Denis
Base pay	6	$157,500	$245,000
Value of unvested options		$975	$1,950
Value of unvested RSUs		$-	$-
Value of vested RSUs not yet issued		$-	$-
TOTAL		$158,475	$246,950
				(4)
Harry Webster
Base fee	6	$234,000	$364,000
Value of unvested options		$-	$-
Value of unvested RSUs		$-	$-
Value of vested RSUs not yet issued		$-	$-
TOTAL		$234,000	$364,000

(1) Mr. Homuth served as CFO of KWESST from May 30, 2023 to November 26, 2023. On November 27, 2023, Mr. Homuth was appointed as President and CEO of KWESST.

(2) Mr. MacLeod retired from his positions as President, CEO and Director of KWESST on October 31, 2023. As part of his departure, the Company continued to pay his base salary and provide benefits for a period of one year with no incentive pay.

(3) Mr. Denis served as the Company's Corporate Controller from June 26, 2023 to November 26, 2023. On November 27, 2023, Mr. Denis was appointed as Interim CFO and Chief Compliance Officer of KWESST.

(4) Mr. Webster served as the Company's General Manager from August 28, 2023 to February 14, 2024. On February 15, 2024, Mr. Webster was appointed as Chief Operating Officer of KWESST.

Subsequent to September 30, 2024, the NEO termination clauses were increased. Please refer to the NEO employment contract summaries for further details.

A change of control is commonly defined in each of the respective agreements as:

a) the sale of all or substantially all of our outstanding Common Shares for cash or securities of an entity not managed by our management team and that are determined by our Board to be liquid for all of our shareholders ("Liquid Unrelated Issuer");

b) a merger, amalgamation, arrangement or other similar transaction involving us where the holders of our Common Shares receive cash or securities of a Liquid Unrelated Issuer, but do not immediately thereafter own securities of the successor corporation which entitle them to cash more than 50% of the votes attaching to all shares in the capital of the successor corporation;

c) the sale of all or substantially all of our assets followed by a liquidating distribution to the holders of our Common Shares of cash or securities of a Liquid Unrelated Issuer;

provided that our Board shall have the right, in its absolute discretion, to deem any transaction not enumerated above to be a change of control. For greater clarity, a sale or transfer of founders shares between related parties, and/or an initial going public transaction of any kind shall not constitute a change of control.

Compensation of Independent Directors

In July 2023, our Board approved the following cash compensation for the independent directors retroactive October 1, 2022:

  $10,000 per quarter (10,000 per month for Mr. Hillier); and
  $2,500 per quarter for the Chair of the Audit Committee.

Prior to December 2020, we made no cash compensation to the directors.

The following table sets out the total compensation for our independent directors who served at any time during Fiscal 2024.

Name	Fees Earned	Stock Awards (1)	Option Awards (2)	Non-equity Incentive Plan Compensation	Pension Value (3)	All Other Compensation	Total Compensation
John McCoach (4)	$36,475	$-	$-	$-	$-	$-	$36,475
Jennifer Welsh (5)	$4,918	$-	$-	$-	$-	$-	$4,918
Paul Fortin	$40,000	$-	$-	$-	$-	$-	$40,000
Paul Mangano	$48,607	$-	$-	$-	$-	$-	$48,607
Rick Hillier (6)	$98,387	$-	$-	$-	$-	$-	$98,387

(1) Represents the grant value of RSU awards, based on the closing price of the Common Shares on the TSXV on the grant date.

(2) Represents the grant value of the option awards, using the Black-Scholes option model. The Black-Scholes option model was selected by the Company as it is the most widely adopted and used option-valuation method. For the key inputs used in this valuation mode.

(3) The Company does not have a pension plan.

(4) John McCoach did not reelect for the Audit Committee Chairman and ceased to be a Director of KWESST on August 26, 2024.

(5) Jennifer Welsh joined KWESST's Board of Directors on August 26, 2024 and was appointed Audit Commmittee Chairman.

(6) Rick Hillier joined KWESST's Board of Directors December 6, 2023.

Outstanding Equity Awards at September 30, 2024

There were no stock options granted to the independent directors in Fiscal 2024.

The following table sets forth information concerning all the outstanding equity awards held by each of our independent directors as at September 30, 2024.

	Option-based awards				Share-based awards
	Number of securities underlying unexercised options (1)	Option exercise price	Option expiration date	Value of unexercised in the- money options(2)	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested (3)	Market or payout value of vested share-based awards not paid out or distributed
John McCoach	17	$679.00	2025-12-15	$-	-	$-	$33
	47	$25.50	2026-08-16	$-	-	$-	$975
Jennifer Welsh	-	$-	n/a	$-	-	$-	$-
Paul Fortin	17	$679.00	2025-12-15	$-	-	$-	$33
	47	$25.50	2026-08-16	$-	-	$-	$975
Paul Mangano	17	$679.00	2025-12-15	$-	-	$-	$33
	47	$25.50	2026-08-16	$-	-	$-	$975
Rick Hillier	47	$25.50	2026-08-16	$-	-	$-	$975

Total	239			-	-	$-	$3,999

(1) The 2023 Option grants to the directors vest over two (2) years. The 2021 Option grants to the directors vest over two (2) years.

(2) Based on the difference between the exercise price of the Option and the closing price of the Common Shares on the TSXV on September 30, 2024.

(3) Based on the closing price of the Common Shares on the TSXV on September 30, 2024.

There was no exercise of options during Fiscal 2024.

Value Vested or Earned During the Year

The following table sets forth, for each independent director, the value of option-based awards and share-based awards which vested during Fiscal  2024, and the value of non-equity incentive plan compensation earned during Fiscal 2024.  No share-based awards have been granted to our directors since inception.

Name	Option-based awards - value vested during Fiscal 2024 (1)	Share-based awards - value vested during Fiscal 2024 (2)	Non-equity incentive plan compensation - value earned during Fiscal 2024
John McCoach	$-	$-	$-
Jennifer Welsh	$-	$-	$-
Paul Fortin	$-	$-	$-
Paul Mangano	$-	$-	$-
Rick Hillier	$-	$-	$-

(1) Amounts represent the difference between the exercise price of the Options and the closing price of the Common Shares on the TSXV on the vesting date.

(2) Amounts represent the number of vested Share Units (as defined below) multiplied by the closing price of the Common Shares on the TSXV on the vesting date.

Equity Compensation Plans

On February 10, 2021, our Board adopted a new LTIP, which was approved by our shareholders on March 31, 2021, and on April 9, 2021, by the TSXV. Our LTIP was subsequently amended to conform with the new TSXV policy issued on November 24, 2021, in relation to security-based compensation. Our shareholders approved this amended LTIP on March 31, 2022, which was subsequently approved by the TSXV on April 14, 2022.

The maximum number of Common Shares issuable under our LTIP for stock options is 10% of our issued and outstanding Common Shares, subject to adjustment or increase pursuant to the terms of the LTIP. Any stock options that have been cancelled, repurchased, expired, or exercised will again be available under the LTIP. At September 30, 2024, we had 1,857 outstanding stock options, leaving 818 stock options available for future grants.

Additionally, the maximum number of Common Shares issuable under our LTIP in respect of RSUs, DSUs, SARs, and PSUs (collectively "Share Units") is 1,940. At September 30, 2024, we had 55 Share Units available for future grants.

The following is a summary of the salient terms of the equity-based awards available under our amended LTIP. For a more fulsome disclosure of our LTIP, a copy of our amended LTIP is available on SEDAR+ website at www.sedarplus.ca.

Stock Options

Key Employees, Directors, Consultants and Persons performing Investor Relations Services (as such terms are defined in the LTIP) are eligible to receive grants of stock options to acquire Common Shares at the time of employment or contract, if applicable, and thereafter as determined by the Board.

Restricted Share Units

Key Employees, Directors and Consultants, are eligible to receive grants of RSUs, entitling the holder to receive one Common Share for each RSU, subject to restrictions as the Board may, in its sole discretion, establish in the applicable award agreement. The Board believes the granting of RSUs creates long-term incentive, a sense of ownership and an alignment of the recipients' interests with those of our shareholders and stakeholders. The granting of RSUs is intended to reward those executives who are responsible for our management and growth and to encourage such executives to develop a long-term vision for us to operate in a manner to maximize shareholder value. By using vesting periods for RSUs in addition to other restrictions, this compensation element is also designed to support long term retention of valuable Key Employees and Directors as well as provide an incentive for the achievement of specific milestones, if applicable.

Performance Share Units

Key Employees, Directors, and Consultants are eligible to receive grants of PSUs, entitling the holder to receive one Common Share for each PSU, subject to the achievement or attainment of specific performance criteria ("Performance Criteria") within a specific period ("Performance Cycle"). The number of PSUs and the Performance Criteria which must be satisfied in order for the PSUs to vest and the Performance Cycle in respect of such PSUs shall be specified in the applicable award agreement. The Board believes the granting of the PSUs incentivizes the attainment of specific goals which support our overall strategies and creates a sense of ownership and an alignment of the recipients' interests with those of our shareholders and stakeholders. The granting of PSUs is intended to reward those executives who are responsible for our management and growth and to encourage such executives to develop a long-term vision for us to operate in a manner to maximize shareholder value. By using vesting periods for PSUs in addition to other restrictions, this compensation element is also designed to support long-term retention of valuable employees as well as provide an incentive for the achievement of specific milestones, if applicable.

Deferred Share Units

Key Employees and Directors are eligible to receive grants of DSUs. Directors may elect to receive any part or all of their fees payable in respective of their position as a director as DSUs. Each holder of a DSU is entitled to receive one Common Share for each DSU. The Board believes the granting of DSUs creates long-term incentive, a sense of ownership and an alignment of the recipients' interests with those of our shareholders and Stakeholders. The granting of DSUs is intended to reward directors who are responsible for oversight of our management and growth and to encourage such directors to maintain a long-term vision for us to operate in a manner to maximize shareholder value.

Stock Appreciation Rights

Key Employees, Directors, and Consultants are eligible to receive grants of SARs, entitling the recipient to receive a payment in Common Shares equal to the current market price less the grant price of the SAR as determined by the Board at the time of the grant for each SAR. Notwithstanding the foregoing, the Board may, in its sole discretion, satisfy payment of the entitlement in cash rather than in Common Shares. The granting of SARs is intended to reward those executives who are responsible for our management and growth and to encourage such executives to develop a long-term vision for us to operate in a manner to maximize shareholder value. By using vesting periods for SARs, this compensation element is also designed to support long-term retention of valuable employees as well as provide an incentive for the achievement of specific milestones, if applicable.

Vesting Provision

No award issued under the LTIP, other than Options, may vest before the date that is one year following the date it is granted or issued. Notwithstanding this provision, vesting may be accelerated for a Participant who dies or who ceases to be an eligible Participant under the LTIP in connection with a change of control, takeover bid, RTO, or other similar transaction.

For Options grants to Investor Relations service providers, vesting must be over a period of not less than one year, with no more than 25% of such options vesting in any three months.

Modification of an Award

Any adjustment, other than as noted in section 4.3 Anti-Dilution of the LTIP, to award granted or issued under our LTIP must be subject to the prior acceptance of the TSXV, including adjustments related to an amalgamation, merger, arrangement, reorganization, spin-off, dividend, or recapitalization.

Further, any decrease in the exercise price of or extension to stock options granted to individuals that are Insiders at the time of the proposed amendment is subject to disinterested shareholder approval.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth the details as at September 30, 2024, the end of our most recently completed fiscal year, with respect to compensation plans pursuant to which equity securities of the Company are authorized for issuance under our LTIP.

Equity Compensation Plans Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under Equity Compensation Plans (excluding securities listed in column (a))
Equity Compensation Plans approved by shareholders - LTIP	Share Units: nil Options: 1,229	Share Units: $nil Options: $555.24	Share Units: 1,939 Options: 710
Equity Compensation Plans not approved by shareholders	n/a	n/a	n/a

Board Practices

Each of our directors will hold office until the next annual general meeting of our shareholders or until his or her office is earlier vacated, in accordance with our Articles of Incorporation (the "Articles") and the BCBCA. Each of our officers serves at the pleasure of our Board. Please also refer to Directors and Senior Management above for further details regarding the periods of service of each of our current directors and officers.

As of September 30, 2024, we did not have any service contracts with any of our independent directors.

Board Nomination

The identification of potential candidates for nomination as our directors is carried out by all directors, who are encouraged to participate in the identification and recruitment of new directors. Potential candidates are primarily identified through referrals and business contacts.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Corporate Cease Trade Orders

As at the date of this document, no current director or executive officer of the Company is, or within the ten years prior to the date of this document has been, a director, chief executive officer or chief financial officer of any company (including the Company), that:

(a) was subject to a cease trade order (including any management cease trade order which applied to directors or executive officers of a company, whether or not the person is named in the order), an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days (an "Order") while that person was acting in that capacity; or

(b) was subject to an Order that was issued after the current director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer except in the following cases:

Mr. Sean Homuth previously served as the Chief Financial Officer of North Bud Farms Inc. ("North Bud") from October 2019 to December 2019. Subsequently, Mr. Sean Homuth was appointed as the Chief Executive Officer of North Bud in January 2020. On March 31, 2020, a management cease trade order was issued by the Ontario Securities Commission against Mr. Homuth in respect of North Bud. On June 3, 2023, the Ontario Securities Commission issued a cease trade order in connection with North Bud's failure to file financial statements, management's discussion and analysis and officer's certifications. At of the date hereof, the cease trade order has not yet been revoked.

Bankruptcy

To the knowledge of the Company, as at the date of this document, no current director, executive officer, or shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company is, or within the ten years prior to the date of this document has:

(a) been a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b) become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver manager or trustee appointed to hold the assets of the current or proposed director, executive officer or shareholder.

except in the following case:

Jennifer Welsh, who was CFO of Indiva Limited, a TSXV-listed licensed producer of cannabis which filed on June 13, 2024, for creditor protection under the Companies’ Creditors Arrangement Act (Canada) due to, among other things, the fragmentation of the cannabis industry, financial underperformance and pressures resulting from the obligations owing to creditors. The company undertook a sales and investment solicitation process and the stalking horse bid from its senior secured debtholder SNDL Inc. was the successful bid.

Penalties and Sanctions

None of our current directors or executive officers has, within the past ten years, been subject to any penalties or sanctions imposed by a court or by a securities regulatory authority relating to securities legislation or has entered into a settlement agreement with a securities regulatory authority or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision, with the exception of the following:

On November 25, 2015, L-3, EOTECH, and Paul Mangano, who was then President of EOTECH, (collectively, the "Defendants") entered into a Settlement. The complaint alleged that EOTECH sold defective holographic weapon sights to the U.S. Department of Defense, the U.S. Department of Homeland Security, and the Federal Bureau of Investigation during the period from 2007 through 2014 and that the Defendants became aware that design defects in EOTECH's sights caused them to fail in cold temperature and humid environments. The Government of the United States alleged in its complaint that although EOTECH was contractually obligated to disclose these defects to the military, the Defendants nevertheless concealed them until they believed that EOTECH had product improvements that would correct the defects, and even then failed to disclose the nature and severity of the defects. Under the Settlement, the Defendants admitted, acknowledged and accepted responsibility for several claims. Mr. Mangano admitted, acknowledged and accepted responsibility.

L-3 paid the Settlement Amount of USD $25.6 million and the Government of the United States released the Defendants and all of their at-that-time and former officers, directors and employees from any civil or administrative monetary claims the United States has for the conduct covered in the complaint under the False Claims Act, the Civil Monetary Penalties Law, the Program Fraud Civil Remedies Act, the Financial Institutions Reform, Recovery and Enforcement Act, the Contract Disputes Act and the common law theories of breach of contract, payment by mistake, unjust enrichment and fraud. The Settlement does not contain any sanctions or penalties imposed on Mr. Mangano and Mr. Mangano did not pay any portion of the Settlement Amount.

Audit Committee Disclosure

The Audit Committee's Charter

Our directors have adopted a Charter for the Audit Committee, which sets out the Audit Committee's mandate, organization, powers, and responsibilities. The full text of our Audit Committee Charter is available on request from us.

Composition of the Audit Committee

The members of the Audit Committee are Jennifer Welsh (Chair), Paul Mangano, and Paul Fortin. All members are independent (as determined under Exchange Act Rule 10A-3 and Rule 5605(a)(2) of The Nasdaq Stock Market Rules and as defined in National Instrument 52-110 - Audit Committees ("NI 52-110") adopted by the Canadian Securities Administrators), and all members are financially literate (as defined in NI 52-110). The Audit Committee meets regularly on at least a quarterly basis. The members of the Audit Committee do not have fixed terms and are appointed and replaced from time to time by resolution of the Board.

The Board has determined that Paul Mangano and Jennifer Welsh qualify as financial experts (as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act) and Rule 5605(c)(2)(A) of The Nasdaq Stock Market Rules; and (ii) is independent (as determined under Exchange Act Rule 10A-3 and Rule 5605(a)(2) of The Nasdaq Stock Market Rules).

Relevant Education and Experience

All of the Audit Committee members are senior-level professionals with experience in financial matters; each has a broad understanding of accounting principles used to prepare financial statements and varied experience as to general application of such accounting principles.

For further relevant education and experience of Ms. Welsh and Messrs. Mangano and Fortin, refer to their respective biographies in Directors, Senior Management and Employees.

Audit Committee Oversight

At no time during this past fiscal year have any recommendations by the Audit Committee respecting the appointment and/or compensation of our external auditors not been adopted by the Board.

Pre-Approval Policies and Procedures

Under its charter, the Audit Committee is required to pre-approve all non-audit services to be performed by the external auditors in relation to us, together with approval of the engagement letter for such non-audit services and estimated fees thereof. The pre-approval process for non-audit services will also involve a consideration of the potential impact of such services on the independence of the external auditors.

Employees

The following table sets forth the number of employees we had at the end of each fiscal period:

Year	Full Time	Part Time	Total
Fiscal 2022	17	1.2	18.2
Fiscal 2023(1)	28	1.2	29.2
Fiscal 2024(1)	29	1	30

(1) Includes 5 consultants at September 30, 2023.

(2) Includes 6 consultants at September 30, 2024.

None of our employees are members in a labor union.

Share Ownership

As of July 23, 2025, the NEOs named in this Prospectus as well as our current directors and executive officers, as a group, beneficially owned a total of 9,654 Common Shares, representing beneficial ownership of 0.77% of the Common Shares.

The table below sets forth the number of Common Shares beneficially owned by the NEOs named in this Prospectus as well as our directors and executive officers as of July 23, 2025. The persons listed below are deemed to be the beneficial owners of Common Shares underlying options, RSUs, and warrants that are exercisable within 60 days from the above date, including “out-of-the money” options. The percentages shown below are based on 667,707 outstanding Common Shares as of July 23, 2025, plus 448,037 Common Shares underlying options, RSUs and warrants that are exercisable within 60 days for the indicated beneficial owner for an aggregate total of 1,115,744.

Shareholdings of Directors and Executive Officers

				Number of
				Common Shares	Percent of
	Common	Exercisable	Exercisable	Beneficially	Outstanding
Name of Beneficial Owner	Shares held	Options	Warrants	Owned	Common Shares
David Luxton (1)	8,691	339	34	9,064	0.72%
Sean Homuth	47	261	-	308	0.02%
James Yersh	-	-	-	-	0.00%
Paul Mangano	21	64	-	85	0.01%
Paul Fortin	-	64	-	64	0.01%
Rick Hillier	-	64	-	64	0.01%
Harry Webster	69	-	-	69	0.01%
Jennifer Welsh	-	-	-	-	0.00%
Total	8,828	792	37	9,654	0.779%

(1) Includes 5,995 Common Shares, 6 exercisable options and 34 exercisable warrants held by Mr. Luxton's private company, DEFSEC Corporation.

Refer to section titled, Compensation, for the details of the options held by our directors and executive officers as at September 30, 2024. We have since not granted any further options.

We do not have any other equity arrangements for involving employees in our capital, except for the grant of Security-Based Compensation Awards pursuant to our LTIP at the discretion of the Board.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

Prior to the closing of our U.S. IPO and Canadian Offering in December 2022, the major changes in the last three years in the percentage ownership of persons who beneficially own 5% of the outstanding voting rights attached to our Common Shares were:

  Our Founder, President & CEO and director, through a holding company (2573685 Ontario Inc.), held 673 Common Shares or 18.2% of the total outstanding voting rights.
  DEFSEC Corporation increased its beneficial ownership to 327 Common Shares or 8.8% as a result of receiving 68 Common Shares (and warrants exercisable for 34 Common Shares) on April 29, 2021, for selling the PARA OPSTM technology to DEFSEC.
  On September 10, 2021, SOL Global Investments Corp. announced its equity ownership of our Common Shares for the first time, reporting 9.6% equity ownership and 10.3% on a partially diluted basis. On December 31, 2021, SOL Global Investments Corp held 367 Common Shares and warrants exercisable for an aggregate of 27 Common Shares. On March 9, 2022, SOL Global Investments announced that it had reduced their Common Share holdings in DEFSEC to less than 10% of our total outstanding Common Shares. Immediately prior to the closing of our U.S. IPO and Canadian Offering, SOL Global Investments Corp. held 568 Common Shares or 8.7%.

As a result of the U.S. IPO and Canadian Offering, all the above major shareholders now own less than 5% of the outstanding Common Shares.

At July 23, 2025, there were a total of 43 record holders of our Common Shares, of which 9 record holders were resident in the United States, holding a total of 649,194 Common Shares, based on available information. This number represents approximately 97% of our total issued and outstanding Common Shares at that date.

We are a publicly owned company, and our Common Shares are owned by Canadian residents, United States residents, and residents of other countries. To our knowledge, we are not directly owned or controlled by another corporation, any foreign government or any other natural or legal person(s), whether severally or jointly. We are not aware of any arrangement, the operation of which may result in a change of control of us.

Related Party Transactions

To our knowledge, none of our directors or executive officers, nor any of our subsidiaries or insiders, nor any of our shareholders owning more than 10% of our voting shares, and no person with ties to any of the aforementioned, nor any member of the same group, has had or expects to have an interest in any transactions concluded since the beginning of Fiscal 2021 that has had or could have a material impact on us, or in any projected transactions, except as described below.

DEFSEC Corporation Purchase Agreement

The entering into the DEFSEC Corporation Purchase Agreement by us was considered to be a "related-party transaction" for purposes of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101") and Policy 5.9 - Protection of Minority Security Holders in Special Transactions of the TSXV. We relied on exemptions from the formal valuation and minority shareholder approval requirements available under MI 61-101. We were exempt from the formal valuation requirement in section 5.4 of MI 61-101 in reliance on sections 5.5(a) and (b) of MI 61-101 as the fair market value of the transaction was not more than 25% of our market capitalization, and no securities of ours were listed or quoted for trading on prescribed stock exchanges or stock markets. Additionally, we were exempt from minority shareholder approval requirement in section 5.6 of MI 61- 101 in reliance on section 5.7(a) as the fair market value of the transaction was not more than 25% of our market capitalization. The transaction was reviewed and approved by our independent directors, and we obtained approval from over 51% of disinterested shareholders. Further, on February 19, 2021, the TSXV conditionally approved this asset acquisition. We closed the LEC Technology acquisition shortly after closing the April 2021 Private Placement.

Employment and Consulting Agreements

We have entered into a professional services agreement with DEFSEC Corporation to obtain Chairman services from David Luxton, and employment agreements with Sean Homuth and Harry Webster (see Compensation - Employment and Consulting Agreements) and Jennifer Welsh (see Material Contracts - Welsh Agreement)

Voting Agreement

On September 14, 2020, we entered into a voting agreement with Messrs. Luxton and MacLeod, pursuant to which Messrs. Luxton and MacLeod agreed to vote the voting securities of us they own and exercise voting control over to ensure that the following individuals are members of our Board: Mr. Luxton, Mr. MacLeod, one person nominated by Mr. Luxton who is from the capital markets industry, one independent person nominated by Mr. Luxton and one independent person nominated by Mr. MacLeod. Further, Messrs. Luxton and MacLeod irrevocably appointed our President as their proxy and granted our President power of attorney to vote their voting securities in a manner described in the voting agreement should either Mr. Luxton or Mr. MacLeod fail to vote or attempt to vote in a manner inconsistent with the voting agreement. This voting agreement expired on March 31, 2022.

Related Party Loans

All related party loans were repaid in December 2022. During Fiscal 2023 and Fiscal 2024, we did not enter into any related party loans.

Other Related Party Transactions

From January 28, 2021, to June 24, 2022, the CEO and sole shareholder of SageGuild agreed to serve as director for our United States subsidiary, KWESST Defense Systems U.S. Inc, and as a result SageGuild was a related party to DEFSEC for this period. We previously entered into a consulting agreement with SageGuild in March 2020 to provide business development services in the United States. This consulting agreement, including compensation, was not modified as a result of the above. At the time, SageGuild was not a related party, and the terms of this consulting agreement were negotiated at arm’s length. From January 1, 2021, to September 30, 2021, the total compensation (cash and share-based) amounted to $339,309. For the three and nine months ended June 30, 2022, the total compensation was $81,761 and $251,809 respectively.   Effective June 24, 2022, our Executive Chairman replaced SageGuild’s CEO as the acting CEO and director for KWESST Defense Systems U.S. Inc. and therefore from this date SageGuild is no longer a related party.

For other immaterial related party transactions, refer to Note 11 of the audited consolidated financial statements for Fiscal 2023.

FINANCIAL INFORMATION

Consolidated Statements and Other Financial Information

Financial Statements

See section titled, Financial Statements.

Our unaudited condensed consolidated interim financial statements as at and for the three and six months ended March 31, 2025, as well as our audited consolidated financial statements as at and for the year ended September 30, 2024, the year ended September 30, 2023, and the year ended September 30, 2022, as required under this section, are attached hereto and found immediately following the text of this Prospectus. The audit reports of MNP and KPMG are included therein immediately preceding the financial statements and schedules.

Legal Proceedings

We are not a party to any legal proceedings which may have, or have had in the recent past, significant effects on the Company’s financial position or profitability.

Dividend Policy

We have not, for any of the three most recently completed fiscal years or our current fiscal year, declared or paid any dividends on our Common Shares, and do not currently have a policy with respect to the payment of dividends. For the foreseeable future, we anticipate that we will not pay dividends but will retain future earnings and other cash resources for the operation and development of our business. The payment of dividends in the future will depend on our earnings, if any, our financial condition, and such other factors as our directors consider appropriate.

Significant Changes

Except as otherwise disclosed in this Prospectus, there have been no significant changes in our financial condition since the most recent unaudited condensed consolidated interim financial statements for the three and six months ended March 31, 2025.

MARKET FOR OUR COMMON SHARES

Our Common Shares are listed for trading on Nasdaq under the stock symbol “DFSC”, listed for trading on the TSXV under the stock symbol “DFSC.V”, and listed for trading on the Frankfurt Stock Exchange under the stock symbol of “62U2”. Certain of our Warrants are listed for trading on Nasdaq under the trading symbol “DFSCW” and certain of our Canadian warrants are listed for trading on TSXV under the trading symbol “DFSC.WT.U”.

There is no established trading market for the Warrants or Pre-funded Warrants. We do not expect a market for such securities to develop. In addition, we do not intend to apply for the listing of the Warrants or Pre-funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants or Pre-funded Warrants will be limited.

As of July 23, 2025, our authorized capital consisted of an unlimited number of Common Shares and consisted of 667,707 Common Shares outstanding, and there were 43 record holders of our Common Shares. Our Common Shares are issued in registered form and the transfer of our Common Shares is managed by our transfer agent, TSX Trust Company, 301 - 100 Adelaide St. W., Toronto, ON, M5H 4H1 (Tel: (416) 342-1091).

For additional details regarding our Common Shares see Share Capital.

DILUTION

All share-related information presented in this section gives effect to the Reverse Split.

If you invest in our Common Shares in this Offering, your interest will be diluted to the extent of the difference between the public offering price per Common Share (assuming the full exercise of the Pre-funded Warrants sold in the Offering) and the as adjusted net tangible book value per Common Share immediately after the closing of this Offering (assuming the full exercise of the Pre-funded Warrants sold in the Offering). Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding Common Shares. As of March 31, 2025, our unaudited net tangible book value was USD$3.1 million or USD$4.66 per share, using the exchange rate of USD$1.00 per CAD$1.3609.

After giving effect to our sale of 759,879 Common Shares in this Offering (assuming the full exercise of Pre-funded Warrants) at the public offering price of USD$6.58 per share, after deducting placement agent commissions and estimated offering expenses payable by us, the net proceeds will be USD$4.2 million. Our as adjusted net tangible book value as of March 31, 2025, after giving effect to this Offering, would have been USD$7.3 million, or USD$5.10 per share, assuming the full exercise of Pre-funded Warrants sold in the Offering. This represents an immediate increase in as adjusted net tangible book value of USD$0.44 per share to our existing shareholders and an immediate dilution of USD$1.48 per share to investors purchasing Common Shares in this Offering.

We calculate dilution per share to new investors by subtracting the as adjusted net tangible book value per share from the public offering price paid by the new investor. The following table illustrates the dilution to new investors on a USD per share basis:

Public offering price per Common Share and accompanying Warrant		USD$6.58
Historical net tangible book value per share as of March 31, 2025	USD$4.66
Increase in as adjusted net tangible book value per share attributable to this Offering	USD$0.44
As adjusted net tangible book value per share after this Offering		USD$5.10
Dilution in as adjusted net tangible book value per share in this Offering		USD$1.48

The foregoing calculations are as of July 23, 2025, and exclude as of such date (USD$ equivalent is based on a conversion rate of CAD$1.3609):

  warrants to purchase 446,257 Common Shares at a weighted average exercise price of $94.67 (US$69.56) per share;

  pre-funded warrants to purchase 723 Common Shares at an exercise price of $0.286 (US$0.210) per share;

  1,057 Common Shares issuable upon the exercise of outstanding but unexercised stock options to purchase Common Shares, under our LTIP at a weighted average exercise price of $554.95 (US$407.78) per share;

  up to 759,879 Common Shares issuable upon the exercise of the Warrants offered hereby; and

  up to 56,991 Common Shares issuable upon the exercise of Placement Agent Warrants.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Shares in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. The majority of the outstanding Common Shares have been outstanding for many years and will be available for sale at any time after this Offering. Therefore, there may be sales of substantial amounts of our Common Shares in the public market after the completion of this Offering, which may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this Offering, 1,427,586 Common Shares will be outstanding, assuming the full exercise of Pre-funded Warrants sold in the Offering. Of these securities, 1,427,586 Common Shares will be freely transferable without restriction or further registration under the Securities Act, except for any Common Shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Of the Common Shares that will be outstanding, approximately none of the Common Shares are “restricted shares” as defined in Rule 144. Restricted Common Shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. As a result of the 90-day lock-up period described below, the Common Shares subject to lock-up arrangements will be available for sale in the public market only after 90 days from the closing date of this offering (generally subject to resale limitations).

Rule 144

In general, a person who has beneficially owned restricted Common Shares for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale (iii) we have filed all reports and other materials required by the Exchange Act during the preceding 12 months and (iv) one year has elapsed from the initial filing of this Prospectus with the SEC. Persons who have beneficially owned restricted shares of our Common Shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:

  1% of the number of Common Shares then outstanding, which will equal approximately 49,125 Common Shares immediately after this Offering; or

  the average weekly trading volume of our Common Shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and that such sales must also comply with the manner of sale and notice provisions of Rule 144, to the extent applicable.

Lock-up Agreements

The Company, and each of our directors and executive officers, have agreed not to or are otherwise restricted in their ability to offer, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of our Common Shares or any securities convertible into or exchangeable or exercisable for Common Shares, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of the Common Shares, for a period of 90 days after the closing date of this offering, without the prior written consent of the placement agent. Notwithstanding the foregoing, prior written consent is not required for the following transactions assuming certain criteria are met: securities purchased in open market transactions after the Offering; transfers of securities as bona fide gifts, by will or intestacy or to a family member or trust for the benefit of a family member; transfers of securities to a charity or educational institution; certain transfers made by corporations, partnerships, limited liability company or other business entity; transfers to a trustee or beneficiary of a trust, if the lock-up party is a trust; receipt of Common Shares in connection with an employment arrangement or upon vesting or exercise of a security issued under an incentive plan of the Company or transfer of securities to cover tax obligations in connection with cashless vesting or exercise of securities; establishment of a Rule 10b5-1 trading plan; the exercise, exchange or conversion of securities for Common Shares; transfers by operation of law; transfers pursuant to a change in control transaction where an offer is made to all holders of Common Shares. See Plan of Distribution. The placement agent does not have any present intention or arrangement to release any Common Shares subject to lock-up arrangements prior to the expiration of the 90-day lock-up period.

PLAN OF DISTRIBUTION

We have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent to solicit offers to purchase the common shares and/or Pre-funded Warrants offered by this Prospectus. The placement agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its "reasonable best efforts" to arrange for the sale of such securities by us. Therefore, we may not sell all of the common shares and/or Pre-funded Warrants being offered. The terms of this Offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent will have no authority to bind us by virtue of their engagement agreement. This is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this Offering. The placement agent may retain sub-agents and selected dealers in connection with this Offering.

Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this Offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this Offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of two years following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for 90 days from closing of the offering, subject to certain exceptions. The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

  standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and
  covenants regarding matters such as registration of Warrant shares, no integration with other offerings, no stockholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of common shares, and no subsequent equity sales for 90 days, subject to certain exceptions.

Delivery of the Common Shares, Warrants and Pre-funded Warrants offered hereby is expected to occur on or about July 25, 2025, subject to satisfaction of certain customary closing conditions.

An associated person of the placement agent has agreed to purchase in this Offering, on the same terms and conditions, 66,000 Common Shares, 31,265 Pre-funded Warrants and Warrants to purchase up to 97,265 Common Shares for a total purchase price of CAD$871,008.075.

Fees and Expenses

The following table shows the per security public offering price, per security commissions we will pay to the placement agent in connection with the sale of the securities pursuant to this Prospectus, per security proceeds, before expenses, to us, and related totals.

	Per Common Share and Warrant	Per Pre-funded Warrant and Warrant	Total
Public offering price	CAD$8.955	CAD$8.954	CAD$6,804,630
Placement agent commissions	CAD$0.672	CAD$0.672	CAD$510,354
Proceeds to us, before expenses	CAD$8.283	CAD$8.282	CAD$6,294,276

We have agreed to pay the placement agent a total cash fee equal to 7.5% of the gross proceeds of this Offering and a management fee equal to 1.0% of the gross proceeds raised in this Offering. We have also agreed to pay certain of the placement agent’s expenses relating to the offering, including USD$5,000 for non-accountable expenses; up to USD$100,000 for fees and expenses of legal counsel and other out-of-pocket expenses; and up to USD$5,000 for clearing expenses. Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding placement agent commissions and expenses, are approximately USD$297,691

Placement Agent Warrants

Upon closing of this Offering, we have agreed to issue to the placement agent, or its designees, as compensation, Placement Agent Warrants to purchase up to 56,991 Common Shares, which is equal to 7.5% of the aggregate number of Common Shares (or in lieu thereof the Pre-funded Warrants) sold in this Offering. The Placement Agent Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price Common Share in this Offering. The Placement Agent Warrants are exercisable at any time and from time to time, in whole or in part, during the five year period commencing from the commencement of sales in this Offering. The Placement Agent Warrants are registered on the registration statement of which this Prospectus is a part. The form of the Placement Agent Warrants is included as an exhibit to this registration statement of which this Prospectus forms a part.

Tail Obligation

The placement agent shall also be entitled to the cash and warrant compensation in this Offering with respect to any public or private offering or other financing or capital-raising transaction of any kind ("Tail Financing") to the extent that any capital or funds in such Tail Financing is provided to the Company directly or indirectly by investors whom the placement agent had contacted or introduced to the Company during the term of the placement agent's exclusive engagement, if such Tail Financing is consummated at any time within the 12-month period following the expiration or termination of such engagement.

Lock-Up Agreements

We and our executive officers and directors have agreed pursuant to "lock-up" agreements not to, or are subject to other restrictions so that they may not, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any Common Shares (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of), enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our Common Shares, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Common Shares or securities convertible into or exercisable or exchangeable for Common Shares or any other of our securities or publicly disclose the intention to do any of the foregoing for a period of 90 days from the closing date of this Offering, subject to certain exceptions. The placement agent may waive the terms of these lock-up agreements in its sole discretion and without notice. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our Common Shares or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of two years from the closing date of this Offering, subject to an exception. The placement agent may waive this prohibition in its sole discretion and without notice.

Right of First Refusal

Subject to consummation of the offering, we have granted the placement agent a right of first refusal to act as the sole book-running manager, sole underwriter or sole placement agent, as applicable, for each and every future debt financing or refinancing and public or private equity offering or acquisition or disposition by us or any of our successors or subsidiaries until the 12-month anniversary following consummation of this Offering, subject to certain exceptions.

Regulation M Compliance

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Other Relationships

From time to time, the placement agent and/or its affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it will receive customary fees and commissions. However, except as disclosed in this Prospectus, we have no present arrangements with the placement agent or any of its affiliates for any further services.

Pricing of the Offering

The public offering price and other terms of the securities we are offering were determined by negotiations between us and the investors, in consultation with the placement agent, based on the closing price of our Common Shares on TSXV on the pricing date and may reflect a discount of up to 15% (the maximum allowable discount under TSXV rules), among other factors. Other factors considered in determining the public offering price and other terms of the securities we are offering include the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the placement agent that would permit a public offering of the securities offered by this Prospectus in any jurisdiction where action for that purpose is required. The securities offered by this Prospectus may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this Prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Listing

Our Common Shares are listed for trading on Nasdaq under the stock symbol “DFSC”, listed for trading on the TSXV under the stock symbol “DFSC.V”, and listed on the Frankfurt Stock Exchange under the stock symbol of “62U”. Certain of our outstanding warrants are listed for trading on Nasdaq under the trading symbol “DFSCW” and on the TSXV under the trading symbol “DFSC.WT.U”. We do not intend to apply for the listing of the Pre-funded Warrants and warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-funded Warrants and warrants will be limited.

DESCRIPTION OF SECURITIES

We are offering 673,084 Common Shares, 86,795 Pre-funded Warrants and 759,879 Warrants in this Offering.

Share Capital

Authorized Capital

We are authorized to issue an unlimited number of Common Shares, without par value. As of July 23, 2025, there were 667,707 Common Shares outstanding after giving effect to the Reverse Split. Refer to Information on the Company - History and Development of the Company, for the equity offerings we have made over the last three financial years.

We also have disclosed the rights, preferences and restrictions attached to our Common Shares under, Memorandum and Articles of Association.

Stock Options

As of March 31, 2025, there were options outstanding to purchase a total of 1,057 Common Shares after giving effect to the Reverse Split, which have been issued to our directors, officers, employees, and consultants pursuant to the terms and conditions of our LTIP, which is described in detail under Compensation - Equity Compensation Plan. The number of options, expiry date and exercise prices of options granted to our directors and officers are presented in Share Ownership.

Warrants

The following is a summary of certain terms and provisions of the Warrants that are being offered hereby and is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants, the form of which is filed as an exhibit to the registration statement of which this Prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrants for a complete description of the terms and conditions of the Warrants.

Duration and Exercise Price

Each Warrant offered hereby will have an exercise price equal to CAD$10.52. The Warrants will be immediately exercisable and may be exercised until the five-year anniversary of the issuance date. The exercise price and number of Common Shares issuable upon exercise of the Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Shares. The Warrants will be issued separately from the Common Shares or Pre-funded Warrants, respectively, and may be transferred separately immediately thereafter.

Exercisability

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Common Shares immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding Common Shares immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance or resale of the Common Shares underlying the Warrants under the Securities Act is not then effective or available for the issuance of such Common Shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Common Shares determined according to a formula set forth in the Warrants.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Warrants and generally including any merger or consolidation with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our Common Shares, then upon any subsequent exercise of the Warrants, the holder will have the right to receive as alternative consideration, for each Common Share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of Common Shares of the successor or acquiring corporation or of our Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of Common Shares for which the Warrants are exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrants for cash in the amount of the Black-Scholes Value (as defined in the Warrants) of the remaining unexercised portion of the Warrants on the date of the consummation of such fundamental transaction, concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our Board, the holders of the Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Warrants that are being offered and paid to the holders of our Common Shares in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our Common Shares are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, the Warrants may be transferred at the option of the holder upon surrender of the Warrants to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional Common Shares will be issued upon the exercise of the Warrants. Rather, the number of Common Shares to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants will be extremely limited. The Common Shares issuable upon exercise of the Warrants are currently traded on Nasdaq.

Right as a Shareholder

Except as otherwise provided in the Warrants or by virtue of the holder's ownership of Common Shares, such holder of Warrants does not have the rights or privileges of a holder of our Common Shares, including any voting rights, until such holder exercises such holder's Warrants. The Warrants provide that holders have the right to participate in distributions or dividends paid on our Common Shares.

Waivers and Amendments

No term of the Warrants may be amended or waived without the written consent of the holder.

Pre-funded Warrants

The following summary of certain terms and provisions of the Pre-funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-funded Warrant, the form of which is filed as an exhibit to the registration statement of which this Prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-funded Warrant for a complete description of the terms and conditions of the Pre-funded Warrants.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per Common Shares equal to $0.001. The Pre-funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of Common Shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Common Shares.

Exercisability

The Pre-funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Common Shares purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Common Shares immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding Common Shares immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-funded Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us.

Fractional Shares

No fractional Common Shares will be issued upon the exercise of the Pre-funded Warrants. Rather, at our election, the number of Common Shares to be issued will be rounded up to the nearest whole number or we will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the Pre-funded Warrants to us together with the appropriate instruments of transfer.

Trading Market

There is no established trading market for the Pre-funded Warrants, and we do not expect an active trading market to develop. We do not intend to list the Pre-funded Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Pre-funded Warrants will be extremely limited. The Common Shares issuable upon exercise of the Pre-funded Warrants are currently traded on Nasdaq.

Right as a Shareholder

Except as otherwise provided in the Pre-funded Warrants or by virtue of such holder's ownership of Common Shares, the holders of the Pre-funded Warrants do not have the rights or privileges of holders of our Common Shares, including any voting rights, until such holder exercise their Pre-funded Warrants. The Pre-funded Warrants provide that holders have the right to participate in distributions or dividends paid on our Common Shares.

ADDITIONAL INFORMATION

Memorandum and Articles of Association

Incorporation

The Company was incorporated on November 28, 2017, pursuant to the provisions of the BCBCA under the name “Foremost Ventures Corp.” On September 4, 2020, the Company changed its name to “KWESST Micro Systems Inc.” On June 30, 2025, the Company changed its name to “DEFSEC Technologies Inc.”

Our registered and records office address is located at Suite 1510 - 789 West Pender Street, Vancouver, British Columbia, V6C 1H2, Canada. Our head office is located at 80 Hines Rd, Suite #300, Ottawa, Ontario, K2K 2T8, Canada.

Objects and Purposes

The Articles of the Company (the "Articles") do not contain a limitation on objects and purposes.

Directors

Article 17 of the Articles deals with a directors' disclosable interest (as defined in the BCBCA) in contracts or transactions into which the Company has entered or proposes to enter. Article 17.2 provides that a director who holds such a disclosable interest is not entitled to vote on any directors' resolution to approve such contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

Pursuant to the BCBCA, a director holds a disclosable interest in a contract or transaction if (a) the contract or transaction is material to the Company, (b) the Company has entered, or proposes to enter, into the contract or transaction, and (c) the director has a material interest in the contract or transaction or the director is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction. Pursuant to the BCBCA, a director does not have a disclosable interest in a number of prescribed situations, including without limitation in respect of a contract or transaction merely because the contract or transaction relates to the remuneration of the director in that person's capacity as a director of the Company.

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to the Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the BCBCA, for any other purpose. The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at two directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

Article 8 of the Articles deals with borrowing powers. The Company, if authorized by the directors, may: (i) borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate; (ii) issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate; (iii) guarantee the repayment of money by any other person or the performance of any obligation of any other person; and (iv) mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

Qualifications of Directors

The Articles do not specify a retirement age for directors.

Directors are not required to own any Common Shares of the Company.

Section 124 of the BCBCA provides that an individual is not qualified to become or act as a director of a company if that individual is:

1. under the age of 18 years;

2. found by a court, in Canada or elsewhere, to be incapable of managing the individual's own affairs;

3. an undischarged bankrupt; or

4. convicted in or out of the Province of British Columbia of an offence in connection with the promotion, formation or management of a corporation or unincorporated business, or of an offence involving fraud, unless:

a. the court orders otherwise;

b. 5 years have elapsed since the last to occur of:

i. the expiration of the period set for suspension of the passing of sentence without a sentence having been passed;

ii. the imposition of a fine;

iii. the conclusion of the term of any imprisonment; and

iv. the conclusion of the term of any probation imposed; or

c. a pardon was granted or issued, or a record suspension ordered, under the Criminal Records Act (Canada) and the pardon or record suspension, as the case may be, has not been revoked or ceased to have effect.

A director who ceases to be qualified to act as a director of the Company must promptly resign.

Section 120 of the BCBCA provides that every company must have at least one director, and a public company must have at least three directors.

Rights, Preference and Restrictions

Holders of Common Shares are entitled to receive notice of any meeting of shareholders of the Company, to attend and to cast one vote per share at such meetings. Holders of Common Shares are also entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Board at its discretion from funds legally available therefor and upon the liquidation, dissolution, or winding up of the Company are entitled to receive on a pro rata basis, the net assets of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions, and conditions attaching to any other series or class of shares ranking senior in priority. Common Shares do not carry any pre-emptive, subscription, redemption, conversion rights, sinking fund provisions, liability to further capital calls by the Company, or provisions discriminating against any existing or prospective holder of Common Shares as a result of such shareholder owning a substantial number of Common Shares.

The rights of shareholders of the Company may be altered only with the approval of the holders of two thirds or more of the Common Shares voted at a meeting of the Company's shareholders called and held in accordance with the Articles and applicable law.

Shareholder Meetings

The BCBCA provides that: (i) a general meeting of shareholders must be held in the Province of British Columbia, unless otherwise provided in the Company's Articles or as approved by ordinary resolution of shareholders; (ii) the Company must hold an annual general meeting of shareholders not later than 15 months after the last preceding annual general meeting and once in every calendar year; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at a meeting of shareholders, the directors may set a date as the record date for that determination, provided that such date shall not precede by more than 2 months (or, in the case of a general meeting requisitioned by shareholders under the BCBCA, by more than 4 months) or be less than 21 days before the date on which the meeting is to be held; (iv) a quorum for the transaction of business at a meeting of shareholders of the Company is the quorum established by the Articles (Article 11.3 of the Articles provide that the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of Common Shares entitled to vote at the meeting, are present in person; (v) the holders of not less than 5% of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting; and (vi) the Court may, on its own motion or on the application of the Company, upon the application of a director or the application of a shareholder entitled to vote at the meeting: (a) order that a meeting of shareholders be called, held and conducted in a manner that the Court considers appropriate; and (b) give directions it considers necessary as to the call, holding and conduct of the meeting.

Limitations on Ownership of Securities

Except as provided in the Investment Canada Act, there are no limitations specific to the rights of non-Canadians to hold or vote the Common Shares under the laws of Canada or the Province of British Columbia or in the Company's constating documents.

Change in Control

There are no provisions in the Company's constating documents or under applicable corporate law that would have the effect of delaying, deferring or preventing a change in the control of the Company, or that would operate with respect to any proposed merger, acquisition or corporate restructuring involving the Company or any of its subsidiaries.

Ownership Threshold

There are no provisions in the Company's constating documents or under applicable corporate law requiring share ownership to be disclosed. Securities legislation in Canada requires that shareholder ownership (as well as ownership of an interest in, or right or obligation associated with, a related financial instrument of a security of the Company) must be disclosed once a person beneficially owns or has control or direction over, directly or indirectly, securities of a reporting issuer carrying more than 10% of the voting rights attached to all the reporting issuer's outstanding voting securities. This threshold is higher than the 5% threshold under United States securities legislation at which shareholders must report their share ownership.

Changes to Capital

There are no conditions imposed by the Articles governing changes in the capital where such conditions are more significant than is required by the corporate laws of the Province of British Columbia for as long as the Company is a public company. Otherwise, Section 26.3 of the Articles provides that no share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

Description of Capital Structure

Our authorized share structure consists of an unlimited number of Common Shares without par value, of which 667,707 Common Shares were issued and outstanding as of July 23, 2025, after giving effect to the Reverse Split. All of the issued Common Shares are fully paid and non-assessable Common Shares in the capital of the Company. The Company does not own any of its Common Shares.

Exchange Controls

Canada has no system of exchange controls. There are no Canadian governmental laws, decrees, or regulations relating to restrictions on the repatriation of capital or earnings of the Company to non-resident investors. There are no laws in Canada or exchange control restrictions affecting the remittance of dividends or other payments made by the Company in the ordinary course to non-resident holders of the Common Shares by virtue of their ownership of such Common Shares, except as discussed below under section Certain U.S. Federal Income Tax Consequences and Material Canadian Federal Income Tax Considerations.

There are no limitations under the laws of Canada or in the organizing documents of the Company on the right of foreigners to hold or vote securities of the Company, except that the Investment Canada Act may require that a "non-Canadian" not acquire "control" of the Company without prior review and approval by the Minister of Innovation, Science and Economic Development, where applicable thresholds are exceeded. The acquisition of one-third or more of the voting shares of the Company would give rise a rebuttable presumption of an acquisition of control, and the acquisition of more than fifty percent of the voting shares of the Company would be deemed to be an acquisition of control. In addition, the Investment Canada Act provides the Canadian government with broad discretionary powers in relation to national security to review and potentially prohibit, condition or require the divestiture of, any investment in the Company by a non-Canadian, including non-control level investments. "Non-Canadian" generally means an individual who is neither a Canadian citizen nor a permanent resident of Canada within the meaning of the Immigration and Refugee Protection Act (Canada) who has been ordinarily resident in Canada for not more than one year after the time at which he or she first became eligible to apply for Canadian citizenship, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.

MATERIAL CONTRACTS

We are a party to the following contracts which management currently considers to be material to the Company and our assets and operations.

  DEFSEC Corporation Purchase Agreement
  GhostStep Technology Purchase Agreement
  GDMS MPSA

  CounterCrisis Technology Subcontractor Agreement between KWESST Micro Systems Inc. and CounterCrisis Technology, dated July 6, 2022
  Professional Services Agreement among KWESST Inc., DEFSEC Corporation and David Luxton, dated October 1, 2019 (the "Luxton Agreement")
  The Canadian Government Contract
  Placement Agency Agreement between KWESST Micro Systems Inc. and ThinkEquity LLC, dated July 18, 2023 (the "Placement Agency Agreement")
  Securities Purchase Agreement between KWESST Micro Systems Inc. and the Purchasers thereto dated July 18, 2023 (the "Securities Purchase Agreement")
  Registration Rights Agreement dated July 18, 2023 (the "Registration Rights Agreement")
  Homuth Agreement
  Webster Agreement
  Employment Agreement entered into between KWESST Micro Systems Inc. and Jennifer Welsh dated February 3, 2025 (the “Welsh Agreement”)
  Underwriting Agreement, by and between KWESST Micro Systems Inc. and ThinkEquity LLC, dated April 4, 2024 (the "April 2024 Underwriting Agreement")
  Thales Subcontract
  Placement Agency Agreement, by and between KWESST Micro Systems Inc. and ThinkEquity LLC, dated June 12, 2024 (the "June 2024 Placement Agency Agreement")
  Securities Purchase Agreement, by and between KWESST Micro Systems Inc. and the Purchasers thereto, dated August 9, 2024 (the "August 2024 Securities Purchase Agreement")
  November 2024 Securities Purchase Agreement
  November 2024 Registration Rights Agreement
  November 2024 Placement Agency Agreement
  February 2025 Securities Purchase Agreements
  February 2025 Registration Rights Agreement
  February 2025 Placement Agency Agreements

The terms and conditions of these material contracts are described below.

DEFSEC Corporation Purchase Agreement

See Note 4(b) of the audited consolidated financial statements for Fiscal 2023.

GhostStep Technology Purchase Agreement

See Note 4(b) of the audited consolidated financial statements for Fiscal 2023.

GDMS MPSA

On December 1, 2021, we entered into a Master Professional Services Agreement with General Dynamic Mission Systems - Canada.

See Business Overview - Economic Dependence.

CounterCrisis Technology Subcontractor Agreement

On July 6, 2022, we entered into a three-year contract with CounterCrisis Technology to co-implement a national Ground Search and Rescue Incident Command System for Public Safety Canada, with the Ontario Provincial Police as technical advisory stakeholder for this project.

See History and Development of the Company - Events in the Development of the Business Fiscal 2022 Highlights.

Luxton Agreement

See Employment and Consulting Agreements - David Luxton.

Canadian Government Contract

On May 2, 2023, we announced that DND awarded a $136 million dollar five-year defense contract to the JV Group (DEFSEC, Modis, and Thales). DEFSECs workshare under the joint venture agreement is up to 20% which would represent approximately $27.2M (or an average of $5.4M per year) of the contract. The contract is a professional services agreement whereby DEFSEC will provide qualified software and sustainment resources engineering (at rates agreed to in the contract) on a task-based (as-and-when requested basis) to develop specialized (Government of Canada owned) software applications for Land (Canadian Army) Command, Control, Communications, Computers Intelligence, Surveillance and Reconnaissance (LC4ISR) systems.

Placement Agency Agreement, Securities Purchase Agreement, and Registration Rights Agreement

See Events in the Development of the Business - Fiscal 2023 Highlights

Homuth Agreement

See Employment and Consulting Agreements - Sean Homuth.

Webster Agreement

See Employment and Consulting Agreements - Harry Webster.

Welsh Agreement

On February 3, 2025, we entered into the Welsh Agreement for Jennifer Welsh to serve as our Chief Financial Officer and Chief Compliance Officer. Ms. Welsh’s base salary is $285,000, the annual incentive bonus remained up to 50% of her annual salary, her employment may be terminated upon payment of a lump sum equal to 6 months of base salary plus accrued bonus and vacation and all security-based compensation held become vested if terminated prior to the first anniversary from the February 3, 2025, contract date. This lump sum is increased by one month per completed or partially completed year of service to a maximum of 12 months and in the event of a change in control, his employment may be terminated upon payment of a lump sum equal to 12 months of base salary plus full target bonus and accrued vacation. The lump sum is increased by two months per completed or partially completed year of service.

2024 Underwriting Agreement

In connection with the April 2024 Offering, we entered into the April 2024 Underwriting Agreement with ThinkEquity, who acted as sole book-running manager. The gross proceeds from the April 2024 Offering, before deducting the underwriting discount of USD$0.4875 per common share (being an aggregate of USD$75,002 or 7.5% of the public offering price of the securities) and estimated offering expenses payable by the Company, were approximately USD$1,000,000. In addition, the Company issued to ThinkEquity as compensation for its services 7,692 common share purchase warrants with an exercise price of USD$8.125 per share, pursuant to the April 2024 Underwriting Agreement.

Thales Subcontract

On June 10, 2024, we announced that we were awarded the Thales Subcontract, whereby we will deliver specialized software services for work under the DND Land C4ISR series of contracts to modernize the Canadian Army's capabilities through the Land C4ISR Program.

Under the Thales Subcontract, our maximum workshare is 20% of all task authorizations awarded to Thales Canada under the Land C4ISR Program and is estimated to be valued up to approximately CAD$48 million.

Our work will involve the delivery of software engineering development and sustainment services on an as-and-when need basis as directed by rolling task-authorizations throughout the period of performance. Our workscope will include the following types of software development and sustainment work:

(a) all soldier/dismounted domain battle management application (including Android Tactical Assault Kit (ATAK)) development, integration, and sustainment for soldier/dismounted domain peripherals such as weapons, sensors, and communication systems; and

(b) dynamic call for fires, ballistics calculation, augmented.

The term of the Thales Subcontract will extend through January 14, 2030, with the possibility for three additional awards for option periods of two years each, potentially extending the work through January 14, 2036.

Our work on the program will be directed by Thales Canada through additional work requests ("AWR") in responses to SOW received from the Land C4ISR Program on a rolling as-and-when-needed basis throughout the term of the Thales Subcontract. We will work with Thales Canada to propose the appropriate resources against customer-solicited AWR SOWs. Once approved in the form of task authorizations, we will have the obligation to recruit and apply resources to the projects alongside Thales Canada resources. We will invoice for work within 15 days of its completion and receive payment net sixty (60) days from the actual delivery of the work.

Under the Thales subcontract, Thales Canada has flowed to us its share of obligations related to industrial and technological benefits ("ITB") and indigenous business. This requires us to execute 100% of the Thales Subcontract value within Canada and flow portions of the contract value into areas such as skills development and training in key technology areas. Under the Thales Subcontract, such ITB obligations attract potential liquidated damages of 20% for any shortfall over the allowable achievement period. Additionally, we are required to achieve not less than 5% of the contract value with Indigenous business.

As is customary with Canadian government contracts, the Thales Subcontract may be suspended or terminated for convenience or default.

June 2024 Placement Agency Agreement

In connection with the June 2024 Offering, we entered into the June 2024 Placement Agency Agreement with ThinkEquity, who acted as sole placement agent. The gross proceeds from the June 2024 Offering, before deducting placement agent fees of USD$0.435 per common share (being an aggregate of USD$126,150 or 7.5% of the public offering price of the securities) and estimated offering expenses payable by the Company, were approximately US$1,682,000. In addition, the Company issued to the placement agent as compensation for its services 690 common share purchase warrants with an exercise price of US$152.25 per share, pursuant to the June 2024 Placement Agency Agreement.

August 2024 Securities Purchase Agreement

In connection with the August 2024 Offering, we entered into the Securities Purchase Agreement with certain investors for the purchase and sale of 22,452 Common Shares at a purchase price of USD$42.00 per Common Share. In a concurrent private placement, the Company issued unregistered warrants to purchase up to 22,452 common shares at an exercise price of USD$52.50 per share that were immediately exercisable upon issuance and will expire five years following the date of issuance. H.C. Wainwright & Co. acted as the exclusive placement agent for the August 2024 Offering. The gross proceeds to the Company from the offering were approximately USD$943,000 before deducting placement agent fees and other offering expenses payable by the Company.

November 2024 Securities Purchase Agreement, November 2024 Registration Rights Agreement, and November 2024 Placement Agency Agreement

See Events in the Development of the Business - Year - to - Date Fiscal 2025 Highlights

February 2025 Securities Purchase Agreements, February 2025 Registration Rights Agreements, and February 2025 Placement Agency Agreements

See Events in the Development of the Business - Year - to - Date Fiscal 2025 Highlights.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of Common Shares, the acquisition, ownership and disposition of Pre-funded Warrants, the acquisition, ownership and disposition of Common Shares received upon exercise of Pre-funded Warrants, the exercise, disposition and lapse of the Warrants, and the acquisition, ownership and disposition of Common Shares received upon exercise of the Warrants (the “Warrant Shares”), all as acquired pursuant to this Offering.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of the Pre-funded Warrants, Warrants or Warrant Shares, all as acquired pursuant to this Offering. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including without limitation specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. This summary does not address the U.S. federal net investment income tax, U.S. federal alternative minimum tax, U.S. federal estate and gift tax, U.S. state and local tax, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of the Pre-funded Warrants, Warrants or Warrant Shares, all as acquired pursuant to this Offering. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership, and disposition of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of the Pre-funded Warrants, Warrants, and Warrant Shares all as acquired pursuant to this Offering.

No ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of the Pre-funded Warrants, Warrants or Warrant Shares, all as acquired pursuant to this Offering. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention (as defined below), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive, current or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of the Pre-funded Warrants, Warrants or Warrant Shares, all as acquired pursuant to this Offering, that is for U.S. federal income tax purposes:

  an individual who is a citizen or resident of the U.S.;
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or
  a trust that (i) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares acquired pursuant to this Offering that is not a U.S. Holder or is a partnership. This summary does not address the U.S. federal income tax considerations to non-U.S. Holders arising from and relating to the acquisition, ownership and disposition of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares acquired pursuant to this Offering. Accordingly, a non-U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences (including the potential application of, and operation of, any income tax treaties) relating to the acquisition, ownership and disposition of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares acquired pursuant to this Offering.

Transactions Not Addressed

This summary does not address the tax consequences of transactions effected prior or subsequent to, or concurrently with, any purchase of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares pursuant to this Offering (whether or not any such transactions are undertaken in connection with the purchase of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares  pursuant to this Offering).

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Common Shares, Pre-funded Warrants, Common Shares received upon exercise of the Pre-funded Warrants, Warrants or Warrant Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquired Common Shares, Pre-funded Warrants, Common Shares received upon exercise of the Pre-funded Warrants, Warrants or Warrant Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Common Shares, Pre-funded Warrants, Common Shares received upon exercise of the Pre-funded Warrants, Warrants or Warrant Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are partnerships and other pass-through entities (and investors in such partnerships and entities); (i) are S corporations (and shareholders or investors in such S corporations); (j) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of the outstanding shares of the Company; (k) U.S. expatriates or former long-term residents of the U.S., (l) hold Common Shares, Pre-funded Warrants, Common Shares received upon exercise of the Pre-funded Warrants, Warrants or Warrant Shares in connection with a trade or business, permanent establishment, or fixed base outside the United States, (m) are subject to special tax accounting rules with respect to Common Shares, Pre-funded Warrants, Common Shares received upon exercise of the Pre-funded Warrants, Warrants or Warrant Shares, or (n) are subject to the alternative minimum tax. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of the Pre-funded Warrants, Warrants or Warrant Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Shares, Pre-funded Warrants, Common Shares received upon exercise of the Pre-funded Warrants, Warrants or Warrant Shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such owner. Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership, and disposition of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of the Pre-funded Warrants, Warrants or Warrant Shares, all as acquired pursuant to this Offering.

U.S. Federal Income Tax Treatment of the Offering

For U.S. federal income tax purposes, the acquisition by a U.S. Holder of one Common Share and one Warrant should be treated as the acquisition of an “investment unit” comprised of such Common Share and Warrant (herein referred to as a “Common Unit”), and the acquisition by a U.S. Holder of one Pre-funded Warrant and one Warrant should be treated as the acquisition of an “investment unit” comprised of such Pre-funded Warrant and Warrant (herein referred to as a “Pre-Funded Warrant Unit”)

For U.S. federal income tax purposes, the acquisition by a U.S. Holder of a Common Unit will be treated as the acquisition of one Common Share and one Warrant. The purchase price for each Common Unit will be allocated between these two components in proportion to their relative fair market values at the time the Common Unit is purchased by the U.S. Holder. This allocation of the purchase price for each Common Unit will establish a U.S. Holder's initial tax basis for U.S. federal income tax purposes in the one Common Share and one Warrant that comprise each Common Unit.

For this purpose, the Company will allocate USD$0.806 of the purchase price for the Common Unit to the Common Share and USD$5.774 of the purchase price for each Common Unit to the Warrant. However, the IRS will not be bound by such allocation of the purchase price for the Common Units, and therefore, the IRS or a U.S. court may not respect the allocation set forth above.  Each U.S. Holder should consult its own tax advisor regarding the allocation of the purchase price for the Common Units.

For U.S. federal income tax purposes, the acquisition by a U.S. Holder of a Pre-funded Warrant Unit will be treated as the acquisition of one Pre-funded Warrant and one Warrant. The purchase price for each Pre-funded Warrant Unit will be allocated between these two components in proportion to their relative fair market values at the time the Pre-funded Warrant Unit is purchased by the U.S. Holder. This allocation of the purchase price for each Pre-funded Warrant Unit will establish a U.S. Holder's initial tax basis for U.S. federal income tax purposes in the one Pre-funded Warrant and one Warrant that comprise each Pre-funded Warrant Unit.

For this purpose, the Company will allocate USD$0.806 of the purchase price for the Pre-funded Warrant Unit to the Pre-funded Warrant and USD$5.774 of the purchase price for each Pre-funded Warrant Unit to the Warrant. However, the IRS will not be bound by such allocation of the purchase price for the Pre-funded Warrant Units, and therefore, the IRS or a U.S. court may not respect the allocation set forth above.  Each U.S. Holder should consult its own tax advisor regarding the allocation of the purchase price for the Pre-funded Warrant Units.

Treatment of Pre-funded Warrants

Although it is not entirely free from doubt, the Company believes that a Pre-funded Warrant should be treated as a separate class of the Company’s common shares for U.S. federal income tax purposes and a U.S. Holder of Pre-funded Warrants should generally be taxed in the same manner as a holder of Common Shares except as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-funded Warrant and, upon exercise, the holding period of a Pre-funded Warrant should carry over to the Common Shares received. Similarly, the tax basis of the Pre-funded Warrant should carry over to the Common Shares received upon exercise, increased by the exercise price of CAD$0.001 per share. However, such characterization is not binding on the IRS, and the IRS may treat the Pre-funded Warrants as warrants to acquire Common Shares. If so, the amount and character of a U.S. Holder's gain with respect to an investment in Pre-funded Warrants could change, and the “QEF Election” described below may not be effective with respect to the Pre-funded Warrants to mitigate PFIC consequences in the event that the Company is classified as a PFIC. Accordingly, each U.S. Holder should consult its own tax advisor regarding the risks associated with the acquisition of a Pre-funded Warrant pursuant to this Offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Exercise, Expiration or Disposition of Warrants

The following discussion describes the general rules applicable to the exercise, expiration or disposition of the Warrants, but is subject in its entirety to the special rules described below under the heading “Passive Foreign Investment Company (“PFIC”) Rules”.

Exercise of Warrants

A U.S. Holder should not recognize gain or loss on the exercise of a Warrant and related receipt of a Warrant Share (unless cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. Holder's initial tax basis in the Warrant Share received on the exercise of a Warrant should be equal to the sum of (a) such U.S. Holder's tax basis in such Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such Warrant. It is unclear whether a U.S. Holder's holding period for the Warrant Share received on the exercise of a Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If the Company is a PFIC, a U.S. Holder's holding period for the Warrant Share for PFIC purposes will begin on the date on which such U.S. Holder acquired the Warrant.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder's tax basis in the Warrant sold or otherwise disposed of.  Subject to the PFIC rules discussed above, any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the Warrant is held for more than one year.  Deductions for capital losses are subject to complex limitations under the Code.

Expiration of Warrants Without Exercise

Upon the lapse or expiration of a Warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder's tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder's proportionate interest in the “earnings and profits” of the Company or the Company’s assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to the shareholders).  Adjustments to the exercise price of Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not be considered to result in a constructive distribution.  Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. (See more detailed discussion of the rules applicable to distributions made by the Company at “—Taxation of Distributions on Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants and Warrant Shares” below).

Acquisition, Ownership and Disposition of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants and Warrant Shares

The following discussion describes the general rules applicable to the acquisition, ownership and disposition of the Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, and Warrant Shares, but is subject in its entirety to the rules described below under the heading “Passive Foreign Investment Company (“PFIC”) Rules”.

Taxation of Distributions on Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-Funded Warrants and Warrant Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share, Pre-funded Warrant, a Common Share received upon exercise of a Pre-funded Warrant, or Warrant Share (as well as any constructive distribution on a Warrant as described above) will be required to include the amount of such distribution in gross income as a dividend (without reduction for any foreign income tax withheld from such distribution) to the extent of the current and accumulated “earnings and profits” of the Company, as computed under U.S. federal income tax principles. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if the Company is a PFIC for the tax year of such distribution or the preceding tax year. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, or Warrant Shares, as applicable, and thereafter as gain from the sale or exchange of such Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, or Warrant Shares, as applicable (see “Sale or Other Taxable Disposition of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, and/or Warrant Shares” below). However, the Company may not maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Common Shares, Pre-funded Warrants, Common Shares received upon exercise of the Pre-funded Warrants, or Warrant Shares will constitute ordinary dividend income. Dividends received on Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, or Warrant Shares by corporate U.S. Holders generally will not be eligible for the “dividends received deduction”. Subject to applicable limitations and provided the Company is eligible for the benefits of the Convention or the Common Shares are readily tradable on a United States securities market, dividends paid by the Company to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC (as defined below) in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, and/or Warrant Shares

A U.S. Holder will generally recognize gain or loss on the sale or other taxable disposition of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, or Warrant Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in such Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, or Warrant Shares sold or otherwise disposed of. Any such gain or loss recognized on such sale or other disposition generally will be capital gain or loss, which will be long-term capital gain or loss if, at the time of the sale or other disposition, such Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, or Warrant Shares, as applicable, are held for longer than one year.

Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company ("PFIC") Rules

If the Company were to constitute a PFIC for any year during a U.S. Holder’s holding period for its Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares, then certain potentially adverse rules would affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares. The Company believes that it was not a PFIC for its most recently completed tax year. Based on current business plans and financial expectations, the Company expects that it likely will not be a PFIC for its current tax year. The Company’s PFIC classification for its current or future tax years may depend on, among other things, how quickly the Company may raise cash pursuant to this Offering, the manner in which, and how quickly, the Company utilizes its cash on hand and the cash proceeds received from this Offering, as well as on changes in the market value of its Common Shares. Whether the Company is a PFIC for any taxable year will also depend on the composition of its income and the composition, nature and value of its assets from time to time (including the value of its goodwill, which may be determined by reference to the value of the Common Shares, which could fluctuate).  Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. No opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or is currently planned to be requested.  PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually.  Consequently, there can be no assurance that the Company has never been, is not, and will not become a PFIC for any tax year during which U.S. Holders hold Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares.

In addition, U.S. Holders of PFICs are required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require, which filing obligation would generally commence in the first tax year in which the Company is classified as a PFIC and in which such U.S. Holder holds Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants, or Warrant Shares. A failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

The Company generally will be a PFIC if, after the application of certain “look-through” rules with respect to subsidiaries in which the Company holds at least 25% of the value of such subsidiary, for a tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income (the “income test”) or (b) 50% or more of the value of the Company’s assets either produce passive income or are held for the production of passive income (the “asset test”), based on the quarterly average of the fair market value of such assets. “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

If the Company were a PFIC in any tax year during which a U.S. Holder held Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares, such holder generally would be subject to special rules under Section 1291 of the Code with respect to “excess distributions” made by the Company on, and gain from the disposition of, Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants, or Warrant Shares, as applicable. An “excess distribution” generally is defined as the excess of distributions with respect to the Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares, as applicable, received by a U.S Holder in any tax year over 125% of the average annual distributions such U.S. Holder has received from the Company during the shorter of the three preceding tax years, or such U.S. Holder’s holding period for the Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares, as applicable. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of the Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares ratably over its holding period for the Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares, as applicable. Such amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior tax years would be taxed as ordinary income at the highest tax rate in effect for each such year and an interest charge at a rate applicable to underpayments of tax would apply.

While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including the “QEF Election” under Section 1295 of the Code and the “Mark-to-Market Election” under Section 1296 of the Code), such elections are available in limited circumstances and must be made in a timely manner.  Under proposed Treasury Regulations, if a U.S. Holder has an option, warrant, or other right to acquire stock of a PFIC (such as the Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code that apply to "excess distributions" and dispositions as described above.  However, under the proposed Treasury Regulations, for the purposes of the PFIC rules, the holding period for any Warrant Shares acquired upon the exercise of Warrants will begin on the date a U.S. Holder acquires the Warrants (and not the date the Warrants are exercised). This will impact the effectiveness or availability, as applicable, and consequences, of the QEF Election and Mark-to-Market Election with respect to the Warrant Shares. Thus, a U.S. Holder will have to account for Common Shares, Pre-Funded Warrants, Common Shares received upon exercise of the Pre-funded Warrants and Warrant Shares under the PFIC rules and the applicable elections differently. In addition, a QEF Election will not be effective respect to the Warrants and it is unclear whether the Mark-to-Market Election may be made with respect to the Warrants. And, a Mark-to-Market Election will generally not be available with respect to the Pre-funded Warrants.

U.S. Holders should be aware that, for each tax year, if any, that the Company is a PFIC, the Company can provide no assurances that it will satisfy the record-keeping requirements of a PFIC, or that it will make available to U.S. Holders the information such U.S. Holders require to make a QEF Election with respect to the Company or any subsidiary that also is classified as a PFIC.

Certain additional adverse rules may apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether the U.S. Holder makes a QEF Election. These rules include special rules that apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to these special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares and the availability of certain U.S. tax elections under the PFIC rules.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or payment received on the sale, exchange or other taxable disposition of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt or, if applicable, the date of settlement if the Common Shares are traded on an established securities market (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Similarly, a U.S. Holder who converts U.S. dollars into Canadian dollars to fund the exercise price of a Pre-funded Warrant will have a tax basis in such Canadian dollars as of the date of exchange. Any U.S. Holder who converts or otherwise disposes (including the payment of the exercise price of the Pre-funded Warrant) of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Dividends paid on the Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, or Warrant Shares will be treated as foreign-source income, and generally will be treated as “passive category income” or “general category income” for U.S. foreign tax credit purposes. Any gain or loss recognized on a sale or other disposition of Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, or Warrant Shares generally will be United States source gain or loss. Certain U.S. Holders that are eligible for the benefits of the Convention may elect to treat such gain or loss as Canadian source gain or loss for U.S. foreign tax credit purposes. The Code applies various complex limitations on the amount of foreign taxes that may be claimed as a credit by U.S. taxpayers. In addition, Treasury Regulations that apply to foreign taxes paid or accrued (the “Foreign Tax Credit Regulations”) impose additional requirements for Canadian withholding taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied. The Treasury Department has released guidance temporarily pausing the application of certain of the Foreign Tax Credit Regulations.

Subject to the PFIC rules and the Foreign Tax Credit Regulations, each as discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, or Warrant Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid or accrued (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Common Shares, Pre-funded Warrants, Common Shares received upon exercise of Pre-funded Warrants, Warrants or Warrant Shares generally may be subject to information reporting and backup withholding tax, currently at the rate of 24%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons, such as U.S. Holders that are corporations, generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules generally will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES, PRE-FUNDED WARRANTS, COMMON SHARES RECEIVED UPON EXERCISE OF THE PRE-FUNDED WARRANTS, WARRANTS AND WARRANT SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations generally applicable to the holding and disposition of Common Shares and Pre-funded Warrants (collectively, the "Securities"), as the case may be, acquired pursuant to this offering by a holder who, at all relevant times, (a) for the purposes of the Income Tax Act (Canada) (the "Tax Act"), (i) is not resident, or deemed to be resident, in Canada, (ii) deals at arm's length with, and is not affiliated with, the Company, (iii) beneficially owns  the Securities as capital property, (iv) does not use or hold the Securities in the course of carrying on, or otherwise in connection with, a business or a part of a business carried on or deemed to be carried on in Canada, and (v) is not a "registered non-resident insurer" or "authorized foreign bank" within the meaning of the Tax Act, or other holder of special status, and (b) for the purposes of the Canada-United States Income Tax Convention (1980), as amended (the "Convention"), is a resident of the U.S., has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and is a qualifying person or otherwise qualifies for the full benefits of the Convention. Securities will generally be considered to be capital property to a holder unless such Securities are held in the course of carrying on a business of buying or selling securities or an adventure or concern in the nature of trade. Holders who meet all the criteria in clauses (a) and (b) are referred to herein as a "U.S. Holder" or "U.S. Holders."

This summary does not deal with special situations, such as the particular circumstances of traders or dealers or holders who have entered or will enter into a "derivative forward agreement" (as defined in the Tax Act) in respect of any of the Securities. Such holders and other holders who do not meet the criteria in clauses (a) and (b) should consult their own tax advisors.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the "Regulations") and counsel's understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the "CRA") made publicly available prior to the date hereof. It also takes into account all proposed amendments to the Tax Act and the Regulations publicly released by the Minister of Finance (Canada) (the "Tax Proposals") prior to the date hereof and assumes that all such Tax Proposals will be enacted as currently proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder and no representation with respect to the federal income tax consequences to any particular U.S. Holder or prospective U.S. Holder is made. The tax consequences to a U.S. Holder will depend on the holder's particular circumstances. Accordingly, U.S. Holders should consult with their own tax advisors for advice with respect to their own particular circumstances.

Currency Conversion

In general, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Securities must be converted into Canadian dollars based on the applicable exchange rate quoted by the Bank of Canada for the relevant day or such other rate of exchange that is acceptable to the CRA.

Exercise or Expiry of Pre-funded Warrants

No gain or loss will be realized by a U.S. Holder of a Pre-Funded Warrant upon the exercise of such Pre-Funded Warrant for Common Shares. When a Pre-Funded Warrant is exercised, the U.S. Holder's cost of the Common Share acquired thereby will be equal to the adjusted cost base of the Pre-Funded Warrant to such U.S. Holder, plus the amount paid by such U.S. Holder on the exercise of the Pre-Funded Warrant. For the purpose of computing the adjusted cost base to a U.S. Holder of the Common Shares acquired on the exercise of a Pre-Funded Warrant, the cost of such Common Shares must be averaged with the adjusted cost base to such U.S. Holder of all other Common Shares (if any) held by the U.S. Holder as capital property immediately prior to the exercise of such Pre-funded Warrant.

Dividends

Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment, or in satisfaction of, dividends on the Common Shares to a U.S. Holder will be subject to Canadian withholding tax. Under the Convention, the rate of Canadian withholding tax on dividends paid or credited by the Company to a U.S. Holder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company that owns at least 10% of the Company's voting stock at that time, in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions

Upon the disposition of a Security (but not upon the exercise of a Pre-Funded Warrant), a U.S. Holder will realize a capital gain in the taxation year of the disposition equal to the amount by which the U.S. Holder's proceeds of disposition, net of any reasonable costs of disposition, exceed the adjusted cost base to the U.S. Holder of the particular Security immediately before the disposition or deemed disposition.

A U.S. Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such U.S. Holder on a disposition of Securities, unless such Securities constitute "taxable Canadian property" (as defined in the Tax Act) of the U.S. Holder at the time of disposition and the U.S. Holder is not entitled to relief under the Convention.

Provided that the Common Shares are listed on a designated stock exchange for purposes of the Tax Act (which currently includes the Nasdaq) at the time of the disposition, the Securities, will generally not constitute taxable Canadian property of a U.S. Holder, unless: (a) at any time during the 60-month period immediately preceding the disposition or deemed disposition of the Security (as applicable): (i) 25% or more of the issued shares of any class or series of the share capital of the Company were owned by, or belonged to, one or any combination of (x) the U.S. Holder, (y) persons with whom the U.S. Holder did not deal at arm's length (within the meaning of the Tax Act) and (z) partnerships in which the U.S. Holder or a person referred to in (y) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: (A) real or immovable property situated in Canada, (B) Canadian resource property (as defined in the Tax Act), (C) timber resource property (as defined in the Tax Act), and (D) options in respect of, or interests in, or for civil law rights in, property described in any of (A) through (C) above, whether or not such property exists; or (b) the Security (as applicable) is deemed under the Tax Act to be taxable Canadian property.

If a Security is taxable Canadian property to a U.S. Holder, any capital gain realized on the disposition or deemed disposition of such Security may not be subject to Canadian federal income tax pursuant to the terms of the Convention. U.S. Holders whose Securities may be taxable Canadian property should consult their own tax advisors.

LEGAL MATTERS

Dorsey & Whitney LLP, Toronto, Ontario, is acting as counsel to our Company regarding U.S. securities law and tax matters. Fasken Martineau DuMoulin LLP, Montreal, Québec, is acting as counsel to our Company regarding Canadian securities law matters and has provided an opinion on the validity of the securities being offered pursuant to this Prospectus. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel for the placement agent.

EXPERTS

MNP has consented to the inclusion of its report with respect to DEFSEC’s consolidated financial statements as at and for the year ended September 30, 2024, in this Prospectus, in the form and context in which it is included, and has authorized the contents of that part of the Registration Statement. The audit report covering the September 30, 2024 consolidated financial statements contains an explanatory paragraph that states that the Company’s significant losses and negative operating cash flows raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Further information regarding MNP is provided under the subheading titled Auditors.

KPMG has consented to the inclusion of its report with respect to DEFSEC’s consolidated financial statements as at and for the years ended September 30, 2023 and September 30, 2022, in this Prospectus, in the form and context in which it is included, and has authorized the contents of that part of the Registration Statement. The audit report covering the September 30, 2023 and September 30, 2022 consolidated financial statements contains an explanatory paragraph that states that the Company’s significant losses and negative operating cash flows raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Further information regarding KPMG is provided under the subheading titled Auditors.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to a number of financial risks arising through the normal course of business, including interest rate risk, foreign currency risk, credit risk, and liquidity risk. Refer to Note 23 of our audited consolidated financial statements for Fiscal 2024 and 2023, and Note 20 of our audited consolidated financial statements for Fiscal 2022. There were no material changes in these risks for the six months ended March 31, 2025.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in Canadian dollars and are prepared in accordance with IFRS, as issued by the IASB. The following financial statements are attached hereto and found immediately following the text of this Prospectus.

  Unaudited condensed consolidated interim financial statements as at and for the three and six months ended March 31, 2025.
  Audited consolidated statements of financial position of DEFSEC Technologies Inc. as at September 30, 2024, 2023 and 2022, and the consolidated statements of net loss and comprehensive loss, consolidated statements of changes in shareholder’s equity and cash flows for the periods then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.
  Report of MNP, Independent Registered Public Accounting Firm, on the consolidated statements of financial position of DEFSEC Technologies Inc. as of September 30, 2024 and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the year ended September 30, 2024.
  Report of KPMG, Independent Registered Public Accounting Firm, on the consolidated statements of financial position of DEFSEC Technologies Inc. as of September 30, 2023 and September 30, 2022 and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the year ended September 30, 2023 and September 30, 2022.

CHANGE IN COMPANY'S CERTIFYING ACCOUNTANT

KPMG, the Company's former independent auditor, resigned effective May 15, 2024. MNP was engaged as the Company's new independent auditor, effective May 22, 2024.

MNP's audit report relating to the financial statements of the Company as of and for the fiscal years ended September 30, 2024 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

KPMG's audit report relating to the financial statements of the Company as of and for the fiscal years ended September 30, 2023 and 2022 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG's report on the consolidated financial statements of the Company as of and for the years ended September 30, 2023 and 2022 contained a separate paragraph stating:

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2(a) to the consolidated financial statements, the Company has incurred significant losses and negative cash flows from operations since inception that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2(a). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During KPMG's engagement and up to the interim period before KPMG's resignation, there had been no "disagreements" (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between KPMG and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to such matters in their reports, and there had been no "reportable events" of the type described in Item 304(a)(1)(v) of Regulation S-K.

We furnished a copy of the disclosures in this Prospectus to KPMG, requesting that KPMG furnish us with a letter addressed to the SEC stating whether it agrees with the above statements or, if not, stating the respects in which it does not agree. A copy of the letter has been filed as Exhibit 16.1 to the registration statement of which this Prospectus is a part.

EXPENSES OF THIS OFFERING

The estimated expenses payable by us in connection with the offering described in this Prospectus (other than the placement agent commissions and expenses) will be as set forth in the table below. With the exception of the SEC registration fee, all amounts are estimates. All such expenses will be borne by us.

Item	Amount to be Paid
SEC registration fee	USD$2,691
Printing expenses	USD$10,000
Legal fees and expenses	USD$225,000
Accounting fees and expenses	USD$50,000
Miscellaneous expenses	USD$10,000
Total	USD$297,691

INTERESTS OF EXPERTS AND COUNSEL

None of the named experts or legal counsel was employed on a contingent basis, owns an amount of shares in our company which is material to that person, or has a material, direct or indirect economic interest in our company or that depends on the success of the offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This Prospectus and the related exhibits are available for viewing at the offices of DEFSEC Technologies Inc., 80 Hines Rd, Suite #300, Ottawa, Ontario, Canada, K2K 2T8, telephone: (613) 241-1849.

Additional information relating to us may be found in our reports filed with, and other information furnished to, the SEC which is available from the SEC's Electronic Data Gathering and Retrieval System (EDGAR) at www.sec.gov/edgar. These reports and other information may be inspected without charge at the locations described below. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies who are not foreign private issuers under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will furnish to the SEC, under cover of a current report on Form 6-K, unaudited quarterly financial information.

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits thereto filed by us with the SEC may be inspected at the public reference facility of the SEC listed above.

Unaudited Condensed Consolidated Interim Financial Statements of

KWESST MICRO SYSTEMS INC.

Three and six months ended March 31, 2025 and 2024

(Expressed in Canadian dollars)

KWESST MICRO SYSTEMS INC.

Table of contents for the three and six months ended March 31, 2025 and 2024

KWESST MICRO SYSTEMS INC.
Unaudited Condensed Consolidated Interim Statements of Financial Position
At March 31, 2025 and September 30, 2024

In Canadian dollars	Notes	March 31, 2025	September 30, 2024

ASSETS
Cash and cash equivalents		$4,408,844	$256,828
Restricted short-term investment		30,000	30,000
Trade and other receivables	4	1,081,864	567,875
Inventories	5	581,197	533,163
Prepaid expenses and deposits		333,125	179,051
Deferred costs		16,354	275,438
Current assets		6,451,384	1,842,355

Property and equipment		248,738	311,712
Right-of-use assets		62,923	230,124
Deposit		30,276	28,806
Intangible assets	6	2,725,138	3,174,832
Deferred costs		69,030	29,319
Non-current assets		3,136,105	3,774,793
Total Assets		$9,587,489	$5,617,148

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable and accrued liabilities	7 and 8	$1,122,180	$1,660,637
Accrued royalties liability		-	200,000
Lease obligations		140,972	147,078
Contract liabilities	9	122,612	120,571
Warrant liabilities	10 and 11(b)	177,327	847,295
Current liabilities		1,563,091	2,975,581

Accrued royalties liability		1,202,961	1,118,135
Lease obligations		38,492	155,145
Non-current liabilities		1,241,453	1,273,280
Total Liabilities		2,804,544	4,248,861

Shareholders' Equity
Share capital	11(a)	43,197,908	37,822,725
Warrants	11(b)	5,926,182	1,084,687
Contributed surplus	11(c)	5,362,150	5,152,753
Accumulated other comprehensive loss		(133,415)	(38,520)
Accumulated deficit		(47,569,880)	(42,653,358)
Total Shareholders' Equity		6,782,945	1,368,287

Total Liabilities and Shareholders' Equity		$9,587,489	$5,617,148

See Note 2(a) Going concern and Note 17 Commitments and contingencies.

See accompanying notes to the unaudited condensed consolidated interim financial statements.

3

KWESST MICRO SYSTEMS INC.
Unaudited Condensed Consolidated Interim Statements of Net Loss and Comprehensive Loss
Three and six months ended March 31, 2025 and 2024

In Canadian dollars	Notes	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024	Six Months Ended March 31, 2025	Six Months Ended March 31, 2024
			(Reclassification Note 2(g))		(Reclassification Note 2(g))

Revenue	13	$1,264,162	$485,864	$2,151,820	$614,932
Cost of sales		(950,141)	(243,681)	(1,433,277)	(426,554)
Gross margin		314,021	242,183	718,543	188,378

Operating expenses
General and administrative		1,102,261	1,682,698	2,613,705	2,684,994
Selling and marketing		334,114	418,027	1,016,661	900,968
Research and development		299,916	705,640	972,491	1,289,928
Share-based compensation		26,342	60,982	77,397	124,471
Depreciation and amortization		285,929	319,654	600,420	641,075
Total operating expenses		2,048,562	3,187,001	5,280,674	5,641,436

Operating loss		(1,734,541)	(2,944,818)	(4,562,131)	(5,453,058)

Other income (expenses)
Share issuance costs	11(a)	-	-	(1,807,686)	-
Net finance costs	14	(31,361)	(61,658)	(93,420)	(74,855)
Foreign exchange gain (loss)		77,823	(805)	191,106	90,905
Impairment of right-of-use assets		6,809	-	(81,787)	-
Change in fair value of warrant liabilities	10	221,763	(532,922)	1,437,396	1,497,832
Total other income (expenses), net		275,034	(595,385)	(354,391)	1,513,882

Net loss		$(1,459,507)	$(3,540,203)	$(4,916,522)	$(3,939,176)
Other comprehensive income (loss):
Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation differences		1,381	(34,497)	(94,895)	(3,203)
Total comprehensive loss		$(1,458,126)	$(3,574,700)	$(5,011,417)	$(3,942,379)

Net loss per share
Basic and diluted	1(b)(c) and 12	$(6.16)	$(127.66)	$(16.11)	$(144.63)

Weighted average number of shares outstanding
Basic and diluted	1(b)(c) and 12	237,039	27,732	305,190	27,236

See accompanying notes to the unaudited condensed consolidated interim financial statements.

4

KWESST MICRO SYSTEMS INC.
Unaudited Condensed Consolidated Interim Statements of Changes in Shareholders' Equity
Six months ended March 31, 2025 and 2024

In Canadian dollars
	Notes	Number of Shares(1)	Share capital	Warrants	Contributed surplus	Translation reserve	Deficit	Total Shareholders' Equity
Balance, September 30, 2023		26,969	$33,379,110	$1,042,657	$4,769,115	$(39,663)	$(35,215,599)	$3,935,620
Warrants exercised	11(b)	1,837	594,667	-	-	-	-	594,667
Warrants expired	11(b)		-	(1,012)	1,012	-	-	-
Share-based compensation	11(c)		-	-	124,471	-	-	124,471
Other comprehensive loss			-	-	-	(3,203)	-	(3,203)
Net loss			-	-	-	-	(3,939,176)	(3,939,176)
Balance, March 31, 2024		28,806	$33,973,777	$1,041,645	$4,894,598	$(42,866)	$(39,154,775)	$712,379

Balance, September 30, 2024		75,199	$37,822,725	$1,084,687	$5,152,753	$(38,520)	$(42,653,358)	$1,368,287
Shares issued for public offering	11(a)	3,810	100,310	-	-	-	-	100,310
Shares issued for private placement	11(a)	50,248	371,154	-	-	-	-	371,154
Warrants issued for private placement	11(a)	-	-	2,394,955	-	-	-	2,394,955
Pre-funded warrants issued for public offering	11(a)	-	-	3,489,393	-	-	-	3,489,393
Pre-funded warrants issued for private placement	11(a)	-	-	4,579,154	-	-	-	4,579,154
Share offering costs	11(a)	-	(164,199)	(1,671,762)	-	-	-	(1,835,961)
Shares issued for debt	11(a)	5,669	100,000	-	-	-	-	100,000
Pre-funded warrants exercised	11(b)	378,771	4,339,668	(3,550,495)	-	-	-	789,173
Warrants exercised	11(b)	16,667	628,250	(267,750)	-	-	-	360,500
Warrants expired	11(b)	-	-	(132,000)	132,000	-	-	-
Share-based compensation	11(c)	-	-	-	77,397	-	-	77,397
Other comprehensive loss		-	-	-	-	(94,895)	-	(94,895)
Net loss		-	-	-	-	-	(4,916,522)	(4,916,522)
Balance, March 31, 2025		530,364	$43,197,908	$5,926,182	$5,362,150	$(133,415)	$(47,569,880)	$6,782,945

5

KWESST MICRO SYSTEMS INC.
Unaudited Condensed Consolidated Interim Statements of Cash Flows
Six months ended March 31, 2025 and 2024

In Canadian dollars	Notes	Six months ended March 31, 2025	Six months ended March 31, 2024

OPERATING ACTIVITIES
Net loss		$(4,916,522)	$(3,939,176)
Items not affecting cash:
Depreciation and amortization		600,420	641,075
Share-based compensation	11(c)	77,397	124,471
Change in fair value of warrant liabilities (including related foreign exchange gain)	10	(1,359,187)	(1,539,317)
Net finance costs	14	93,420	74,855
Changes in non-cash working capital items	16	(1,188,324)	(368,103)
Impairment of ROU asset		82,954	-
Payments of share issuance costs		1,807,686	-
Gain on debt settlement		(500)	-
Changes in non-current deferred costs		(39,711)	-
Interest received (paid)		(9,564)	27,086
Cash flows used in operating activities		(4,851,931)	(4,979,109)

INVESTING ACTIVITIES
Additions of property and equipment		(32,035)	(64,370)
Investments in intangible assets	6	(26,675)	(5,037)
Cash flows used in investing activities		(58,710)	(69,407)

FINANCING ACTIVITIES
Proceeds from U.S. Public Offering-November 2024	11(a)	4,871,033	(74,437)
Proceeds from Private Placement-November 2024	11(a)	3,421,635	-
Proceeds from Private Placement-February 2025	11(a)	3,655,758	-
Repayments of lease obligations		(67,554)	(74,437)
Payments of share issuance costs	11(a)	(3,188,310)	-
Payments of deferred financing fees		-	(20,844)
Proceeds from exercise of warrants		370,095	522
Cash flows provided by financing activities		9,062,657	(94,759)

Net change in cash and cash equivalents during the period		4,152,016	(5,143,275)
Cash and cash equivalents, beginning of period		256,828	5,407,009

Cash and cash equivalents, end of period		$4,408,844	$263,734

Cash and cash equivalents consist of the following:
Cash held in banks		$4,378,844	$263,734
Short-term guaranteed investment certificates		30,000	-
Cash and cash equivalents		$4,408,844	$263,734

See Note 16 Supplemental cash flow information.

See accompanying notes to the unaudited condensed consolidated interim financial statements.

6

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

1. Corporate information

a) Corporate information

KWESST Micro Systems Inc. (the "Company", "KWESST", "we", "our", and "us") was incorporated on November 28, 2017, under the laws of the Province of British Columbia. Our registered office is located at 550 Burrard Street, Suite 2900, Vancouver, British Columbia, Canada and our corporate office is located at Unit 1, 155 Terence Matthews Crescent, Ottawa, Ontario, Canada. We have representative offices in the following foreign locations: London (United Kingdom), and Abu Dhabi (United Arab Emirates).

We develop and commercialize next-generation technology solutions that deliver a tactical advantage for military, public safety agencies and personal defense markets.  Our core mission is to protect and save lives.

KWESST's common stock is listed on the TSX Venture Exchange ("TSX-V'') under the stock symbol of KWE, on the Nasdaq Capital Market ("Nasdaq") under the stock symbol of KWE and on the Frankfurt Stock Exchange under the stock symbol of 62U.  Additionally, warrants issued in the United States are also listed on the Nasdaq under the stock symbol of KWESW.  Effective May 1, 2023, the warrants issued in Canada are listed on the TSX-V under the stock symbol of KWE.WT.U.

b) 2024 Reverse Stock Split

On October 23, 2024, KWESST effected a ten for one (10-for-1) reverse stock split of its common stock (the "2024 Reverse Split"). Accordingly, all shareholders of record at the opening of business on October 23, 2024, received one issued and outstanding common share of KWESST in exchange for ten outstanding common shares of KWESST. No fractional shares were issued in connection with the 2024 Reverse Split. All fractional shares created by the 2024 Reverse Split were rounded to the nearest whole number of common shares, with any fractional interest representing 0.5 or more common shares entitling holders thereof to receive one whole common share.

Effective on the date of the 2024 Reverse Split, the exercise price and number of common shares issuable upon the exercise of outstanding stock options were proportionately adjusted to reflect the 2024 Reverse Split. All information respecting outstanding common shares and other securities of KWESST, including net loss per share, in the current and comparative periods presented herein give effect to the 2024 Reverse Split.

c) 2025 Reverse Stock Split (applied retrospectively)

On April 23, 2025, on Nasdaq and on April 24, 2025, on the TSX-V, KWESST effected a twenty-one for one (21-for-1) reverse stock split of its common stock (the "2025 Reverse Split"). Accordingly, all shareholders of record at the opening of business on April 23, 2025, received one issued and outstanding common share of KWESST in exchange for twenty-one outstanding common shares of KWESST. No fractional shares were issued in connection with the 2025 Reverse Split. All fractional shares created by the 2025 Reverse Split were rounded to the nearest whole number of common shares, with any fractional interest representing 0.5 or more common shares entitling holders thereof to receive one whole common share.

Effective on the date of the 2025 Reverse Split, the exercise price and number of common shares issuable upon the exercise of outstanding stock options were proportionately adjusted to reflect the 2025 Reverse Split. All information respecting outstanding common shares and other securities of KWESST, including net loss per share, in the current and comparative periods presented herein give effect to the 2025 Reverse Split.

2. Basis of preparation

(a) Going concern

These unaudited condensed consolidated interim financial statements have been prepared assuming we will continue as a going concern. The going concern basis of presentation assumes we will continue in operation for the foreseeable future and can realize our assets and discharge our liabilities and commitments in the normal course of business.

7

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

As an early-stage company, we have not yet reached significant revenue levels for most of our products and have incurred significant losses and negative operating cash flows from inception that have primarily been funded from financing activities.  We have incurred a $4.9 million net loss and negative operating cash flows of $4.9 million for the six months ended March 31, 2025 (2024 - $3.9 million net loss and negative operating cash flows of $5.0 million). At March 31, 2025, we had $4.9 million in working capital (September 30, 2024 - negative $1.1 million) and $47.6 million in accumulated deficit (September 30, 2024 - $42.7 million).

Our ability to continue as a going concern and realize our assets and discharge our liabilities in the normal course of business is dependent upon closing timely additional sales orders, timely commercial launch of new products, and the ability to raise additional debt or equity financing, when required. There are various risks and uncertainties affecting our future financial position and our performance including, but not limited to:

  The market acceptance and rate of sales of our product offerings;
  Ability to successfully execute our business plan;
  Ability to raise additional capital at acceptable terms;
  General local and global economic conditions, including the ongoing conflict in Gaza and the global disruption from Russia's invasion of Ukraine; and
  Instability in Canada's elected leadership and the threatened tariffs from President Donald Trump.

Our strategy to mitigate these material risks and uncertainties is to execute on a timely basis a business plan aimed at continued focus on revenue growth, product development and innovation, improving overall gross margin, managing operating expenses and working capital requirements, and securing additional capital, as needed.

Failure to implement our business plan could have a material adverse effect on our financial condition and/or financial performance. There is no assurance that we will be able to raise additional capital should it be required in the future. Accordingly, there are material risks and uncertainties that may cast substantial doubt about our ability to continue as a going concern.

These unaudited condensed consolidated interim financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities and reported expenses that may otherwise be required if the going concern basis was not appropriate.

(b) Statement of compliance

These unaudited condensed consolidated interim financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting, ("IAS 34") as issued by the International Accounting Standards Board ("IASB") and the interpretations of the IFRS Interpretations Committee.  They do not include all the information required for a complete set of financial statements prepared in accordance with IFRS® Accounting ("IFRS") and should be read in conjunction with our annual audited Consolidated Financial Statements for the year ended September 30, 2024 ("Annual Financial Statements"). However, selected explanatory notes are included to explain events and transactions that are material to an understanding of the changes in our financial position and performance since the last annual audited Consolidated Financial Statements as at and for the year ended September 30, 2024.

These unaudited condensed consolidated interim financial statements were authorized for issue by the Board of Directors on May 15, 2025.

(c) Basis of consolidation

These unaudited condensed consolidated interim financial statements incorporate the financial statements of KWESST and the entities it controls.

8

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

Control is achieved where we have the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities, are exposed to, or have rights to, variable returns from our involvement with the entity and have the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to us until the date on which control ceases. Profit or loss of subsidiaries acquired during the year are recognized from the date of acquisition or effective date of disposal as applicable. All intercompany transactions and balances have been eliminated.

At March 31, 2025, we have the following wholly owned subsidiaries:

	Location	Equity %
KWESST Inc.	Ottawa, Canada	100%
2720178 Ontario Inc.	Ottawa, Canada	100%
Police Ordnance Company Inc.	Ottawa, Canada	100%
KWESST U.S. Holdings Inc.	Delaware, United States	100%
KWESST Defense Systems U.S. Inc.	Delaware, United States	100%
KWESST Public Safety Systems U.S. Inc.	Delaware, United States	100%
KWESST Public Safety Systems Canada Inc.	Ottawa, Canada	100%

(d) Functional and presentation currency

These unaudited condensed consolidated interim financial statements are presented in Canadian dollars ("CAD"), our functional currency and presentation currency.

While each of the Company's subsidiaries has its own functional currency, the functional currency of the parent company, KWESST Micro Systems Inc., is CAD as this is the currency of the primary economic environment in which the Company operates. Most of the revenues, cost of sales and operating expenses from significant subsidiaries are denominated in CAD.

(e) Basis of measurement

The unaudited condensed consolidated interim financial statements have been prepared on a historical cost basis except for certain financial instruments measured at fair value. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

(f) Use of estimates and judgments

The preparation of the unaudited condensed consolidated interim financial statements in accordance with IFRS requires management to make judgments, estimates, and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income, expenses, and disclosure of contingent liabilities.  Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

Judgments

Information about judgments made in applying accounting policies that have the most material effects on the amounts recognized in these unaudited condensed consolidated interim financial statements are the same as disclosed in Note 2(f) of the Annual Financial Statements for the year ended September 30, 2024.

9

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

Estimates

Information about assumptions and estimation uncertainties at March 31, 2025, that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities in the next financial year are the same as those disclosed in Note 2(f) of the Annual Financial Statements for the year ended September 30, 2024.

(g)  Reclassification

Certain comparative figures on the unaudited condensed interim statements of net loss and comprehensive loss have been reclassified to conform to the current period presentation. These reclassifications have no effect on net loss or shareholders’ equity as previously reported. An adjustment has been made to reduce the general and administrative, selling and marketing and research and development to break out the share-based compensation and depreciation and amortization. General and administrative expenses were reduced by $361,791 and $692,495 for the three and six month periods ended March 31, 2024, respectively. Selling and marketing expenses were reduced by nil and $13,654 for the three and six month periods ended March 31, 2024, respectively. Research and development expenses were reduced by $18,845 and $59,397 for the three and six month periods ended March 31, 2024, respectively. Share-based compensation expense was increased by $60,982 and $124,471 for the three and six month periods ended March 31, 2024. Depreciation and amortization expense was increased by $319,654 and $641,075 for the three and six month periods ended March 31, 2024.

3. Material accounting policies

During the six months ended March 31, 2025, the accounting policies in these unaudited condensed consolidated interim financial statements are the same as those applied in the Annual Financial Statements.

4. Trade and other receivables

The following table presents trade and other receivables for KWESST:

	March 31, 2025	September 30, 2024

Trade receivables	$997,553	$455,049
Unbilled revenue	150	42,248
Sales tax recoverable	84,161	70,578
Total	$1,081,864	$567,875

There was an impairment of trade and other receivables during the three and six months ended March 31, 2025, of $8,096 and $8,096, respectively (2024 - nil and nil).

The following table presents changes in unbilled receivables:

	March 31, 2025	September 30, 2024

Balance, beginning of period	$42,248	$5,211

Revenue billed during the period	(42,248)	(5,211)
Revenue in excess of billings, net of amounts transferred to trade receivables	150	42,248
Balance, end of period	$150	$42,248

Current	$150	$42,248
Non-current	$-	$-

5. Inventories

 The following table presents a breakdown of inventories:

10

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

	March 31, 2025	September 30, 2024

Finished goods	$50,538	$55,754
Work-in-progress	49,416	59,519
Raw materials	481,242	417,890
Total	$581,197	$533,163

 There was no impairment of inventories during the three and six months ended March 31, 2025 (2024 - nil).

At March 31, 2025, a total of $0.1 million (2024 - $0.1 million) of inventory was included in profit or loss as an expense as part of cost of sales.

6. Intangible assets

The following table shows a breakdown of our intangible assets:

	KWE PSSC	KWE PSSC	POC	POC	POC	POC
Cost	PARA OPSTM System	PARA OPSTM Patent	ARWENTM Tradename	Customer Relationships	Purchase Orders	ARWENTM 40mm Patent	Total
Balance at September 30, 2024	$3,074,677	$40,295	$19,432	$36,041	$4,387	$-	$3,174,832
Additions	-	-	-	-	-	26,675	26,675
Amortization	(460,343)	(6,903)	(4,400)	(2,500)	-	(2,223)	(476,369)
Balance at March 31, 2025	$2,614,334	$33,392	$15,032	$33,541	$4,387	$24,452	$2,725,138

At March 31, 2025, management concluded there was no indication of impairment on the intangible assets.

7. Accounts payable and accrued liabilities

The following table presents a breakdown of our accounts payable and accrued liabilities:

	March 31, 2025	September 30, 2024

Trade payable	$383,123	$881,835
Accrued liabilities	465,498	610,558
Warranty Reserve	13,900	-
Salary and vacation payable	259,659	168,244
Total	$1,122,180	$1,660,637

8.  Related party transactions

At March 31, 2025, there was $96,651 (September 30, 2024 - $471,465) outstanding in accounts payable and accrued liabilities due to officers and directors for accrued wages and vacation, consulting fees, directors' fees and expense reimbursements.

In December 2024, the LEC royalty payment that was due April 2025, in the amount of $200,000, was paid early to DEFSEC, a related party to the Company, in exchange for a $25,000 reduction, resulting in a net payment of $175,000.

9. Contract liabilities

The following table presents the changes in contract liabilities:

11

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

	March 31, 2025	September 30, 2024

Balance, beginning of period	$120,571	$120,970
Amounts invoiced and revenue deferred	43,113	108,573
Recognition of deferred revenue included in the balance at the beginning of period	(41,072)	(108,972)
Balance, end of period	$122,612	$120,571

10. Warrant liabilities

The following table shows a breakdown and balance of warrant liabilities for the six months ended March 31, 2025:

	U.S. IPO and Canadian Offering		Private Placement		Debt Settlement	Direct Offering Aug'24	Public Offering Nov'24
	2022 Warrants	Over-allotment Warrants	2023 Warrants	Pre-Funded Warrants	Warrants	Warrants	Pre-Funded Warrants	Total
Balance, beginning of period	$65,765	$7,644	$60,373	$31,338	$1,145	$681,030	$-	$847,295
Initial recognition	-	-	-	-	-	-	4,770,722	4,770,722
Exercised	-	-	-	-	-	-	(779,578)	(779,578)
(Gain) Loss on revaluation of financial instruments	39,479	(8,148)	(62,124)	(27,746)	744	(664,689)	(714,912)	(1,437,396)
Exchange (gain) loss on revaluation	3,293	504	3,968	89	-	44,662	25,693	78,209
Extinguish Warrant Liability/Transfer to equity	-	-	-	-	-	-	(3,301,925)	(3,301,925)
Balance, end of period	$108,537	$-	$2,217	$3,681	$1,889	$61,003	$-	$177,327
Number of outstanding securities as at March 31, 2025	3,226,392	-	1,542,194	151,734	56,141	4,715,000	-	9,691,461

The following table shows a breakdown and balance of warrant liabilities for the year ended September 30, 2024:

	U.S. IPO and Canadian Offering			Private Placement		Debt Settlement	Public Offering	Direct Offering
	2022 Warrants	Over-allotment Pre-Funded Warrants	Over- allotment Warrants	2023 Warrants	Pre-Funded Warrants	Warrants	Pre-Funded Warrants	Warrants	Total
Balance, beginning of period	$1,042,538	$414,334	$121,173	$798,573	$1,940,914	$18,141	$-	$-	$4,335,673
Initial recognition	-	-	-	-	-	-	708,054	647,039	1,355,093
Exercised	-	(119,257)	-	-	(829,720)	-	(820,649)	-	(1,769,626)
(Gain) Loss on revaluation of financial instruments	(973,396)	(295,186)	(113,022)	(728,282)	(1,069,466)	(16,996)	104,227	44,553	(3,047,568)
Exchange (gain) loss on revaluation	(3,377)	109	(507)	(9,918)	(10,390)	-	8,368	(10,562)	(26,277)
Balance, end of period	$65,765	$-	$7,644	$60,373	$31,338	$1,145	$-	$681,030	$847,295
Number of outstanding securities as at September 30, 2024	3,226,392	-	375,000	1,542,194	151,734	56,141	-	4,715,000	10,066,461

U.S. Public Offering (April 2024)

On April 9, 2024, we closed an underwritten U.S. public offering for gross proceeds of $1.4 million (US$1 million) (see Note 11(a)). In this offering, 803,500 pre-funded warrants with an exercise price of US$0.21 per common share for US$0.649 per pre-funded warrant were issued.

Refer to Note 11(a) for further information on the offering and to Note 1 (b) and (c) for further information on the share consolidations.

Under IFRS, the above securities are classified as financial liabilities (referred herein as "warrant liabilities") because the exercise price is denominated in U.S. dollars, which is different from our functional currency (Canadian dollars). Accordingly, the ultimate proceeds in Canadian dollars from the potential exercise of the above securities are not known at inception. These financial liabilities are classified and measured at Fair Value through Profit and Loss ("FVTPL") (see Note 3(c) of the Annual Financial Statements). Gains on revaluation of the warrant liabilities are presented in other income (expenses) on the unaudited condensed consolidated interim statements of net loss and comprehensive loss.

12

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

Warrant liabilities

All 803,500 warrants were subsequently exercised at a weighted average exercise price of US$0.001 per warrant and we recognized a loss of $104,227 in fair value of warrant liabilities during the year ended September 30, 2024, which was reported in the consolidated statements of net loss and comprehensive loss.

U.S. Registered Direct Offering (August 2024)

On August 13, 2024, we closed a direct offering for the purchase and sale of 22,452 common shares at a purchase price of $56.70 (US$42.00) per common share for gross proceeds of $1.3 million (US$0.9 million) (see Note 11(a)). In a concurrent private placement, we issued 4,715,000 unregistered warrants to purchase common shares at an exercise price of $72.03 (US$52.50) per common share. This was a unit offering consisting of a share and a warrant. The fair value of the warrants attached to the units are valued based on the Black-Scholes model and the difference between the proceeds raised and the value assigned to the warrants is the residual fair value of the shares.

Refer to Note 11(a) for further information on the offering and to Note 1 (b) and (c) for further information on the share consolidations.

Under IFRS, the above securities are classified as financial liabilities (referred herein as "warrant liabilities") because the exercise price is denominated in U.S. dollars, which is different from our functional currency (Canadian dollars). Accordingly, the ultimate proceeds in Canadian dollars from the potential exercise of the above securities are not known at inception. These financial liabilities are classified and measured at FVTPL (see Note 3(c) of the Annual Financial Statements). Gains on revaluation of the warrant liabilities are presented in other income (expenses) on the unaudited condensed consolidated interim statements of net loss and comprehensive loss.

Warrant liabilities

At March 31, 2025, we remeasured the fair value of these warrants using the following assumptions:

2024 Warrants (1)
Number of warrants	4,715,000
Exercise price per warrant (in USD)	$0.25
Nasdaq closing price (in USD)	$0.27
Black Scholes fair value (in USD)	$0.009
Volatility	100%
Risk free rate	2.76%
Exchange rate (USD/CAD)	$1.4376
Fair value per warrant (CAD)	$0.013

(1) Fair value is based on the Black Scholes model on March 31, 2025, for the warrants.

We recognized a gain of $203,349 and $664,689 (2024 - nil and nil) in fair value of warrant liabilities during the three and six months ended March 31, 2025, respectively, which was reported in the unaudited condensed consolidated interim statements of net loss and comprehensive loss.

U.S. Public Offering (November 2024)

13

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

On November 1, 2024, the Company announced the closing of a public offering of 3,810 common shares and 3,809,000 pre-funded warrants (“PFW”) at a public offering price of $26.25 (US$18.90) per common share and $1.25 (US$0.90) per pre-funded warrant. The gross proceeds from the offering were $4.9 million (US$3.5 million). The fair value of the pre-funded warrants on initial recognition was $1.249, which is the purchase price less the per warrant exercise price of $0.001.

Refer to Note 11(a) for further information on the offering and to Note 1 (b) and (c) for further information on the share consolidations.

Under IFRS, the pre-funded warrants are classified as financial liabilities (referred herein as "warrant liabilities") because the exercise price is denominated in U.S. dollars, which is different from our functional currency (Canadian dollars). Accordingly, the ultimate proceeds in Canadian dollars from the potential exercise of the above securities are not known at inception. These financial liabilities are classified and measured at FVTPL. Gains on revaluation of the warrant liabilities are presented in other income (expenses) on the unaudited condensed consolidated interim statements of net loss and comprehensive loss.

Warrant liabilities

639,000 pre-funded warrants were subsequently exercised at a weighted average exercise price of US$0.021 per common share. On November 12, 2024, we converted the remaining 3,170,000 pre-funded warrants to CAD denomination which led to the transfer of pre-funded warrants to equity and extinguishing the related warrant liability. On November 12, 2024, we recognized a gain of $693,328 in the change in fair value of warrant liabilities, before reclassifying the pre-funded warrants to equity, which was reported in the unaudited condensed consolidated interim statements of net loss and comprehensive loss.

11. Share Capital and Contributed Surplus

As disclosed in Note 1(b) and (c), the 2024 Reverse Split and 2025 Reverse Split have been applied retrospectively herein.

a) Share capital

Authorized

KWESST is authorized to issue an unlimited number of common shares.

Issued Common Shares

The following is a summary of changes in outstanding common shares since September 30, 2024:

	Number	Amount
Balance at September 30, 2024	75,199	$37,822,725
Issued for U.S. Public Offering	3,810	100,310
Issued for U.S. Private Placement	50,248	371,154
Issued for debt settlements	5,669	100,000
Issued for warrant exercise	395,438	4,967,918
Less: share issuance costs for the period	-	(164,199)
Balance at March 31, 2025	530,364	$43,197,908

14

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

Debt Settlement (January 2024)

On January 10, 2024, we issued 222 common shares in a settlement of debt in an amount of approximately $97,615. The debt resulted from a tail obligation relating to services rendered by a third-party consultant which the Company has elected to pay in common shares. The common shares issued pursuant to the debt settlement (signed October 31, 2023) were subject to a four-month hold period pursuant to applicable securities legislation and the policies of the TSX Venture Exchange.

U.S. Public Offering (April 2024)

On April 9, 2024, we closed a brokered U.S. public offering, resulting in the issuance of 3,500 common shares of KWESST, for aggregate gross proceeds of $1.4M (US$1.0M) (the "April 2024 Public Offering").

As a part of the April 2024 Public Offering, the Company issued 3,500 common shares and 803,500 pre-funded warrants with an exercise price of $0.21 per share at a public offering price of $184.80 (US$136.50) per common share and $0.881 (US$0.649) per pre-funded warrant, less the underwriting discount.

Brokers' Compensation and Share Issuance Costs

ThinkEquity acted as sole book-running manager for the April 2024 Public Offering. As compensation for services rendered, the placement agent fees represent $0.4875 per unit (being an aggregate of $101,838 (US$75,002) or 7.5% of the public offering price of the securities). In addition, the Company issued 76,925 warrants to purchase a number of common shares (the "Placement Agent Warrants"), representing 5% of the common shares and pre-funded warrants sold in the April 2024 Public Offering. The Placement Agent Warrants will be exercisable, in whole or in part, immediately upon issuance and will expire 60 months after the closing of the April 2024 Public Offering at an initial exercise price of $231.63 (US$170.63) per common share. The share issuance costs related to the April 2024 Public Offering that was recognized in the consolidated statements of net loss and comprehensive loss was $339,324 and recognized in equity was $269,400.

The fair value of the broker compensation warrants at the closing of the April 2024 Public Offering was $43,868, calculated using the Black Scholes model, and total share issuance costs were $608,724.

Initial Recognition
Number of Warrants	76,925
Nasdaq closing price (in USD)	$0.75
Exercise price per warrant (in USD)	$0.89
Black Scholes fair value (in USD)	$0.42
Volatility	66%
Dividend Yield	Nil
Risk-free interest rate	3.86%
Expected life	5
Exchange rate (USD/CAD)	1.3578
Weighted average fair value per warrant (CAD)	$0.57

U.S. Public Offering (June 2024)

On June 14, 2024, we closed a brokered U.S. public offering, resulting in the issuance of 13,810 common shares of KWESST for aggregate gross proceeds of approximately $2.3M (US$1.7M) (the "June 2024 Public Offering").

15

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

As a part of the June 2024 Public Offering, the Company issued 13,810 common shares at a public offering price of $168.00 (US$121.80) per share, less the placement agent fees.

Brokers' Compensation and Share Issuance Costs

ThinkEquity acted as sole book-running manager for the June 2024 Public Offering. As compensation for services rendered, the placement agent fees represent $0.435 per common share (being an aggregate of $173,469 (US$126,150) or 7.5% of the public offering price of the securities). In addition, the Company issued to the placement agent 145,000 common share purchase warrants with an exercise price of $210.00 (US$152.25) per common share, exercisable, in whole or in part, immediately upon issuance and will expire 60 months after the closing of the June 2024 Public Offering. All of the share issuance costs related to the June 2024 Public Offering were recognized in equity.

The fair value of the broker compensation warrants at the closing of the June 2024 Public Offering was $61,213, calculated using the Black Scholes model, and total share issuance costs were $384,509.

Initial Recognition
Number of Warrants	145,000
Nasdaq closing price (in USD)	$0.58
Exercise price per warrant (in USD)	$0.73
Black Scholes fair value (in USD)	$0.31
Volatility	66%
Dividend Yield	Nil
Risk-free interest rate	3.86%
Expected life (in years)	5.00
Exchange rate (USD/CAD)	1.3751
Weighted average fair value per warrant (CAD)	$0.42

U.S. Registered Direct Offering (August 2024)

On August 13, 2024, we closed a registered direct offering for the purchase and sale of 22,452 common shares at a purchase price of $57.54 (US$44.00) per common share for gross proceeds of $1.4M (US$0.9M) (the “August 2024 Offering”). In a concurrent private placement, the Company issued 4,715,000 unregistered warrants to purchase common shares at an exercise price of $72.03 (US$52.50) per common share that are immediately exercisable upon issuance and will expire five years following the date of issuance.

Brokers' Compensation and Share Issuance Costs

H.C. Wainwright & Co. (“Wainwright”) acted as the exclusive placement agent for the August 2024 Offering. As compensation for services rendered, the placement agent fees were US$70,725 or 7.5% of the public offering price of the securities. In connection with the closing of the August 2024 Offering, we issued Wainwright or its designees warrants to purchase up to an aggregate of 353,625 common shares at an exercise price of $72.03 (US$52.50) per common share, the warrants are exercisable upon issuance and have an expiry date of August 9, 2029. The shares offered as Brokers’ Compensation related to the August 2024 Offering were recognized in equity.

The fair value of the broker compensation warrants at the closing of the August 2024 Offering was $28,632, calculated using the Black Scholes model. The share issuance costs related to the August 2024 Offering that was recognized in the consolidated statements of net loss and comprehensive loss was $202,242 and recognized in equity was $281,869.

16

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

Initial Recognition
Number of Warrants	353,625
Nasdaq closing price (in USD)	$0.14
Exercise price per warrant (in USD)	$0.25
Black Scholes fair value (in USD)	$0.06
Volatility	91%
Dividend Yield	Nil
Risk-free interest rate	3.12%
Expected life (in years)	2.50
Exchange rate (USD/CAD)	1.3751
Weighted average fair value per warrant (CAD)	$0.08

U.S. Public Offering (November 2024)

On November 1, 2024, the Company announced the closing of a public offering of 3,810 common shares and 3,809,000 pre-funded warrants at a public offering price of $26.25 (US$18.90) per common share and $1.25 (US$0.90) per pre-funded warrant (the “November 2024 Offering”). The gross proceeds from the offering were approximately $4.9 million (US$3.5 million), before deducting placement agent fees of $1.974 (US$1.4175) per common share and $0.094 (US$0.0675) per pre-funded warrant (being an aggregate of $365,726 (US$262,508) or 7.5% of the public offering price of the securities). In addition, the Company issued to the placement agent as compensation for its services 194,450 common share purchase warrants with an exercise price of $32.907 (US$23.625) per common share.

On November 12, 2024, we amended the pre-funded warrants whereas the exercise price of the warrants, along with all the other settlement amounts, were amended to be denominated in CAD currency, which is consistent with the Company's functional and presentation currency. As a result, we reclassified the remaining unexercised pre-funded warrants as equity instruments under IAS 32. This resulted in a transfer of $3,301,925 from warrant liabilities to equity warrants. The amendments effectively remove the cashless exercise option and ensure settlement in CAD, thereby meeting the criteria for equity classification. We also applied IFRIC 19 to appropriately derecognize the liabilities and recognize the equity effective November 12, 2024.

Accounting Treatment

Refer to Note 10 for the accounting of the warrants issued in the November 2024 Offering accounted for as warrant liabilities up to November 11, 2024.

The remaining 3,170,000 pre-funded warrants were subsequently exercised at a weighted average exercise price of $0.021 per common share, for proceeds of $3,170, during the six months ended March 31, 2025.

Brokers' Compensation and Share Issuance Costs

In connection with the August 2024 Offering, Wainwright was also granted a tail obligation resulting in earning 7.5% on any equity financing raised from investors introduced to the Company as part of the offering. The November 1, 2024, financing fell entirely within the scope of the tail obligation and resulted in a payment of $362,618 (US$260,661), representing 7.5% of the $4.9 million (US$3.5 million) gross proceeds to Wainwright upon closing of the transaction.

17

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

ThinkEquity acted as the sole placement agent for the November 2024 Offering. As compensation for services rendered, the placement agent fees were $365,725 (US$262,508) or 7.5% of the public offering price of the securities). In addition, the Company issued to the placement agent as compensation for its services 194,450 common share purchase warrants with an exercise price of $32.907 (US$23.625) per common share. The warrants are exercisable upon issuance and have an expiry date of November 1, 2029. The shares offered as Brokers’ Compensation related to the November 2024 Offering were recognized in equity.

The fair value of the broker compensation warrants at the closing of the November 2024 Offering was $187,468, calculated using the Black Scholes model.

The share issuance costs related to the November 2024 Offering that were recognized in the unaudited condensed consolidated statements of net loss and comprehensive loss was $1,807,686 and recognized in equity were $227,557, inclusive of the broker compensation warrants.

Initial Recognition
Number of Warrants	194,450
Nasdaq closing price (in USD)	$0.93
Exercise price per warrant (in USD)	$1.13
Black Scholes fair value (in USD)	$0.69
Volatility	103%
Divident yield	Nil
Risk-free interest rate	2.92%
Expected life (in years)	5.00
Exchange rate (USD/CAD)	$1.3932
Fair value per warrant (CAD)	$0.96

Debt Settlement (November 2024)

On November 11, 2024, we issued 5,669 common shares at a deemed price per common share of $17.64 per share, representing a 20% discount on the closing price of the Shares on the TSX Venture Exchange on the last trading day prior to the news release, for settlement of business expenses incurred while representing the Company in an aggregate amount of $100,000 owed to a company controlled by Mr. David Luxton, Chairman of the Company.

Private Placement (November 2024)

On November 12, 2024, we closed a brokered private placement offering to an institutional accredited investor for aggregate gross proceeds of approximately $3.4 million (approximately US$2.5 million) (the "November 2024 PP").

As a part of the November 2024 PP, the Company issued 4,145,200 pre-funded warrants to acquire common shares of the Company on a basis of twenty-one warrants to one common share, with no par value at a price of $0.824 (US$0.592) per pre-funded warrant, inclusive of the exercise price of $0.021 per common share. Each pre-funded warrant was bundled with one common share purchase warrant (“November 2024 Common Warrant”) of the Company. Each November 2024 Common Warrant was immediately exercisable on the basis of twenty-one warrants to one common share at an exercise price of $21.63 (US$15.54) per common share for a period of 60 months following the closing of the November 2024 PP. Although the pre-funded warrants are each bundled with a November 2024 Common Warrant, each security is issued separately. Since the instruments were bundled, the Company uses the bifurcation method to determine the fair value of each security. The Black Scholes model was used to determine the fair value of the underlying November 2024 Common Warrant and the remainder of the purchase price was allocated to the pre-funded warrant, resulting in a fair value of the November 2024 Common Warrants of $0.765 and a fair value of $0.06 for the pre-funded warrants.

18

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

Initial Recognition
Number of Warrants	4,145,200
Nasdaq closing price (in CAD)	$1.00
Exercise price per warrant	$1.03
Black Scholes fair value	$0.765
Volatility	103%
Divident yield	Nil
Risk-free interest rate	2.92%
Expected life (in years)	5.00
Fair value per warrant (CAD)	$0.765

The 4,145,000 pre-funded warrants and 350,000 November 2024 Common Warrants were subsequently exercised at a weighted average exercise price of $0.08, for proceeds of $364,645, during the six months ended March 31, 2025.

Brokers' Compensation and Share Issuance Costs

In connection with the August 2024 Offering, Wainwright was also granted a tail obligation resulting in earning 7.5% on any equity financing raised from investors introduced to the Company as part of the offering. The November 12, 2024, financing fell entirely within the scope of the tail obligation and resulted in a payment of $259,534 (US$184,047), representing 7.5% of the $3.4 million (US$2.5 million) gross proceeds to Wainwright upon closing of the transaction.

ThinkEquity acted as sole placement agent for the Offering. As compensation for services rendered, the Company (i) paid to ThinkEquity, at the closing of the November 2024 PP, a cash fee equal of $274,027 (US$196,400), representing 8.0% of the aggregate gross proceeds of the November 2024 PP; and (ii) issued to ThinkEquity or its designees 207,260 warrants (“Placement Agent Warrants”) to purchase common shares on the basis of twenty-one warrants to one common share, equal to 5% of the pre-funded warrants sold in the November 2024 PP. The Placement Agent Warrants are immediately exercisable, and entitle the holder to acquire one common share at an exercise price of $1.03 (US$0.74) per common share for a period of 60 months following the closing of the November 2024 PP.

The fair value of the broker compensation warrants at the closing of the November 2024 PP was $158,554, calculated using the Black Scholes model.

The share issuance costs related to the November 2024 PP that were recognized in equity were $681,185, inclusive of the broker compensation warrants.

19

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

Initial Recognition
Number of Warrants	207,260
Nasdaq closing price (in CAD)	$1.00
Exercise price per warrant	$1.03
Black Scholes fair value	$0.765
Volatility	103%
Dividend yield	Nil
Risk-free interest rate	2.92%
Expected life (in years)	5.00
Fair value per warrant (CAD)	$0.765

Private Placement (February 2025)

On February 21 and February 25, 2025, we closed the first and second tranche, respectively, of a brokered private placement offering for aggregate gross proceeds of approximately $3.7 million (the "February 2025 PP").

As part of the February 2025 PP, the Company issued 50,248 common shares and 2,884,179 pre-funded warrants to acquire one common share of the Company. The common shares and pre-funded warrants had a no par value per share at a price of $19.488 per common share and $0.928 per pre-funded warrant, inclusive of the exercise price of $0.021 per common share. Each common share and pre-funded warrant was bundled with one common share purchase warrant (“February 2025 Common Warrant”) of the Company. Each February 2025 Common Warrant is immediately exercisable and entitles the holder to acquire one common share for every 21 February 2025 Common Warrant exercised at an exercise price of $24.36 per common share for a period of 60 months following the closing of the February 2025 PP. Although the common shares and pre-funded warrants are each bundled with a February 2025 Common Warrant, each security is issued separately. Since the instruments were bundled, the Company uses the bifurcation method to determine the fair value of each security. The Black Scholes model was used to determine the fair value of the underlying February 2025 Common Warrant and the remainder of the purchase price was allocated to the common share or pre-funded warrant, resulting in a fair value of the first tranche of the February 2025 Common Warrants of $0.58 and $0.55 and a fair value of $7.308 for the common shares and $0.348 for the pre-funded warrants.

February 21 Tranche	Initial Recognition
Number of Warrants	3,787,879
Nasdaq closing price (in CAD)	$0.80
Exercise price per warrant	$1.16
Black Scholes fair value	$0.58
Volatility	104%
Divident yield	Nil
Risk-free interest rate	2.76%
Expected life (in years)	5.00
Fair value per warrant (CAD)	$0.58

20

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

February 25 Tranche	Initial Recognition
Number of Warrants	151,515
Nasdaq closing price (in CAD)	$0.77
Exercise price per warrant	$1.16
Black Scholes fair value	$0.55
Volatility	104%
Divident yield	Nil
Risk-free interest rate	2.65%
Expected life (in years)	5.00
Fair value per warrant (CAD)	$0.55

Brokers' Compensation and Share Issuance Costs

In connection with the August 2024 Offering, Wainwright was also granted a tail obligation resulting in earning 7.5% on any equity financing raised from investors introduced to the Company as part of the offering. The February 2025 PP fell mostly within the scope of the tail obligation and resulted in a payment of $244,128, representing 7.5% of the gross proceeds, within the scope of the tail obligation, to Wainwright upon closing of the transaction.

ThinkEquity acted as sole placement agent for the Offering. As compensation for services rendered, the Company (i) paid to ThinkEquity, at the closing of the February 2025 PP, a cash fee equal to $279,338, representing 7.5% of the aggregate gross proceeds of the February 2025 PP; and (ii) issued to ThinkEquity or its designees 196,970 warrants (“February 2025 Placement Agent Warrants”) equal to 105% of the common shares and 5% of the pre-funded warrants sold in the February 2025 PP. The February 2025 Placement Agent Warrants are immediately exercisable, and entitle the holder to acquire one common share for every 21 February 2025 Placement Agent Warrants exercised at an exercise price of $24.36 per common share for a period of 60 months following the closing of the February 2025 PP.

The fair value of the broker compensation warrants at the closing of the February 2025 PP was $114,046, calculated using the Black Scholes model.

The share issuance costs related to the February 2025 PP that were recognized in equity were $927,219, inclusive of the broker compensation warrants.

February 21 Tranche	Initial Recognition
Number of Warrants	189,394
Nasdaq closing price (in CAD)	$0.80
Exercise price per warrant	$1.16
Black Scholes fair value	$0.58
Volatility	104%
Divident yield	Nil
Risk-free interest rate	2.76%
Expected life (in years)	5.00
Fair value per warrant (CAD)	$0.58

21

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

February 25 Tranche	Initial Recognition
Number of Warrants	7,576
Nasdaq closing price (in CAD)	$0.77
Exercise price per warrant	$1.16
Black Scholes fair value	$0.55
Volatility	104%
Dividend yield	Nil
Risk-free interest rate	2.65%
Expected life (in years)	5.00
Fair value per warrant (CAD)	$0.55

b) Warrants

The following is a summary of changes in outstanding warrants since September 30, 2024:

	Number of warrants	Weighted average exercise price
Outstanding at September 30, 2024	11,600,598	$3.23
Issued (Note 11(a))	19,521,653	0.49
Exercised (1)	(8,304,200)	0.04
Expired	(575,000)	5.01
Outstanding at March 31, 2025	22,243,051	$4.00

Exercisable at March 31, 2025	22,243,051	$4.00

The table below outlines the ratio upon which the above warrants are converted into common shares.

(1) The Pre-Funded Warrants exercised in Fiscal 2025 had a strike price of $0.001.

In the six months ended March 31, 2025, there were 7,954,200 pre-funded warrants and 350,000 November 2024 Common Warrants exercised, resulting in an increase to share capital of $4,700,168, a decrease to warrants of $3,818,245 and a decrease to warrant liabilities of $667,634 with the difference being recorded in the change in fair value of the warrant liabilities that was recognized in the unaudited condensed consolidated statements of net loss and comprehensive loss.

In the six months ended March 31, 2025, there were 575,000 warrants that expired resulting in $132,000 being recorded to contributed surplus.

22

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

The following table provides additional information on the total outstanding warrants at March 31, 2025:

	Number of warrants outstanding	Conversion ratio to Common Shares	Underlying Securities	Book value	Expiry date
Classified as equity
LEC's Warrants:
Exercise price of CAD$0.70	500,000	14,700 for 1	34	$425,000	April 29, 2026
December 2022 U.S. Underwriter Warrants
Exercise price of US$5.1625	134,950	210 for 1	643	$189,592	December 9, 2027
July 2023 U.S. Underwriter Warrants
Exercise price of US$2.66	123,637	210 for 1	589	$204,187	July 21, 2028
April 2024 U.S. Underwriter Warrants
Exercise price of US$0.8125	76,925	210 for 1	366	$43,869	April 9, 2029
June 2024 U.S. Underwriter Warrants
Exercise price of US$0.725	145,000	210 for 1	690	$61,213	June 14, 2029
August 2024 U.S. Underwriter Warrants
Exercise price of US$0.25	353,625	210 for 1	1,684	$28,826	August 9, 2029
November 2024 U.S. Underwriter Warrants
Exercise price of US$1.125	194,450	21 for 1	9,260	$187,468	November 1, 2029
November 2024 Private Placement Warrants
Exercise price of CAD$1.03	3,795,200	21 for 1	180,724	$2,903,470	November 12, 2029
November 2024 PP Underwriter Warrants
Exercise price of CAD$1.03	207,260	21 for 1	9,870	$158,554	November 12, 2029
February 21, 2025 Private Placement Warrants
Exercise price of CAD$1.16	3,787,879	21 for 1	180,375	$2,196,970	February 21, 2030
February 21, 2025 Pre-Funded Warrants
Exercise price of CAD$0.001	2,884,179	21 for 1	137,342	$1,000,810	No expiry
February 21, 2025 PP Underwriter Warrants
Exercise price of CAD$1.16	189,394	21 for 1	9,019	$109,849	February 21, 2030
February 25, 2025 Private Placement Warrants
Exercise price of CAD$1.16	151,515	21 for 1	7,215	$83,939	February 25, 2030
February 25, 2025 PP Underwriter Warrants
Exercise price of CAD$1.16	7,576	21 for 1	361	$4,197	February 25, 2030
Costs related to the Nov 2024 Public Offering Warrants				$(187,468)
Costs related to the Nov 2024 Private Placement Warrants and PFWs				$(681,185)
Costs related to the Feb 2025 Private Placement Warrants and PFWs				$(803,109)
	12,551,590		538,172	$5,926,182
Classified as liability
December 2022 Public Offerings:
Exercise price of US$5.00	3,226,392	210 for 1	15,364	$108,537	December 9, 2027
December 2022 Debt Settlement
Exercise price of US$5.00	56,141	210 for 1	267	$1,889	December 9, 2027
July 2023 Public Offerings:
Exercise price of US$2.66	1,542,194	210 for 1	7,344	$2,217	July 21, 2028
July 2023 Pre-Funded Warrants
Exercise price of US$0.001	151,734	210 for 1	723	$3,681	No expiry
August 2024 Public Offering
Exercise price of US$0.25	4,715,000	210 for 1	22,452	$61,003	August 9, 2029
	9,691,461		46,150	177,327
Total outstanding warrants	22,243,051		584,322	$6,103,509

23

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

c) Contributed Surplus

Contributed surplus consists of issued broker compensation options at fair value, the cumulative amortized fair value of share-based compensation grants since inception, less amounts transferred to share capital for exercises. If outstanding options expire or are forfeited, there is no reversal of contributed surplus.

Share-based compensation

On August 26, 2024, KWESST shareholders approved the renewal of the Long-Term Incentive Plan (the "LTIP"). The number of RSUs, PSUs, deferred share units ("DSUs"), and stock appreciation rights ("SARs") (collectively "Share Units") authorized for issuance pursuant to the LTIP is 1,939 Share Units. Accordingly, we have 882 Share Units available for future grants.

We did not grant any stock options, RSUs, PSUs, and SARs, pursuant to our LTIP during the six months ended March 31, 2025. Accordingly, we had 1,057 outstanding stock options at March 31, 2025, we have 51,979 stock option units available for future grants.

	Number of options	Weighted average exercise price
Outstanding at September 30, 2024	1,229	$554.40
Cancelled	(172)	$664.41
Outstanding at March 31, 2025	1,057	$554.95

Options exercisable at March 31, 2025	816	$560.69

For the three and six months ended March 31, 2025, we recorded share-based compensation of $26,342 and $77,397 (2024 - $60,981 and $124,471).

12. Loss per share

As disclosed in Note 1(b) and (c), the 2024 Reverse Split and 2025 Reverse Split has been applied retrospectively herein.

The following table summarizes the calculation of the weighted average basic number of basic and diluted common shares to calculate the loss per share as reported in the unaudited condensed consolidated interim statements of net loss and comprehensive loss:

	Three months ended March 31, 2025	Three months ended March 31, 2024	Six months ended March 31, 2025	Six months ended March 31, 2024
Issued common shares, beginning of period	144,391	26,747	75,199	26,747
Effect of shares issued from:
November 2024 U.S. Public Offering (Note 11(a))	-	-	3,140	-
February 2025 U.S. Private Placement (Note 11(a))	20,441	-	10,333	-
Debt settlements	-	198	4,361	98
Exercise of warrants	72,207	787	212,157	391
Weighted average number of dilutive common shares	237,039	27,732	305,190	27,236

24

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

At March 31, 2025 and 2024, all dilutive securities, being warrants, pre-funded warrants and stock options, were anti-dilutive because we incurred a net loss for the above periods.

13. Revenue

a) Revenue streams

KWESST generates revenue from the sale of products to its customers.

b) Disaggregation of revenue from contracts with customers

In the following table, revenue from contracts with customers is disaggregated by primary geographical market, major products and service lines, and timing of revenue recognition.

	Three months ended March 31, 2025	Three months ended March 31, 2024	Six months ended March 31, 2025	Six months ended March 31, 2024

Major products / service lines
Digitization	$1,066,786	$280,717	$1,785,769	$373,486
Non-Lethal	197,376	204,972	365,124	240,484
Other	-	175	927	962
	$1,264,162	$485,864	$2,151,820	$614,932

Primary geographical markets
Canada	$1,207,168	$412,776	$2,056,456	541,844
United States	56,994	73,088	95,364	$73,088
	$1,264,162	$485,864	$2,151,820	$614,932

Timing of revenue recognition
Products and services transferred over time	$1,066,786	$280,717	$1,785,769	$373,486
Products transferred at a point in time	197,376	205,147	366,051	241,446
	$1,264,162	$485,864	$2,151,820	$614,932

Revenue allocated to remaining performance obligations represents contracted revenue that has not yet been recognized ("contracted not yet recognized") and includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods. At March 31, 2025, KWESST's contracted not yet recognized revenue was $109,181 (2024 - $302,617), of which 100% of this amount is expected to be recognized over the next 12 months.

For the three months ended March 31, 2025, three customers accounted for 68.95%, 9.27% and 6.99% (2024 - three customers accounted for 35.53%, 25.98%, and 13.22%) of revenue. For the six months ended March 31, 2025, three customers accounted for 64.76%, 9.96% and 8.27% (2024 - three customers accounted for 31.19%, 20.53%, and 20.45%) of revenue.

14. Net finance costs

The following table presents a breakdown of net finance costs for the following periods:

25

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

	Three months ended March 31,	Three months ended March 31,	Six months ended March 31,	Six months ended March 31,
	2025	2024	2025	2024
Finance costs from:
Accretion cost - accrued royalties liability	$39,309	$45,483	$84,826	$89,931
Lease obligations	9,052	18,326	23,093	37,861
Other	2,148	341	6,453	694
Total financing costs	50,509	64,150	114,372	128,486
Interest income	(19,148)	(2,492)	(21,452)	(53,631)
Gain on debt settlement	-	-	500	-
Net finance costs	$31,361	$61,658	$93,420	$74,855

15. Financial instruments

For the three and six months ended March 31, 2025, there were no material changes to our financial risks as disclosed in Note 23 of the Annual Financial Statements, except for the following:

Foreign currency risk

For the three and six months ended March 31, 2025, we raised gross proceeds of $4.9 million (US$3.5 million) in the November 2024 Offering (see Note 11(a)), including the issuance of warrants with an exercise price denominated in U.S. dollars in the November U.S. Public Offering (see Note 10). Warrants exercised in the first quarter of fiscal 2025 resulted in proceeds of $0.8 million (US$0.6 million). On November 12, 2024, the warrants were subsequently converted to CAD denomination and extinguished from liabilities as they were transferred to equity. We also raised gross proceeds of $3.4 million (US$2.5 million) in the November 2024 PP (see Note 11(a)), including the issuance of warrants with an exercise price denominated in CAD dollars in the November Private Placement (see Note 11(a)). Although the financing was denominated in CAD, the terms of the deal allowed for the proceeds to be sent to the Company in U.S. dollars for convenience. We also raised gross proceeds of $3.7 million in the February 2025 PP (see Note 11(a)), including the issuance of warrants with an exercise price denominated in CAD dollars in the February Private Placement (see Note 11(a)). Although the financing was denominated in CAD, the terms of the deal allowed for the proceeds to be sent to the Company in U.S. dollars for convenience. Also, certain of our revenues were denominated in U.S. dollars and we also procure certain raw materials denominated in U.S. dollars for product development. Accordingly, we are exposed to the U.S. dollar currency. Where a natural hedge cannot be achieved, a significant change in the U.S. dollar currency could have a significant effect on our financial performance, financial position and cash flows. Currently, we do not use derivative instruments to hedge the U.S. dollar exposure. Throughout the year we maintained the majority of our cash assets in U.S. dollars and converted to CAD as needed as we primarily received funds from financing in U.S. dollars.

At March 31, 2025, we had the following net U.S. dollar exposure:

Total USD
Net assets in U.S. subsidiary	$-
US denominated from other:
Assets	$2,899,196
Liabilities	(358,542)
Net US dollar exposure	$2,540,654
Impact to profit or loss if 5% movement in the US dollar	$127,033

During the three and six months ended March 31, 2025, we recorded a foreign exchange gain of $77,823 and $191,106, respectively (2024 - loss of $805 and gain of $90,905).

26

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

Liquidity risk

At March 31, 2025, our contractual obligations were as follows:

Payment due:	Total	Within 1 Year	1 to 3 years	3 to 5 years	5 years and beyond

Minimum royalty commitments	$2,000,000	$-	$450,000	$550,000	$1,000,000
Accounts payable and accrued liabilities	1,122,180	1,122,180	-	-	-
Lease obligations	205,589	163,881	41,708	-	-
Total contractual obligations	$3,327,769	$1,286,061	$491,708	$550,000	$1,000,000

At March 31, 2025, we had $4.4 million in cash and $4.9 million in working capital (current assets less current liabilities) (September 30, 2024 - $0.3 million in cash and negative $1.1 million in working capital).

16.   Supplemental cash flow information

The following table presents changes in non-cash working capital:

	Six months ended March 31, 2025	Six months ended March 31, 2024

Trade and other receivables	$(513,989)	$(261,971)
Inventories	(48,034)	(70,451)
Prepaid expenses and deposits	(154,074)	(118,178)
Deferred costs	(10,077)	-
Accounts payable and accrued liabilities	(464,191)	107,564
Contract liabilities	2,041	(25,067)
	$(1,188,324)	$(368,103)

The following is a summary of non-cash items that were excluded from the Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended March 31, 2025:

  119,047 shares issued for debt settlement of business expenses incurred while representing the Company in an aggregate amount of $100,000 owed to a company controlled by Mr. David Luxton, Chairman of the Company;
  $187,468 non-cash share issuance costs as part of the net proceeds settlement at the closing of the November 1, 2024 U.S. Public Offering (see Note 11(a));
  $221,088 non-cash share issuance costs as part of the net proceeds settlement at the closing of the November 12, 2024 Private Placement (see Note 11(a));
  $114,046 non-cash share issuance costs as part of the net proceeds settlement at the closing of the February 2025 Private Placement (see Note 11(a)); and
  Expiry of 200,000 warrants in connection with the acquisition of Police Ordnance Company (see Note 4 of the Annual Financial Statements) expired December 15, 2024.

The following is a summary of non-cash items that were excluded from the Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended March 31, 2024:

  46,706 shares issued for debt settlement. The debt resulted in a tail obligation relating to services rendered by a third-party consultant; and
  385,716 warrants exercised in connection with the July 2023 Private Placement.

27

KWESST MICRO SYSTEMS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
Three and six months ended March 31, 2025 and 2024
(Expressed in Canadian dollars, except share amounts)

17. Commitments and contingencies

There were no commitments and contingencies at March 31, 2025 other than the royalty payment disclosed in Note 15.

18. Segmented information

Our Chairman has been identified as the chief operating decision maker. Our Chairman evaluates the performance of KWESST and allocates resources based on the information provided by our internal management system at a consolidated level.  We have determined that we have only one operating segment.

At March 31, 2025, we no longer have the right-of-use asset (2024 - $64,782) and equipment ($56,187) (2024 - $nil) in the United States while all other property and equipment are located in Canada.

19. Key management compensation

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling the activities of the entity, directly or indirectly. The key management personnel of the Company are the members of the Company's executive management team and Board of Directors.

Key management compensation for the three and six months ended March 31, 2025 and 2024 were as follows:

	Three months ended March 31, 2025	Three months ended March 31, 2024	Six months ended March 31, 2025	Six months ended March 31, 2024
Short-term key management compensation	$217,083	$166,250	$929,583	$274,167
Share-based payments	21,370	30,396	49,963	59,103
Directors' fees	122,500	152,500	375,000	285,000
	$360,953	$349,146	$1,354,546	$618,270

20. Subsequent Events

Exercise of warrants

Subsequent to March 31, 2025, all 2,884,179 pre-funded warrants from the February 2025 Private Placement were exercised at their exercise price of $0.021 per common share. These exercises resulted in the issuance of 137,342 common shares of the Company. After these exercises, there are 151,764 total remaining outstanding pre-funded warrants of the Company.

28

Consolidated Financial Statements of

DEFSEC TECHNOLOGIES INC.

(Formerly KWESST MICRO SYSTEMS INC.)

Years ended September 30, 2024, 2023, and 2022

(Expressed in Canadian Dollars)

DEFSEC TECHNOLOGIES INC.

(Formerly KWESST MICRO SYSTEMS INC.)

Table of contents for the years ended September 30, 2024, 2023, and 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of DEFSEC Technologies Inc. (Formerly KWESST Micro Systems Inc.)

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of DEFSEC Technologies Inc. (Formerly KWESST Micro Systems Inc.) (the “Company") as at September 30, 2024, and the related consolidated statements of net loss and comprehensive loss, changes in shareholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at September 30, 2024, and the results of its consolidated operations and its consolidated cash flows for the year then ended, in conformity with IFRS® Accounting Standards as issued by the International Accounting Standards Board.

We have also audited the effects of the adjustments to retrospectively apply the 2025 reverse stock split as described in note 1(b) and the effect of the stock split as described in Note 4, 12, 15, 16 and 17 to the 2023 and 2022 consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2023 and 2022 consolidated financial statements of the Company other than with respect to the adjustments above and, accordingly, we do not express an opinion or any other form of assurance on the 2023 and 2022 consolidated financial statements taken as a whole.

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2(a) of the consolidated financial statements, the Company has suffered a net loss and negative cash flows, negative working capital and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2(a). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

MNP LLP

Suite 800, 1600 Carling Avenue, Ottawa ON, K1Z 1G3	T: 613.691.4200

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants

December 27, 2024, except for the subsequent events
described in Note 27 and Note 1(b), 4, 12, 15, 16 and 17 as
it relates to the 2025 reverse stock split in April 2025, as to which the date is July 11, 2025

Ottawa, Ontario

We have served as the Company’s auditor since 2024.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.):

Opinion on the Consolidated Financial Statements

We have audited, before the effects of the retrospective adjustments relating to the reverse stock split as described in Note 1(b) and the effect of the stock split as described in Notes 15, 16, 17 and the effect of the stock split in Notes 4 and 12 of the accompanying consolidated statement of financial position of DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) (the Company) as of September 30, 2023, the related consolidated statements of net loss and comprehensive loss, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended September 30, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2023, and its financial performances and its cash flows for each of the years in the two-year period ended September 30, 2023, in conformity with International Financial Reporting Standards as issued by the International Accounting Standard Board.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2(a) to the consolidated financial statements, the Company has incurred significant losses and negative cash flows from operations since inception that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2(a). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

We served as the Company’s auditor from 2021 to 2024.

Ottawa, ON
January 17, 2024, except for Note 1(c) as to which the date is October 25, 2024

DEFSEC TECHNOLOGIES INC. (Formerly KWESST MICRO SYSTEMS INC.) Consolidated Statements of Financial Position At September 30, 2024 and 2023

In Canadian dollars	Notes	September 30, 2024	September 30, 2023

ASSETS
Cash and cash equivalents		$256,828	$5,407,009
Restricted short-term investment	12	30,000	30,000
Trade and other receivables	5	567,875	300,269
Inventories	6	533,163	542,388
Prepaid expenses and other		179,051	562,408
Deferred costs	27	275,438	-

Current assets		1,842,355	6,842,074

Property and equipment	7	311,712	417,296
Right-of-use assets	8	230,124	361,036
Deposit		28,806	26,076
Intangible assets	9	3,174,832	4,112,350
Deferred costs		29,319	-

Non-current assets		3,774,793	4,916,758
Total Assets		$5,617,148	$11,758,832

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable and accrued liabilities	10	$1,660,637	$1,649,876
Accrued royalties liability	4(b)	200,000	150,000
Lease obligations	13	147,078	127,116
Contract liabilities	14	120,571	120,970
Warrant liabilities	15	847,295	4,335,673
Current liabilities		2,975,581	6,383,635

Accrued royalties liability	4(b)	1,118,135	1,137,170
Lease obligations	13	155,145	302,407
Non-current liabilities		1,273,280	1,439,577
Total Liabilities		4,248,861	7,823,212

Shareholders' Equity
Share capital	16(a)	37,822,725	33,379,110
Warrants	16(b)	1,084,687	1,042,657
Contributed surplus	16(c)	5,152,753	4,769,115
Accumulated other comprehensive loss		(38,520)	(39,663)
Accumulated deficit		(42,653,358)	(35,215,599)
Total Shareholders' Equity		1,368,287	3,935,620

Total Liabilities and Shareholders' Equity		$5,617,148	$11,758,832
See Note 2(a) Going concern and Note 27 Commitments and contingencies.
See accompanying notes to the consolidated financial statements.

On behalf of the Board of Directors:

(signed) Jennifer Welsh, Director	(signed) David Luxton, Director

2 | Page

DEFSEC TECHNOLOGIES INC. (Formerly KWESST MICRO SYSTEMS INC.) Consolidated Statements of Net Loss and Comprehensive Loss Years ended September 30, 2024, 2023 and 2022

In Canadian dollars	Notes	September 30, 2024	September 30, 2023	September 30, 2022

Revenue	18	$1,504,328	$1,234,450	$721,519
Cost of sales		(1,017,826)	(1,425,828)	(536,735)
Gross profit (loss)		486,502	(191,378)	184,784

Operating expenses
General and administrative		6,269,257	7,244,762	4,915,263
Selling and marketing		1,538,882	3,024,283	3,296,373
Research and development, net		2,477,736	1,644,565	2,064,493

Total operating expenses	19	10,285,875	11,913,610	10,276,129

Operating loss		(9,799,373)	(12,104,988)	(10,091,345)

Other income (expenses)
Share issuance costs	16(a)	(541,566)	(1,985,074)	-
Net finance costs	21	(196,323)	(668,034)	(506,002)
Foreign exchange gain (loss)		59,191	(98,275)	28,780
Change in fair value of warrant liabilities	15	3,047,568	5,841,192	-
Loss on disposal of property and equipment		(7,256)	(291,181)	(1,165)
Total other income (expenses), net		2,361,614	2,798,628	(478,387)

Loss before income taxes		(7,437,759)	(9,306,360)	(10,569,732)

Income tax recovery
Deferred tax recovery	22	-	-	49,442
Net loss		$(7,437,759)	$(9,306,360)	$(10,520,290)

Other comprehensive income:

Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation differences		1,143	61,755	(92,427)
Total comprehensive loss		$(7,436,616)	$(9,244,605)	$(10,612,717)

Net loss per share
Basic and diluted	17	$(188.86)	$(478.85)	$(3,025.68)

Weighted average number of shares outstanding
Basic and diluted	17	39,383	19,435	3,477

See accompanying notes to the consolidated  financial statements.

3 | Page

DEFSEC TECHNOLOGIES INC. (Formerly KWESST MICRO SYSTEMS INC.) Consolidated Statements of Changes in Shareholders' Equity (Deficit) Years ended September 30, 2024, 2023 and 2022
In Canadian dollars

								Total Shareholders' Equity (Deficit)
	Notes	Share capital	Contingent shares	Warrants	Contributed surplus	Translation reserve	Deficit
Balance, September 30, 2021		$17,215,068	$-	$1,848,389	$2,458,211	$8,991	$15,388,949	$6,123,728
Shares issued for debt	16(a)	19,000	-	-	-	-	-	19,000
Shares and warrants issued on acquisition	4(a)	377,503	83,319	132,000	-	-	-	592,822
Shares and warrants issued for cash	16(a),(b)	272,000	-	72,000	-	-	-	344,000
Contingent shares converted to common shares	4(a)	83,319	(83,319)	-	-	-	-	-
Warrants exercised	16(b)	277,098	-	(61,173)	-	-	-	215,925
Warrants expired	16(b)	-	-	(31,420)	31,420	-	-	-
Share-based compensation	16(c)	-	-	-	1,960,072	-	-	1,960,072
Shares for vested RSUs and PSUs	16(c)	874,840	-	-	(874,840)	-	-	-
Vested RSUs and PSUs repurchased for withholding taxes	16(c)	-	-	-	(23,533)	-	-	(23,533)
Shares issued for unsecured loans	12	411,692	-	-	-	-	-	411,692
Share offering costs	16(a)	(33,880)	-	-	-	-	-	(33,880)
Other comprehensive loss		-	-	-	-	(92,427)	-	(92,427)
Net loss		-	-	-	-	-	(10,520,290)	(10,520,290)
Balance, September 30, 2022		$19,496,640	$-	$1,959,796	$3,551,330	$(101,418)	$(25,909,239)	$(1,002,891)
Shares issued for public offering	16(a)	16,725,436	-	-	-	-	-	16,725,436
Share offering costs	16(a)	(3,671,791)	-	393,911	125,086	-	-	(3,152,794)
Shares issued for debt	16(a)	233,485	-	-	-	-	-	233,485
Options exercised	16(c)	5,836	-	-	(1,789)	-	-	4,047
Warrants exercised	16(b)	60,000	-	(60,000)	-	-	-	-
Warrants expired	16(b)	-	-	(1,251,050)	1,251,050			-
Share-based compensation	16(c)	-	-	-	373,554	-	-	373,554
Shares for vested RSUs and PSUs	16(c)	529,504	-	-	(529,504)	-	-	-
Vested RSUs and PSUs repurchased for withholding taxes		-	-	-	(612)	-	-	(612)
Other comprehensive income		-	-	-	-	61,755	-	61,755
Net loss		-	-	-	-	-	(9,306,360)	(9,306,360)
Balance, September 30, 2023		$33,379,110	$-	$1,042,657	$4,769,115	$(39,663)	$(35,215,599)	$3,935,620
Shares issued for public offering	16(a)	3,608,154	-	133,907	-	-	-	3,742,061
Share offering costs	16(a)	(935,778)	-	-	-	-	-	(935,778)
Warrants exercised	16(b)	1,771,239	-	-	-	-	-	1,771,239
Warrants expired	16(b)	-	-	(91,877)	91,877	-	-	-
Share-based compensation	16(c)	-	-	-	291,761	-	-	291,761
Other comprehensive income		-	-	-	-	1,143	-	1,143
Net loss		-	-	-	-	-	(7,437,759)	(7,437,759)
Balance, September 30, 2024		$37,822,725	$-	$1,084,687	$5,152,753	$(38,520)	$(42,653,358)	$1,368,287

See accompanying notes to the consolidated financial statements.

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DEFSEC TECHNOLOGIES INC. (Formerly KWESST MICRO SYSTEMS INC.) Consolidated Statements of Cash Flows Years ended September 30, 2024, 2023 and 2022

In Canadian dollars	Notes	September 30, 2024	September 30, 2023	September 30, 2022

OPERATING ACTIVITIES
Net loss		$(7,437,759)	$(9,306,360)	$(10,520,290)
Items not affecting cash:
Depreciation and amortization	7, 8, 9 and 20	1,277,911	952,508	326,491
Share-based compensation	16(c)	291,761	373,554	1,960,072
Change in fair value of warrant liabilities (including related foreign exchange gain)	15	(3,047,568)	(5,786,593)	-
Net finance costs	21	196,323	668,034	506,002
Impairment of intangible assets	9	-	1,169,440	-
Loss on disposals		7,256	291,181	1,165
Deferred tax recovery	22	-	-	(49,442)
Changes in non-cash working capital items	24	(343,671)	(2,310,266)	3,639,822
Interest paid		(4,997)	(130,127)	(120,416)
Cash used in operating activities		(9,060,744)	(14,078,629)	(4,256,596)

INVESTING ACTIVITIES
Additions of property and equipment	7	(101,330)	(176,949)	(187,478)
Investments in intangible assets	9	(9,823)	(1,123,186)	(1,176,664)
Deposit for advanced royalties	4(b)	-	(148,410)	-
Recognition of open orders from acquisition	9	-	7,811	87,802
Cash acquired on acquisition	4	-	-	162,547
Cash flows used in investing activities		(111,153)	(1,440,734)	(1,113,793)

FINANCING ACTIVITIES
Proceeds from U.S. IPO and Canadian Offering, net	16(a)	-	16,346,768	-
Proceeds from the issuance of common shares and warrants	15 and 16(a)	4,965,680	7,357,012	344,000
Payments of share offering costs	16(a)	(747,926)	(542,591)	(33,880)
Proceeds from borrowings	12	-	-	2,543,230
Payments of deferred financing fees	12	-	-	(150,409)
Repayment of borrowings	12	-	(2,333,315)	-
Repayments of lease obligations	13	(197,651)	(75,487)	(42,504)
Proceeds from related party advances	11	-	-	60,000
Repayments to related party advances	11	-	-	(60,000)
Proceeds from exercise of warrants	16(b)	1,613	-	215,925
Proceeds from exercise of stock options		-	4,052	-
Repurchase of vested RSUs and PSUs for withholding taxes		-	(612)	(23,533)
Cash flows provided by financing activities		4,021,716	20,755,827	2,852,829

Net change in cash during the period		(5,150,181)	5,236,464	(2,517,560)
Cash and cash equivalents, beginning of year		5,407,009	170,545	2,688,105

Cash and cash equivalents, end of year		$256,828	$5,407,009	$170,545

Cash and cash equivalents consist of the following:
Cash held in banks		256,828	4,407,009	170,545
Short-term guaranteed investment certificates		-	1,000,000	-
Cash and cash equivalents, end of year		256,828	5,407,009	170,545

See Note 24 Supplemental cash flow information.
See accompanying notes to the consolidated financial statements.

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DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

1. Corporate information

a) Corporate information

DEFSEC Technologies Inc. (Formerly KWESST Micro Systems Inc.) (the "Company", "DEFSEC", "we", "our", and "us") was incorporated on November 28, 2017, under the laws of the Province of British Columbia. Our registered office is located at 550 Burrard Street, Suite 2900, Vancouver, British Columbia, Canada, and our corporate office is located at Unit 1, 155 Terrence Matthews Crescent, Ottawa, Ontario, Canada. We have representative offices in the following foreign locations: Washington DC (United States), London (United Kingdom), and Abu Dhabi (United Arab Emirates).

We develop and commercialize next-generation technology solutions that deliver a tactical advantage for military, public safety agencies and personal defense markets. Our core mission is to protect and save lives.

DEFSEC's common stock is listed on the TSX-Venture Exchange ("TSX-V'') under the stock symbol of DFSC, on the Nasdaq Capital Market ("Nasdaq") under the stock symbol of DFSC and on the Frankfurt Stock Exchange under the stock symbol of 62U2. Additionally, warrants issued in the United States are also listed on the Nasdaq under the stock symbol of DFSCW. Effective May 1, 2023, the warrants issued in Canada are listed on the TSX-V under the stock symbol of DFSC.WT.U.

b) 2025 Reverse Stock Split (applied retrospectively)

On April 23, 2025, on Nasdaq and on April 24, 2025, on the TSX-V, DEFSEC effected a twenty-one for one (21-for-1) reverse stock split of its common stock (the "2025 Reverse Split"). Accordingly, all shareholders of record at the opening of business on April 23, 2025, received one issued and outstanding common share of DEFSEC in exchange for twenty-one outstanding common shares of DEFSEC. No fractional shares were issued in connection with the 2025 Reverse Split. All fractional shares created by the 2025 Reverse Split were rounded to the nearest whole number of common shares, with any fractional interest representing 0.5 or more common shares entitling holders thereof to receive one whole common share.

Effective on the date of the 2025 Reverse Split, the exercise price and number of common shares issuable upon the exercise of outstanding stock options were proportionately adjusted to reflect the 2025 Reverse Split. All information respecting outstanding common shares and other securities of DEFSEC, including net loss per share, in the current and comparative periods presented herein give effect to the 2025 Reverse Split.

c) 2024 Reverse Stock Split

In October 2024, DEFSEC effected a ten for one (10-for-1) reverse stock split of its common stock on October 23, 2024 (the "2024 Reverse Split"). Accordingly, all shareholders of record at the opening of business on October 23, 2024, received one issued and outstanding common share of DEFSEC in exchange for ten outstanding common shares of DEFSEC. No fractional shares were issued in connection with the 2024 Reverse Split. All fractional shares created by the 2024 Reverse Split were rounded to the nearest whole number of common shares, with any fractional interest representing 0.5 or more common shares entitling holders thereof to receive one whole common share.

Effective on the date of the 2024 Reverse Split, the exercise price and number of common shares issuable upon the exercise of outstanding stock options and warrants were proportionately adjusted to reflect the 2024 Reverse Split. All information respecting outstanding common shares and other securities of DEFSEC, including net loss per share, in the current and comparative periods presented herein give effect to the 2024 Reverse Split.

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DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

d) 2022 Reverse Stock Split

In August 2022, we submitted a Form F-1 Registration Statement to the U.S. Securities and Exchange Commission and applied to have its common shares listed on the Nasdaq.  In connection with DEFSEC's listing application on Nasdaq, we effected a seventy for one (70-for-1) reverse stock split of its common stock on October 28, 2022 (the "2022 Reverse Split"). Accordingly, all shareholders of record at the opening of business on October 28, 2022, received one issued and outstanding common share of DEFSEC in exchange for seventy outstanding common shares of DEFSEC. No fractional shares were issued in connection with the 2022 Reverse Split.  All fractional shares created by the 2022 Reverse Split were rounded to the nearest whole number of common shares, with any fractional interest representing 0.5 or more common shares entitling holders thereof to receive one whole common share.

Effective on the date of the 2022 Reverse Split, the exercise price and number of common shares issuable upon the exercise of outstanding stock options were proportionately adjusted to reflect the 2022 Reverse Split. The restricted share units ("RSUs") and performance stock units ("PSUs") have also been adjusted for the 2022 Reverse Split. While the number of warrants has not changed as a result of the Reverse Split, the conversion rate for each warrant was adjusted from one common share to 0.01428571 common share.

2. Basis of preparation

(a) Going concern

These consolidated financial statements have been prepared assuming we will continue as a going concern. The going concern basis of presentation assumes we will continue in operation for the foreseeable future and can realize our assets and discharge our liabilities and commitments in the normal course of business.

As an early-stage company, we have not yet reached significant revenue levels for most of our products and have incurred significant losses and negative operating cash flows from inception that have primarily been funded from financing activities. We have incurred a $7.4 million net loss and negative operating cash flows of approximately $9.1 million for the year ended September 30, 2024 (2023 - $9.3 million net loss and negative operating cash flows of $14.1 million, 2022 - $10.5 million net loss and negative operating cash flows of $4.3 million). At September 30, 2024, we had negative working capital of $1.1 million (2023 - positive working capital of $0.5 million) and $42.7 million in deficit (September 30, 2023 - $35.2 million).

Our ability to continue as a going concern and realize our assets and discharge our liabilities in the normal course of business is dependent upon closing timely additional sales orders, timely commercial launch of new products, and the ability to raise additional debt or equity financing, when required. There are various risks and uncertainties affecting our future financial position and our performance including, but not limited to:

  The market acceptance and rate of sales of our product offerings;
  Ability to successfully execute our business plan;
  Ability to raise additional capital at acceptable terms;
  General local and global economic conditions, including the ongoing conflict in Gaza and the global disruption from Russia's invasion of Ukraine.
  Instability in Canada's elected leadership and the threatened tariffs from President Elect Donald Trump.

Our strategy to mitigate these material risks and uncertainties is to execute timely a business plan aimed at continued focus on revenue growth, product development and innovation, improving overall gross profit, managing operating expenses and working capital requirements, and securing additional capital, as needed.

Failure to implement our business plan could have a material adverse effect on our financial condition and/or financial performance. There is no assurance that we will be able to raise additional capital as they are required in the future. Accordingly, there are material risks and uncertainties that may cast significant doubt about our ability to continue as a going concern.

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DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

These consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities and reported expenses that may otherwise be required if the going concern basis was not appropriate.

(b) Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and interpretations of the IFRS Interpretations Committee ("IFRIC").

The consolidated financial statements were authorized for issue by the Board of Directors effective on December 27, 2024, except for Notes 1(b), 4, 12, 15, 16, 17 and 27 as well as the related changes, as to which the date is July 11, 2025.

(c) Basis of consolidation

These consolidated financial statements incorporate the financial statements of DEFSEC and the entities it controls.

Control is achieved where we have the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities, are exposed to, or have rights to, variable returns from our involvement with the entity and have the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to us until the date on which control ceases. Profit or loss of subsidiaries acquired during the year are recognized from the date of acquisition or effective date of disposal as applicable. All intercompany transactions and balances have been eliminated.

At September 30, 2024, we have the following wholly owned subsidiaries:

	Location	Equity %
KWESST Inc.	Ottawa, Canada	100%
2720178 Ontario Inc.	Ottawa, Canada	100%
Police Ordnance Company Inc.	Ottawa, Canada	100%
KWESST U.S. Holdings Inc.	Delaware, United States	100%
KWESST Defense Systems U.S. Inc.	North Carolina, United States	100%
KWESST Public Safety Systems U.S. Inc.	North Carolina, United States	100%
KWESST Public Safety Systems Canada Inc.	Ottawa, Canada	100%

(d) Functional and presentation currency

The consolidated financial statements are presented in Canadian dollars ("CAD"), our functional and presentation currency.

While each of the Company's subsidiaries has its own functional currency, the functional currency of the parent company, DEFSEC Technologies Inc., is CAD as this is the currency of the primary economic environment in which the Company operates. Most of the revenues, cost of revenues and operating expenses from significant subsidiaries are denominated in CAD.

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DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

(e) Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for certain financial instruments measured at fair value. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

(f) Use of estimates and judgments

The preparation of the consolidated financial statements in accordance with IFRS requires management to make judgments, estimates, and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income, expenses, and disclosure of contingent liabilities. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

Judgments

Information about judgments made in applying accounting policies that have the most significant effects on the amounts recognized in these consolidated financial statements is included in the following notes:

  Impairment: the Company is required to make a judgment regarding whether indicators of impairment exist at each reporting date by evaluating conditions specific to the organization that may lead to the impairment of assets.

Estimates

Information about assumptions and estimation uncertainties at September 30, 2024, that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities in the next financial year is included in the following notes:

  Note 6 - Inventories: assumptions used in evaluating inventory obsolescence;
  Note 15 - warrant liabilities: whether the valuation assumptions used in the Black Scholes calculations for the warrant liabilities are reasonable;
  Note 16(c) - share-based compensation: whether the determination of DEFSEC's stock volatility, forfeiture rate, and expected life are reasonable in light of its limited operating history, all significant inputs in the valuation model to fair value options granted; and
  Note 18 - Revenue: key assumptions underlying the recognition of revenue based on percentage of completion, including remaining hours and costs to complete.

3. Material accounting policies

(a) Revenue recognition

Revenue is recognized upon transfer of control of products or services to customers at an amount that reflects the transaction price we expect to receive in exchange for the products or services. Our contracts with customers may include the delivery of multiple products and services, which are generally capable of being distinct and accounted for as separate performance obligations. The accounting for a contract or contracts with a customer that contain multiple performance obligations requires us to allocate the contract or contracts transaction price to the identified distinct performance obligations based on the stand-alone selling price of each performance obligation.

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DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Revenue from contracts with customers is recognized, for each performance obligation, either over a period of time or at a point in time, depending on which method reflects the transfer of control of the goods or services underlying the particular obligation to the customer. Contracts based on task oriented, time and materials is measured based on agreed-upon hourly rates, direct labor hours expended and material costs incurred and billed and recognized on a monthly basis. For product sales, revenue is recognized when the Company transfers control of the product to the customer. Control of the product transfers when the customer takes delivery of the product.

For performance obligations satisfied over time, we recognize revenue over time using an input method, based on costs incurred to date relative to total estimated costs at completion, to measure progress toward satisfying such performance obligation (for non-recurring engineering services, the input method is based on hours). Under this method, costs that do not contribute to the performance of DEFSEC in transferring control of goods or services to the customer are excluded from the measurement of progress toward satisfying the performance obligation. In certain other situations, we might recognize revenue at a point in time, when the criteria to recognize revenue over time are not met. In any event, when the total anticipated costs exceed the total anticipated revenues on a contract, such a loss is recognized in its entirety in the period it becomes known.

We may enter into contractual arrangements with a customer to deliver services on one project with respect to more than one performance obligation, such as non-recurring engineering, procurement, and training. When entering into such arrangements, we allocate the transaction price by reference to the stand-alone selling price of each performance obligation. Accordingly, when such arrangements exist on the same project, the value of each performance obligation is based on its stand-alone price and recognized according to the respective revenue recognition methods described above. For example, for non-recurring engineering services rendered over a contract period the revenue is recognized using the percentage of completion method; whereas for training services the revenue is recognized after the training is delivered (i.e. point in time).

We account for a contract modification, which consists of a change in the scope or price (or both) of a contract, as a separate contract when the remaining goods or services to be delivered after the modification are distinct from those delivered prior to the modification and the price of the contract increases by an amount of consideration to a price which reflects DEFSEC's stand-alone selling price of the additional promised goods or services. When the contract modification is not accounted for as a separate contract, we recognize an adjustment to revenue on a cumulative catch-up basis at the date of contract modification.

The timing of revenue recognition often differs from performance payment schedules, resulting in revenue that has been earned but not billed. These amounts are included in unbilled receivables. Amounts billed in accordance with customer contracts, but not yet earned, are recorded and presented as part of contract liabilities.

When a contract includes a significant financing component, the value of such component is excluded from the transaction price and is recognized separately as finance income or expense, as applicable.

(b) Business combinations

We account for business combinations using the acquisition method. Goodwill arising on acquisitions is measured as the fair value of the consideration transferred less the net recognized amount of the estimated fair value of identifiable assets acquired and liabilities assumed, all measured as of the acquisition date.  Transaction costs that we incur in connection with a business combination are expensed as incurred. We use our best estimates and assumptions to reasonably value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, and these estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with a corresponding offset to goodwill. Upon conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in profit or loss.

Where the total purchase consideration is less than the fair value of identifiable net assets, we recognize a gain on acquisition.

10 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Acquisitions that do not meet the definition of a business are accounted for as asset acquisitions in accordance with the relevant IFRS standards and applicable to the type of asset acquired.

(c) Financial instruments

We recognize a financial asset or a financial liability when the Company becomes a party to the contractual provisions of the instrument.

Trade and other receivables without a significant financing component are initially measured at the transaction price. All other financial assets and financial liabilities are initially recognized at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss ("FVTPL")) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

Financial assets

All financial assets are recognized and de-recognized on trade date.

Financial assets are recognized at fair value and subsequently classified and measured at:

a) Amortized cost;

b) Fair value through other comprehensive income ("FVOCI"); or

c) Fair value though profit or loss ("FVTPL").

We determine the classification of our financial assets on the basis of both the business model for managing the financial assets and the contractual cash flows characteristics of the financial asset. Financial assets are not reclassified subsequent to their initial recognition unless we change our business model for managing financial assets.

A financial asset is measured at amortized cost if it is held within a business model whose objective is to hold assets to collect contractual cash flows, and its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest of the principal amount outstanding. Financial assets classified at amortized cost are measured using the effective interest method. At September 30, 2024, we classified the following as amortized cost:

  Cash and cash equivalents
  Restricted short-term investment
  Trade and other receivables (excluding sales tax recoverable)
  Lease deposit (non-current other asset)

All financial assets not classified and measured at amortized cost or FVOCI are measured at FVTPL. At September 30, 2024, we did not have financial assets classified as FVOCI or FVTPL.

Expected credit losses

We measure a loss allowance based on the lifetime expected credit losses. The Company has applied the simplified method approach to recognize the lifetime expected credit losses that are estimated based on factors such as our past experience of collecting payments, the number of delayed payments in the portfolio past the average credit period, observable changes in national or local economic conditions that correlate with default on receivables, financial difficulty of the borrower, and it becoming probable that the borrower will enter bankruptcy or financial re-organization.

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DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Financial assets are written off when there is no reasonable expectation of recovery.

Financial liabilities

Financial liabilities are recognized at fair value and subsequently classified and measured at amortized cost or fair value though profit or loss ("FVTPL").

We determine the classification of our financial liabilities at initial recognition. We have classified the following as amortized cost:

  Accounts payable and accrued liabilities
  Accrued royalties liability

The warrant liabilities are classified as FVTPL.

Financial liabilities at amortized cost are measured using the effective interest rate method.

De-recognition of financial liabilities

DEFSEC de-recognizes financial liabilities when its obligations are discharged, cancelled or they expire.

(d) Cash and cash equivalents

Cash and cash equivalents include cash investments in interest-bearing accounts and term deposits which can readily be redeemed for cash without penalty or are issued for terms of three months or less from date of acquisition.

(e) Inventories

DEFSEC's inventories may consist of raw materials, work-in-progress ("WIP") and finished goods. Inventories are measured at the lower of cost and net realizable value, with cost being determined using the weighted average cost method. The cost of WIP and finished goods includes the cost of raw materials, direct labour, and overhead. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. At each reporting period, management estimates the provision for obsolete and slow-moving inventory which may be reversed in subsequent periods, should the value subsequently be recovered.

(f) Property and equipment

Property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost comprises the fair value of consideration given to acquire or construct an asset and includes the direct charges associated with bringing the asset to the location and condition necessary for putting it into use along with the future cost of dismantling and removing the asset. These assets are depreciated over their estimated useful lives using the straight-line method as this most closely reflects the expected pattern of consumption of the future economic benefits. Depreciation methods, useful lives and residual values are reviewed at each financial year end and adjusted prospectively, if appropriate.

12 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

The following table provides a summary of estimated useful lives for our property and equipment:

Rate
Computer equipment	3 years
Computer software	3 years
Office furniture and equipment	5 years
Low-rate initial production equipment	5 years
R&D equipment	5 years
Sales demo equipment	2 years
Leasehold improvements	Shorter of useful life or remaining term of lease

At the end of each reporting period, we review the carrying amounts of its property and equipment to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash flows of other assets or groups of assets (the "cash-generating unit, or CGU"). If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss. Where an impairment loss subsequently reverses, the carrying amount of the CGU is increased to the revised estimate of its recoverable amount, so long as the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the CGU in prior years.

Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(g) Leases

At inception of a contract, we assess whether a contract is, or contains, a lease based on whether the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

We recognize a right-of-use asset and a lease liability at the lease commencement date. The lease obligation is measured at the present value of the lease payments that are not paid at the commencement date of the lease, discounted using its incremental borrowing rate at the inception of the lease. The right-of-use asset is initially measured based on the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The assets are depreciated to the earlier of the end of the useful life of the right-of-use asset or the lease term using the straight-line method as this most closely reflects the expected pattern of consumption of the future economic benefits. The lease term includes periods covered by an option to extend if we are reasonably certain to exercise that option.  In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, our incremental borrowing rate. Variable lease payments that do not depend on an index or rate are not included in the measurement of the lease liability.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in our estimate of the amount expected to be payable under a residual value guarantee, or if we change our assessment of whether it will exercise a purchase, extension, or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying value of the right-of-use asset or, is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

13 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

We have elected to apply the practical expedient not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low-value assets. The lease payments associated with these leases are recognized as an expense on a straight-line basis over the lease term.

(h) Intangible assets

(i) Research and development ("R&D") costs

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in profit or loss when incurred.

Development expenditure is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and we have the intention and sufficient resources to complete the development and to use or sell the asset. The expenditure capitalized in respect of development activities includes the cost of materials, direct labor and overhead costs that are directly attributable to preparing the asset for its intended use, and capitalized borrowing costs. Other development expenditures are recognized in profit or loss when incurred.

(ii) Subsequent expenditure

Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditures, including expenditure on internally generated goodwill and brands, is recognized in profit or loss as incurred.

(iii) Acquired intangible assets

Acquired intangible assets consist of open customer orders, tradenames, customer relationships, patents, and technology assets acquired either through an asset purchase or a business combination transaction. These intangible assets are recorded at their fair value at the acquisition date.

After initial recognition, intangible assets are measured at cost less any accumulated amortization and impairment losses.  For open customer orders, we reduce the amount when we have delivered under the customer contract, with an offset to accounts receivable (i.e. there is no revenue recognized for acquired open customer orders). Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives. Amortization begins when the related acquired technology is commercialized.  We anticipate the estimated useful life for the current technology assets to be five years once commercialized.

(iv) Amortization

Amortization is a systematic allocation of the amortizable amount of an intangible asset of its useful life. The amortizable amount is the cost of the asset less its estimated residual value. We recognize in profit or loss on a sales-based rate over the estimated useful lives of the intangible assets from the date they are available for use, since this method most closely reflects the expected pattern of consumption of the future economic benefits embodied in each asset. Where a sales-based rate could not be determined, the straight-line approach is used.

Internally generated intangible assets are not systematically amortized as long as they are not available for use i.e. they are not yet in working condition for their intended use. Accordingly, intangible assets such as development costs are assessed for impairment at least once a year, until such date as they are available for use.

14 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

(v) Impairment

All intangible assets are periodically reviewed for impairment. Management assesses intangible assets for triggers of impairment, including ability to produce future cash flows and the investments required to reach marketability. The estimated present value of future cash flows associated with the intangible asset is determined and an impairment loss is recognized for the difference between this amount and the carrying amount as follows: the carrying amount of the asset is reduced to estimated present value of the future cash flows associated with the asset, discounted at the financial asset's original effective interest rate, and the resulting loss is directly recognized in profit or loss for the period.

(i) Provisions

A provision is recognized if, as a result of a past event, we have a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risk specific to the liability. The accretion of the discount is recognized as a finance cost.

(j) Income taxes

Income tax expense comprises of current income tax expense and deferred income tax expense. Current and deferred income taxes are recognized as an expense and included in profit or loss for the period, except to the extent that the tax arises from a transaction which is recognized in other comprehensive income or directly in shareholder's equity.

Current income tax

Current tax expense is the amount of income taxes payable (recoverable) in respect of the taxable income (tax loss) for a period. Current liabilities (assets) for the current and prior periods are measured at the amount expected to be paid to (recovered from) the taxation authorities, using the tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred income tax

Deferred tax assets and liabilities are recognized for the temporary differences between transactions and carrying amounts of assets and liabilities that have been included in the consolidated financial statements and the amounts used for taxation purposes. Deferred income taxes are provided for using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities and for certain carry-forward items. Deferred income tax assets are recognized only to the extent that it is probable that the deferred income tax assets will be realized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent it is no longer probable that the related tax benefit will be realized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting period. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment or substantive enactment. Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority, and we intend to settle our current tax assets and liabilities on a net basis.

15 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Investment tax credits

Investment tax credits relating to scientific research and experimental development expenditures are recorded in the fiscal period the qualifying expenditures are incurred based on management's interpretation of applicable legislation in the Income Tax Act of Canada. Credits are recorded provided there is reasonable assurance that the tax credit will be realized. Credits claimed are subject to review by the Canada Revenue Agency.

Credits claimed in connection with R&D activities are accounted for using the cost reduction method. Under this method, assistance and credits relating to current expenditures, which are primarily salaries and related benefits, are included in the determination of profit or loss as a reduction of the R&D expenses.

(k) Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions are in the normal course of business and have commercial substance.

(l) Share-based compensation

We have a Long-Term Incentive Plan ("LTIP") in which we may grant stock options, restricted share units ("RSUs"), performance stock units ("PSUs"), deferred stock units ("DSUs"), and stock appreciation rights ("SARs") to directors, employees, and consultants. We measure share-based compensation at fair value for all share-based awards granted under the LTIP.

Equity-settled service award

The grant date fair value of equity-settled share-based awards is recognized as an expense on a straight-line basis over the requisite service period, with a corresponding increase in equity, over the vesting period of the awards. For stock options, the grant date fair value is determined using the Black-Scholes option model. For share units, the grant date fair value is based on DEFSEC's closing stock price. Each tranche of an award is considered a separate award with its own vesting period and grand date fair value. The amount recognized as an expense is adjusted for estimated forfeitures.

Equity-settled performance award

The accounting for equity-settled performance award is the same as above, except compensation expense is subject to periodic adjustment based on the achievement of establishment performance criteria.

Modified award

Where the terms of an equity-settled transaction award are modified, the minimum expense recognized is the expense as if the terms had not been modified and if the original terms of the award are met. An additional expense is recognized for any modification that increases the total fair value of the share-based payment transaction or is otherwise beneficial to the employees as measured at the date of acquisition.

(m) Equity

Share capital represents the amount received for shares that have been issued less transaction costs directly attributable to the issuance of common shares net of any related income tax benefits.

16 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Valuation of equity instruments

The Company has adopted a residual method with respect to the measurement of common shares and warrants issued as units. Warrants attached to units are valued based on the fair value of the warrants using the Black Scholes option pricing model and the share price at the time of financing, and the difference between the proceeds raised and the value assigned to the warrants is the residual fair value of the shares. The proceeds from the issue of the units are allocated between share capital and warrants. In situations when the warrants are categorized as FVTPL the value associated with the warrants is presented as a liability. If and when the warrants are exercised, the applicable amounts of warrants or liability are transferred to share capital. Any consideration paid on the exercise of the warrants is credited to share capital.

Broker warrants

The Company uses the fair value method based on the Blach-Scholes pricing model to determine the fair value of the warrants issued to brokers and records a debit to share issuance costs with a corresponding credit to warrants. Warrants within equity are included in the warrants outstanding.

(n) Foreign currency

Foreign currency transactions

The financial statements of DEFSEC and its Canadian wholly owned subsidiaries are measured using CAD as the functional currency. Transactions in currencies other than in CAD are translated at the exchange rates prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are translated to the functional currency at the rates prevailing at that date. Exchange differences on monetary items are recognized in profit or loss in the period in which they arise. Non-monetary items carried at fair value that are denominated in foreign currencies are translated to the functional currency at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the rates at the date of the transaction and are not subsequently retranslated.

Foreign operations

The financial statements of DEFSEC's U.S. owned subsidiaries are measured using the United States dollar ("USD") as its functional currency. Assets and liabilities have been translated into USD using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which cases the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognized in other comprehensive income and accumulated in shareholders' equity.

(o) Earnings (loss) per share

Basic earnings (loss) per share is computed using net earnings (loss) over the weighted average number of common shares outstanding during the period. We use the treasury stock method to compute the dilutive effect of options, warrants, and similar instruments. Under this method, the dilutive effect on earnings per share is calculated presuming the exercise of outstanding options, warrants, and similar instruments. It assumes that the proceeds of such exercise would be used to repurchase common shares at the average market price during the period.

However, the calculation of diluted loss per share excludes the effects of various conversions and exercises of options and warrants that would be anti-dilutive.

17 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

4. Acquisitions

a) Police Ordnance

On December 15, 2021, we acquired 2720178 Ontario Inc., an Ontario (Canada) corporation, which owns all of the issued and outstanding shares of Police Ordnance Company Inc., an Ontario (Canada) corporation (together, "Police Ordnance"), herein referred as the "Police Ordnance Acquisition". Located in Bowmanville, Ontario, with ancillary operations in Florida, Police Ordnance owns all intellectual properties to the ARWENTM product line of launchers, and a proprietary line of 37 mm cartridges designed for riot control and tactical teams.  Police Ordnance has law enforcement customers across Canada, the United States, and abroad. The Police Ordnance Acquisition provides us with a strategic opportunity to leverage its law enforcement customer base to accelerate growth within its specialty ordnance business.

We accounted for the acquisition of Police Ordinance pursuant to IFRS 3, Business Combinations.

Consideration Transferred:

The purchase consideration comprised of the following:

	Number	Fair Value
Common shares	18	$377,503
Warrants	200,000	$132,000
Contingent shares	4	$83,319
Total fair value purchase consideration		$592,822

14,700 warrants are exercisable at $361.20 for one common share and expired on December 15, 2024.

We issued the 4 contingent common shares to the sellers in April 2022 following the fulfillment of the financial milestone as defined in the share purchase agreement.

We have estimated the fair value as follows:

  Common shares: based on DEFSEC's closing stock price on December 15, 2021.
  Warrants: based on using the Black Scholes option model with the following key inputs: a) exercise price of $361.20, 1/14,700 of the underlying stock price of $285.60, risk free rate of 1.04%, expected life of three years, and expected volatility of 84.7%.
  Contingent shares: based on DEFSEC's closing stock price on December 15, 2021, and high probability of achieving the financial milestone as defined in the share purchase agreement.

The net cash inflow as at the closing of the acquisition was as follows:

Cash assumed on acquisition	$162,547
less: consideration paid in cash	-
Net cash inflow on acquisition	$162,547

18 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Net Assets Acquired:

The purchase consideration was allocated to Police Ordnance's net assets as follows:

Total purchase consideration at fair value	$592,822

Police Ordnance's net assets:
Cash	162,547
Trade and other receivables	104,432
Inventories	352,685
Intangible assets:
Purchase orders	100,000
Customer relationships	50,000
ARWENTM tradename	44,000
Accounts payable and accrued liabilities	82,963
Corporate tax liability	32,338
Contract liabilities	29,861
Borrowings	26,238
Deferred tax liabilities	49,442
Net assets at fair value	$592,822

As a result of the above purchase price allocation, we have recorded no goodwill for the Police Ordnance Acquisition.

Impact on DEFSEC's Results of Operations:

The results of operations of Police Ordnance are included in these consolidated statements of net loss and comprehensive loss from December 16, 2021. For the year ended September 30, 2024, Police Ordnance contributed revenue of $466,211 (2023 - $375,758, 2022 - $355,296) and net loss of $219,220 (2023 - $505,733, 2022 - $198,353) to our consolidated results.

If the acquisition had occurred on October 1, 2021, management estimates that Police Ordnance would have contributed approximately $846,600 of revenue and approximately $31,000 of net profit to our operating results for the year ended September 30, 2022, respectively. In determining these amounts, we have assumed that the fair value adjustments that arose on the date of the acquisition would have been the same if the acquisition had occurred on October 1, 2021.

We incurred immaterial acquisition-related costs.

b) LEC System

On April 29, 2021, we acquired the Low Energy Cartridge technology from DEFSEC, a proprietary non-lethal cartridge-based firing system (subsequently branded as PARA OPSTM system). This technology acquisition includes all intellectual property rights for the PARA OPSTM system.  With this acquisition, we will target the following four market segments that currently use a variety of dated "non-lethal" or "less-lethal" systems:

(i) public order (riots and control of dangerous subjects);

(ii) military and law enforcement training (realistic force-on-force training);

(iii) personal defence (home, car, boat, RV, camping, hiking); and

(iv) high-action gaming.

As DEFSEC is a private company owned by our Executive Chairman, this asset acquisition is a related party transaction.  We relied on exemptions from the formal valuation and minority shareholder approval requirements available under Multilateral Instrument 61-101, Protection of Minority Security Holders in Special Transactions.  However, we obtained approval from over 51% disinterested shareholders as well as from the TSX-V prior to closing the acquisition.

19 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

We accounted for the acquisition of the PARA OPSTM pursuant to IFRS 2, Share-Based Payment.

The purchase consideration consisted of:

  68 common shares of DEFSEC; and
  500,000 warrants to purchase our common shares at $0.70 each per 1/14,700 of a common share (14,700 warrants for one common share); 25% vesting on the first anniversary of the closing of the acquisition and 25% per annum thereafter. These warrants will expire on April 29, 2026.

Additionally, we will pay 7% royalty on annual sales of the PARA OPSTM system to DEFSEC, net of taxes and duties, up to a maximum of $10 million, subject to minimum annual royalty payments starting in 2022. At the closing of the acquisition, we made an upfront payment of $150,000 as an advance on future royalty payments.

The minimum annual royalty payments are as follows:

Date	Amount
April 29 2023	$150,000
April 29 2024	$150,000
April 29 2025	$200,000
April 29 2026	$200,000
April 29 2027	$250,000
April 29 2028	$250,000
April 29 2029	$300,000
April 29 2030	$300,000
April 29 2031	$350,000
April 29 2032	$350,000
Total	$2,500,000

The royalty payment obligation of the Purchase Agreement ("Agreement") will expire in 20 years unless terminated earlier under the terms set out in the Agreement.  At our sole discretion, we may terminate this Agreement for convenience, including if market conditions for sales of the PARA OPSTM system become unfavorable subject to 60 day's prior written notice.  Upon termination, we will be fully released and discharged by DEFSEC including the outstanding future royalties and any unvested warrants shall be immediately cancelled.  In return, we will return all intellectual property rights relating to the PARA OPSTM system to DEFSEC.

The purchase price was determined as follows:

	Number	Fair Value
Common shares	68	$1,290,000
Warrants	500,000	$425,000
Minimum royalty payments		$1,191,219
Total		$2,906,219

Identifiable intangible assets
Technology asset		$2,906,219

20 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

We estimated the fair value as follows:

  Common shares: based on DEFSEC's closing stock price on April 29, 2021.
  Warrants: based on using the Black Scholes option model with the following key inputs:
    a) exercise price of $0.70 per 1/14,700 of a common share, 1/14,700 of the underlying stock price of $270.90;
    b) risk free rate of 0.48%;
    c) expected life of three years; and
    d) expected volatility of 80%.
  Minimum royalty payments: based on the income approach, specifically discounted cash flows, using a discount rate of 13.7% per annum.

During the year ended September 30, 2024, we recorded $180,965 of accretion cost relating to the discounted minimum royalty payments, which is included in net finance costs in the consolidated statements of net loss and comprehensive loss (2023 - 170,373, 2022 - $159,451). As at September 30, 2024, $1,318,135 of accrued royalties liability was outstanding (2023 - $1,287,170, 2022 - $1,265,207).

5. Trade and other receivables

The following table presents a breakdown of our trade and other receivables:

	September 30, 2024	September 30, 2023

Trade receivables	$455,049	$68,530
Unbilled revenue	42,248	5,211
Sales tax recoverable	70,578	226,528
Total	$567,875	$300,269

There was no impairment of trade and other receivables during the year ended September 30, 2024 (2023 - $nil).

The following table presents changes in unbilled receivables:

	September 30, 2024	September 30, 2023

Balance, beginning of year	$5,211	$8,881

Revenue billed during the year	(5,211)	(3,670)
Revenue in excess of billings, net of amounts transferred to trade receivables	42,248	-

Balance, end of year	$42,248	$5,211
Current	$42,248	$5,211
Non-current	$-	$-

21 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

6.     Inventories

The following table presents a breakdown of our inventories:

	September 30, 2024	September 30, 2023

Finished goods	$55,754	$62,730
Work-in-progress	417,890	116,435
Raw materials	59,519	363,223
Total	$533,163	$542,388

In Fiscal 2024, a total of $139,813 (2023 - $528,890) of inventories was included in profit or loss as an expense as part of cost of sales.

The Company identified inventory items that were obsolete, no longer in use, or otherwise non-viable for production purposes. These items were specifically considered impaired and subsequently written off to reflect their reduced value. $113,283 of inventory was written off during the year ended September 30, 2024 (2023 - $nil).

7. Property and equipment

 The following is a summary of changes in our property and equipment:

Cost	Computer equipment	Computer software	Office furniture and equipment	LRIP equipment(1)	R&D equipment	Leasehold improvements	Sales demo equipment	Total
Balance at September 30, 2022	$106,806	$5,129	$100,933	$77,559	$239,804	$137,037	550,086	$1,217,354
Additions	37,047	-	8,645	20,099	-	2,680	108,478	176,949
Disposals	-	-	-	-	-	(7,925)	(549,330)	(557,255)
Balance at September 30, 2023	$143,853	$5,129	$109,578	$97,658	$239,804	$131,792	109,234	$837,048
Additions	46,254	-	14,000	41,076	-	-	-	101,330
Disposals	(1,799)	-	(8,645)	-	(26,387)	-	-	(36,831)
Balance at September 30, 2024	$188,308	$5,129	$114,933	$138,734	$213,417	$131,792	$109,234	$901,547

Accumulated depreciation	Computer equipment	Computer software	Office furniture and equipment	LRIP equipment(1)	R&D equipment	Leasehold improvements	Sales demo equipment	Total
Balance at September 30, 2022	$42,525	$1,254	$59,431	$7,002	$84,506	$44,449	145,706	$384,873
Depreciation	34,937	1,710	20,753	18,749	50,618	21,141	153,045	300,953
Disposals	-	-	-	-	-	(7,925)	(258,149)	(266,074)
Balance at September 30, 2023	$77,462	$2,964	$80,184	$25,751	$135,124	$57,665	40,602	$419,752
Depreciation	37,788	1,710	15,342	36,760	32,289	21,371	54,398	199,658
Disposals	(1,799)	-	(8,645)	-	(19,131)	-	-	(29,575)
Balance at September 30, 2024	$113,451	$4,674	$86,881	$62,511	$148,282	$79,036	$95,000	$589,835

Carrying value at September 30, 2023	$66,391	$2,165	$29,394	$71,907	$104,680	$74,127	$68,632	$417,296
Carrying value at September 30, 2024	$74,857	$455	$28,052	$76,223	$65,135	$52,756	$14,234	$311,712

(1) Low-rate initial production equipment ("LRIP") includes moulds for developing PARA OPSTM device samples.

8. Right-of-use assets

The following table presents our right-of-use assets:

22 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Offices
Balance at September 30, 2022	$208,131
Additions	228,020
Depreciation	(75,115)
Balance at September 30, 2023	$361,036
Additions	-
Depreciation	(130,912)
Balance at September 30, 2024	$230,124

In connection with our current lease, we made a total deposit of $33,726 to be released only at the end of these leases. This was initially recorded at fair value, discounted using the implied interest rate in the lease. At September 30, 2024, $28,806 (2023 - $26,076, 2022 - $23,604) was the carrying value and reported as non-current deposit in the consolidated statements of financial position.

9. Intangible assets

The following table shows a breakdown of our intangible assets:

Cost	PhantomTM System	PARA OPSTM System	PARA OPSTM Patent	ARWENTM Tradename	Customer Relationships	Purchase Orders	Total
Balance at September 30, 2022	$1,149,585	$3,469,215	$28,783	$37,032	$46,041	$12,198	$4,742,854
Additions	19,855	1,091,819	11,512	-	-	-	1,123,186
Impairment charge	(1,169,440)	-	-	-	-	-	(1,169,440)
Amortization	-	(562,639)	-	(8,800)	(5,000)	-	(576,439)
Recognition of open orders	-	-	-	-	-	(7,811)	(7,811)
Balance at September 30, 2023	$-	$3,998,395	$40,295	$28,232	$41,041	$4,387	$4,112,350
Additions	-	9,823	-	-	-	-	9,823
Impairment charge	-	-	-	-	-	-	-
Amortization	-	(933,541)	-	(8,800)	(5,000)	-	(947,341)
Balance at September 30, 2024	$-	$3,074,677	$40,295	$19,432	$36,041	$4,387	$3,174,832

The balance at September 30, 2024 for PARA OPSTM represents the acquired technology asset (i.e. intellectual properties), coupled with additional capitalized development costs. As it is available for its intended use, amortization charge was recorded for the year ended September 30, 2024 of $933,541 (2023 - $562,639, 2022 - $nil).

PARA OPSTM was tested for indicators of impairment at September 30, 2024 as it was available for use. The Company determined that there were no indicators of impairment and therefore did not test for impairment.  In fiscal 2023, the Company began amortizing the system then stopped as further development was done on the products. As a result, the Company was required to test for impairment in fiscal 2023. The key assumptions used in determining the recoverable amount was that commercialization was reached in fiscal 2024 and that market penetration would be achieved at prices that would be accepted by the marketplace in fiscal 2025

During the fourth quarter of 2023, the Company determined that the Phantom System was impaired and the asset was written off. The required investment to advance the system to commercialization is considered to be too high and the technology is no longer viable for the Company's operations. The carrying amount of the Phantom System at the beginning of the fiscal year 2023 was $1,149,585 and additions of $19,855 were made in the fiscal year 2023. The entire carrying amount of $1,169,440 was written off as an impairment to intangible assets included in the general and administrative expenses in the Consolidated Statement of Net Loss and Comprehensive Loss for the fiscal year 2023. This has resulted in an expense in the consolidated statement of net loss.

23 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

In connection with Police Ordnance Acquisition in 2021 (see Note 4(a)), we have recorded the following intangible assets at fair value: ARWENTM tradename, customer relationships and open purchase orders. During the year ended September 30, 2024, we did not deliver on open purchase orders (2023 - $7,811, 2022 - $87,802).  Management has estimated the useful lives of tradename and customer relationships of five and ten years, respectively.

10. Accounts payable and accrued liabilities

The following table presents a breakdown of our accounts payable and accrued liabilities:

	September 30, 2024	September 30, 2023
Trade payable	$881,835	$367,128
Accrued liabilities	610,558	1,189,678
Salary and vacation payable	168,244	93,070
Total	$1,660,637	$1,649,876

11. Related party transactions

Key management personnel compensation

Key management personnel are those having authority and responsibility for planning, directing and controlling the activities of DEFSEC directly or indirectly, including any of our directors (executive and non-executive).

Key management personnel compensation comprised the following:

	Year ended September 30, 2024	Year ended September 30, 2023	Year ended September 30, 2022
Wages and benefits	$907,288	$505,026	$641,338
Consulting fees	397,500	628,264	529,529
Directors compensation	228,387	130,000	70,000
Share-based compensation	126,314	167,027	860,400
Total	$1,659,489	$1,430,317	$2,101,267

The consulting fees relate to compensation to our Executive Chairman (via his private corporation, DEFSEC Corp), as well as compensation to our previous Vice President who was an employee prior to fiscal year 2023 and was included in wages and benefits for fiscal year 2022. Fiscal year 2022 also included a bonus to the Executive Chairman, which was approved by our Board of Directors and paid only after the U.S. IPO and Canadian Offering.

Other related party transactions:

  In March 2022, two directors, the Executive Chairman, and the CFO of DEFSEC participated in the March 2022 Loans for an aggregate amount of $74,000 and received a total of 2 bonus common shares (see Note 12).

24 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)
  In July 2022, one director, the Executive Chairman, and the CFO of DEFSEC participated in the July 2022 Offering (see Note 16(a)); collectively, they purchased 28 Units for a total consideration of $87,500.  This transaction was recorded at fair value.
  In August 2022, our Executive Chairman and CFO advanced a total of $60,000 to DEFSEC for employee payroll purposes.  This advance was repaid on August 30, 2022.

At September 30, 2024 there was $471,465 (2023 - $216,730) outstanding amount in accounts payable and accrued liabilities due to our officers and directors for unpaid wages, director fees and expense reimbursements.

12. Borrowings

	CEBA Term Loans	March 2022 Loans	August 2022 Loans	Total Borrowings
Balance, September 30, 2022	$78,796	$1,764,630	$435,348	$2,278,774
Accrued interest and accretion expense	11,204	274,887	179,096	465,187
Interest paid	-	(39,517)	(63,661)	(103,178)
Repayment of principal	(70,000)	(1,988,000)	(275,315)	(2,333,315)
Settled in equity	-	(12,000)	(275,468)	(287,468)
Forgivable amount	(20,000)	-	-	(20,000)
Balance, September 30, 2023	$-	$-	$-	$-
Balance, September 30, 2024	$-	$-	$-	$-

August 2022 Loans

On August 25, 2022, we closed two unsecured loans in the amount of USD$200,000 per loan with a third-party lender ("Lender") for an aggregate amount of USD$400,000 (the "August 2022 Loans").

The August 2022 Loans bear interest at a rate of 6.0% per annum, compounded monthly and not in advance, and have a maturity of twelve months, with DEFSEC having the option to repay the whole or any part of the August 2022 Loans, without penalty or premium, at any time prior to the close of business on the maturity date. On repayment of the August 2022 Loans, we will pay 110% of the principal amount plus accrued interest on the August 2022 Loans. As part of the terms of one of the August 2022 Loans, we issued an aggregate of 20 common shares to the Lender (the "Bonus Shares"), being an amount equal to twenty percent (20%) of USD$200,000, converted to CAD$ at an exchange rate of $1.2983, divided by the market price of our common shares on the TSX-V at market close on August 24, 2022, being $2,572.50. The Bonus Shares were issued in accordance with applicable prospectus exemptions under Canadian securities laws.

As a result of issuing common shares and debt for the first loan of USD$200,000 (or $260,698), in Fiscal 2022 we allocated the gross proceeds to these two financial instruments based on their relative fair value.  To measure the fair value of the loan, we used the income approach and estimated a market discount rate of 24% to discount the future cash flows of the loan resulting in an estimated fair value of $214,893. Accordingly, we allocated $214,893 of the $260,698 to the first loan and $45,804 to share capital for the bonus common shares issued (see Note 16(a)).

Concurrently with the closing of the August 2022 Loans, our Executive Chairman and President and Chief Executive Officer (the "DEFSEC Principals") entered into call option agreements with the Lender whereby the Lender will have the option, pursuant to the terms and conditions of the call option agreements, to purchase 50 common shares held by the DEFSEC Principals at a price of $2,572.50 for a period of five years.  Additional free-trading common shares may be offered by the DEFSEC Principals to the Lender should we elect to proceed with a share-for-debt transaction in connection with one of the Loans. DEFSEC is not a party to the call option agreements.

25 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

In connection with the August 2022 Loans, we paid a cash finder's fee to a third-party intermediary in the amount of USD$32,000.

March 2022 Loans

On March 11, 2022, we closed an unsecured loan financing with various lenders in an aggregate amount of $1,800,000 and an additional $200,000 on March 15, 2022, for a total of $2,000,000 (the "March 2022 Loans"). Certain directors and officers participated in this financing for an aggregate amount of $74,000. The March 2022 Loans bear interest at a rate of 9.0% per annum, compounded monthly and not in advance, and have a maturity of thirteen months, with DEFSEC having the option to repay the whole or any part of the March 2022 Loans, without penalty or premium, at any time prior to the close of business on the maturity date. The principal amount is due only at maturity.  As part of the terms of the March 2022 Loans, we issued an aggregate of 68 bonus common shares to the lenders.

As a result of issuing common shares and debt for a total combined cash consideration of $2,000,000, we allocated the gross proceeds to these two financial instruments based on their relative fair value.  To measure the fair value of the March 2022 Loans, we used the income approach and estimated a market discount rate of 22% to discount the future cash flows of the March 2022 Loans resulting in an estimated fair value of $1,634,112.  Accordingly, we allocated $1,634,112 of the $2,000,000 to March 2022 Loans and $365,888 to share capital for the bonus common shares issued (see Note 16(a)).

The total offering costs were $90,636, $74,055 of which was allocated to deferred financing fees and $16,581 allocated to share offering costs. The deferred financing fees are recognized as a reduction of the gross borrowings to be accreted over the life of the March 2022 Loans as a financing cost and the share offering costs were recognized as a reduction to common shares.

CEBA Term Loans

In December 2020, the Canadian Federal Government amended the CEBA Term Loan program to increase the loan amount by $20,000 to $60,000. We borrowed $40,000 during the nine-month period ended September 30, 2020, and an additional $20,000 during the fiscal year ended September 30, 2021. As a result of the Police Ordnance Acquisition (see Note 4(a)), we assumed an additional CEBA Term Loan of $40,000 during fiscal year ended September 30, 2022.

The CEBA Term Loans are initially recorded at fair value, discounted based on our estimated incremental borrowing rate. This resulted in recording a gain on government grant of $3,514 for the year ended September 30, 2021 (2020 - $9,096).

Effective January 1, 2021, the CEBA Term Loans were automatically converted to a 2-year interest free term loan. This was further amended on January 12, 2022, where the government of Canada announced the repayment deadline for the CEBA Term Loans to qualify for partial loan forgiveness is being extended from December 31, 2022, to December 31, 2023, for all eligible borrowers in good standing. Repayment on or before the new deadline of December 31, 2023, will result in loan forgiveness of up to a third of the loans.

Loan Repayments

In December 2022, the Company repaid the remaining balance on the March 2022, August 2022, and CEBA Term Loans, including accrued unpaid interest, net of the total forgivable amount on the CEBA Term loan of $20,000 and a 10% premium on the August 2022 loan. The loans were repaid with a combination of cash and equity.

26 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

RBC Credit Facility

We maintain corporate credit cards for our key employees with Royal Bank of Canada ("RBC"). To provide security, we entered into a cash collateral agreement for $30,000 and a general security agreement providing a first lien on all assets. The $30,000 was invested in a short-term guaranteed investment certificate.

13. Lease obligation

We have entered into long-term office lease contracts which expire on April 30, 2026, May 31, 2026, and October 31, 2026, respectively. The office leases include the right to renew for an additional term following its expiry. Management has not included the renewal option because it was deemed too uncertain whether we would renew at September 30, 2024.

Under the current office lease agreements, we have benefited from the following lease inducements:

  Free rent from inception March 1, 2020 to November 1, 2020;
  Free rent from November 1, 2021, to March 1, 2022; and
  Free rent from August 1, 2023, to October 31, 2023.

The following table presents the movement in our lease obligation for the respective periods:

	Offices	Current Portion	Non-current portion
Balance at September 30, 2022	$275,621	$69,150	$206,471
Additions	228,020	-	-
Lease payments (including interest)	(111,903)	-	-
Interest expense	37,785	-	-
Balance at September 30, 2023	$429,523	$127,116	$302,407
Additions	-	-	-
Lease payments (including interest)	(254,911)	-	-
Interest expense	70,351	-	-
Balance at September 30, 2024	$244,963	$147,078	$155,145

The following table presents the contractual undiscounted cash flows for the lease obligations:

	September 30, 2024	September 30, 2023
Less than one year	$206,828	$197,367
One to five years	154,445	361,388
Total	$361,273	$558,755

27 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

14. Contract Liabilities

The following table presents the changes in contract liabilities:

	September 30, 2024	September 30, 2023
Balance, beginning of fiscal year	$120,970	$47,271
Amounts invoiced and revenue deferred	108,573	120,970
Recognition of deferred revenue included in the balance at the beginning of period	(108,972)	(47,271)
Balance, end of fiscal year	$120,571	$120,970

15. Warrant liabilities

The following table shows a breakdown and balance of warrant liabilities at September 30, 2024:

	U.S. IPO and Canadian Offering			Private Placement		Debt Settlement	Public Offering	Direct Offering
	2022 Warrants	Over-allotment Pre-Funded Warrants	Over-allotment Warrants	2023 Warrants	Pre-Funded Warrants	Warrants	Pre-Funded Warrants	Warrants	Total
Balance, beginning of period	$1,042,538	$414,334	$121,173	$798,573	$1,940,914	$18,141	$-	$-	$4,335,673
Initial recognition	-	-	-	-	-	-	708,054	647,039	1,355,093
Exercised	-	(119,257)	-	-	(829,720)	-	(820,649)	-	(1,769,626)
(Gain) Loss on revaluation of financial instruments	(973,396)	(295,186)	(113,022)	(728,282)	(1,069,466)	(16,996)	104,227	44,553	(3,047,568)
Exchange (gain) loss on revaluation	(3,377)	109	(507)	(9,918)	(10,390)	-	8,368	(10,562)	(26,277)
Balance, end of period	$65,765	$-	$7,644	$60,373	$31,338	$1,145	$-	$681,030	$847,295

Number of outstanding securities as at September 30, 2024	3,226,392	-	375,000	1,542,194	151,734	56,141	-	4,715,000	10,066,461

The following table shows a breakdown and balance of warrant liabilities at September 30, 2023:

	U.S. IPO and Canadian Offering			Prime Placement		Debt Settlement
	2022 Warrants	Over-allotment Pre-Funded Warrants	Over-allotment Warrants	2023 Warrants	Pre-Funded Warrants	Warrants	Total
Balance, beginning of period	$-	$-	$-	$-	$-	$-	$-
Initial recognition	4,617,451	832,698	536,681	1,528,160	2,778,534	80,617	10,374,141
(Gain) Loss on revaluation of financial instruments	(3,553,175)	(415,996)	(412,247)	(765,212)	(883,961)	(62,476)	(6,093,067)
Exchange gain on revaluation	(21,738)	(2,368)	(3,261)	35,625	46,341	-	54,599
Balance, end of period	$1,042,538	$414,334	$121,173	$798,573	$1,940,914	$18,141	$4,335,673

Number of outstanding securities as at September 30, 2023	3,226,392	199,000	375,000	1,542,194	930,548	56,141	6,329,275

U.S. IPO and Canadian Offering

On December 9, 2022, we closed an underwritten U.S. public offering (the “U.S. IPO”) and an underwritten Canadian offering (the “Canadian Offering”) for aggregate gross proceeds of CAD$19.4 million (US$14.1 million) (see Note 16(a)). As part of the U.S. IPO and Canadian Offering, we have issued 3,226,392 warrants (the “2022 Warrants”) with an exercise price of US$1,050.00 per share. The warrants have a conversion ratio of 210 warrants for one common share.  Additionally, the U.S. underwriter exercised its over-allotment option to purchase:

  199,000 Pre-Funded Warrants which are exercisable for 947 common shares, with an exercise price of US$2.10 per share for proceeds of $3.81 per pre-funded warrant (net of underwriter discount); and
  375,000 warrants which are exercisable for 1,785 common shares, with an exercise price of US$1,050.00 per share for proceeds of $1.42 per warrant.

Refer to Note 16(a) for further information on the U.S. IPO and Canadian Offering.

In accordance with IFRS, the above securities are classified as financial liabilities (referred herein as "warrant liabilities") because the exercise price is denominated in U.S. dollars, which is different to our functional currency (Canadian dollars). Accordingly, the ultimate proceeds in Canadian dollars from the potential exercise of the above securities are not known at inception. These financial liabilities are classified and measured at FVTPL (see Note 3(c)). Gains on revaluation of the warrant liabilities are presented in Other income (expenses) on the consolidated statements of net loss and comprehensive loss.

28 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Warrant liabilities

While the warrants issued in the U.S. IPO were listed on Nasdaq and closed at US$189.00 per warrant on December 9, 2022, management concluded that this closing price was not reflective of an active market due to short trading window and therefore not representative of fair value. Accordingly, at inception, the 2022 Warrants were measured at fair value using the Black Scholes option pricing model (Level 2). We used the following assumptions:

	2022 Warrants (1)	Over-allotment Pre-Funded Warrants (2)	Over-allotment Warrants (3)
Number of dilutive securities	3,282,533	199,000	375,000
Exercise price per warrant (in USD)	$5.00	$0.01
Share price (in USD)	$867.30	$646.80
Expected life	2.50
Dividend	$-
Volatility	75%
Risk free rate	4.20%
Exchange rate (USD/CAD)	$1.363
Fair value per warrant (CAD)	$1.43	$4.18	$1.43

(1) Includes debt settlement warrants.

(2) Fair value is measured at the underlying common share closing price on Nasdaq on December 9, 2022, less US$0.01 exercise price per warrant.

(3) Same fair value as calculated for Warrants

The share price (in USD) for the over-allotment pre-funded warrants was based on the estimated fair value of the common shares issued on December 9, 2022, by deducting the fair value of US$220.50 related to 210 warrants from the US$867.30 Unit price and the exercise price per share of US$2.10 (see Note 16(a)).

Based on the above fair value, the issuance of the over-allotment pre-funded warrants and warrants to the underwriter resulted in a non-cash charge of $251,877, which is included in the change in fair value of warrant liabilities in the consolidated statements of net loss and comprehensive loss.

During fiscal year 2024, the 199,000 pre-funded warrants were fully exercised for 947 common shares at a weighted average price of US$2.10 per share (2023 – nil).

29 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

At September 30, 2024, we remeasured the fair value of these warrants using the following assumptions:

	2022 Warrants (1)	Over-allotment Pre-Funded Warrants	Over-allotment Warrants (1)
Number of securities	3,282,533	-	375,000
Nasdaq closing price (in USD)	$0.015	$-	$0.015
Exchange rate (USD/CAD)	$1.3499	$-	$1.3499
Fair value per warrant (CAD)	$0.02	$-	$0.02

(1) Fair value is based on the Nasdaq closing pricing on September 30, 2024, for the warrants.

At September 30, 2023, we remeasured the fair value of these warrants using the following assumptions:

	2022 Warrants (1)	Over-allotment Pre-Funded Warrants	Over-allotment Warrants (1)
Number of securities	3,282,533	199,000	375,000
Nasdaq closing price (in USD)	$0.24	$1.55	$0.24
Exchange rate (USD/CAD)	$1.3520	$1.3520	$1.3520
Fair value per warrant (CAD)	$0.32	$2.08	$0.32

(1) Fair value is based on the Nasdaq closing pricing on September 30, 2023, for the warrants.

(2) Includes debt settlement warrants.

(3) Fair value is measured at the Nasdaq closing price on September 30, 2023, for the underlying common stock less US$2.10 exercise price per share.

We recognized a gain of $1,381,604 (excludes the December 2022 Debt Settlement fair value described below) in fair value of warrant liabilities during the year ended September 30, 2024, which was reported in the consolidated statements of net loss and comprehensive loss.

December 2022 Debt Settlement

ecember 13, 2022, we entered into share for debt arrangements with existing lenders (see Note 16(a)), which resulted in issuing 267 Units, same terms as the Units as issued in the Canadian Offering except that the underlying securities are subject to a four-month hold period. Accordingly, this resulted in issuing 267 common shares and 56,141 warrant liabilities with an exercise price of US$1,050.00 per share and maturing on December 13, 2027. The warrants have a conversion ratio of 210 warrants for one common share. We initially recorded the fair value of the warrant liabilities using the Black Scholes option pricing model with an underlying stock price equivalent to the unit price of US$867.30.

At September 30, 2024, we remeasured the fair value of these warrant liabilities using the Nasdaq closing price on September 30, 2024, of US$0.015. The remeasurement resulted in a change in fair value of warrant liabilities $16,996 for the year ended September 30, 2024 (2023 - $62,476), which was reported in the consolidated statements of net loss and comprehensive loss.

Private Placement (July 2023)

On July 21, 2023, we closed an underwritten U.S. private placement for gross proceeds of CAD$7.4 million (US$5.59 million) (see Note 16(a)). As part of the private placement, we have issued 1,542,194 warrants (the “2023 Warrants”) with an exercise price of US$558.60 per share. Additionally, 930,548 pre-funded Warrants with an exercise price of US$0.21 per share for US$2.26 per pre-funded warrant were issued. The warrants have a conversion ratio of 210 warrants for one common share.

30 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Refer to Note 16(a) for further information on the private placement.

Under IFRS, the above securities are classified as financial liabilities (referred herein as "warrant liabilities") because the exercise price is denominated in U.S. dollars, which is different to our functional currency (Canadian dollars). Accordingly, the ultimate proceeds in Canadian dollars from the potential exercise of the above securities are not known at inception. These financial liabilities are classified and measured at FVTPL (see Note 3(c)). Gains on revaluation of the warrant liabilities are presented in other income (expenses) on the consolidated statements of net loss and comprehensive loss.

Warrant liabilities

The 2023 warrants issued in the private placement were not listed on Nasdaq and does not represent an active market Level 1 input. Accordingly, at inception, the 2023 Warrants were measured at fair value using the Black Scholes option pricing model (Level 2). We used the following assumptions:

	2023 Warrants	Pre-Funded Warrants (1)
Number of dilutive securities	1,542,194	930,548
Exercise price per warrant (in USD)	$2.66	$0.001
Share price (in USD)	$436.80	$436.80
Expected life	2.50
Dividend	$-
Volatility	67%
Risk free rate	4.44%
Exchange rate (USD/CAD)	$1.321	$1.321
Fair value per warrant (CAD)	$0.99	$1.98

(1) Fair value is measured at the underlying common share closing price on Nasdaq on July 21, 2023, less US$0.21 exercise price per share.

The share price is based on the historical share price adjusted for the 2024 and 2025 Reverse Split.

The share price (in USD) for the pre-funded warrants was based on the estimated fair value of the common shares issued on July 21, 2023, by deducting the fair value of US$157.50 related to 210 warrants per unit from the US$474.60 Unit price and the exercise price of US$0.21 (see Note 16(a)). The warrants have a conversion ratio of 210 warrants for one common share.

During fiscal year 2024, 778,814 of the 930,548 pre-funded warrants were exercised at a weighted average price of US$0.21 per share (2023 – nil). The warrants have a conversion ratio of 210 warrants for one common share.

31 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

At September 30, 2024, we remeasured the fair value of these warrants using the following assumptions:

	2023 Warrants (1)	Pre-Funded Warrants (2)
Number of securities	1,542,194	151,734
Exercise price per warrant (in USD)	$2.66	$0.001
Nasdaq closing price (in USD)	$-	$32.34
Black Scholes fair value (in USD)	$0.03	$-
Volatility	98%	$-
Exchange rate (USD/CAD)	$1.3499	$1.3499
Fair value per warrant (CAD)	$0.04	$0.21

(1) Fair value is based on the Black Scholes model on September 30, 2024, for the warrants.

(2) Fair value is measured at the Nasdaq closing price on September 30, 2024, for the underlying common stock less US$0.21 exercise price per share.

The share price is based on the historical share price adjusted for the 2024 and 2025 Reverse Split.

At September 30, 2023, we remeasured the fair value of these warrants using the following assumptions:

	2023 Warrants (1)	Pre-Funded Warrants (2)
Number of securities	1,542,194	930,548
Exercise price per warrant (in USD)	$2.66	$0.01
Nasdaq closing price (in USD)	$-	$1.55
Black Scholes fair value (in USD)	$0.38	$-
Exchange rate (USD/CAD)	$1.3520	$1.3520
Fair value per warrant (CAD)	$0.52	$2.09

(1) Fair value is based on the Black Scholes model on September 30, 2023, for the warrants.

(2) Fair value is measured at the Nasdaq closing price on September 30, 2023, for the underlying common stock less US$0.21 exercise price per share.

The share price is based on the historical share price adjusted for the 2024 and 2025 Reverse Split.

We recognized a gain of $1,797,748 in fair value of warrant liabilities during the year ended September 30, 2024, which was reported in the consolidated statements of net loss and comprehensive loss.

US Public Offering (April 2024)

On April 9, 2024, we closed an underwritten U.S. public offering for gross proceeds of CAD$1.4 million (US$1 million) (see Note 16(a)). In this offering, 803,500 pre-funded Warrants with an exercise price of US$0.21 per share for US$0.649 per pre-funded warrant were issued. The warrants have a conversion ratio of 210 warrants for one common share.

Refer to Note 16(a) for further information on the offering.

Under IFRS, the above securities are classified as financial liabilities (referred herein as "warrant liabilities") because the exercise price is denominated in U.S. dollars, which is different to our functional currency (Canadian dollars). Accordingly, the ultimate proceeds in Canadian dollars from the potential exercise of the above securities are not known at inception. These financial liabilities are classified and measured at FVTPL. Gains on revaluation of the warrant liabilities are presented in other income (expenses) on the consolidated statements of net loss and comprehensive loss.

32 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Warrant liabilities

All 803,500 warrants were subsequently exercised at a weighted average exercise price of US$0.21 per share and we recognized a loss of $104,227 in fair value of warrant liabilities during the year ended September 30, 2024, which was reported in the consolidated statements of net loss and comprehensive loss. The warrants were exchanged for 3,826 common shares based on the conversion ratio of 210 warrants for one common share.

US Registered Direct Offering (August 2024)

On August 13, 2024, we closed a direct offering for the purchase and sale of 22,452 common shares at a purchase price of US$42.00 per common share for gross proceeds of CAD$1.3 million (US$0.9 million) (see Note 16(a)). In a concurrent private placement, we issued unregistered warrants to purchase up to 22,452 common shares at an exercise price of US$52.50 per share. The warrants have a conversion ratio of 210 warrants for one common share. This was a unit offering consisting of a share and a warrant. The fair value of the warrants attached to the units are valued based on the Black-Scholes model and the difference between the proceeds raised and the value assigned to the warrants is the residual fair value of the shares.

Refer to Note 16(a) for further information on the offering.

Under IFRS, the above securities are classified as financial liabilities (referred herein as "warrant liabilities") because the exercise price is denominated in U.S. dollars, which is different to our functional currency (Canadian dollars). Accordingly, the ultimate proceeds in Canadian dollars from the potential exercise of the above securities are not known at inception. These financial liabilities are classified and measured at FVTPL. Gains on revaluation of the warrant liabilities are presented in other income (expenses) on the consolidated statements of net loss and comprehensive loss.

Warrant liabilities

At September 30, 2024, we remeasured the fair value of these warrants using the following assumptions:

2024 Warrants (1)
Number of securities	4,715,000
Exercise price per warrant (in USD)	$0.25
Nasdaq closing price (in USD)	$-
Black Scholes fair value (in USD)	$0.11
Volatility	102%
Risk free rate	3.03%
Exchange rate (USD/CAD)	$1.3499
Fair value per warrant (CAD)	$0.14

(1) Fair value is based on the Black Scholes model on September 30, 2024, for the warrants.

16. Share capital and Contributed Surplus

As disclosed in Note 1(b), Note 1(c) and Note 1(d), the Reverse Splits have been applied retrospectively herein.

a) Share capital

Authorized

DEFSEC is authorized to issue an unlimited number of common shares.

33 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Issued Common Shares

	September 30, 2024		September 30, 2023		September 30, 2022
	Number	Amount	Number	Amount	Number	Amount
Balance, beginning of year	26,744	$33,379,110	3,682	$19,496,640	3,331	$17,215,068
Issued for U.S. IPO and Canadian Offering	-	$-	15,363	$13,675,120	-	$-
Issued in private placement	-	$-	7,343	$3,050,316	109	$272,000
Issued for debt settlements	222	$97,615	267	$233,485	1	$19,000
Issued for U.S. public offerings	39,761	$3,608,154	-	$-	-	$-
Issued for conversion of share units	-	$-	67	$529,504	40	$874,840
Issued for exercise of warrants	8,473	$1,771,239	17	$60,000	90	$277,098
Issued for exercise of stock options	-	$-	5	$5,836	-	$-
Issued for bonus shares relating to borrowings (Note 12)	-	$-	-	$-	88	$411,692
Issued for acquisition (Note 4(a))	-	$-	-	$-	19	$377,503
Issued for conversion of contingent shares (Note 4(a))	-	$-	-	$-	4	$83,319
Less: share offering costs for the year	-	$(1,033,393)	-	$(3,671,791)	-	$(33,880)
Balance, end of year	75,200	$37,822,725	26,744	$33,379,110	3,682	$19,496,640

2024 Activities

Debt Settlement (January 2024)

On January 10, 2024, we issued 222 common shares in a settlement of debt in an amount of approximately $97,615. The debt resulted from a tail obligation relating to services rendered by a third-party consultant, which the Company has elected to pay in common shares. The common shares issued pursuant to the Debt Settlement (signed October 31, 2023) are subject to a four-month hold period pursuant to applicable securities legislation and the policies of the TSX Venture Exchange.

US Public Offering (April 2024)

On April 9, 2024, we closed a brokered US public offering, resulting in the issuance of 3,500 common shares of DEFSEC, for aggregate gross proceeds of $1.4M (US$1.0M) (the "April 2024 Public Offering").

As a part of the April 2024 Public Offering, the Company issued 3,500 common shares and 803,500 pre-funded warrants with an exercise price of $0.21 per share ("Pre-funded Warrants") at a public offering price of $184.80 (US$136.50) per share and $0.881 (US$0.649) per Pre-funded Warrant, less the underwriting discount. The warrants have a conversion ratio of 210 warrants for one common share.

Brokers' Compensation and Share Offering Costs

ThinkEquity acted as sole book-running manager for the April 2024 Public Offering. As compensation for services rendered, the placement agent fees represent $10.24 per unit (being an aggregate of $101,838 (US$75,002) or 7.5% of the public offering price of the securities). In addition, the Company issued 76,925 warrants to purchase 366 Common Shares (the "Placement Agent Warrants"), representing 5% of the Common Shares and Pre-Funded Warrants sold in the April 2024 Public Offering. The Placement Agent Warrants will be exercisable, in whole or in part, immediately upon issuance and will expire 60 months after the closing date of the April 2024 Public Offering at an initial exercise price of $231.67 (US$170.63) per Common Share. The share offering costs related to the April 2024 Public Offering that was recognized in the consolidated financial statements of net loss and comprehensive loss was $339,324 and recognized in equity was $269,400.

The fair value of the broker compensation warrants at the closing of the April 2024 Public Offering was $43,868, calculated using the Black Scholes model, and total share offering costs were $608,724.

34 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Initial Recognition
Number of Warrants	76,925
Stock price (in USD)	$156.45
Exercise price per warrant (in USD)	$0.81
Black Scholes fair value (in USD)	$0.42
Volatility	66%
Dividend Yield	Nil
Risk-free interest rate	3.86%
Expected life	5
Exchange rate (USD/CAD)	1.3578

Weighted average fair value per warrant (CAD)	$0.57

The share price is based on the historical share price adjusted for the 2024 and 2025 Reverse Split

US Public Offering (June 2024)

On June 14, 2024, we closed a brokered US public offering, resulting in the issuance of 13,809 common shares of DEFSEC, for aggregate gross proceeds of approximately $2.3M (US$1.7M) (the "June 2024 Public Offering").

As a part of the June 2024 Public Offering, the Company issued 13,809 common shares at a public offering price of $168.00 (US$121.80) per share, less the placement agent fees.

Brokers' Compensation and Share Offering Costs

ThinkEquity acted as sole book-running manager for the June 2024 Public Offering. As compensation for services rendered, the placement agent fees represent $9.14 per common share (being an aggregate of $173,469 (US$126,150) or 7.5% of the public offering price of the securities). In addition, the Company issued to the placement agent 145,000 common share purchase warrants with an exercise price of $210.00 (US$152.25) per Common Share, exercisable, in whole or in part, immediately upon issuance and will expire 60 months after the closing date of the June 2024 Public Offering. The warrants have a conversion ratio of 210 warrants for one common share. All of the share offering costs related to the June 2024 Public Offering were recognized in equity.

The fair value of the broker compensation warrants at the closing of the June 2024 Public Offering was $61,213, calculated using the Black Scholes model, and total share offering costs were $384,509.

35 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Initial Recognition
Number of Warrants	145,000
Stock price (in USD)	$121.17
Exercise price per warrant (in USD)	$0.73
Black Scholes fair value (in USD)	$0.31
Volatility	66%
Dividend Yield	Nil
Risk-free interest rate	3.86%
Expected life	5
Exchange rate (USD/CAD)	1.3751

Weighted average fair value per warrant (CAD)	$0.42

The share price is based on the historical share price adjusted for the 2024 and 2025 Reverse Split.

US Registered Direct Offering (August 2024)

On August 13, 2024, we closed a registered direct offering for the purchase and sale of 22,452 common shares at a purchase price of $57.54 (US$42.00) per common share for gross proceeds of $1.4M (US$0.9M) (the “August 2024 Offering”). In a concurrent private placement, the Company issued 4,715,000 unregistered warrants to purchase common shares at an exercise price of $72.03 (US$52.50) per share that are immediately exercisable upon issuance and will expire five years following the date of issuance. The warrants have a conversion ratio of 210 warrants for one common share.

Brokers' Compensation and Share Offering Costs

H.C. Wainwright & Co. acted as the exclusive placement agent for the August 2024 Offering. As compensation for services rendered, the placement agent fees were US$70,725 or 7.5% of the public offering price of the securities). In connection with the closing of the August 2024 Offering, we issued Wainwright or its designees warrants to purchase up to an aggregate of 1,683 common shares at an exercise price of US$52.50 per share, the warrants are exercisable upon issuance and have a expiry date of August 9, 2029. The shares offered as Brokers' Compensation related to the August 2024 Offering were recognized in equity.

In connection with the August 2024 Offering, Wainwright was also granted a tail obligation resulting in earning 7.5% on any equity financing raised from investors introduced to the Company as part of the offering. The November 1, 2024 and November 12, 2024 financings described in Note 27 fell entirely within the scope of the tail obligation and resulted in a payment of 7.5% of the gross proceeds to Wainright upon closing of those transactions.

The fair value of the broker compensation warrants at the closing of the August 2024 Offering was $28,632, calculated using the Black Scholes model. The share offering costs related to the August 2024 Offering that was recognized in the consolidated financial statements of net loss and comprehensive loss was $202,242 and recognized in equity was $281,869.

36 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Initial Recognition
Number of Warrants	353,625
Stock price (in USD)	$30.09
Exercise price per warrant (in USD)	$0.25
Black Scholes fair value (in USD)	$0.06
Volatility	91%
Dividend Yield	Nil
Risk-free interest rate	3.12%
Expected life	2.5
Exchange rate (USD/CAD)	1.3723

Weighted average fair value per warrant (CAD)	$0.08

The share price is based on the historical share price adjusted for the 2024 and 2025 Reverse Split.

2023 Activities

Share Consolidation

On October 28, 2022. we finalized the consolidation of our common shares on the basis of one post-consolidation common share for every seventy pre-consolidation common shares issued and outstanding.

U.S. IPO and Canadian Offering

On December 9, 2022, we closed the U.S. IPO and the Canadian Offering. In the U.S. IPO, we sold 11,904 common shares and 2,500,000 warrants at a public offering price of USD$867.30 per common share and $4.13 per warrant. The warrants have a per share exercise price of USD$1,050.00 and can be exercised immediately. The warrants have a conversion ratio of 210 warrants for one common share. In connection with the closing of the U.S. IPO, the underwriter partially exercised its over-allotment option to purchase an additional 199,000 pre-funded common share purchase warrants (“Pre-Funded Warrants”) at USD$4.12 (before underwriter discount) and 375,000 option warrants to purchase common shares at USD$0.21 each. The warrants have a conversion ratio of 210 warrants for one common share. A Pre-Funded Warrant is a financial instrument that requires the holder to pay little consideration (exercise price of USD$2.10 per share) to receive the common share upon exercise of the Pre-Funded Warrant (see Note 15). The holder of Pre-Funded Warrants has no voting rights. All of these warrants expire on December 9, 2027.

In the Canadian Offering, we sold 3,459 common shares and 726,392 warrants at a price to the public of USD$867.30 per common share and $4.13 per warrant. The warrants will have a per common share exercise price of USD$1,050.00, are exercisable immediately and expire in five years on December 9, 2027. The warrants have a conversion ratio of 210 warrants for one common share. Effective May 1, 2023, the warrants are listed on the TSX-V under the stock symbol of DFSC.WT.U.

The closing of the U.S. IPO and Canadian Offering resulted in aggregate gross proceeds of $19.4 million (USD $14.1 million), before deducting underwriting discounts and offering expenses.

The common shares of DEFSEC and the Warrants sold in the U.S. IPO began trading on the Nasdaq Capital Market under the symbols "DFSC" and "DFSCW", respectively, on December 7, 2022.

ThinkEquity acted as sole book-running manager for the U.S. IPO and PI Financial acted as sole book-running manager for the Canadian Offering.

37 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Accounting Treatment

Refer to Note 15 for the accounting of the warrants issued in the U.S. IPO and Canadian Offering and the July 2023 Private Placement accounted for as warrant liabilities.

The U.S. underwriter warrants as well as the Canadian broker options from the U.S. IPO and Canadian Offering, 134,950 warrants and 50,848 warrants respectively, were accounted for as equity on initial recognition. The U.S. underwriter warrants from the July 2023 Private Placement, 123,637 warrants, was accounted for as equity on initial recognition.

Brokers' Compensation and Share Offering Costs

As consideration for the services provided in connection with the U.S. IPO, ThinkEquity received: (a) a broker-dealer cash commission of US$835,000 (or CAD$1,138,105) equal to 7.5% of the gross offering proceeds of the U.S. Offering; and (b) underwriter warrants (the "U.S. Underwriter Warrants") to purchase up to 642 common shares equal to 5% of the common shares and pre-funded common share purchase warrants issued under the U.S. Offering. 14,700 U.S. Underwriter Warrants are exercisable to acquire one common share at a price of US$1,084.13 per share, exercisable as of June 4, 2023, and expiring on December 9, 2027.

As consideration for the services provided in connection with the Canadian Offering, PI Financial received: (a) a cash commission of approximately US$210,000 (or CAD$286,230); and (b) 50,848 compensation options (the "Canadian Compensation Options"). Each Canadian Compensation Option is exercisable to acquire one Canadian Unit at a price of US$867.30 per share and expiring on December 9, 2024.

In addition to the above brokers' compensation, we also incurred US$2.1 million share offering costs (or CAD$2.8 million) for the U.S. IPO and Canadian Offering, of which CAD$628,262 was incurred and deferred at September 30, 2022.

The total brokers compensation (including fair value of U.S. Underwriter Warrants and Canadian Compensation Options) and share offering costs was US$3.2 million (or CAD$4.4 million). This total was allocated proportionately to the fair value of common shares and to share offering costs for the portion allocated to warrants accounted for as warrant liabilities.

Shares for Debt Settlement (December 2022)

We entered into share for debt arrangements with existing lenders, which closed on December 13, 2022, following TSXV's conditional approval. This resulted in issuing 267 Units to settle $12,000 of the March 2022 Loans and USD$223,321 (or CAD$302,197) of the August 2022 Loans, including unpaid accrued interest and 10% premium at maturity (the "Debt Settlements") (see Note 12). The terms of the Units are the same as the Units issued in the Canadian Offering.

Private Placement (July 2023)

On July 21, 2023, we closed a brokered private placement, resulting in the issuance of 7,343 common shares of DEFSEC, for aggregate gross proceeds of USD$5,588,397 (approximately CAD$7.4M) (the "July 2023 Offering")

As part of the July 2023 Offering, the Company issued 7,343 common shares at a price of US$474.60 (CAD$625.80) per common share (each a “Common Share”) and 930,548 pre-funded warrants at price of US$2.26 (CAD$2.98) per pre-funded warrant (each a “Pre-funded Warrant”), with each Common Share and 210 Pre-funded Warrants of the Company (each a “Common Warrant”). 210 Pre-funded Warrants entitles the holder to acquire one Common Share at an exercise price of US$0.21 per Common Share, and each Common Warrant is immediately exercisable and 210 Common Warrants entitles the holder to acquire one Common Share at an exercise price of US$558.60 (CAD$735.00) per Common Share for a period of 60 months following the closing of the July 2023 Offering. Although the Common Shares and Pre-funded Warrants are each bundled with a Common Warrant, each security is issued separately.

38 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Brokers' Compensation and Share Offering Costs

ThinkEquity acted as sole placement agent for the Offering. As compensation for services rendered, the Company paid to ThinkEquity a cash fee of $475,013.14 representing 8.5% of the aggregate gross proceeds of the Offering and issued 123,367 warrants to purchase 587 Common Shares (the "Placement Agent Warrants"), representing 5% of the Common Shares and Pre-Funded Warrants sold in the Offering. The Placement Agent Warrants will be exercisable, in whole or in part, immediately upon issuance and will expire 60 months after the closing date of the Offering at an initial exercise price of US$558.60 (CAD$735.00) per Common Share.

2022 Activities

Private Placement

On July 14, 2022, we closed a non-brokered private placement, resulting in the issuance of 108 units of DEFSEC ("July 2022 Units"), at a price of $3,160.50 per July 2022 Unit (the "Issue Price"), for aggregate gross proceeds of $344,000 (the "July 2022 Offering").

Each July 2022 Unit is comprised of one common share and seventy one-half common share purchase warrant (the "July 2022 Warrants"). Accordingly, we issued 800,000 Warrants exercisable at $59.85 per common share for a period of 24 months from the closing date. Each Warrant converts into 0.000068 common shares or 14,700 warrants for one common share. There was no finder fee paid in this private placement.

Certain of our directors and officers (the "Insiders") purchased 27 Units for a total consideration of $87,500. The issuance of Units to the Insiders constitutes a related party transaction but is exempt from the formal valuation and minority approval requirements of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101") as DEFSEC's securities are not listed on any stock exchange identified in Section 5.5(b) of MI 61-101 and neither the fair market value of the units issued to the Insiders, nor the fair market value of the entire private placement, exceeds 25% of our market capitalization.

The securities were issued in accordance with applicable prospectus exemptions under Canadian securities laws.

Police Ordnance Acquisition

As disclosed in Note 4(a), we issued 18 common shares to the selling shareholders in December 2021 at the closing of the acquisition and an additional 4 common shares in April 2022 following the achievement of the financial milestone as defined in the share purchase agreement.

Debt for Equity Settlement

During the year ended September 30, 2022, we settled $19,000 of legal fees for 6 common shares.

39 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

b) Warrants

The following reflects the warrant activities:

	September 30, 2024		September 30, 2023		September 30, 2022
	Number of warrants	Weighted average exercise price per warrant	Number of warrants	Weighted average exercise price per warrant	Number of warrants	Weighted average exercise price per warrant
Outstanding, beginning of year	15,507,862	$2.49	13,417,156	$0.78	13,901,640	$0.74
Issued	6,094,050	$0.32	6,587,862	$5.29	1,000,000	$0.57
Exercised	(1,781,323)	$0.002	(250,000)	$0.50	(1,330,000)	$0.26
Expired	(8,220,000)	$0.21	(4,247,156)	$1.86	(154,484)	$0.56
Outstanding, end of year	11,600,589	$3.23	15,507,862	$2.49	13,417,156	$0.78
Exercisable, end of year	11,475,598	$3.26	15,382,862	$2.50	12,792,156	$0.82

The following table provides additional information on the total outstanding warrants at September 30, 2024:

	Number of warrants outstanding	Conversion ratio to Common Shares	Underlying Securities	Book value	Expiry Date
Classified as Equity
LEC's Warrants:
Exercise price of $147.00	500,000	14,700 for 1	34	$425,000	April 29, 2026

Acquisition of Police Ordnance (Note 4):
Exercise price of $361.20	200,000	14,700 for 1	14	$132,000	December 15, 2024

December 2022 U.S. Underwriter Warrants
Exercise price of US$1,084.13	134,950	210 for 1	643	$189,592	December 6, 2024

July 2023 U.S. Underwriter Warrants
Exercise price of US$558.60	123,637	210 for 1	589	$204,187	December 6, 2024

April 2024 U.S. Underwriter Warrants
Exercise price of US$170.63	76,925	210 for 1	366	$43,869	April 9, 2029

June 2024 U.S. Underwriter Warrants
Exercise price of US$152.25	145,000	210 for 1	690	$61,213	June 14, 2029

August 2024 U.S. Underwriter Warrants
Exercise price of US$52.50	353,625	210 for 1	1,684	$28,826	August 9, 2029
	1,534,137			$1,084,687
Classified as liability

December 2022 Public Offerings:
Exercise price of US$1,050.00	3,226,392	210 for 1	15,364	$65,765	December 9, 2027

December 2022 Option Warrants
Exercise price of US$1,084.13	375,000	210 for 1	1,786	$7,644	December 9, 2024

December 2022 Debt Settlement
Exercise price of US$1,050.00	56,141	210 for 1	267	$1,145	December 9, 2027

July 2023 Public Offerings:
Exercise price of US$558.60	1,542,194	210 for 1	7,344	$60,373	July 21, 2028

July 2023 Pre-Funded Warrants
Exercise price of US$0.21	151,734	210 for 1	723	$31,338	No expiry

August 2024 Public Offering
Exercise price of US$52.50	4,715,000	210 for 1	22,452	$681,030	August 9, 2029
	10,066,461			847,295
Total outstanding warrants	11,600,598			$1,931,982

40 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

The weighted average fair value for the warrants issued during the year ended September 30, 2024, was determined by the Black Scholes option pricing model using the following key inputs:

August 2024 Warrants
Exercise Price per warrant (in USD)	$0.25
Stock price (in USD)	$30.09
Black Scholes fair value (in USD)	$0.10
Volatility	103%
Dividend Yield	Nil
Risk-free interest rate	3.03%
Expected life	5
Exchange rate (USD/CAD)	1.3499

Weighted average fair value per warrant (CAD)	$0.13

The share price is based on the historical share price adjusted for the 2024 and 2025 Reverse Split.

The weighted average fair value for the warrants issued during the year ended September 30, 2023, was determined by the Black Scholes option pricing model using the following key inputs:

	2023 Warrants	2022 Warrants
Exercise Price per warrant (in USD)	$2.66	$5.00
Stock price (in USD)	$436.80	$867.30
Volatility	67%	75%
Dividend Yield	Nil	Nil
Risk-free interest rate	4.44%	4.20%
Expected life	2.5	2.5

Weighted average fair value per warrant (CAD)	$0.99	$1.43

The share price is based on the historical share price adjusted for the 2024 and 2025 Reverse Split.

The fair value for the warrants issued during the year ended September 30, 2022, was determined by the Black Scholes option pricing model using the following key inputs:

	Acquisition of POC	July 2022 Warrants
Exercise Price per warrant (in USD)	$1.72	$0.29
1/14,700 of stock price	$285.60	$45.15
Volatility	84.7%	90.5%
Dividend Yield	Nil	Nil
Risk-free interest rate	1.04%	3.12%
Expected life	3	2

Weighted average fair value per warrant CAD)	$0.66	$0.09

The share price is based on the historical share price adjusted for the 2024 and 2025 Reverse Split.

41 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

c) Contributed Surplus

Contributed surplus consists of issued broker compensation options at fair value, the cumulative amortized fair value of share-based compensation grants since inception, less amounts transferred to share capital for exercises. If outstanding options expire or are forfeited, there is no reversal of contributed surplus.

Broker Compensation Options

In the Canadian Offering, we issued 50,848 Canadian Compensation Options. Each Canadian Compensation Option is exercisable to acquire one Unit, as defined in Note 16(a), at a price equal to $1,182.09 (US$867.30) per unit for a period of two years (expiring on December 9, 2024).  Based on the structure of the Compensation Option, management estimated its fair value using the Monte Carlo method (Level 2).   We used the following key inputs in the Monte Carlo model (100,000 simulations):

Initial Recognition
Number of securities	50,848
Exercise price - compensation option (in USD)	$4.13
1-Year CAD/USD Forward Exchange Rate	$1.3560
Exercise price - compensation warrant (in USD)	$1,050.00
2-Year CAD/USD Forward Exchange Rate	$1.3483
Share price (in CAD)	$882.00
Expected life - compensation option	1.00
Expected life - compensation warrant	2.50
Dividend	$-
Volatility - compensation option	90%
Volatility - compensation warrant	75%
Risk free rate - compensation option	4.38%
Risk free rate - compensation warrant	3.15%
Fair value per compensation option (CAD)	$2.46

Exchange rate at December 9, 2022 was 1.363

We have recorded $125,086 of Canadian Compensation Options in contributed surplus, with an equal offset to share offering costs (a non-cash transaction).

Share-based compensation

On August 26, 2024, DEFSEC shareholders approved the renewal of the Long-Term Incentive Plan (the "LTIP"). The number of RSUs, PSUs, DSUs, and SARs (collectively "Share Units") authorized for issuance pursuant to the LTIP is 1,939 Share Units. Accordingly, we have 710 Share Units available for future grants.

Further, the disinterested shareholders (shareholders that are not directors, officers, or other insiders of the Company) of DEFSEC approved to revise the exercise price of 2,427 stock options to $756.00, the closing price of DEFSEC common shares on the TSX-V on March 31, 2023. In accordance with IFRS 2, this resulted in an immediate fair value increase of $77,001 included in share-based compensation, with an offset to contributed surplus.

For the year ended September 30, 2024, we recorded share-based compensation of $291,761 (2023 - $373,554, 2022 - $1,960,072).

42 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

(i) Stock Options

The following is summary of changes in outstanding stock options for the respective periods:

	Number of options	Weighted average exercise price
Outstanding at September 30, 2021	283	$20,139.00
Granted	45	$14,613.90
Cancelled	(57)	$27,669.60
Outstanding at September 30, 2022	271	$17,612.70
Granted	1,619	$543.90
Exercised	(5)	$756.00
Cancelled	(29)	$14,836.50
Outstanding at September 30, 2023	1,856	$588.00
Cancelled	(627)	$653.10

Outstanding at September 30, 2024	1,229	$555.24

Options exercisable at September 30, 2024	670	$571.83

At September 30, 2024, the weighted average remaining vesting period was 0.87 years (2023 - 1.87 years, 2022 - 0.88 years).

For the options granted during the year ended September 30, 2024, the per share weighted-average fair value of stock options was $nil (2023 - $298.20, 2022 - $8,023.18), using the Black-Scholes option model with the following weighted-average assumptions:

	2024	2023	2022
Stock price	$36.75 to $514.50	$535.50 to $840.00	$3,087.00 to $26,607.00
Exercise price	Nil	$535.50 to $840.00	$3,087.00 to $26,607.00
Volatility	Nil	96.37%	90.48%
Dividend yield	Nil	Nil	Nil
Risk-free interest rate	Nil	4.65%	2.04%
Expected life (years)	Nil	2.93	2.91

Weighted-average fair value per option	Nil	$ 298.20	$ 8,023.18

The following table summarizes information about stock options outstanding at September 30, 2024:

43 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Exercise price	Number outstanding	Weighted average remaining contractual life	Weighted average outstanding strike price	Exercisable	Remaining exercisable contractual life	Weighted average exercisable strike price
$535.50	1,119	2.88	$535.50	560	2.88	$535.50
$756.00	110	2.55	$756.00	110	2.55	$756.00
	1,229	2.85	$555.24	670	2.83	$571.70

Amendment to stock option grants

For the years ended September 30, 2024 and 2023, we had no amended stock option grants.

(ii) Share Units

The following table shows the changes in Share Units:

	RSUs	PSUs	SARs	Total
Outstanding at September 30, 2021	78	13	10	101
Granted	51	85	2	138
Vested and converted to common shares	(27)	(12)	-	(39)
Vested and repurchased for withholding taxes	-	(1)	-	(1)
Expired / cancelled	-	(84)	-	(84)
Outstanding at September 30, 2022	102	1	12	115
Granted	-	-	-	-
Vested and converted to common shares	(95)	(1)	-	(96)
Vested and repurchased for withholding taxes	-	-	-	-
Expired / cancelled	-	-	-	-
Outstanding at September 30, 2023	7	-	12	19
Granted	-	-	-	-
Vested and converted to common shares	-	-	-	-
Vested and repurchased for withholding taxes	-	-	-	-
Expired / cancelled	(7)	-	(12)	(19)
Outstanding at September 30, 2024	-	-	-	-

RSUs:

Each RSU entitles the holder to receive one common share in the future, based on continued service during the applicable period.

During the year ended September 30, 2024, we did not grant any RSUs (2023 - nil, 2022 – 51), with a weighted-average grant date fair value of $nil per unit (2023 - $nil, 2022 - $9,135). There were no outstanding RSUs at September 30, 2024 (2023 - weighted average vesting period was 0.1 years, 2022 - weighted average vesting period was 0.18 years).

PSUs:

Each PSU entitles the holder to receive one common share in the future, based on the achievement of established performance criteria and continued service during the applicable performance period.

44 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

During the year ended September 30, 2024, we did not grant any PSUs (2023 - nil, 2022 - 85), with a weighted-average grant date fair value of $nil per unit (2023 - $nil, 2022 - $26,607).  There were no outstanding PSUs at September 30, 2024 (2023 - fully vested, 2022 - fully vested).

SARs:

Each SAR entitles the holder to receive cash or common share at our discretion in the future, based on continued service during the applicable period. The amount of the cash payment or the value of common shares is determined based on the increase of the share price of DEFSEC between the grant date and the exercise date. Because we intend to always settle in common shares, we account for SARs as equity-settled awards.

During the year ended September 30, 2024, we did not grant any SARs (2023 - nil, 2022 - 2) at an exercise price of $nil (2023 - $nil, 2022 - $26,607). There were no outstanding SARs at September 30, 2024.

(iii) Share-based Compensation

For the year ended September 30, 2024, we recorded share-based compensation of $291,761 (2023 - $373,554, 2022 - $1,960,072).

The following table presents a breakdown of total share-based compensation expense by function:

	Year ended September 30, 2024	Year ended September 30, 2023	Year ended September 30, 2022
General and administrative	$189,692	$246,436	$1,104,858
Selling and marketing	-	53,800	552,627
Research and development, net	102,069	73,318	302,587
Total share-based compensation	$291,761	$373,554	$1,960,072

17. Loss per share

As disclosed in Note 1(b), Note 1(c) and Note 1(d), the Reverse Splits have been applied retrospectively herein.

The following table summarizes the calculation of the weighted average basic number of basic and diluted common shares to calculate the loss per share as reported in the statements of net loss and comprehensive loss:

45 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

	Year ended September 30, 2024	Year ended September 30, 2023	Year ended September 30, 2022
Issued common shares, beginning of year	326,746	3,682	3,331
Effect of shares issued from:
Debt settlements	160	213	-
April 2024 U.S. Public Offering (Note 16(a))	1,663	-	-
June 2024 U.S. Public Offering (Note 16(a))	4,074	-	-
August 2024 U.S. Public Offering (Note 16(a))	2,944	-	-
December 2022 U.S. IPO and Canadian Offering (Note 16(a))	-	12,417	-
Over-allotment Pre-Funded Warrants (Note 15)	-	765	-
July 2023 Private Placement (Note 16(a))	-	1,428	-
July 2023 Pre-Funded Warrants (Note 15)	-	861	-
Conversion of stock units	-	56	17
Exercise of options	-	12	-
Exercise of warrants	3,796	1	54
Issuance of bonus shares	-	-	39
Private placements	-	-	21
Acquisition of Police Ordnance (Note 4)	-	-	14
Conversion of contingent shares	-	-	1
Weighted average number of basic common shares	39,383	19,435	3,477
Dilutive securities:
Stock options	-	-	-
Warrants	-	-	-
Weighted average number of dilutive common shares	39,383	19,435	3,477

At September 30, 2024, 2023 and 2022, all dilutive securities were anti-dilutive because we incurred a net loss for the years.

18. Revenue

a) Revenue streams

DEFSEC generates revenue from the sale of products to its customers.

b) Disaggregation of revenue from contracts with customers

In the following table, revenue from contracts with customers is disaggregated by primary geographical market, major products and service lines, and timing of revenue recognition.

46 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

	Year ended September 30, 2024	Year ended September 30, 2023	Year ended September 30, 2022

Major products / service lines
Digitization	$1,034,257	$819,604	$354,620
Less-Lethal	465,082	411,758	330,658
Training and services	1,028	-	34,590
Other	3,961	3,088	1,651
	$1,504,328	$1,234,450	$721,519

Primary geographical markets
United States	$155,103	$42,780	$389,210
Canada	1,349,225	743,200	332,309
Europe	-	448,470	-
	$1,504,328	$1,234,450	$721,519

Timing of revenue recognition
Products and services transferred over time	$1,035,285	$819,604	$389,210
Products transferred at a point in time	469,043	414,846	332,309
	$1,504,328	$1,234,450	$721,519

Revenue allocated to remaining performance obligations represents contracted revenue that has not yet been recognized ("contracted not yet recognized") and includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods. At September 30, 2024, our contracted not yet recognized revenue was $261,815 (2023 - $496,199, 2022 - $625,177), of which 100% of this amount is expected to be recognized over the next 12 months.

For the year ended September 30, 2024, two customers accounted for 36% and 20% (2023 - two customers accounted for 23% and 18%, 2022 - one customer accounted for 41%) of revenue.

19. Expenses by nature

The following table presents a breakdown of expenses by nature for the following periods:

47 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

	Year ended September 30, 2024	Year ended September 30, 2023	Year ended September 30, 2022

Employee benefits	$4,670,646	$3,011,923	$4,883,062
Advertising and promotion	60,823	19,090	1,352,750
Consulting fees	1,294,949	2,743,272	1,315,917
Professional fees	967,938	940,667	1,028,240
Travel and conferences	385,759	804,481	518,140
R&D consulting and material costs, net	774,261	556,013	420,378
Depreciation and amortization	1,277,911	952,508	326,491
Impairment of intangible assets	-	1,174,354	-
Impairment of inventory	113,283	-	-
Other expenses	434,682	691,566	266,822
Insurance	690,014	716,931	236,150
Transfer agent and listing fees	151,854	120,690	94,885
Royalty and license costs	-	305,918	-
Total expenses	10,822,120	12,037,413	10,442,835
Allocation to cost of sales:
Employee benefits	(536,245)	(123,803)	(166,706)
Total operating expenses	$10,285,875	$11,913,610	$10,276,129

20. Depreciation and Amortization

The following table presents total depreciation and amortization expense of property and equipment, intangible assets, and right-of-use assets by function:

	2024	2023	2022
General and administrative	$1,242,748	$833,029	$123,960
Selling and marketing	13,655	77,804	129,265
Research and development	21,508	41,675	73,266
Total depreciation and amortization	$1,277,911	$952,508	$326,491

21. Net finance costs

The following table presents a breakdown of net finance costs for the following periods:

48 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

	Year ended September 30,	Year ended September 30,	Year ended September 30,
	2024	2023	2022
Interest expense from:
Unsecured loan	$-	$503,251	$321,313
Accretion cost - accrued royalties liability	180,965	170,373	159,451
Lease obligations	70,351	37,786	30,112
CEBA term loan	-	8,281	-
Other	694	3,857	1,114
Total interest expense	252,010	723,548	511,990
Interest income	(55,687)	(55,514)	(5,988)
Net finance costs	$196,323	$668,034	$506,002

22. Income taxes

a) Income tax recovery

Income tax recovery is made up of the following components:

	Year ended September 30, 2024	Year ended September 30, 2023	Year ended September 30, 2022
Current income tax recovery (expense)	-	-	-
Deferred income tax recovery (expense)	-	-	(49,442)
	$-	$-	$(49,442)

b) Reconciliation of effective income tax rate

Our effective income tax rate differs from the statutory rate of 26.5% that would be obtained by applying the combined Canadian basic federal and provincial income tax rate to loss before income taxes. These differences result from the following:

49 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

	Year ended September 30, 2024	Year ended September 30, 2023	Year ended September 30, 2022

Loss before income taxes	$(7,437,759)	(9,306,360)	(10,569,732)
Expected statutory tax rates	26.5%	26.5%	26.5%
Expected tax recovery resulting from loss	(1,971,006)	(2,466,185)	(2,800,979)

Increase (production) in income taxes resulting from:
Non-deductible expenses	130,295	149,270	563,842
Foreign operations subject to different tax rated	(21)	1,447	5,329
Fair value of warrant liabilities	(814,569)	(1,547,916)	-
Unrecognized temporary differences	2,655,301	3,863,384	2,182,366
	$-	$-	$(49,442)

DEFSEC claims research and development deductions for tax purposes based on management's interpretation of the applicable legislation in the Income Tax Act of Canada. These claims are subject to audit by the Canada Revenue Agency ("CRA") and any adjustments that results could affect ITCs recorded in the consolidated financial statements. The following table shows the breakdown of R&D expenses, net of ITCs:

	Year ended September 30, 2024	Year ended September 30, 2023	Year ended September 30, 2022

R&D expenses	$2,477,736	$1,644,565	$2,064,493
Less:
Investment tax credits	-	-	-
R&D expenses, net	$2,477,736	$1,644,565	$2,064,493

 c) Deferred tax balances

The following tables deferred tax assets (liabilities) have been recognized in the consolidated financial statements:

	Balance at September 30, 2023	Arising on a business combination	Recognized in profit of loss	Balance at September 30, 2022

Deferred tax assets (liabilities):
Net operating loss carryforwards	16.869	-	(3,271)	13,598
Intangibles and development costs	(16,869)	-	3,271	(13,598)

	$-	$-	$-	$-

50 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

	Balance at	Arising on a		Balance at
	September 30,	business	Recognized in	September 30,
	2022	combination	profit or loss	2023

Deferred tax assets (liabilities):
Net operating loss carryforwards	26,459	-	(9,590)	16,869
Impairment provision	(26,459)	-	9,590	(16,869)

	$-	$-	$-	$-

	Balance at	Arising on a		Balance at
	September 30,	business	Recognized in	September 30,
	2021	combination	profit or loss	2022

Deferred tax assets (liabilities):
Net operating loss carryforwards	-	-	26,459	26,459
Impairment provision	-	(49,442)	22,983	(26,459)

	$-	$(49,442)	$49,442	$-

d) Unrecognized net deferred tax assets

Deferred taxes reflect the impact of loss carryforwards and of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by enacted tax laws. However, DEFSEC has not recorded net deferred tax assets at September 30, 2024 and 2023 on the following deductible temporary differences, due to the uncertainty involved in determining whether these deferred tax assets will be realized upon expiration due to DEFSEC's limited history and cumulative operating losses since its inception.

The following is a summary of DEFSEC's unrecognized deductible temporary differences:

	Balance at	Balance at	Balance at
	September 30,	September 30,	September 30,
	2024	2023	2022

Net operating loss carryforwards	42,737,987	30,178,141	$18,589,894
Share issuance costs	5,072,949	5,275,081	1,298,783
Intangibles and development costs	171,182	1,356,922	608,705
Scientific research and development expenditures	1,583,058	1,583,058	1,583,058
Other	1,496,897	1,467,509	46,300
	$51,062,073	$39,860,711	$22,126,740

e) Available net operating losses

At September 30, 2024, DEFSEC has the following net operating losses in Canada available to reduce future year's taxable income which expire as follows:

51 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

Year of Expiry	Amount
2036	$508,324
2037	747,861
2038	1,174,797
2039	1,732,039
2040	338,504
2041	5,518,336
2042 and thereafter	32,718,126
$42,737,987

f) Available research and development investment tax credits

The Company has the following research and development investment tax credits available to reduce future years' income taxes payable which expire as follows:

Year of Expiry	Amount
2038	$13,361
2039	6,742
2040	-
2041	328,480
2042 and thereafter	-
$348,583

23. Financial instruments

Fair value of financial instruments

The fair values of our cash, restricted short-term investment, trade and other receivables (excluding sales tax recoverable), accounts payable and accrued liabilities, and deposit (included in non-current other assets), approximate carrying value because of the short-term nature of these instruments.

Under IFRS, the levels of fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Level 3: inputs for the asset or liability that are not observable market data (unobservable inputs).

The lease deposit, accrued royalties liability, warrant liabilities and borrowings were recorded at fair value at initial recognition.  The fair value measurement for these was Level 2. Subsequently, these were measured at amortized cost and accreted to their nominal value over their respective terms, except warrant liabilities that are measured at fair value. Except for warrant liabilities, the carrying values approximate the fair values. At September 30, 2024, the fair value for accrued royalties liability determined using a discount rate of 24% (2023 - 24%, 2022 - 24%) would be $1,014,212 (2023 - $928,776, 2022 - $869,219, 2021 - $1,105,756).

Financial risk management

We are exposed to a number of financial risks arising through the normal course of business as well as through its financial instruments. Our overall business strategies, tolerance of risk and general risk management philosophy are determined by our Board of Directors in accordance with prevailing economic and operating conditions.

52 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

(a) Interest rate risk

Interest rate risk is the risk that the fair value of cash flows of a financial instrument will fluctuate because of changes in market interest rates. At September 30, 2024, our loans were all repaid and therefore not subject to interest rate risk. At September 30, 2023, our loans were all repaid and therefore not subject to interest rate risk. At September 30, 2022, our borrowings were all subject to fixed interest rates and therefore these were not subject to interest rate risk.

(b) Foreign currency risk

Foreign currency risk is the risk that the future cash flows or fair value of our financial instruments that are denominated in a currency that is not our functional currency will fluctuate due to a change in foreign exchange rates.

For the years ended September 30, 2024, 2023 and 2022, 10% (2023 - 3%, 2022 - 54%) of the Company's revenue was denominated in U.S. dollar driven by contracts with U.S. prime contractors in the defense sector.  We also procure certain raw materials denominated in U.S. dollar for product development. Accordingly, we are exposed to the U.S. dollar currency. Where a natural hedge cannot be achieved, a significant change in the U.S. dollar currency could have a significant effect on our financial performance, financial position, and cash flows. Currently, we do not use derivative instruments to hedge its U.S. dollar exposure. Throughout the year we maintained the majority of our cash assets in USD and converted to CAD as needed as we primarily raise our funds in USD.

At September 30, 2024, we had the following net U.S. dollar exposure:

Total USD
Net assets in U.S. subsidiary	$-

US denominated:
Assets	$156,286
Liabilities	(324,094)

Net US dollar exposure	$(167,808)

Impact to profit or loss if 5% movement in the US dollar	$(8,390)

During the year ended September 30, 2024, we recorded foreign exchange gain of $59,903 (2023 - foreign exchange loss of $98,275, 2022 - foreign exchange gain of $28,780).

(c) Credit risk

Credit risk is the risk of financial loss to DEFSEC if a counterparty to a financial instrument fails to meet its contractual obligations. Our credit risk exposure is limited to cash, and trade and other receivables. Refer to Note 5 for the breakdown of our trade and other receivables.  We enter into contracts with either large, financially sound global general contractors or law enforcement agencies, which mitigates the credit risk. At September 30, 2024, our trade receivable was $455,049 (2023 - $68,530, 2022 - $114,877), of which $27,779 was overdue by more than 60 days from law enforcement agencies.

53 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

(d)              Liquidity risk

Liquidity risk is the risk that we will be unable to meet our financial obligations as they become due. Our objective is to ensure that we have sufficient cash to meet our near-term obligations when they become due, under both normal and stressed condition, without incurring unacceptable losses or risking reputational damage to DEFSEC. A key risk in managing liquidity is the degree of uncertainty in our cash flows due to our early stage in operations and the need for additional capital to fund our business strategies (see Note 2(a)).

At September 30, 2024, our contractual obligations were as follows:

					5 years and
Payment due:	Total	Within 1 Year	1 to 3 years	3 to 5 years	beyond

Minimum royalty commitments	$2,200,000	$200,000	$450,000	$550,000	$1,000,000
Accounts payable and accrued liabilities	1,660,637	1,660,637	-	-	-
Lease obligations	361,272	206,827	154,445	-	-
Total contractual obligations	$4,221,909	$2,067,464	$604,445	$550,000	$1,000,000

At September 30, 2024, we had $256,828 in cash and $1,133,226 in negative working capital (current assets less current liabilities). Refer to Note 27 for financing activities subsequent to September 30, 2024.

24. Supplemental cash flow information

The following table presents changes in non-cash working capital:

	Year ended	Year ended	Year ended
	September 30,	September 30,	September 30,
	2024	2023	2022

Trade and other receivables	$(267,606)	$(128,387)	$631,801
Inventories	9,225	(148,850)	49,446
Prepaid expenses and other	383,357	(440,242)	425,876
Deferred costs	(35,596)	-	-
Accounts payable and accrued liabilities	(257,257)	(1,666,486)	2,515,289
Contract liabilities	(399)	73,699	17,410
Warrant liabilities	(25,395)	-	-
Accrued royalties liability	(150,000)	-	-
	$(343,671)	$(2,310,266)	$3,639,822

The following is a summary of non-cash items that were excluded from the Statements of Cash Flows for the year ended September 30, 2024:

  222 shares issued for debt settlement of $97,615. The debt resulted in a tail obligation relating to services rendered by a third-party consultant;
  $44,868 non-cash share offering costs as part of the net proceeds settlement at the closing of the April 2024 US Public Offering (see Note 16(a));
  $61,213 non-cash share offering costs as part of the net proceeds settlement at the closing of the June 2024 US Public Offering (see Note 16(a));
  $28,631 non-cash share offering costs as part of the net proceeds settlement at the closing of the August 2024 US Registered Direct Offering (see Note 16(a)); and
  178,131 warrants exercised throughout Fiscal 2024 in connection with past financings (see Note 15).

54 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

The following is a summary of non-cash items that were excluded from the Statements of Cash Flows for the year ended September 30, 2023:

  $2,924,880 non-cash share offering costs and $453,102 accounts payables as part of the net proceeds settlement at the closing of the U.S. IPO and Canadian Offering;
  250,000 warrants exercised in connection with the GhostStepTM acquisition in June 2020; and
  $529,504 of shares issued for vested RSUs and PSUs.

The following is a summary of non-cash items that were excluded from the consolidated statements of cash flows for the year ended September 30, 2022:

  $83,319 fair value of 87 contingent shares settled via common shares (see Note 4(a));
  $19,000 debt settlement via common shares;
  $61,173 fair value of warrants exercised and transferred to share capital from warrants; and
  $125,000 for 250,000 warrants exercised in connection with the GhostStepTM acquisition in June 2020.

25. Segmented information

Our Executive Chairman has been identified as the chief operating decision maker. Our Executive Chairman evaluates the performance of DEFSEC and allocates resources based on the information provided by our internal management system at a consolidated level. We have determined that we have only one operating segment.

At September 30, 2024, we had one right-of-use asset ($49,563) (2023 - $79,867, 2022 - $nil), some inventory ($153,087) (2023 - $78,039, 2022 - $nil), and equipment ($76,222) (2023 - $71,906, 2022 - $70,557) in the United States while all other property and equipment are located in Canada.

26. Capital management

Our objective in managing our capital is to safeguard our ability to continue as a going concern and to sustain future development of the business. Our senior management is responsible for managing the capital through regular review of financial information to ensure sufficient resources are available to meet operating requirements and investments to support our growth strategy. Our Board of Directors is responsible for overseeing this process. From time to time, we could issue new common shares or debt to maintain or adjust our capital structure (see Note 27). DEFSEC is not subject to any externally imposed capital requirements.

DEFSEC's capital is composed of the following:

	September 30,	September 30,
	2024	2023
Debt:
Lease obligations	$302,223	$429,523

Equity:
Share capital	37,822,725	33,379,110
Warrants	1,084,687	1,042,657
Contributed surplus	5,152,753	4,769,115
Accumulated other comprehensive loss	(38,520)	(39,663)
Accumulated deficit	(42,653,358)	(35,215,599)

Total capital	$1,670,510	$4,365,143

55 | Page

DEFSEC TECHNOLOGIES INC.
(Formerly KWESST MICRO SYSTEMS INC.)
Notes to Consolidated Financial Statements
Years ended September 30, 2024, 2023, and 2022
(Expressed in Canadian dollars, except share amounts)

27. Subsequent Events

On October 21, 2024, the Company received approval of the TSX Venture Exchange (the "TSX-V") for the consolidation of the Company's issued and outstanding common shares on the basis of ten (10) pre-consolidation Shares for each one (1) post-consolidation Share (the "Consolidation"). The Shares began trading on the TSX-V and Nasdaq Capital Market (the "Nasdaq", and together with the TSX-V, the "Exchanges") on a consolidated basis on October 23, 2024.

On November 1, 2024, the Company announced the closing of a public offering of 3,889,000 pre-funded warrants (“PFW”) at a public offering price of $1.25 (US$0.90) per pre-funded warrant. The gross proceeds from the offering were approximately $4.9 million (US$3.5 million), before deducting placement agent fees of $0.094 (US$0.0675) per pre-funded warrant (being an aggregate of $365,726 (US$262,508) or 7.5% of the public offering price of the securities) and estimated offering expenses were approximately $417,960 (US$300,000). In addition, the Company issued to the placement agent as compensation for its services 194,450 common share purchase warrants with an exercise price of $32.91 (US$23.63) per share. The warrants have a conversion ratio of 21 warrants for one common share.

On November 11, 2024, the Company issued a total of 5,669 common shares at a deemed price per common share of $17.64 per share, representing a 20% discount on the closing price of the Shares on the TSXV for settlement for reimbursement of business expenses incurred while representing the Company in an aggregate amount of $100,000 owed to a company controlled by Mr. David Luxton, Executive Chairman of the Company.

On November 12, 2024, the Company announced the closing of a brokered private placement offering to an institutional accredited investor for aggregate gross proceeds of approximately $3.4 million (approximately US$2.5 million). As a part of the Offering, the Company issued 4,145,200 pre-funded warrants to acquire common shares of the Company, no par value per share at a price of $0.824 (US$0.592) per pre-funded warrant, inclusive of the exercise price of $0.021 per Common Share. The warrants have a conversion ratio of 21 warrants for one common share. Although the financing was denominated in CAD, the terms of the deal allowed for the proceeds to be sent to the Company in USD for convenience. Each Pre-funded Warrant was bundled with one common share purchase warrant of the Company. Each Common Warrant is immediately exercisable and 21 warrants entitles the holder to acquire one Common Share at an exercise price of $21.63 (US $15.54) per Common Share for a period of 5 years following the closing of the Offering.

In December 2024, the LEC royalty payment due April 2025, in the amount of $200,000 was paid early to DEFSEC in exchange for a $25,000 reduction resulting in a net payment of $175,000.

Subsequent to September 30, 2024, the Company changed its presentation of the number of warrants to show the actual number of warrants held instead of the representative number of shares upon exercise given the Company's share consolidations in recent years. The change in presentation has no effect on the fair value of the warrants.

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673,084 Common Shares

759,879 Warrants to Purchase Common Shares

86,795 Pre-funded Warrants to Purchase Common Shares

56,991 Placement Agent Warrants to Purchase Common Shares

903,665 Common Shares Underlying the Warrants, Pre-Funded Warrants and
Placement Agent Warrants

DEFSEC Technologies Inc.

PROSPECTUS

H.C. Wainwright & Co.

July 23, 2025